Form 10-K, Exhibit 13
period 1996-12-31
YARDVILLE NATIONAL BANCORP
filed 1997-03-31
CIK 787849

YNB
Yardville National Bankcorp


                                     [LOGO]


                                                                            1996
                                                                          Annual
                                                                          Report

TABLE OF CONTENT
-----------------------------------------

       Financial Highlights ........................................      1
       Letter to Stockholders ......................................      2
       Expansion for the Future.....................................      4
       Salute to Directors Emeritus ................................      8
       Selected Historical Consolidated Financial Data .............      9
       Management's Financial Discussion and Analysis...............     11
       Financial Statements.........................................     30
       Notes to Consolidated Financial Statements ..................     34
       Independent Auditors' Report ................................     46
       Officers ....................................................     47
       Board of Directors ..........................................     48
       Stockholder Information ...........................Inside Back Cover

                                                        STOCKHOLDER INFORMATION
                                           -------------------------------------



 Corporate Headquarters                    Financial Information
 Yardville National Bancorp                Investors, security analysts
 3111 Quakerbridge Road                    and others desiring financial
 Mercerville, New Jersey 08619             information should contact:
 (609) 585-5100                            Diane H. Polyak
                                           Assistant Secretary/Assistant
 Annual Meeting                            Treasurer
 The Annual Meeting of Stockholders        or
 will be held at La Villa Ristorante       Stephen F. Carman
 2275 Kuser Road, Hamilton,                SecretarylTreasurer
 New Jersey 08690
 Thursday, April 24, 1997
 Doors open 9:00 a.m.                      Form 10-KSB Availability
 Meeting begins 10:00 a.m.                 Copies of Yardville National
                                           Bancorp's Forms 10-KSB
 Registrar and Stock Transfer Agent        and 10-QSB filed with the
 First City Transfer Company               Securities and Exchange
 111 Wood Avenue South, Suite 206          Commission are available
 Iselin, New Jersey 08830                  to stockholders upon written
 (908) 205-4517                            request to the Company.




Subsidiary Bank is a Member of the FDIC.

OFFICES
--------------------



The Yardville National Bank              Ewing Office
P.O. Box 8487                            1450 Parkside Avenue
Trenton, New Jersey 08650                Ewing Township, New Jersey 08638

Yardville Office                         East Windsor Office
4556 South Broad Street                  18 Princeton-Hightstown Road
Yardville, New Jersey 08620              East Windsor, New Jersey 08520

Center City Office                       Trenton Office
1099 Whitehorse-Mercerville  Road        410 Lalor Plaza
Trenton, New Jersey 08610                Trenton, New Jersey 08611

Broad Street Park Office                 Nottingham Pointe Office
2025 South Broad Street                  4631 Nottingham Way
Trenton, New Jersey 08610                Hamilton Square, New Jersey 08690

Quakerbridge Off Ice                     West Trenton Office
3111 Quakerbridge Road                   40 Scotch Road
Mercerville, New Jersey 08619            West Trenton, New Jersey 08628






                                     [LOGO]

                                      Yardville National Bancorp and Subsidiary
                                              FINANCIAL HIGHLIGHTS
                                              ------------------------------

---------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)                   1996                 1995             Increase
---------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31
Net income                                                    $ 4,026             $ 3,403               18.3%
Cash dividends declared per common share                         0.45                0.38               18.4
---------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA AS OF DECEMBER 31
Total assets                                                 $490,545            $403,115               21.7%
Total deposits                                                364,445             302,972               20.3
Total loans                                                   331,237             245,054               35.2
Stockholders' equity                                           35,230              31,717               11.1
---------------------------------------------------------------------------------------------------------------
CONSOLIDATED RATIOS
Return on average assets                                         0.90%               0.99%
Return on average stockholders' equity                          12.25                13.84
Total equity to total assets                                     7.18                 7.87
Tier I capital to risk-weighted assets                          10.17                11.95
Total capital to risk-weighted assets                           11.43                13.20
Nonper1orming loans to total assets                              1.66                 0.70
Nonperforming loans to year-end loans                            2.46                 1.15
---------------------------------------------------------------------------------------------------------------




                                   Net Income
                             (dollars in thousands)


5,000--------------------------------------------------------------------------


                                                                        4,026
4,000--------------------------------------------------------------------------

                                                       3,403

3,000--------------------------------------------------------------------------
                                      2,523


2,000----------------1,925-----------------------------------------------------



1,000--------------------------------------------------------------------------
      568


    0--------------------------------------------------------------------------
     1992             1993             1994             1995             1996


                                  Total Assets
                             (dollars in thousands)
                                                                      490,545
500,000------------------------------------------------------------------------


400,000-----------------------------------------------403,115------------------


300,000------------------------------------------------------------------------
                                      280,550
        205,494       223,438
200,000------------------------------------------------------------------------


100,000------------------------------------------------------------------------


      0------------------------------------------------------------------------
       1992            1993            1994             1995             1996

Letter to stockholders
To our stockholders, employees, and friends:

         From an organization focused solely on Hamilton Township, YNB has broadened its market to encompass all of Mercer County. Now, as we move energetically into the future of financial services, YNB plans to bring its special kind of community banking to contiguous markets, looking to Burlington, Bucks and Middlesex counties for our future growth.
        Yet even as we grow and expand, one aspect remains constant: YNB's commitment to its communities and our knowledge of our market area. In this, we distinguish ourselves clearly from the large superregional and money center banks in our state, and the non-bank financial services companies with no roots in our community. We live among our customers. We understand what they want, appreciate their business, and make our decisions accordingly.
        YNB has positioned itself for success in the future with a winning combination of personal service, banking experience, technological support, and innovative, customer-centered product offerings. Our products are up-to-date and responsive to customer wants and desires. New offerings like Second Check, our new debit card, and the Chairman's Choice account, among others, give customers what they need. And we have added the technology to support new products and to greatly enhance customer convenience. As a result of our long-term vision, earnings have continued to climb, our horizons have widened considerably, and our future looks bright.

Growth in All Dimensions
        In 1996, net income rose 18.3% to $4,026,000, or $1.64 per share on a fully diluted basis, compared with 1995 net income of $3,403,000, or $1.60 per share on a fully diluted basis. Our year-end assets reached $490,545,000, compared with $403,115,000 just a year ago, and we plan on continued growth as we approach the year 2000.
        Our earnings growth has been fueled by an active commitment to increase quality loan assets of all types. By expanding our presence in the commercial, residential mortgage, and consumer lending markets, YNB has grown our loan portfolio over the past year, with total outstandings reaching $331,237,000 at December 31, 1996. This represents an increase of 35.2% over the total of $245,054,000 at the same date of the prior year. Our portfolio is diverse and well-balanced, reflecting the healthy consumer and business sectors in the market area we serve.
        There will, however, be rough spots at times. Nonperforming assets totaled $8,535,000 at December 31, 1996, compared to $3,444,000 at December 31, 1995. The increase in nonperforming assets is due to two loans backed by real estate collateral which management is diligently striving to resolve. The allowance for loan losses now totals $4,957,000 or 1.50% of total loans, covering 58.1% of total nonperforming assets.
        On the deposit side, YNB continues to experience excellent growth. Total deposits increased 20.3% in 1996 to $364,445,000 at year end, compared with $302,972,000 at year-end 1995. This increase can be attributed to the variety of new and convenient products we offer and the expansion of our retail banking network to meet the needs of today's banking customers. For a discussion of our many new products, please see "Ongoing Expansion for the Future" beginning on page four.

YNB has  positioned itself for Success in the Future

        We are also extremely gratified to report that we were able to maintain our record of sharing growth with our stockholders in 1996. The Board voted to raise the quarterly dividend again this past year in October 1996 to $0.12 per share, for an annualized dividend of $0.45. Our share price continued to show strength and stability, and our listing on NASDAQ continues to provide additional liquidity and flexibility for current stockholders as well as opening up the market for new stockholders who want to participate in our future.
        YNB's capital remains strong as well. Our equity to assets ratio for the period ended December 31, 1996 was 7.18%, comfortably meeting regulatory requirements. Total risk-based capital at year-end 1996 was 11.43%, also comparing favorably with the Federally-mandated minimum ratio.

YNB Expands its Horizons to Move into the Future

        We completed a major technology upgrade at YNB this past year, enabling us to offer an enhanced product and service line and improved customer convenience. State-of-the-art technology is essential for YNB's growth, and we have made this investment because we are convinced it will both serve customers now and produce long-term benefits for the future. But it is our commitment to high quality personal customer service that will continue to differentiate YNB from other, larger institutions.

Leading YNB into the future are (l. to r.) Jay G. Destribats, Chairman of the Board; Patrick M. Ryan, President and CEO; and Stephen F. Carman, Executive Vice President and CFO.

Moving YNB Forward

        We view our employees and managers as a most precious resource. To underscore their importance to YNB's future, we have featured them in this year's report as they go about their daily tasks in moving YNB forward.
        Our directors, also, play a significant role as our best link to the community. In this report, we pay tribute to three of them who have served YNB long and well: John C. Stewart, the late William J. Steiner, Jr., and the late Edward M. Hendrickson. Mr. Hendrickson became a Director Emeritus on November 26, 1996, and Messrs. Stewart and Steiner moved to Director Emeritus in March 1997. We thank all of our directors for their tireless work on the bank's behalf.
        Finally, we want you, our stockholders, to know how much we value your loyalty and confidence in us. As we move into new markets with our long-term vision of success as an independent community bank, we pledge you our best efforts to grow profitably, with rewards for customers and stockholders alike.

Sincerely yours,


                                  Patrick M. Ryan
                                  ---------------
                                  Patrick M. Ryan
                                  President and Chief Executive Officer


Jay G. Destribats
Chairman of the Board

Ongoing Expansion
   for the Future
-----------------

        Banking continues to be a fast moving business. We clearly recognize that in order to serve our customers well, stay competitive, and position ourselves for ongoing expansion in the future, YNB must use our strengths - particularly our experienced staff with their high energy level - to maintain and enhance our position in the marketplace.
        It is by offering our customers the best of both worlds - the friendly, attentive service of a community bank accompanied by the technical sophistication and diverse product line equal to that of a major regional bank - that YNB can achieve its goals.
        In 1996, this is just what we've done.

Responding to Customers
        We accelerated the technology upgrade which began in 1995 with the addition of a sophisticated computer system that has greatly improved convenience for our customers. We made our debut on the Internet in 1996, and continue to add features to our home page that make obtaining information about YNB accounts, rates, and investment opportunities quick and easy to access.
        Even with our advances in technology, however, we work very hard to retain the personal service and interest in each customer that YNB was built upon. Our branch managers are key to this effort. They know their customers - and they understand and respond to their specific needs.
        For example, we opened two new branches in 1996: on Scotch Road in West Trenton, and at Nottingham Pointe at the eastern boundary of Hamilton Township. Both areas are dynamic, growing locations for consumer and commercial business. Demonstrating the flexibility and responsiveness of a community bank, we have extended our evening hours at these and our seven other branches. All nine YNB bank offices are now open until 6 PM both Thursday and Friday.

Branch managers
offer Personal attention
and serve Community
Needs

        YNB also introduced new products and banking services in the past year to offer our customers a wide range of options. To serve customers who need a low minimum balance account, and to reward those who can maintain higher balances, we introduced Chairman's Choice in 1996. This interest-earning account offers customers two rates of interest. A higher rate is paid on larger balances, while interest can still be earned on lower ones.
        In the second half of 1996, we issued our new Second Check debit card to all YNB MAC card holders - at no annual fee. Combining the convenience of an ATM card with the flexibility of a purchase card, Second Check deducts the amount of the customer's purchase immediately from a checking account. Quick, easy, and safe, it helps consumers avoid high interest credit card debt without the identification issues of check cashing. Reaction from our customers to this new offering has been extremely positive.
        Rounding out our innovations to increase retail customer convenience, we've introduced the YNB Money Phone this year. Customers just dial the YNB Money Phone 800 number,

Consumer education
is an important focus
at YNB

Educating
Customers on Choices

and using the Second Check card, can transfer funds, check balances, and hear investment rates - 7 days a week, 24 hours a day.
        1996 was a year to introduce new products, and continue to offer some old favorites as well. Primary among these was YNB's Always Win CD - the most popular CD product we have ever offered. Starting out with a highly competitive rate, Always Win automatically reviews the customer's CD rate at the halfway point to maturity. If the current rate is higher than when the CD was issued, the customer's rate increases. If rates have gone down, the initial rate remains. The Always Win CD is just that - a win/win situation for all.

Ongoing Expansion
   for the Future
-----------------

        Innovation is not limited to the consumer banking area by any means. Our new technology has been put to work for commercial customers, too, as we introduced YNB's Cash Command, automated clearing house services for the business customer. Cash Command helps businesses eliminate paperwork through direct deposits of payroll, consolidate cash from multiple locations to maximize available balances, and manage internal transfer of funds between various accounts - right from the customer's own office. In addition, our Gemini product allows customers to choose the additional services they want, including sweeps of excess funds, maintenance of minimum deposits, and overdraft protection.

Our People Make the Difference
        More than anything else, it is the knowledge and experience of our business bankers, coupled with their quick response to customers, that distinguishes YNB. Our commercial lenders are intimately familiar with business conditions in our market area. They know the details of their customers' financial situations. And they are able to offer creative solutions to their business challenges.
        Encompassing both our commercial and consumer banking efforts is our dedication to community service. YNB is well known in our market area for both our financial support and the service of our officers on numerous community boards and organizations. Their participation in the life of our community goes far beyond that of most banks our size, and we salute and support their efforts.
        Another facet of our community service is education. We believe that well-informed consumers make better banking customers, and

YNB's Quick response
to Commercial customers
sets us Apart

so YNB conducts numerous seminars on credit, mortgage alternatives, and small business management, among others.
        Finally, in order to be able to serve all these constituencies well, YNB takes great care in the financial management of the corporation. Assets and liabilities must be carefully matched, expenditures monitored, and branches properly planned and secured. Our support staff are the less visible, but essential backbone of YNB's growth, and their skill and diligence continue to serve us well.
        YNB is dedicated to staying at the forefront of banking innovation.
As we look to the future, we plan to keep current with industry improvements by offering enhanced PC-based products for our customers. We will also offer expanded financial services such as brokerage and mutual funds so that our customers can continue to receive all the financial services they need and want from their community bank - YNB.
        Looking forward, we are also aware of the need to enhance our efficiency. Accordingly, we are examining the benefits of establishing a new corporate headquarters, still in Hamilton Township, to

Careful
financial management
is essential
to YNB's growth

Enhancing
Efficiency and Service

bring all of our management team together under one roof. This will increase productivity, facilitate rapid interchange of ideas, and benefit stockholders and customers alike.
        We believe the niche occupied by community banks will continue to be a profitable one. Smaller banks like YNB are growing because we offer what our customers want - top flight service backed by modern technology, a complete range of products and services, and people who care about them and value their business. In the new age of community banking, YNB has been able to move ahead by adapting to changing market conditions while retaining our unique personality and business philosophy. With this strategy, we believe we will maintain our leadership position in the central New Jersey marketplace.

Salute to Directors Emeritus

As we look to the future, it is also important to honor our past. And nowhere is our tradition of service to the community better represented than in our directors. While many of them have served YNB with distinction for numerous years, we would like to salute our three Directors Emeritus in this annual report: John C. Stewart, the late William J. Steiner, Jr., and the late Edward
M. Hendrickson, together representing 79 years of service on YNB's Board of Directors.


        John C. Stewart, who became Director Emeritus this year, has a unique history with Yardville the bank and the community. He made his mark in Yardville when he developed the land behind Yardville School for almost 100 single family homes. He converted the old school house in the center of Yardville to apartments, and built the structure that now serves as YNB's operations center. If anyone can hold the title of "Mr. Yardville," it is John Stewart.
        After helping to develop the town, Mr. Stewart joined the Board of Yardville National Bank in 1966, and has served actively and faithfully ever since. He became the Board's second vice chairman in July 1990, and vice chairman in April 1993, a post he has held until this year. A well-known figure in all the bank offices, Mr. Stewart can be seen during the day and at many times on the weekends at the Yardville office, making the rounds to "be sure the bank is running well."
        William J. Steiner, Jr., who passed away March 9, 1997, may have had less years of seniority on our Board than Mr. Stewart, but served YNB just as enthusiastically. A longtime resident of Mercerville, Bill joined the Board in 1985, just as banking was evolving into the complex financial services business it is today. He helped guide the bank as a member of the audit, stock option, and asset/liability committees, and as chair of the bank's investment committee.
        A former fire commissioner of the Mercerville Fire Company as well as a retired educator and local business owner, Bill was active in many facets of our community's life. We will miss his valuable advice.
        Edward M. Hendrickson was almost as much of an institution as the bank itself, and we will miss his fellowship and counsel. One of the original depositors of the bank at its founding in 1925, Mr. Hendrickson saw and participated in the world of change that the bank has experienced. From watching his deposits handwritten in a journal 72 years ago to using a YNB ATM recently, Ed was there.
        Ed Hendrickson was an active member of the YNB Board of Directors from 1961 until his death on March 5, 1997. During his tenure on the Board, Ed participated in most of the decisions that have brought YNB to its present leadership role in the community banking world. But he was also instrumental in bringing services of another kind to the community. As a founding member of the Mercer Street Friends, Ed worked tirelessly for 40 years to assist the urban poor from the Greater Trenton area by providing a center for neighborhood children and senior citizens. His life was truly a demonstration of what one person can do to serve his fellow individuals, and we are fortunate to have his example to follow.


If a financial institution can only be as strong as the hands and minds guiding it, we are extremely grateful to have had the resources of these three individuals to draw upon. We look forward to John Stewart's continued service as Director Emeritus as YNB moves briskly into the future.

                               SELECTED HISTORICAL

                           CONSOLIDATED FINANCIAL DATA

The following table sets forth certain historical financial data with respect to Yardville National Bancorp and subsidiary on a consolidated basis. This table should be read in conjunction with Yardville National Bancorp's historical consolidated financial statements and related notes thereto. All per share data has been restated to reflect the two-for-one stock split effected in the form of a stock dividend in November 1994.


                                                                             December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                               1996              1995               1994               1993               1992
-----------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME
(in thousands)
Interest income                            $ 34,251           $ 27,336            $ 18,004           $ 14,055           $ 13,990
Interest expense                             17,041             12,841               6,360              5,355              6,660
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                          17,210             14,495              11,644              8,700              7,330
Provision for loan losses                     1,640                865                 305                  -                 50
Securities (losses) gains, net                 (136)               (91)               (124)               294                153
Gains on sales of mortgages, net                 21                 19                  92                354                351
Other non-interest income                     2,228              1,927               1,586              1,542              1,499
Non-interest expense                         11,479             10,260               9,285              8,423              8,325
-----------------------------------------------------------------------------------------------------------------------------------
Income before income tax expense
   and cumulative effect of the
   change in accounting principle             6,204              5,225               3,608              2,467                958
Income tax expense                            2,178              1,822               1,085                733                390
-----------------------------------------------------------------------------------------------------------------------------------
Income before cumulative
   effect of the change in
   accounting principle                       4,026              3,403               2,523              1,734                568
Cumulative effect of the change
   in accounting principle                        -                  -                   -                191                  -
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                 $  4,026           $  3,403            $  2,523          $   1,925           $    568
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET
(in thousands)
Assets                                     $490,545           $403,115            $280,550          $ 223,438           $205,494
Deposits                                   $364,445           $302,972            $259,296          $ 206,688           $192,223
Loans, net of unearned income              $331,237           $245,054            $196,910          $ 134,983           $106,993
Stockholders' equity                       $ 35,230           $ 31,717            $ 18,451          $  14,208           $ 10,829
Allowance for loan losses                  $  4,957           $  3,677            $  2,912          $   2,703           $  2,940

PER SHARE DATA
Net income - fully diluted                 $   1.64           $   1.60*           $   1.56*         $    1.86           $   0.61
Cash dividends                             $   0.45           $   0.38            $   0.28          $       -           $      -
Stock dividends                                   -                  -                   -                  -               5.00%
Stockholders' equity (book value)          $  14.50           $  13.50            $  11.92          $   12.42           $  11.69

OTHER DATA
Average shares outstanding                2,462,000          2,192,000           1,757,000          1,036,000            926,000

* 1995 and 1994 earnings per share amounts were calculated utilizing the modified treasury stock method, while remaining years were calculated utilizing the treasury stock method. The modified treasury stock method includes the potential dilutive effect of options and warrants not included in the treasury stock method. The expiration of warrants in June 1996 resulted in a change in the computation method of earnings per share from the modified treasury stock method in 1994 and 1995 to the treasury stock method in 1996.

SELECTED HISTORICAL
CONSOLIDATED FINANCIAL DATA (continued)


                                                                             December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                            1996                1995                1994                 1993           1992
-----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
Return on average assets                    0.90%               0.99%              1.04%               0.92%          0.29%
Return on average stockholders'
   equity                                  12.25               13.84              15.89               15.81           5.44
Net interest margin (FTE) (1)              4.10                4.49               5.16                4.51           3.99
Expense ratio (2)                           2.17                2.55               3.36                3.53           3.68
Average stockholders' equity to
   average assets                           7.33                7.14               6.57                5.79           5.24
Dividend payout ratio                      26.90               21.69              15.06                   -             -
Leverage ratio (3)                          7.21                7.84               6.97                6.36           5.27
Tier 1 capital as a percent of
   risk-weighted assets                    10.17               11.95               9.59                9.38           8.81
Total capital as a percent of
   risk-weighted assets                    11.43               13.20              10.84               10.64          10.07
Allowance for loan losses
   to total loans (year end)                1.50                1.50               1.48                2.00           2.75
Net loan charge offs to average
   total loans                              0.13                0.05               0.06                0.20           0.45
Nonperforming loans to total loans          2.46                1.15               1.05                1.83           4.32
Nonperforming assets (4) to
   total loans and other real estate
   owned (year end)                         2.57                1.40               1.21                2.83           5.30
Allowance for loan losses
   to nonperforming assets (year end)      58.08              106.77             122.35               69.92          51.34
Allowance for loan losses
   to nonperforming loans (5) (year end)   60.90%             130.44%            140.95%             109.30%         63.65%
-----------------------------------------------------------------------------------------------------------------------------------

(1) Tax equivalent based on a 34% Federal tax rate for all periods presented (FTE = Federal tax equivalent basis).
(2) Non-interest expense minus non-interest income before asset sales to average earning assets.
(3) Leverage ratio is Tier 1 capital to year-end total assets.
(4) Nonperforming assets include nonperforming loans and other real estate owned. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition."
(5) Nonperforming loans include nonaccrual loans, restructured loans, and loans 90 days past due or greater and still accruing. See "Management's
    Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition."

                                        MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                               CONSOLIDATED FINANCIAL CONDITION
                                                      AND RESULTS OF OPERATIONS

OVERVIEW
        Planned strategic growth continued for Yardville National Bancorp and subsidiary (YNB) in 1996. In 1996, YNB achieved continued growth in earnings. YNB increased its branch network to nine, opening branches in Hamilton Square and West Trenton. YNB's emphasis on establishing and building relationships both in the commercial and consumer banking areas has resulted in a substantial increase in loans and deposits. Also, in 1996, YNB completed a significant upgrade in computer systems, both in the branch and back office. This system upgrade is designed to increase product diversity and to continue quality customer service.
        Net income amounted to $4,026,000, an 18.3% increase, compared to the record results of $3,403,000 reported in 1995. Earnings were primarily enhanced by the substantial loan growth experienced throughout the year. The loan portfolio, primarily commercial, grew 35.2% in 1996 compared to 1995. At December 31, 1996 total loans outstanding were $331,237,000 compared to $245,054,000 recorded at the end of 1995. The allowance for loan losses now totals $4,957,000 or 1.50% of total loans, covering 58.1% of total nonperforming assets.
        YNB's deposit base increased 20.3%, to total $364,445,000 at December 31, 1996. Certificates of deposit were competitively priced in the marketplace in 1996 to fund loan growth.
        Return on average assets decreased to 0.90% in 1996 from 0.99% in 1995. The 1996 return on average stockholders' equity decreased to 12.25% compared to 13.84% in 1995. The decline in these performance measures is discussed in management's results of operations and financial condition analysis that follows.

RESULTS OF OPERATIONS
        YNB earned $4,026,000 or $1.64 per share for the year ended December 31, 1996 compared to $3,403,000 or $1.60 per share for the year ended December 31, 1995. YNB reported net income of $2,523,000 or $1.56 per share in 1994. The increase in earnings per share in 1996 is attributable to increased earnings and the expiration of warrants in June 1996 which resulted in a change in the computation method of earnings per share from the modified treasury stock method in 1995 to the treasury stock method in 1996. The increase in earnings per share from 1994 to 1995 is attributable to increased earnings. Both years are computed under the modified treasury stock method. net interest income


                            Return on Average Assets

                                    1.04%
1.0%------------------------------------------------.99%-----------------------
                    .92%                                               .90%

0.8 ---------------------------------------------------------------------------


0.6 ---------------------------------------------------------------------------


0.4 ---------------------------------------------------------------------------
     .29%

0.2 ---------------------------------------------------------------------------


0.0 ---------------------------------------------------------------------------
    1992             1993             1994             1995             1996



                     Return on Average Stockholders' Equity

20%----------------------------------------------------------------------------

                      15.81%         15.89%
15 ----------------------------------------------------------------------------
                                                      13.84%
                                                                       12.25%
10 ----------------------------------------------------------------------------

    5.44%
 5 ----------------------------------------------------------------------------


 0 ----------------------------------------------------------------------------
    1992             1993             1994             1995             1996

FINANCIAL SUMMARY

Average Balances, Rates Paid and Yields


                                                     December 31, 1996                     December 31, 1995
-------------------------------------------------------------------------------------------------------------------
                                                                      Average                               Average
                                              Average                 Yield/        Average                 Yield/
    (in thousands)                            Balance   Interest       Rate         Balance    Interest      Rate
-------------------------------------------------------------------------------------------------------------------
    INTEREST EARNING ASSETS:
    Time deposits with other banks           $  1,992   $    98       4.92%        $    685     $    36      5.26%
    Federal funds sold                          4,265       228       5.35            7,838         464      5.92
    Securities                                132,036     8,194       6.21           97,456       5,756      5.91
    Loans, net of unearned income (1)         287,289    25,731       8.96          221,232      21,080      9.53
-------------------------------------------------------------------------------------------------------------------
     Total interest earning assets           $425,582   $34,251       8.05%        $327,211     $27,336      8.35%
-------------------------------------------------------------------------------------------------------------------
    NON-INTEREST EARNING ASSETS:
    Cash and due from banks                  $ 11,905                              $  8,778
    Allowance for loan losses                  (4,190)                               (3,265)
    Premises and equipment, net                 5,037                                 4,175
    Other assets                               10,156                                 7,490
-------------------------------------------------------------------------------------------------------------------
     Total non-interest earning assets         22,908                                17,178
-------------------------------------------------------------------------------------------------------------------
    Total assets                             $448,490                              $344,389
-------------------------------------------------------------------------------------------------------------------
    INTEREST BEARING LIABILITIES:
    Deposits:
       Savings and interest checking         $133,450   $ 4,014       3.01%        $123,029     $4,107       3.34%
       Certificates of deposit of
         $100,000 or more                      18,188       922       5.07           15,521        883       5.69
       Other time deposits                    125,332     7,138       5.70          103,637      5,792       5.59
-------------------------------------------------------------------------------------------------------------------
         Total interest bearing deposits      276,970    12,074       4.36          242,187     10,782       4.45
       Borrowed funds                          87,065     4,967       5.70           33,339      2,059       6.18
-------------------------------------------------------------------------------------------------------------------
         Total interest bearing liabilities   364,035    17,041       4.68          275,526     12,841       4.66
-------------------------------------------------------------------------------------------------------------------
    NON-INTEREST BEARING LIABILITIES:
    Demand deposits                          $ 49,078                              $ 42,321
    Other liabilities                           2,507                                 1,950
    Stockholders' equity                       32,870                                24,592
-------------------------------------------------------------------------------------------------------------------
       Total non-interest bearing
       liabilities and stockholders'
       equity                                $ 84,455                              $ 68,863
-------------------------------------------------------------------------------------------------------------------
     Total liabilities and stockholders'
       equity                                $448,490                              $344,389
-------------------------------------------------------------------------------------------------------------------
     Interest rate spread (2)                                         3.37%                                  3.69%
-------------------------------------------------------------------------------------------------------------------
     Net interest income and margin (3)                 $17,210       4.04%                    $14,495       4.43%
-------------------------------------------------------------------------------------------------------------------
     Net interest income and margin
       (tax equivalent basis) (4)                       $17,432       4.10%                    $14,697       4.49%
-------------------------------------------------------------------------------------------------------------------

  (1) Loan origination fees are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include nonaccrual loans with no related interest income.
  (2) The interest rate spread is the difference between the average yield on interest earning assets and the average rate paid on interest bearing liabilities.
  (3) The net interest margin is equal to net interest income divided by average interest earning assets.
  (4) In order to make pre-tax income and resultant yields on tax exempt investments and loans comparable to those on taxable investments and loans, a tax equivalent adjustment is made equally to interest income and income tax expense with no effect on after tax income. The tax equivalent adjustment has been computed using a Federal income tax rate of 34% and has increased interest income by $222,000, $202,000, $194,000, $105,000, and $64,000 for the years ended December 31, 1996,
        1995, 1994, 1993, and 1992, respectively.



                December 31, 1994                   December 31, 1993                  December 31, 1992
-------------------------------------------------------------------------------------------------------------------
                             Average                                Average                               Average
      Average                Yield/        Average                  Yield/        Average                 Yield/
      Balance    Interest    Rate          Balance    Interest      Rate          Balance    Interest     Rate
-------------------------------------------------------------------------------------------------------------------

     $    643     $    23    3.58%        $  1,266     $    34      2.69%        $  1,776     $    48     2.70%
        1,200          52    4.33            3,211          97      3.02            5,058         181     3.58
       70,045       3,761    5.37           72,928       3,939      5.40           85,383       5,300     6.21
      157,411      14,168    9.00          117,671       9,985      8.49           93,245       8,461     9.07
-------------------------------------------------------------------------------------------------------------------
     $229,299     $18,004    7.85%        $195,076     $14,055      7.20%        $185,462     $13,990     7.54%
-------------------------------------------------------------------------------------------------------------------
     $  8,079                             $  9,449                               $  8,089
       (2,736)                              (2,860)                                (3,217)
        3,857                                3,812                                  3,746
        3,207                                4,699                                  5,050
-------------------------------------------------------------------------------------------------------------------
       12,407                               15,100                                 13,668
-------------------------------------------------------------------------------------------------------------------
     $241,706                             $210,176                               $199,130
-------------------------------------------------------------------------------------------------------------------


     $113,239     $ 3,156    2.79%        $105,178     $ 2,832      2.69%        $ 97,018     $ 3,350     3.45%

        7,083         299    4.22            4,202         168      4.00            3,495         183     5.24
       66,020       2,810    4.26           55,827       2,338      4.19           59,573       3,101     5.21
-------------------------------------------------------------------------------------------------------------------
      186,342       6,265    3.36          165,207       5,338      3.23          160,086       6,634     4.14
        2,248          95    4.23              747          17      2.28              915          26     2.84
-------------------------------------------------------------------------------------------------------------------
      188,590       6,360    3.37          165,954       5,355      3.23          161,001       6,660     4.14
-------------------------------------------------------------------------------------------------------------------

     $ 36,634                             $ 31,082                               $ 26,546
          605                                  967                                  1,148
       15,877                               12,173                                 10,435
-------------------------------------------------------------------------------------------------------------------

     $ 53,116                             $ 44,222                               $ 38,129
-------------------------------------------------------------------------------------------------------------------
     $241,706                             $210,176                               $199,130
-------------------------------------------------------------------------------------------------------------------
                             4.48%                                  3.97%                                 3.40%
-------------------------------------------------------------------------------------------------------------------
                  $11,644    5.08%                     $ 8,700      4.46%                     $ 7,330     3.95%
-------------------------------------------------------------------------------------------------------------------

                  $11,838    5.16%                     $ 8,805      4.51%                     $ 7,394     3.99%
-------------------------------------------------------------------------------------------------------------------

NET INTEREST INCOME
        Net interest income, YNB's largest and most significant component of operating income, is the difference between interest and fees earned on loans and other earning assets, and interest paid on deposits and borrowed funds. Net interest income is impacted by the volume of interest earning assets and liabilities, level of rates earned on those assets, and the cost of interest bearing liabilities. Changes in nonperforming assets, together with interest lost and recovered on those assets, also impact comparisons of net interest income.
        The following tables set forth YNB's consolidated average balances of assets, liabilities, and stockholders' equity as well as the amount of interest income and expense on related items, and YNB's average yield/rate for the years ended December 31, 1996, 1995, 1994, 1993, and 1992.

        Net interest income also may be analyzed by segregating the volume and rate components of interest income and interest expense. The following table demonstrates the impact on net interest income of changes in the volume of interest earning assets and interest bearing liabilities and changes in interest rates earned and paid.

YARDVILLE NATIONAL BANCORP AND SUBSIDIARY
RATE/VOLUME ANALYSIS

                                                 1996 vs. 1995                                       1995 vs. 1994
                                              Increase (Decrease)                                Increase (Decrease)
                                               Due to changes in:                                  Due to changes in:
---------------------------------------------------------------------------------------------------------------------------------
(in thousands)                        Volume         Rate          Total                 Volume             Rate           Total
---------------------------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS:
Time deposits with other banks     $    64        $    (2)       $    62                $     2         $    11        $    13
Federal Funds sold                    (195)           (41)          (236)                   386              26            412
Securities                           2,133            305          2,438                  1,589             406          1,995
Loans, net of unearned income (1)    5,980         (1,329)         4,651                  6,039             873          6,912
---------------------------------------------------------------------------------------------------------------------------------
Total interest income                7,982         (1,067)         6,915                  8,016           1,316          9,332
---------------------------------------------------------------------------------------------------------------------------------
INTEREST BEARING LIABILITIES:
Deposits:
Savings and interest checking          332           (425)           (93)                   289             662            951
Certificates of deposit of
  $100,000 or more                     142           (103)            39                    452             132            584
Other time deposits                  1,234            112          1,346                  1,925           1,057          2,982
---------------------------------------------------------------------------------------------------------------------------------
    Total deposits                   1,708           (416)         1,292                  2,666           1,851          4,517
Borrowed funds                       3,076           (168)         2,908                  1,901              63          1,964
---------------------------------------------------------------------------------------------------------------------------------
Total interest expense               4,784           (584)         4,200                  4,567           1,914          6,481
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                 $3,198         $ (483)        $2,715                 $3,449          $ (598)        $2,851
---------------------------------------------------------------------------------------------------------------------------------

(1) Loan origination fees are considered adjustments to interest income.

        YNB's net interest income totaled $17,210,000 in 1996, an increase of 18.7% from the $14,495,000 reported in 1995. The prior year's increase was 24.5% from 1994's net interest income of $11,644,000. The primary factor contributing to the increase in net interest income in 1996 was an increase in interest income of $6,915,000 due to a substantial increase in loan volume, specifically commercial, offset by decreases in loan yields and increases in deposits and borrowed funds and the related interest expense. From 1995 to 1996, YNB's average loan portfolio increased by 29.9%. Loan yields averaged 8.96%, or 57 basis points lower, reflecting declining market interest rates in a very competitive market. Conversely, the yield on YNB's investment portfolio increased 30 basis points when comparing 1996 to 1995. The average investment portfolio increased from $97,456,000 in 1995 to $132,036,000 in 1996, an increase of 35.5%. Overall, the yield on earning assets decreased 30 basis points to 8.05% in 1996 from 8.35% in 1995.
        Interest expense was $17,041,000 for 1996, an increase of $4,200,000, or 32.7%, from $12,841,000 a year ago. The increase in interest expense for the comparable time periods was the result of a larger deposit base and greater levels of borrowed funds. Average interest bearing liabilities increased 32.1% in 1996 compared to 1995. The cost of total interest bearing liabilities rose just 2 basis points to 4.68% in 1996 from 4.66% in 1995. Deposit products, particularly time deposits, were competitively priced throughout 1996 to fund commercial loan growth.
        Net interest income was $14,495,000 in 1995, an increase of 24.5% from $11,644,000 in 1994. The principal factor contributing to the improvement was an increase in interest income due to a substantial increase in commercial loan volume offset by increases in deposits, borrowed funds, and the related interest expense. Average loans increased by 40.5% from 1994 to 1995.
        The net interest margin (tax equivalent basis) between yields on average interest earning assets and costs of average funding sources was 4.10% in 1996 versus 4.49% in 1995 and 5.16% in 1994. The decrease in the net interest margin in 1996 was principally due to two factors. In the second half of 1995 and continuing through 1996, management instituted a strategy to increase net interest income by purchasing investments using repurchase agreements. Increased competition and the subsequent decrease in loan yields also accounted, in part, for the reduction in the net interest margin.
        The strategy to increase net interest income by purchasing investments has specific goals. The targeted spread on this strategy is 75 basis points after tax. The primary goals of the strategy are to improve return on equity and earnings per share. Incrementally, any increase to net interest income by this strategy will improve return on equity and earnings per share. Conversely, because of the targeted spread on this strategy there will be a negative impact to the net interest margin and return on assets. For the year ended December 31, 1996 investments purchased with repurchase agreements averaged approximately $57,300,000. The positive impact to return on equity and earnings per share was approximately 1.0% and $0.15, respectively. The negative impact to the net interest margin and return on assets was approximately .45% and .03%, respectively. This strategy is proactively managed through the asset and liability simulation model analyzing risk and reward relationships in different interest rate environments based on the composition of investments in the strategy.
        Average interest earning assets exceeded interest bearing liabilities by $61,547,000 in 1996, $51,685,000 in 1995, and $40,709,000 in 1994. The
ratio of average interest bearing liabilities to average interest earning assets increased from 84.2% in 1995 to 85.5% in 1996. Average non-interest bearing demand deposits increased 16.0% to $49,078,000 in 1996 from $42,321,000 in 1995. Throughout the comparative periods, increases in average non-interest bearing deposits contributed to the increase in net interest income.
        Nonaccrual loans totaled $7,083,000 at December 31, 1996, an increase of $5,516,000 from the $1,567,000 reported at December 31, 1995. In the last quarter of 1996 two loans totaling approximately $4,600,000, backed by real estate collateral, were put into nonaccrual status. Had total nonaccrual loans been paid in the manner and at the rate and time contracted at the time the loans were made, YNB would have recognized additional interest income of approximately $351,000 in 1996, $143,000 in 1995, and $183,000 in 1994.
Moreover, YNB's net interest margin would have been .08% higher in 1996, .05% higher in 1995, and .08% higher in 1994.

NON-INTEREST INCOME
        Non-interest income continues to be an important source of revenue for YNB. Through its Product Development and Management Committee, YNB is studying other non-interest income opportunities. The prudent growth in non-interest income is one of YNB's long-term strategies. The major components of non-interest income are presented in the accompanying table.

                                    Year ended December 31,
  -------------------------------------------------------------
  (in thousands)                   1996       1995        1994
  -------------------------------------------------------------
  Service charges on
      deposit accounts           $1,153     $1,069    $    932
  Other service fees                438        381         370
  Gains on sales of
      mortgages, net                 21         19          92
  Securities losses, net           (136)       (91)       (124)
  Other non-interest income         637        477         284
  -------------------------------------------------------------
      Total                      $2,113     $1,855    $  1,554

        Non-interest income consists of service charges on deposit accounts, gains on sales of mortgages, and securities gains or losses. YNB also generates non-interest income from a variety of fee-based services. These include mortgage servicing fees, safe deposit box rentals, check fee income, and Automated Teller Machine (ATM) fees. Responding to recent legislation, on October 2, 1996, management instituted ATM fees on non-customers. These fees account primarily for the increase in other service fee income when comparing 1996 to 1995.
        For 1996, non-interest income totaled $2,113,000, an increase of $258,000, or 13.9%, from non-interest income of $1,855,000 for 1995.
Non-interest income in 1995 increased by $301,000, or 19.4%, from 1994's reported total of $1,554,000.
        Service charges on deposit accounts have historically represented the largest single source of non-interest income. This continued to be the case in 1996, as such revenues totaled $1,153,000, an increase of 7.9%, compared to $1,069,000 in 1995. Service charge income totaled $932,000 in 1994. Service charge income increased in 1996 as the result of a larger account base and the fee income associated with it. This component of non-interest income represented 54.6%, 57.6%, and 60.0% of the total non-interest income in 1996, 1995, and 1994, respectively. YNB's Product Development and Management Committee reviews established and develops new deposit products and the service charges associated with them. Deposit services are repriced annually to reflect current costs and competitive factors.
        Gains on sales of mortgages, net, increased in 1996 to $21,000 from $19,000 in 1995. Gains on sales of mortgages, net, totaled $92,000 in 1994. Over the last two years YNB has been less active in this area. This, in part, is due to a more stable interest rate environment which translates to reduced refinancing activity.
        YNB recorded net securities losses of $136,000, $91,000, and $124,000 in 1996, 1995, and 1994, respectively. In 1996, proceeds from securities sold were utilized to fund higher yielding commercial loan assets.
Management also sold longer term fixed rate securities purchased using repurchase agreements to reduce future interest rate risk exposure. Net securities losses realized during 1995 and 1994 were the result of management's decision to reposition funds in the portfolio to improve yield and provide funds for loan growth. CMOs were sold in 1995 to reduce outstandings in this illiquid portion of the portfolio providing funds for higher yielding loan assets.

        Other non-interest income is primarily composed of income derived from life insurance assets, and to a lesser extent, mortgage servicing income. Other non-interest income totaled $637,000 in 1996, an increase of $160,000, or 33.5% when compared to 1995. Other non-interest income totaled $284,000 in 1994. YNB has purchased life insurance assets in 1996 and 1995 to fund executive compensation plans and a deferred compensation plan for directors. Other non-interest income from the life insurance assets totaled $419,000, increasing $144,000, or 52.2%, when comparing 1996 to 1995.

NON-INTEREST EXPENSE
        Non-interest expense totaled $11,479,000 in 1996, an increase of $1,219,000, or 11.9%, compared to $10,260,000 in 1995. Non-interest expense in 1995 increased 10.5% from $9,285,000 in 1994. The increase in non-interest expense, for the comparative periods, is primarily the result of increases in salaries and employee benefits and to a lesser extent, occupancy and equipment expense.
        Salaries and employee benefits, which represent the largest portion of non-interest expense, increased $936,000 in 1996 or 16.4% over 1995. Salaries and employee benefits in 1995 increased $665,000, or 13.2%, over 1994. The increase in 1996 expense over 1995 is the effect of additional staffing required as the result of YNB's growth and normal annual salary increases. Full time equivalent employees increased to 163 at December 31, 1996 from 147 at December 31, 1995. Staffing enhancements were made in loan and credit administration as well as in the commercial loan production area to take advantage of opportunities in new market areas. A management trainee program was also instituted in key strategic areas, such as financial services. Employee benefits also increased 23.7% for the comparable time periods. 1995's increase over 1994 was primarily the result of increased staffing associated with YNB's retail growth, hiring of experienced lending professionals, expansion of the financial services division, and normal annual salary increases. Salaries and employee benefits as a percent of average assets was 1.5% in 1996, 1.7% in 1995, and 2.1% in 1994, respectively.
        Net occupancy expense increased $194,000 to $920,000 in 1996 from $726,000 reported in 1995. The increase in occupancy expenses in 1996 compared to 1995 was due to increased maintenance costs, specifically snow removal, and the additional occupancy costs associated with new branch offices. The total number of bank facilities, including the operations building, is now 10. This component of non-interest expense has remained constant as a percentage of average assets at 0.2% in 1996 and 1995 and 0.3% in 1994. Equipment expenses increased $182,000, or 35.5%, to $695,000 in 1996 from $513,000 in 1995. In 1995 equipment expenses increased 10.1% from 1994. The increase in equipment expenses in 1996 was primarily attributable to the depreciation expense related to the investment in hardware and software totaling approximately $1,200,000 for YNB's in-house computer system. Conversely, computer service expenses were eliminated in the first quarter of 1996. To a lesser extent, equipment expense rose in 1996 due to equipment, furniture and fixture needs in YNB's expanding retail network and its related depreciation expense. The increase in equipment expenses in 1995 compared to 1994 was attributable to increased depreciation costs associated with new furniture and fixtures and computer equipment in YNB's branches. Other computer equipment was also purchased in 1995, throughout the bank, in preparation for the new computer system in 1996.

OTHER NON-INTEREST EXPENSE
        Other non-interest expense was $3,235,000, $3,328,000, and $3,180,000 in 1996, 1995, and 1994, respectively.
        The following table sets forth the components of other non-interest expense for the years indicated:


                                 Year ended December 31,
  --------------------------------------------------------
  (in thousands)                1996       1995       1994
  --------------------------------------------------------
  FDIC insurance premium      $    1    $   290    $   464
  O.R.E. expenses                163        166        306
  Stationery and supplies        388        300        229
  Computer services               83        285        270
  Insurance (other)              102         93        119
  Marketing                      522        479        415
  Other                        1,976      1,715      1,377
  --------------------------------------------------------
     Total                    $3,235     $3,328     $3,180
  --------------------------------------------------------

        FDIC premiums were basically eliminated in 1996, except for a minimum assessment payment which totaled only $1,000. FDIC insurance premiums decreased by $289,000 in 1996 to $1,000 from $290,000 in 1995. FDIC insurance premiums totaled $464,000 in 1994. On January 31, 1995, the FDIC proposed to reduce the deposit insurance assessment rates of Bank Insurance Fund ("BIF") insured institutions, effective at the date the BIF fund reaches the required level of 1.25% of BIF-insured deposits. During 1995 the fund reached the 1.25% level. Premiums totaling approximately $168,000 were rebated to YNB on September 15, 1995. YNB's deposit insurance premium assessment was lowered from 23 basis points to 4 basis points effective for the fourth quarter of 1995. As defined by the FDIC, YNB is a well capitalized institution and under new FDIC guidelines 1996 premiums were eliminated.
        Other real estate (O.R.E.) expense decreased by $3,000, or 1.8%, in 1996 to $163,000 from $166,000 in 1995. O.R.E. expenses declined by 45.8% in
1995 compared to 1994. Throughout the comparative periods, management has effectively managed the level of other real estate owned and the expenses associated with loan workout and foreclosed properties.
        Computer services expense decreased $202,000, or 70.9%, in 1996 to $83,000. These expenses were $285,000 in 1995, an increase of $15,000, or 5.6%, from $270,000 in 1994. Effective late February 1996 management terminated its agreement with its outside computer servicer as the result of implementing a new in-house computer system. The decrease in computer expenses in 1996 compared to 1995 is a result of service expenses for only two months, including conversion costs, compared to a full year's expense in 1995. The increase in computer expenses in 1995 compared to 1994 resulted from increased volume processing due to growth.

        Marketing expenses increased by $43,000, or 9.0%, in 1996 to $522,000, compared to $479,000 in 1995. Marketing expenses totaled $415,000 in 1994. The primary increase in marketing expenses in 1996 over 1995 relates to increased advertising to attract deposits to fund loan growth in a very competitive marketplace. The increase in marketing expenses for the comparative periods reflects YNB's emphasis on participation in community activities and additional promotional costs in connection with branch openings.
        Other expenses, which include various professional fees, communication expense, postage expense, and various loan related expenses, were $1,976,000 in 1996, an increase of $261,000, or 15.2%, from $1,715,000 in 1995. Other expenses totaled $1,377,000 in 1994. The increase in other expenses in 1996 compared to 1995, in part, is attributable to loan related expenses due to the substantial growth in the loan portfolio, attorney fees, and a full year's processing costs by an outside vendor of YNB's mortgages to improve service quality and management flexibility.
        YNB's ratio of non-interest expense to average assets decreased to 2.6% for 1996 compared to 3.0% for 1995 and 3.8% for 1994.

INCOME TAXES
        The provision for income taxes, which is comprised of Federal and state income taxes, was $2,178,000 in 1996 compared to $1,822,000 in 1995 and $1,085,000 in 1994. The increase was primarily the result of higher pre-tax income. The provision for income taxes for 1996, 1995, and 1994 was at effective tax rates of 35.1%, 34.9%, and 30.1%, respectively. The slight increase in the effective tax rate for 1996 was the result of increased pre-tax earnings with a relatively constant level of tax-free income.

FINANCIAL CONDITION
-------------------
As of December 31, 1996 and 1995

TOTAL ASSETS
        YNB's assets were $490,545,000 at year-end 1996 versus $403,115,000 the previous year, an increase of $87,430,000, or 21.7%. The growth in YNB's asset base throughout 1996 was due primarily to an increase in loans. The increase in loans was the product of a strategy to improve the profitability of the organization through relationship banking and the continued consolidation in YNB's marketplace, which has solidified YNB's competitive position in the small and middle markets.
        YNB's ratio of average interest earning assets to average assets decreased slightly to 94.9% for the year ended December 31, 1996 compared to 95.0% for 1995. YNB's ratio of average interest bearing liabilities to average assets increased from 80.0% for the year ended December 31, 1995 to 81.2% for 1996.

SECURITIES
        YNB's securities portfolio represented $124,967,000 or 25.5% of assets at December 31, 1996 versus $133,853,000 or 33.2% of assets at December 31, 1995. On an average basis, the securities portfolio represented 31.0% of average interest earning assets for the year ended December 31, 1996 compared to 29.8% of average interest earning assets for the year ended December 31, 1995.
        The investment growth strategy, purchasing investments using repurchase agreements, peaked at approximately $68,000,000 at the end of June 1996 and stands at approximately $51,000,000 at December 31, 1996. All securities in this strategy are held in the available for sale portfolio.
The purpose of this strategy is designed to improve return on equity and earnings per share. This strategy is considered by management to be temporary until loan growth can generate sufficient net interest income to improve performance measurements. Throughout the year loan demand has continued to be strong in YNB's marketplace. In July 1996, management decided to begin to gradually reduce assets purchased with repurchase agreements to reduce interest rate risk exposure.
        The securities available for sale portfolio decreased to $93,671,000 at December 31, 1996 from $98,469,000 at December 31, 1995. The decrease is a result of YNB's downsizing of the investment growth strategy coupled with principal paydowns from mortgage backed securities, called U.S. agency securities, and maturities and sales of U.S. Treasury securities, offset by short term security purchases to strengthen liquidity. During 1996, the only securities purchased not held in the available for sale portfolio were municipal bonds. Securities available for sale are held for indefinite periods of time and may be sold due to changing market and interest rate conditions as part of YNB's asset/liability management strategy. As of December 31, 1996 available for sale securities represented 75.0% of the entire portfolio. This portfolio is principally comprised of mortgage-backed securities issued by Federal agencies, U.S. Treasury, and other agency securities. The available for sale portfolio, except securities purchased using repurchase agreements, provides a secondary source of liquidity for YNB. There are no securities designated for trading.
        Investment securities classified as held to maturity totaled $31,296,000 at December 31, 1996 compared to $35,384,000 at December 31,
1995. This portfolio is comprised of mortgage-backed securities and state and municipal securities.
        The following table shows the maturities, at amortized cost, and average weighted yields for the securities available for sale at December 31, 1996.

SECURITY MATURITIES AND AVERAGE WEIGHTED YIELDS

                                                                              December 31, 1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                After one           After five
                                                  Within       but within           but within             After
(in thousands)                                  one year       five years            ten years         ten years           Total
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations
   of other government agencies                 $6,005            $15,946            $     -            $10,000            $31,951
Mortgage-backed securities                         365              2,690              6,863             49,523             59,441
Federal Reserve Bank Stock                           -                  -                  -                572                572
Federal Home Loan Bank Stock                         -                  -                  -              1,975              1,975
-----------------------------------------------------------------------------------------------------------------------------------
   Total                                        $6,370            $18,636             $6,863            $62,070            $93,939
-----------------------------------------------------------------------------------------------------------------------------------
Weighted average yield                            5.61%              6.09%              6.98%              7.38%              6.98%
-----------------------------------------------------------------------------------------------------------------------------------

        Investments in mortgage-backed securities involve prepayment and interest rate risk. At December 31, 1996 and 1995 YNB had mortgage-backed securities totaling $81,667,000 and $105,479,000, respectively. At December 31, 1996 and 1995 there were $59,078,000 and $56,682,000 in fixed-rate mortgage-backed securities outstanding, respectively. The risk associated with fixed-rate mortgage-backed securities is similar to fixed-rate loans. In rising interest rate environments, the rate of prepayment on fixed-rate, pass-through mortgage-backed securities tends to decrease because of lower repayments on the underlying mortgages and, conversely, as interest rates fall, repayments on such securities tend to rise.
        YNB attempts to minimize these risks by diversifying the coupons of the mortgage-backed securities, buying seasoned securities with consistent and predictable prepayment histories, and adhering to strict pricing policies when purchasing mortgage-backed securities.
        Collateralized mortgage obligations (CMOs) totaled approximately $5,300,000 at December 31, 1996. A CMO is a mortgage-backed security that is comprised of classes of bonds created by prioritizing the cash flows from the underlying mortgage pool in order to meet different objectives of investors. The CMOs in the investment portfolio are agency named and were generally originally purchased with short average lives of two to four years. At December 31, 1996 YNB held no private labeled or corporate CMOs. Stress tests are performed at least semi-annually to assess prepayment speeds and their impact to the average lives and yields on those securities. All CMOs at December 31, 1996 were held in the available for sale category.
        The maturities and average weighted yields for investment securities were as follows:

                                                                               December 31, 1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 After one          After five
                                              Within            but within          but within              After
 (in thousands)                             one year            five years           ten years          ten years          Total
-----------------------------------------------------------------------------------------------------------------------------------
 Obligations of state and political
     subdivisions                              $760            $ 3,091                $5,004               $  215          $ 9,070
 Mortgage-backed securities                       -             14,691                     -                7,535           22,226
-----------------------------------------------------------------------------------------------------------------------------------
     Total                                     $760            $17,782                $5,004               $7,750          $31,296
-----------------------------------------------------------------------------------------------------------------------------------
 Weighted average yield                        3.49%              5.25%                 4.78%                6.58%            5.46%
-----------------------------------------------------------------------------------------------------------------------------------


LOAN PORTFOLIO
        The continued consolidation in YNB's marketplace and management's emphasis on establishing relationships has solidified YNB's competitive position in the small and middle markets.
        During 1996, total loans increased $86,183,000, or 35.2%, to $331,237,000 at December 31, 1996 from $245,054,000 at December 31, 1995.
YNB's loan portfolio represented 67.5% of assets at December 31, 1996 versus 60.8% at the prior year end.
        The following table sets forth the components of YNB's loan portfolio at the dates indicated.

LOAN PORTFOLIO COMPOSITION

                                                                        December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                   1996                  1995               1994                 1993                  1992
-----------------------------------------------------------------------------------------------------------------------------------
 (in thousands)             Amount        %       Amount     %        Amount      %         Amount       %          Amount       %
-----------------------------------------------------------------------------------------------------------------------------------
 Real estate - mortgage:
     Residential            $ 83,183    25.1%   $ 73,076    29.8%    $ 60,156    30.5%     $ 35,283    26.1%       $37,632    35.2%
     Commercial              112,914    34.1      73,164    29.8       49,186    25.0        32,517    24.1         13,559    12.7
     Home equity              23,457     7.1      26,951    11.0       29,388    14.9        30,107    22.3         28,648    26.8
 Commercial and
     agricultural             63,426    19.2      33,218    13.6       26,626    13.5        17,642    13.1         14,822    13.8
 Real estate -
     construction             25,958     7.8      19,353     7.9       15,560     7.9         9,742     7.2          5,250     4.9
 Consumer                     15,034     4.5      12,386     5.1       10,934     5.6         7,440     5.5          6,287     5.9
 Other loans                   7,265     2.2       6,906     2.8        5,060     2.6         2,252     1.7            795     0.7
-----------------------------------------------------------------------------------------------------------------------------------
 Total loans                $331,237   100.0%   $245,054   100.0%    $196,910   100.0%     $134,983   100.0%      $106,993   100.0%
-----------------------------------------------------------------------------------------------------------------------------------

        YNB's lending focus continues to be centered on commercial loans, owner-occupied commercial mortgage loans, and tenanted commercial real estate loans. In underwriting such loans, YNB first evaluates the cash flow capability of the borrower to repay the loan. In addition, a majority of commercial loans are secured by real estate, business assets, and guarantees. YNB makes commercial loans primarily to small to medium-sized businesses and professionals.

        Real estate - residential loans are primarily comprised of residential mortgage loans and business loans secured by residential real estate. This portion of the portfolio totaled $83,183,000 at December 31, 1996, up $10,107,000, or 13.8%, from the prior year. Residential mortgage loans represented $52,817,000, or 63.5% of the total. YNB's residential mortgage loans are secured by first liens on the underlying real property.
At December 31, 1996 approximately 34% of the residential mortgage loan portfo lio had fixed interest rates and 66% had adjustable interest rates.
        The home equity portfolio totaled $23,457,000 or 7.1% of YNB's loan portfolio at December 31, 1996. This compares to $26,951,000, or 11.0% of the total loan portfolio at December 31, 1995. Aggressive competition for home equity loans in YNB's market accounted for the decline in outstanding balances. The home equity portfolio has provided consistent operating income to YNB with controllable delinquencies and minimal losses.

                              Total Loan Portfolio
                             (dollars in thousands)


350,000------------------------------------------------------------------------
                                                                     331,237

300,000------------------------------------------------------------------------


250,000---------------------------------------------245,054--------------------


200,000-----------------------------196,910------------------------------------


150,000------------------------------------------------------------------------
                    134,983
        106,993
100,000------------------------------------------------------------------------


 50,000------------------------------------------------------------------------


      0------------------------------------------------------------------------
       1992            1993            1994            1995            1996



        Real estate - commercial loans increased by $39,750,000, or 54.3% in 1996 to $112,914,000 from $73,164,000 at December 31, 1995. YNB's lending policies require an 80% or lower loan-to-value ratio for commercial real estate mortgages. Collateral values are established based upon independently prepared appraisals. Generally, these loans are secured by owner-occupied properties and are part of a broader commercial lending relationship.
        Commercial and agricultural loans increased $30,208,000, or 90.9%, at December 31, 1996 to $63,426,000 from $33,218,000 at December 31, 1995.
Commercial and agricultural loans are made to small to middle market businesses for inventory, working capital, and equipment needs. These loans are generally secured by business assets of the borrower. Agricultural loans represent less than 1% of the total.
        Real estate - construction loans increased $6,605,000 to $25,958,000 at December 31, 1996 compared to $19,353,000 at December 31, 1995. These loans represented 7.8% of the total loan portfolio at December 31, 1996. YNB makes loans to finance primarily the construction of residential and, to a limited extent, non-residential properties. Construction loans generally are secured by first liens on real estate and have floating rates of interest. These loans are closely monitored with advances made only after work is completed and independently inspected and verified by qualified professionals.
        YNB makes automobile, motorcycle, personal, and other loans to consumers. Consumer loans increased to $15,034,000 at December 31, 1996 compared to $12,386,000 at December 31, 1995.
        The majority of YNB's business is with customers located within Mercer County, New Jersey, and contiguous counties. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of real estate are subject to changes in the region's real estate market and economy.

NONPERFORMING ASSETS
        Nonperforming assets consist of nonperforming loans and other real estate owned. In accordance with SFAS No. 114, insubstance foreclosures have been reclassified as nonperforming loans for all periods presented.
        Nonperforming loans are composed of (1) loans on a nonaccrual basis,
(2) loans which are contractually past due 90 days or more as to interest and principal payments but have not been classified as nonaccrual, and (3) loans whose terms have been restructured to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower.
        YNB's policy with regard to nonaccrual loans varies by the type of loan involved. Generally, commercial loans are placed on a nonaccrual status when they are 90 days past due unless they are well secured and in the process of collection or, regardless of the past due status of the loan, when management determines that the complete recovery of principal and interest is in doubt. Consumer loans are generally charged off after they become 90 days past due. Mortgage loans are not generally placed on a nonaccrual basis unless the value of the real estate has deteriorated to the point that a potential loss of principal or interest exists. Subsequent payments are credited to income only if collection of principal is not in doubt.
        Nonperforming loans totaled $8,140,000 at December 31, 1996, an increase of $5,321,000 from the $2,819,000 amount reported at December 31, 1995. The increase in nonperforming loans is principally the result of two real estate - construction loans, totaling approximately $4,600,000, going into nonaccrual status in the last quarter of 1996. Management is diligently striving to resolve both loans.

        The following table sets forth nonperforming assets and risk elements in YNB's loan portfolio by type at the dates indicated.

                                                                                  December 31,
-----------------------------------------------------------------------------------------------------------------------------------
 (in thousands)                                  1996               1995                1994               1993              1992
-----------------------------------------------------------------------------------------------------------------------------------
 Nonaccrual loans:
   Commercial and agricultural                  $ 961            $    -             $    -             $    -              $   34
   Real estate - mortgage                       1,451             1,395              1,203              1,764               2,651
   Real estate - construction                   4,659               142                521                480               1,514
   Consumer                                        12                30                 -                  17                  17
-----------------------------------------------------------------------------------------------------------------------------------
      Total                                     7,083             1,567              1,724              2,261               4,216
-----------------------------------------------------------------------------------------------------------------------------------
 Restructured loan                                  -               612                  -                  -                   -
-----------------------------------------------------------------------------------------------------------------------------------
 Loans 90 days or more past due:
   Commercial and agricultural                      -                 -                  -                  -                   1
   Real estate - mortgage                       1,014               588                326                 209                388
   Consumer                                        43                52                 16                   3                 14
-----------------------------------------------------------------------------------------------------------------------------------
      Total                                     1,057               640                342                 212                403
-----------------------------------------------------------------------------------------------------------------------------------
 Total nonperforming loans                      8,140             2,819              2,066               2,473              4,619
-----------------------------------------------------------------------------------------------------------------------------------
 Other real estate                                395               625                314               1,393              1,107
-----------------------------------------------------------------------------------------------------------------------------------
 Total nonperforming assets                    $8,535            $3,444             $2,380              $3,866             $5,726
-----------------------------------------------------------------------------------------------------------------------------------

        Nonperforming assets increased $5,091,000 to $8,535,000, at December 31, 1996 compared to $3,444,000 at December 31, 1995. The increase in nonperforming assets is primarily attributable to the two loans going into nonaccrual status in the fourth quarter of 1996, as previously discussed. Nonperforming assets represented 1.74% of total assets at December 31, 1996 and 0.85% at December 31, 1995.
        Nonaccrual loans were $7,083,000, or 2.1% of total loans, at December 31, 1996, and $1,567,000, or 0.6% of total loans, at December 31, 1995.
        The one restructured loan totaled $612,000 at December 31, 1995.
This loan is in full compliance with the restructured terms and conditions and, accordingly, has been returned to performing status at December 31, 1996.
        At December 31, 1996, loans that were 90 days or more past due but still accruing interest income totaled $1,057,000, or 0.3% of total loans, compared to $640,000, or 0.3% of total loans, at December 31, 1995. Management's decision to accrue income on these loans was based on the level of collateral and the status of collection efforts.
        Other real estate (O.R.E.) totaled $395,000 at December 31, 1996 and $625,000 at December 31, 1995. O.R.E. represented 0.1% of total loans at December 31, 1996 and is reflective of an active strategy to liquidate these assets and re-employ the proceeds in YNB's loan portfolio.

                           Total Nonperforming Assets
                             (dollars in thousands)

10,000-------------------------------------------------------------------------

                                                                       8,535
 8,000-------------------------------------------------------------------------


 6,000-5,726-------------------------------------------------------------------


 4,000-----------------3,866---------------------------------------------------
                                                          3,444
                                        2,380
 2,000-------------------------------------------------------------------------


     0-------------------------------------------------------------------------
      1992             1993             1994             1995             1996

ALLOWANCE FOR LOAN LOSSES
        Management utilizes a systematic and documented allowance adequacy methodology for loan losses that requires specific allowance assessment for all loans, including residential real estate mortgages and consumer loans. This methodology assigns reserves based upon credit risk ratings for specific loans and general reserves for all other loans. The general reserves are based on various factors, including historical performance and the current economic environment. On a quarterly basis, management reviews all criticized credits as reported by the loan review officer and monitors weekly all commercial loan and mortgage, residential, and consumer delinquencies. Management continually reviews the process utilized to determine the adequacy of the allowance for loan losses. The following table presents, for the years indicted, an analysis of the allowance for loan losses and other related data.

                                                                             Year ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                     1996             1995               1994               1993               1992
-----------------------------------------------------------------------------------------------------------------------------------
Allowance balance, beginning of year            $  3,677        $  2,912           $  2,703           $  2,940            $  3,310
Charge offs:
 Commercial, financial, and agricultural               -               -                (47)                 -                (291)
 Real estate - mortgage                              (72)            (26)               (51)              (222)                (42)
 Real estate - construction                          (75)            (30)               (25)               (45)               (270)
 Consumer                                           (252)           (153)               (83)               (84)               (101)
-----------------------------------------------------------------------------------------------------------------------------------
   Total charge offs                                (399)           (209)              (206)              (351)               (704)
-----------------------------------------------------------------------------------------------------------------------------------
Recoveries:
 Commercial, financial, and agricultural               -               -                 20                 21                 135
 Real estate - mortgage                                -              64                 43                 37                  20
 Consumer                                             39              45                 47                 56                 129
-----------------------------------------------------------------------------------------------------------------------------------
   Total recoveries                                   39             109                110                114                 284
-----------------------------------------------------------------------------------------------------------------------------------
Net charge offs                                     (360)           (100)              (96)               (237)               (420)
Provision charged to operations                    1,640             865                305                  -                  50
-----------------------------------------------------------------------------------------------------------------------------------
Allowance balance, end of year                  $  4,957        $  3,677           $  2,912           $  2,703            $  2,940
-----------------------------------------------------------------------------------------------------------------------------------
Loans, end of year                              $331,237        $245,054           $196,910           $134,983            $106,993
Average loans outstanding                       $287,289        $221,232           $157,411           $117,671            $ 93,245
Ratio of allowance for loan
 losses to total loans, end of year                 1.50%           1.50%              1.48%              2.00%               2.75%
Ratio of net charge offs to average
 loans outstanding                                  0.13%           0.05%              0.06%              0.20%               0.45%
Nonperforming loans to total loans                  2.46%           1.15%              1.05%              1.83%               4.32%
Nonperforming assets to total loans
 and other real estate owned, end of year           2.57%           1.40%              1.21%              2.83%               5.30%
Ratio of allowance for loan losses
 to nonperforming assets, end of year              58.08%         106.77%            122.35%             69.92%              51.34%
Ratio of allowance for loan losses
 to nonperforming loans, end of year               60.90%         130.44%            140.95%            109.30%              63.65%

  YNB provides for possible loan losses by a charge to current operations to maintain the allowance for loan losses at an adequate level determined according to management's documented allowance adequacy methodology. The provision for loan losses for 1996 was $1,640,000, reflective of the continued substantial growth in the loan portfolio and increased nonperforming asset levels experienced in the last quarter. This compares to a provision for loan losses of $865,000 in 1995 and $305,000 in 1994. It is management's assessment that the allowance for loan losses is adequate in relation to credit risk exposure levels.
        At December 31, 1996, the allowance for loan losses totaled $4,957,000, an increase of $1,280,000 or 34.8%, from $3,677,000 at December
31, 1995, which compares to $2,912,000 at December 31, 1994. The ratio of allowance for loan losses to total loans was 1.50%, 1.50%, and 1.48% at December 31, 1996, 1995, and 1994, respectively. Another measure of the allowance for loan losses is the ratio of the allowance to total nonperforming loans. At December 31, 1996 this ratio was 60.9% versus 130.4% at December 31, 1995.
        YNB's gross charge offs in 1996 totaled $399,000, compared with $209,000 in 1995, and $206,000 in 1994. Losses on loans and loans which are determined to be uncollectible are charged against the allowance and subsequent recoveries, if any, are credited to it. YNB's gross recoveries totaled $39,000 in 1996 compared to $109,000 in 1995 and $110,000 in 1994 as a result of collection efforts. The balance of the allowance for loan losses is determined by an overall analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for potential loan losses.

        Management has established the necessary steps to identify potential credit problems in its loan portfolio by strengthening lending policies and improving loan and credit administration. Management reviews all criticized loans on a quarterly basis. Allocations to the allowance for loan losses, both specific and general, are determined after this review. Loans are classified as "satisfactory, special mention, substandard, doubtful, and loss." Loan classifications are based on internal reviews and evaluations performed by the lending staff. These evaluations are, in turn, examined by YNB's internal loan review officer.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
        The following tables describe the allocation for loan losses among various categories of loans and certain other information as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future loan losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                      December 31, 1996                             December 31, 1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                                          Percent of                                     Percent of
                                              Reserve     Percent of        Loans to         Reserve     Percent of        Loans to
(in thousands)                                 Amount      Allowance     Total Loans          Amount      Allowance     Total Loans
-----------------------------------------------------------------------------------------------------------------------------------
   Commercial and agricultural                  $1,704         34.4%           19.2%        $  983          26.7%           13.6%
   Real estate - mortgage                        2,064         41.7            66.3          1,816          49.4            70.6
   Real estate - construction                      938         18.9             7.8            664          18.1             7.9
   Consumer                                        175          3.5             4.5            132           3.6             5.1
   Other loans                                      76          1.5             2.2             82           2.2             2.8
-----------------------------------------------------------------------------------------------------------------------------------
     Total                                      $4,957        100.0%          100.0%        $3,677         100.0%          100.0%
-----------------------------------------------------------------------------------------------------------------------------------

DEPOSITS
        YNB's deposit base is the principal source of funds supporting interest earning assets. YNB offers a full range of deposit products, including demand deposits, savings deposits, insured money market accounts, and certificates of deposit (CDs). YNB's overall philosophy of building and maintaining long-term customer relationships is the key to further expanding the deposit base, which, in turn, presents opportunities for YNB to cross-sell its services.
        Total deposits amounted to $364,445,000 at year-end 1996 compared to $302,972,000 at the end of 1995, an increase of 20.3%. Average total deposits during 1996 totaled $326,048,000 compared to $284,508,000 during 1995, an increase of 14.6%.
        In 1996, YNB's deposit base grew due to several factors. YNB opened two new branches bringing YNB's total branch network to nine. The Always Win CD, introduced in 1995, was complemented by the introduction of the nine and fifteen month CD in the second half of 1996. These featured CD products were competitively priced to help fund loan growth. In 1996, depositors continued to place their funds in higher yielding CDs which is reflected in the growing percentage of average time deposits to average total deposits. With the investment in computer systems and technology in 1996, YNB's objective is to develop and deliver products and services that anticipate and meet the needs of YNB's diverse customer base while maintaining quality customer service.

        The following table provides information concerning average rates and average balances of deposits for the years indicated:

 AVERAGE DEPOSIT BALANCES AND RATES
-----------------------------------------------------------------------------------------------------------------------------------
                                      1996                                   1995                              1994
-----------------------------------------------------------------------------------------------------------------------------------
                                                   % of                                 % of                               % of
 (in thousands)           Balance     Rate        Total        Balance       Rate       Total      Balance     Rate        Total
-----------------------------------------------------------------------------------------------------------------------------------
 Non-interest bearing
   demand deposits       $ 49,078        -%       15.05%       $ 42,321         -%     14,88%     $ 36,634        -%        16.43%
 Interest bearing
   demand deposits         23,554     2.50         7.22          21,236      2.77       7.46        16,346      2.01         7.33
 Savings deposits         109,896     3.12        33.71         101,793      3.46      35.78        96,893      2.92        43.45
 Time deposits            143,520     5.62        44.02         119,158      5.60      41.88        73,103      4.25        32.79
-----------------------------------------------------------------------------------------------------------------------------------
   Total                 $326,048     3.70%      100.00%       $284,508      3.79%    100.00%     $222.976      2.81%      100.00%
-----------------------------------------------------------------------------------------------------------------------------------

        The average balance of non-interest bearing demand deposits was $49,078,000 during 1996, an increase of $6,757,000, or 16.0%, from
$42,321,000 during 1995. Non-interest bearing demand deposits represent a stable, interest free source of funds. The increase in demand deposits is a contributing factor in the growth of net interest income.
        Average interest bearing demand, savings, and time deposits increased 10.9%, 8.0%, and 20.4%, respectively, from 1995 to 1996. Total average time deposits, which consist of certificates of deposit and individual retirement accounts, increased $24,362,000 to $143,520,000 during 1996 from $119,158,000 in 1995.
        The average rate paid on YNB's deposit balances in 1996 was 3.70%, a 2.4% decrease from the 3.79% average rate for 1995.
        The table at right details amounts and maturities for certificates of deposit of $100,000 or more at the date indicated.

                                            December 31,
---------------------------------------------------------------
(in thousands)                          1996            1995
---------------------------------------------------------------
Maturity Range:
Within three months                  $ 3,273          $ 3,095
After three but within
    six months                         3,955            3,323
After six but within
    twelve months                      9,291            5,890
After twelve months                    5,643            2,713
---------------------------------------------------------------
Total                                $22,162          $15,021
---------------------------------------------------------------

        Certificates of deposit of $100,000 or more totaled $22,162,000, or 6.1% of deposits, at December 31, 1996 compared to $15,021,000, or 5.0% of deposits, at December 31, 1995.
        YNB does not depend on historically less stable funding sources. YNB has not purchased deposits through wholesale deposit brokers, preferring to rely on more stable core deposits and borrowings to support growth.

                           Total Deposits at Year End
                             (dollars in thousands)

400,000------------------------------------------------------------------------

                                                                    364,445
350,000------------------------------------------------------------------------

                                                     302,972
300,000------------------------------------------------------------------------

                                    259,296
250,000------------------------------------------------------------------------

                     206,688
200,000-192,223----------------------------------------------------------------


150,000------------------------------------------------------------------------


100,000------------------------------------------------------------------------


 50,000------------------------------------------------------------------------


      0------------------------------------------------------------------------
       1992            1993            1994            1995            1996

BORROWED FUNDS
        Borrowed funds consist of securities sold under agreements to repurchase, Federal Home Loan Bank of New York (FHLB) advances, Federal funds purchased, treasury tax and loan deposits, and other forms of short-term borrowings. Management utilizes, from time to time, two unsecured Federal funds lines of credit with two of its correspondent banks for daily funding needs.
        Borrowed funds totaled $86,339,000 at December 31, 1996 compared to $65,221,000 at December 31, 1995. YNB used FHLB advances in 1996 in order to meet particularly strong commercial loan demand. Repurchase agreements totaling approximately $51,000,000 at year-end 1996 were used as part of a strategy to increase net interest income by purchasing investments.
        Borrowed funds averaged $87,065,000 in 1996, an increase of $53,726,000 from the average reported in 1995 of $33,339,000. At year-end 1996 there was $20,813,000 in outstanding borrowings with the FHLB and no outstanding borrowings from YNB's correspondents. Management will continue to strategically utilize borrowed funds to meet short-term liquidity needs and as an additional source of funding for the loan and investment portfolios.

LIQUIDITY
        Liquidity measures the ability to satisfy current and future cash flow needs as they become due. YNB has an Asset/Liability Committee (ALCO) whose function is to monitor and coordinate all activities relating to maintaining adequate liquidity and protection of net interest income from fluctuations in market interest rates.
        Liquidity management refers to YNB's ability to support asset growth while satisfying the borrowing needs and deposit withdrawal requirements of customers. In addition to maintaining liquid assets, factors such as capital position, profitability, asset quality, and availability of funding affect a bank's ability to meet its liquidity needs. On the asset side, liquid funds are maintained in the form of cash and cash equivalents, Federal funds sold, investment securities held to maturity maturing within one year, securities available for sale and loans held for sale. Additional asset based liquidity is derived from scheduled loan and investment repayments of principal and interest from mortgage-backed securities. On the liability side, the primary source of liquidity is the ability to generate core deposits, which generally excludes CDs over $100,000. Short term borrowings are used as supplemental funding sources when growth in the core deposit base does not keep pace with that of earning assets.
        At December 31, 1996, liquid assets (excluding securities purchased utilizing repurchase agreements) amounted to $62,574,000, as compared to $60,162,000 at December 31, 1995. This represents 15.2% and 18.3% of earning assets, and 14.2% and 17.2% of total assets at December 31, 1996 and 1995, respectively.
        YNB has the availability to borrow up to $20,000,000 from the FHLB through its line of credit program. In addition, the bank is eligible to borrow up to 30% of assets under the FHLB advance program subject to FHLB stock level requirements, collateral requirements, and individual advance proposals based on FHLB credit standards. YNB also has the ability to borrow at the Federal Reserve discount window along with agreements to borrow from two of its correspondent banks.

INTEREST RATE SENSITIVITY
        The objectives of interest rate risk management are to reduce, minimize, and to the degree possible, control the effect of interest rate fluctuations on net interest income. ALCO manages the interest rate sensitivity or repricing characteristics of YNB's assets and liabilities.
        ALCO has established strategies and procedures to protect net interest income against significant changes in interest rates. Generally, these strategies are designed to achieve an acceptable level of net interest income based upon management's projections of future changes in interest rates.
        A traditional form of asset/liability management is the static gap report. The static gap report categorizes interest bearing assets and liabilities by repricing maturity characteristics. These static measurements do not reflect the results of any projected activity. On a cumulative basis, as of December 31, 1996, more of YNB's liabilities than assets repriced in the three month, six month and one year periods.
        As shown below, interest rate sensitivity to interest rate fluctuations is measured in a number of time frames. The following table sets forth rate sensitive assets and liabilities.

                                              YARDVILLE NATIONAL BANCORP AND SUBSIDIARY
                                                RATE SENSITIVE ASSETS AND LIABILITIES

                                                                       December 31, 1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                  After three      After six        After
                                        Within     months but         months      one year
                                         three     within six     but within    but within  After five      Non-interest
 (in thousands)                         months         months       one year    five years       years     sensitive (1)    Total
-----------------------------------------------------------------------------------------------------------------------------------
 INTEREST EARNING ASSETS:
 Federal funds sold and interest
   bearing deposits                   $  5,397      $      -      $     -    $       -       $     -         $     -     $   5,397
 Available for sale securities (2)      21,437         4,117        3,404       18,637        43,797           2,547        93,939
 Investment securities                       -           325          435       17,782        12,754               -        31,296
 Loans, net of unearned income         126,852         4,271       14,631      137,103        41,023           7,357       331,237
-----------------------------------------------------------------------------------------------------------------------------------
   Total interest earning assets      $153,686      $  8,713      $18,470     $173,522       $97,574         $ 9,904      $461,869
-----------------------------------------------------------------------------------------------------------------------------------
 FUNDING SOURCES:
 Portion of non-interest bearing
   funding sources used to fund
   earning assets                            -                                                                66,604        66,604
 Savings and interest checking         134,357             -            -            -             -               -       134,357
 Certificates of deposit of
   $100,000 or more                      3,273         3,955        9,291        5,643             -               -        22,162
 Other time deposits                    21,481        23,010       23,990       83,926             -               -       152,407
 Borrowed funds                         52,696        19,500        8,330        5,813             -               -        86,339
-----------------------------------------------------------------------------------------------------------------------------------
   Total funding sources              $211,807      $ 46,465      $41,611    $  95,382       $     -         $66,604      $461,869
-----------------------------------------------------------------------------------------------------------------------------------
 Interest rate sensitivity gap         (58,121)      (37,752)     (23,141)      78,140        97,574         (56,700)
 Ratio of rate sensitive assets to
   rate sensitive liabilities             0.73          0.19         0.44         1.82             -            0.15
 Cumulative interest rate
   sensitive gap                       (58,121)      (95,873)    (119,014)     (40,874)       56,700               -
 Ratio of cumulative rate
   sensitive assets
   to rate sensitive liabilities          0.73          0.63         0.60         0.90          1.14            1.00


(1) Non-interest sensitive includes assets and liabilities that do not earn or pay interest, such as nonaccrual loans, overdrafts and demand deposits.

(2) Available for sale securities are included in the above table at amortized cost.

Note: No effect is given to prepayments of loans or mortgage-backed securities in the amounts included above. Mortgage-backed securities are shown by their maturity date as opposed to contractual principal amortization.

        At December 31, 1996, YNB's twelve month cumulative gap position was negative $119,014,000. Over the next twelve months, $119,014,000 more liabilities are eligible to reprice than assets, indicating a liability sensitive position. A liability sensitive gap may indicate an exposure to earnings if interest rates increase. However, YNB's deposits that reprice within one year are predominantly core savings, NOW, and money market deposits that are bank administered. Historically, these accounts have been much less volatile than the prime and Federal funds rates, which to a large degree affect earning asset yields. Therefore, management believes the static gap position may overstate the actual risk to earnings over the next twelve month period.
        To analyze the potential future effect on earnings of its market sensitive assets and less rate sensitive core deposit accounts, management utilizes a simulation model to project levels of net interest income under various interest rate environments and balance sheet structures. The "base case" scenario uses the current balance sheet strategy and tests the income effects of flat interest rates, rising rates of 3% and falling rates of 3% over a 12 and 24 month period. Management has established guidelines to limit the amount that net interest income can vary within these rate ranges.
        The use of simulation models assists management in its continuing effort to develop strategies to produce consistent earnings growth in changing interest rate environments. YNB is in the process of developing longer-term measures of interest rate sensitivity including duration of equity and equity at risk. Such models are designed to estimate the impact on the value of equity resulting from changes in interest rates and supplement the simulation model and gap analysis.

STOCKHOLDERS' EQUITY AND CAPITAL ADEQUACY
        Stockholders' equity at December 31, 1996 totaled $35,230,000 compared to $31,717,000 at December 31, 1995. This represents an increase of $3,513,000 or 11.1%. This increase resulted from (i) earnings of $4,026,000 (less dividend payments of $1,083,000) and offset by a negative equity adjustment of $267,000 for the unrealized loss on securities available for sale, (ii) proceeds of $562,000 from exercised options, and (iii) proceeds of $275,000 from warrants exercised that were issued in connection with YNB's 1993 Private Placement Capital Offering and 1994 Stockholders' Rights Offering.
        In 1996, 16,940 warrants were exercised yielding additional capital of $275,000. On June 13, 1996, all outstanding warrants from prior capital offerings expired.
        YNB trades on the NASDAQ National Market System under the symbol "YANB." The listing on the NASDAQ National Market System has provided increased liquidity for YNB stockholders. During 1996, 1,775,965 shares were traded. There were 2,430,414 shares of common stock outstanding at December 31, 1996.
        Dividends paid per share in 1996 totaled $0.45. As a result of YNB's performance during 1996, the common stock dividend was increased from $0.11 per share to $0.12 per share in the last quarter of 1996.
        Yardville National Bancorp and subsidiary is subject to minimum risk-based and leverage capital guidelines issued by the Federal Reserve Board and Comptroller of the Currency. The measurement of risk-based capital takes into account the credit risk of both balance sheet assets and off-balance sheet exposures. These guidelines require minimum risk-based capital ratios of 4% for Tier 1 capital and 8% for total capital (Tier I plus Tier II). In addition, the current minimum regulatory guideline for the Tier 1 leverage ratio is 4%.
        The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) established five capital level designations ranging from "well capitalized" to "critically undercapitalized." A bank is considered "well capitalized" if it has minimum Tier I and total risk-based capital ratios of 6% and 10%, respectively, and a minimum Tier I leverage ratio of 5%.
        At December 31, 1996, the capital ratios for YNB exceeded the above ratios required to be well capitalized. The table to the right summarizes YNB's capital ratios at the dates indicated:


                                         December 31,
--------------------------------------------------------------
                                   1996     1995      1994
--------------------------------------------------------------
Tier 1 leverage ratio               7.8%     9.1%      7.8%
Tier 1 risk-based                  10.2%    12.0%      9.6%
Total risk-based                   11.4%    13.2%     10.8%


RECENT ACCOUNTING PRONOUNCEMENTS
        Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued by the Financial Accounting Standards Board (FASB) in June 1996. SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Management believes the implementation of SFAS 125 will not have a material impact on the consolidated financial statements of the Corporation.
        Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," was issued by the FASB in March 1995. SFAS 121 requires that a review for impairment be performed whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. In performing the review for recoverability, the Corporation should estimate the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. The Corporation adopted this standard during 1996. The adoption of this standard did not have a material impact on the consolidated financial statements of the Corporation.
        Statement of Financial Accounting Standards No. 122 (SFAS 122), "Accounting for Mortgage Servicing Rights," was issued by the FASB in May 1995. This statement amends SFAS 65, "Accounting for Certain Mortgage Banking Activities." This statement eliminates the accounting distinction between originated and purchased mortgage servicing rights. In addition, guidance is provided for a consistent structure in measuring impairment of mortgage servicing rights. The adoption of SFAS 122 did not have a material effect on the 1996 financial statements.
        Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," was issued by the FASB in October 1995. SFAS 123 defines a fair value based method of accounting for an employee stock option or similar equity instruments and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. The Corporation elected to remain with the accounting of Opinion 25 for the employee and director stock option plans and has provided the pro forma disclosures required by SFAS 123.

Yardville National Bancorp and Subsidiary

CONSOLIDATED STATEMENTS OF CONDITION

                                                                                      December 31,
----------------------------------------------------------------------------------------------------------

(in thousands, except share data)                                          1996                        1995
-----------------------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks (Note 2)                                       $ 13,110                    $ 10,040
Federal funds sold                                                        4,040                       2,795
-----------------------------------------------------------------------------------------------------------
 Cash and Cash Equivalents                                               17,150                      12,835
-----------------------------------------------------------------------------------------------------------
Interest bearing deposits                                                 1,357                       1,033
Securities available for sale (Note 3)                                   93,671                      98,469
Investment securities (market value of $30,878 in 1996
 and $35,037 in 1995) (Note 3)                                           31,296                      35,384
Loans                                                                   331,237                     245,054
 Less: Allowance for loan losses                                         (4,957)                     (3,677)
-----------------------------------------------------------------------------------------------------------
 Loans, net (Note 4)                                                    326,280                     241,377
Bank premises and equipment, net (Note 5)                                 5,418                       4,026
Other real estate                                                           395                         625
Other assets (Note 8)                                                    14,978                       9,366
-----------------------------------------------------------------------------------------------------------
 Total Assets                                                          $490,545                    $403,115
-----------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits
 Non-interest bearing                                                  $ 55,519                    $ 46,682
 Interest bearing                                                       308,926                     256,290
-----------------------------------------------------------------------------------------------------------
 Total Deposits (Note 6)                                                364,445                     302,972
Borrowed funds
 Securities sold under agreements to repurchase                          64,185                      54,830
 Other                                                                   22,154                      10,391
-----------------------------------------------------------------------------------------------------------
 Total Borrowed Funds (Note 7)                                           86,339                      65,221
Other liabilities                                                         4,531                       3,205
-----------------------------------------------------------------------------------------------------------
 Total Liabilities                                                     $455,315                    $371,398
Commitments and Contingent Liabilities (Notes 9 and 12)
Stockholders' equity (Notes 9 and 10)
   Preferred stock: no par value
     Authorized 1,000,000 shares, none issued
   Common stock: no par value
     Authorized 6,000,000 shares
     Issued and outstanding 2,430,414 shares in 1996
       and 2,349,592 shares in 1995                                      17,246                      16,409
   Surplus                                                                2,205                       2,205
   Undivided profits (Note 13)                                           15,940                      12,997
   Unrealized (loss) gain - securities available for sale                  (161)                        106
-----------------------------------------------------------------------------------------------------------
     Total Stockholders' Equity                                          35,230                      31,717
-----------------------------------------------------------------------------------------------------------
     Total Liabilities and Stockholders' Equity                        $490,545                    $403,115
-----------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.

                                      Yardville National Bancorp and Subsidiary

                                              CONSOLIDATED STATEMENTS OF INCOME


                                                                         Year Ended December 31,
----------------------------------------------------------------------------------------------------
  (in thousands, except per share amounts)                               1996       1995       1994
----------------------------------------------------------------------------------------------------
  INTEREST INCOME:
  Interest and fees on loans (Note 4)                                 $25,731    $21,080     $14,168
  Interest on deposits with banks                                          98         36          23
  interest on securities available for sale                             6,262      3,592       1,347
  Interest on investment securities:
   Taxable                                                              1,536      1,792       2,079
   Exempt from Federal income tax                                         396        372         335
  Interest on Federal funds sold                                          228        464          52
----------------------------------------------------------------------------------------------------
   Total Interest Income                                               34,251     27,336      18,004
----------------------------------------------------------------------------------------------------
  INTEREST EXPENSE:
  Interest on savings account deposits                                  4,014      4,107       3,156
  Interest on certificates of deposit of $100,000 or more                 922        883         299
  Interest on other time deposits                                       7,138      5,792       2,810
  Interest on borrowed funds (Note 7)                                   4,967      2,059          95
----------------------------------------------------------------------------------------------------
   Total Interest Expense                                              17,041     12,841       6,360
----------------------------------------------------------------------------------------------------
   Net Interest Income                                                 17,210     14,495      11,644
  Less provision for loan losses (Note 4)                               1,640        865         305
----------------------------------------------------------------------------------------------------
   Net Interest Income After Provision for Loan Losses                 15,570     13,630      11,339
----------------------------------------------------------------------------------------------------
  NON-INTEREST INCOME:
  Service charges on deposit accounts                                   1,153      1,069         932
  Gains on sales of mortgages, net                                         21         19          92
  Security losses, net                                                   (136)       (91)       (124)
  Other non-interest income                                             1,075        858         654
----------------------------------------------------------------------------------------------------
   Total Non-Interest Income                                            2,113      1,855       1,554
----------------------------------------------------------------------------------------------------
  NON-INTEREST EXPENSE:
  Salaries and employee benefits (Note 9)                               6,629      5,693       5,028
  Occupancy expense, net (Note 5)                                         920        726         611
  Equipment (Note 5)                                                      695        513         466
  Other non-interest expense (Note 11)                                 3,235      3,328       3,180
----------------------------------------------------------------------------------------------------
   Total Non-Interest Expense                                          11,479     10,260       9,285
----------------------------------------------------------------------------------------------------
   Income before income tax expense                                     6,204      5,225       3,608
  Income tax expense (Note 8)                                           2,178      1,822       1,085
----------------------------------------------------------------------------------------------------
   Net Income                                                         $ 4,026    $ 3,403    $  2,523
----------------------------------------------------------------------------------------------------
  EARNINGS PER SHARE:
  Primary                                                             $  1.64    $  1.61    $   1.58
  Fully Diluted                                                       $  1.64    $  1.60    $   1.56
----------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.

Yardville National Bancorp and Subsidiary

CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS' EQUITY

                                                             Year Ended December 31, 1996, 1995 and 1994
------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Unrealized gain
                                            Common         Common                Undivided      (loss) - securities
(in thousands, except share amounts)        shares          stock      Surplus     profits       available for sale      Total
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1993                1,144,488       $ 3,814     $ 2,205      $ 8,189          $       -           $14,208
Net income                                                                           2,523                                2,523
Cash dividends                                                                        (380)                                (380)
Common stock issued:
 Exercise of stock options                    2,100             6                                                             6
 Proceeds from issuance of
   common stock, net of
   related expense                          401,492         3,186                                                         3,186
Unrealized loss - securities available
 for sale, net of tax                                                                                  (1,092)           (1,092)
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1994                1,548,080       $ 7,006     $ 2,205      $10,332           $ (1,092)          $18,451
Net income                                                                           3,403                                3,403
Cash dividends                                                                        (738)                                (738)
Common stock issued:
 Exercise of stock options                   27,663           202                                                           202
 Exercise of warrants                        83,849         1,283                                                         1,283
 Proceeds from issuance of
   common stock, net of
   related expense                          690,000         7,918                                                         7,918
Unrealized gain - securities available
   for sale, net of tax                                                                                 1,198             1,198
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1995                2,349,592       $16,409     $ 2,205      $12,997               $106           $31,717
Net income                                                                           4,026                                4,026
Cash dividends                                                                      (1,083)                              (1,083)
Common stock issued:
 Exercise of stock options                   63,882           562                                                           562
 Exercise of warrants                        16,940           275                                                           275
Unrealized loss - securities available
 for sale, net of tax                                                                                    (267)             (267)
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1996                2,430,414       $17,246     $ 2,205      $15,940             $ (161)          $35,230
-------------------------------------------------------------------------------------------------------------------------------

   See Accompanying Notes to Consolidated Financial Statements.

 Yardville National Bancorp and Subsidiary

 CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           Year Ended December 31,
-------------------------------------------------------------------------------------------------------
 (in thousands)                                                       1996            1995         1994
-------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income                                                        $ 4,026         $ 3,403      $ 2,523
 Adjustments:
  Provision for loan losses                                          1,640             865          305
  Depreciation                                                         666             474          411
  Amortization and accretion                                           555             368          320
  Losses on sales of securities available for sale                     136              91          124
  Writedown of other real estate                                        69              66          182
  Increase in other assets                                          (5,434)         (3,289)      (4,017)
  Increase in other liabilities                                      1,326           1,617          344
-------------------------------------------------------------------------------------------------------
      Net Cash Provided by Operating Activities                      2,984           3,595          192
-------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM INVESTING ACTIVITIES:
  Net (increase) decrease in interest bearing deposits               ( 324)             61          328
  Purchase of securities available for sale                        (65,492)       (100,065)     (15,408)
  Maturities, calls and paydowns of securities available for sale   23,475          17,000        5,450
  Proceeds from sales of securities available for sale              45,864          10,481        9,380
  Proceeds from maturities and paydowns of investment securities     4,355           4,148        4,859
  Purchase of investment securities                                   (452)           (646)      (1,109)
  Net increase in loans                                            (86,915)        (48,962)     (62,353)
  Expenditures for bank premises and equipment                      (2,058)           (565)        (497)
  Proceeds from sale of other real estate                              533             353        1,301
  Capital improvements to other real estate                              -             (12)         (74)
-------------------------------------------------------------------------------------------------------
      Net Cash Used by Investing Activities                        (81,014)       (118,207)     (58,123)
-------------------------------------------------------------------------------------------------------
 CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in non-interest bearing
      demand, money market, and savings deposits                    15,704          19,044       12,128
  Net increase in certificates of deposit                           45,769          24,632       40,480
  Net increase (decrease) in borrowed funds                         21,118          64,006          (83)
  Proceeds from issuance of common stock                               837           9,403        3,192
  Dividends paid                                                   (1,083)           (738)         (380)
-------------------------------------------------------------------------------------------------------
      Net Cash Provided by Financing Activities                     82,345         116,347       55,337
-------------------------------------------------------------------------------------------------------
      Net increase (decrease) in cash and cash equivalents           4,315           1,735       (2,594)
      Cash and cash equivalents as of beginning of year             12,835          11,100       13,694
-------------------------------------------------------------------------------------------------------
 Cash and Cash Equivalents as of End of Year                       $17,150         $12,835      $11,100
-------------------------------------------------------------------------------------------------------
 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
      Interest                                                     $16,338         $11,432      $ 5,979
      Income taxes                                                   2,324           1,908        1,744
-------------------------------------------------------------------------------------------------------


SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
        The Corporation transferred $372 in 1996, $454 in 1995, and $220 in 1994, net of charge offs, from loans to other real estate.

        See Accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
________________________________________________________________________________

Years ended December 31, 1996, 1995 and 1994

1. Summary of Significant Accounting Policies

Business
Yardville National Bancorp through its subsidiary Yardville National Bank (the
Bank) provides a full range of services to individuals and corporate customers in Mercer County. The Bank is subject to competition from other financial institutions. The Bank is also subject to the regulations of certain Federal agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Financial Statement Presentation
The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.
  Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

A. Consolidation - The consolidated financial statements include the accounts of Yardville National Bancorp and its sole subsidiary, the Bank and the Bank's wholly owned subsidiary, the Yardville National Investment Corporation (collectively, the Corporation). All significant inter-company accounts and transactions have been eliminated.

B. Cash and Cash Equivalents - For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and Federal funds sold. Generally, Federal funds are purchased or sold for one day periods.

C. Securities - The Corporation's securities portfolio is classified into three separate portfolios: held to maturity, available for sale and trading. The Corporation currently has no securities classified as trading. Securities classified as available for sale may be used by the Corporation as funding and liquidity sources and can be used to manage the Corporation's interest rate sensitivity position. These securities are carried at their estimated market value with their unrealized gains and losses carried, net of income tax, as adjustments to stockholders' equity. Amortization of premium or accretion of discount are recognized as adjustments to interest income, on a level yield basis. Gains and losses on disposition are included in earnings using the specific identification method.

  Investment securities are composed of securities that the Corporation has the positive intent and ability to hold to maturity. These securities are stated at cost, adjusted for amortization of premium or accretion of discount. The premium or discount adjustments are recognized as adjustments to interest income, on a level yield basis. Unrealized losses due to fluctuations in market value are recognized as investment security losses when a decline in value is assessed as being other than temporary.

D. Loans - Interest on loans is recognized based upon the principal amount outstanding. Loans are stated at face value, less unearned income and net deferred fees. Generally, commercial loans are placed on a nonaccrual status when they are 90 days past due unless they are well secured and in the process of collection or, regardless of the past due status of the loan, when management determines that the complete recovery of principal and interest is in doubt. Consumer loans are generally charged off after they become 90 days past due. Mortgage loans are not generally placed on a nonaccrual basis unless the value of the real estate has deteriorated to the point that a potential loss of principal or interest exists. Subsequent payments are credited to income only if collection of principal is not in doubt. Loan origination and commitment fees less certain costs are deferred and the net amount amortized as an adjustment to the related loan's yield. Loans held for sale are recorded at the lower of aggregate cost or market.

E. Mortgage Servicing Rights - Effective January 1, 1996, the Corporation adopted SFAS No. 122 "Accounting for Mortgage Servicing Rights and Excess Servicing Receivables and for Securitization of Mortgage Loans" (SFAS 122). This standard prospectively requires the Corporation, which services mortgage loans for others in return for a servicing fee, to recognize these servicing rights as assets, regardless of how such assets were acquired. Additionally, the Corporation is required to assess the fair value of these assets at each reporting date to determine impairment. The adoption of SFAS 122 did not have a material effect on the 1996 financial statements.

  The mortgage servicing rights (included in other assets) are amortized against loan servicing fee income on an accelerated basis in proportion to, and over the period of, estimated net future loan servicing fee income, which periods initially do not exceed seven years. Service fee income is recognized when the related loan payments are collected.

F. Allowance for Loan Losses - For financial reporting purposes, the provision for loan losses charged to operating expense is determined by management and is based upon a periodic review of the loan portfolio, past experience, the economy, and other factors that may affect a borrower's ability to repay the loan. This provision is based on management's estimates, and actual losses may vary from these estimates. These estimates are reviewed and adjustments, as they become necessary, are reported in the periods in which they become known. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in New Jersey. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for loan losses and the valuation of other real estate. Such agencies may require the Corporation to recognize additions to the allowance or adjustments to the carrying value of other real estate based on their judgments about information available to them at the time of their examination.

  The Corporation adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," on January 1, 1995. Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Corporation will be unable to collect al l amounts due according to the contractual terms of the loan agreement.

  When a loan is considered to be impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or fair value of the collateral. Impairment losses are included in the allowance for loan losses through provisions charged to operations. In accordance with the adoption of SFAS No. 114, insubstance foreclosures are classified as nonperforming loans for all periods presented.

G. Bank Premises and Equipment - Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on straight-line and accelerated methods over the estimated useful lives of the assets (buildings 25 to 50 years, furniture and fixtures 7 to 10 years). Charges for maintenance and repairs are expensed as they are incurred.

H. Other Real Estate (O.R.E.) - O.R.E. comprises real properties acquired through foreclosure or deed in lieu of foreclosure in partial or total satisfaction of problem loans. The properties are recorded at the lower of cost or fair value less estimated disposal costs at the date acquired. When a property is acquired, the excess of the loan balance over the fair value is charged to the allowance for loan losses. Any subsequent writedowns that may be required to the carrying value of the property are included in other non-interest expense. Gains realized from the sales of other real estate are included in other non-interest income, while losses are included in non-interest expense.

I. Federal Income Taxes - Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period of the enactment date.

J. Stock Based Compensation - The Corporation adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," for transactions entered into after December 15, 1995. The Corporation elected to continue to apply Accounting Principles Board (APB) Opinion 25 in accounting for its plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Pro forma disclosures, as required by SFAS 123, have been included for awards granted after January 1, 1995 (see note 9).

K. Earnings Per Share - Earnings per share are based on the weighted average number of shares outstanding including common stock equivalents (2,462,000 shares in 1996, 2,192,000 shares in 1995 and 1,757,000 shares in 1994) utilizing the treasury stock method in 1996 and the modified treasury stock method in 1995 and 1994. The modified treasury stock method includes the potential dilutive effect of options and warrants not included in the treasury stock method.

2. Cash and Due From Banks

The Corporation maintains various deposits with other banks. As of December 31, 1996 and 1995, the Corporation maintained sufficient cash on hand to satisfy Federal regulatory requirements.

3. SECURITIES

The amortized cost and estimated market value of securities available for sale are as follows:

                                                                            December 31,
----------------------------------------------------------------------------------------------------------------------------------
                                                      1996                                               1995
----------------------------------------------------------------------------------------------------------------------------------
                                                 Gross       Gross    Estimated                      Gross        Gross  Estimated
                                 Amortized  Unrealized   Unrealized      Market      Amortized  Unrealized   Unrealized     Market
(in Thousands)                        Cost       Gains       Losses       Value           Cost       Gains       Losses      Value
----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
  and obligations of
  other U.S. government
  agencies and corporations       $31,951       $ 27       $ (36)        $31,942      $17,795        $ 63      $ (35)       $17,823
Mortgage-backed securities         59,441        339        (598)         59,182       78,725         320       (171)        78,874
Federal Reserve Bank Stock            572          -           -             572          512           -          -            512
Federal Home Loan Bank Stock        1,975          -           -           1,975        1,260           -          -          1,260
-----------------------------------------------------------------------------------------------------------------------------------
Total                             $93,939       $366       $(634)        $93,671      $98,292        $383      $(206)       $98,469
-----------------------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated market value of investment securities are as follows:

                                                                            December 31,
----------------------------------------------------------------------------------------------------------------------------------
                                                      1996                                               1995
----------------------------------------------------------------------------------------------------------------------------------
                                                 Gross        Gross   Estimated                      Gross        Gross  Estimated
                                Amoritized  Unrealized   Unrealized      Market     Amoritized  Unrealized   Unrealized     Market
(in Thousands)                        Cost       Gains       Losses       Value           Cost       Gains       Losses      Value
----------------------------------------------------------------------------------------------------------------------------------
Obligations of state and
  political subdivisions          $ 9,070       $ 62       $ (24)        $ 9,108      $ 8,630        $ 56      $ (27)       $ 8,659
Mortgage-backed securities         22,226          -        (456)         21,770       26,754           -       (376)        26,378
-----------------------------------------------------------------------------------------------------------------------------------
Total                             $31,296       $ 62       $(480)        $30,878      $35,384        $ 56      $(403)       $35,037
-----------------------------------------------------------------------------------------------------------------------------------

    The amortized cost and estimated market value of securities available for sale and investment securities as of December 31, 1996 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalities

Securities available for sale:

                                                             Estimated
                                             Amortized          Market
       (in thousands)                             Cost           Value
        --------------------------------------------------------------
        Due in 1 year or less                 $ 6,005         $ 5,998
        Due after 1 year
          through 5 years                      15,946          15,944
        Due after 10 years                     12,547          12,547
        --------------------------------------------------------------
          Subtotal                             34,498          34,489
        Mortgage-backed securities             59,441          59,182
        --------------------------------------------------------------
        Total                                 $93,939         $93,671
        --------------------------------------------------------------

Investment securities:

                                                             Estimated
                                             Amortized          Market
       (in thousands)                             Cost           Value
        --------------------------------------------------------------
        Due in 1 year or less                  $   760        $   760
        Due after 1 year
          through 5 years                        3,091          3,084
        Due after 5 years
          through 10 years                       5,004          5,039
        Due after 10 years                         215            225
        --------------------------------------------------------------
          Subtotal                               9,070          9,108
        Mortgage-backed securities              22,226         21,770
        --------------------------------------------------------------
        Total                                  $31,296        $30,878
        --------------------------------------------------------------

    Proceeds from sales of securities available for sale during 1996, 1995, and 1994 were $45,864,000, $10,481,000 and $9,380,000, respectively. Gross gains of
$43,000, $27,000, and $23,000 and gross losses of $179,000, $118,000, and
$147,000, respectively, were realized on those sales.

        Securities with a carrying value of approximately $74,953,000 as of December 31, 1996 were pledged to secure public deposits and for other purposes as required or permitted by law. As of December 31, 1996, Federal Home Loan Bank (FHLB) stock with a carrying value of $1,975,000 was held by the Corporation as required by the FHLB.

4. Loans and Allowance for Loan Losses

The following table shows comparative year-end detail of the loan portfolio:

                                      December 31,
-------------------------------------------------------
(in thousands)                      1996         1995
-------------------------------------------------------
Commercial and
   agricultural loans             $ 63,426    $ 33,218
Real estate loans -- mortgage      219,554     173,191
Real estate loans -- construction   25,958      19,353
Consumer loans                      15,034      12,386
Other loans                          7,265       6,906
-------------------------------------------------------
Total loans                       $331,237    $245,054
-------------------------------------------------------

        Residential mortgage loans held for sale amounted to $2,921,000, and $2,979,000 as of December 31, 1996 and 1995, respectively. These loans are accounted for at the lower of aggregate cost or market value and are included in the table above.
        The Corporation originates and sells mortgage loans to Freddie Mac and FNMA. Generally, servicing on such loans is retained by the Corporation. As of December 31, 1996 and 1995, loans serviced for Freddie Mac were $44,637,000, and $49,097,000, respectively. Loans serviced for FNMA were $2,682,000 and $1,503,000, respectively, as of December 31, 1996 and 1995.
        In accordance with the provisions of SFAS 122, the Corporation has capitalized $29,000 of originated servicing rights as of December 31, 1996. These rights are included in other assets in the consolidated balance sheet.
        The Corporation has extended credit in the ordinary course of business to directors, officers, and their associates on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other customers of the Corporation.
        The following table summarizes activity with respect to such loans:

                                Year Ended December 31,
-------------------------------------------------------
(in thousands)                      1996         1995
-------------------------------------------------------
Balance as of beginning of year   $3,581      $2,633
Additions                            752       1,400
Repayments and resignations        1,003         452
-------------------------------------------------------
Balance as of end of year         $3,330      $3,581
-------------------------------------------------------

        The majority of the Corporation's business is with customers located within Mercer County, New Jersey and contiguous counties. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of real estate are subject to changes in the region's real estate market. A portion of the total portfolio is secured by real estate. The principal areas of exposure are construction and development loans, which are primarily commercial and residential projects and commercial mortgage loans. Commercial mortgage loans are completed projects and are generally owner-occupied, creating cash flow.
        Changes in the allowance for loan losses are as follows:

                                  Year Ended December 31,
---------------------------------------------------------------
(in thousands)                1996           1995        1994
---------------------------------------------------------------
Balance as of beginning
   of year                   $3,677         $2,912      $2,703
Loans charged off              (399)          (209)       (206)
Recoveries of loans
   charged off                   39            109         110
----------------------------------------------------------------
Net charge offs                (360)          (100)        (96)
Provision charged
   to operations              1,640            865         305
----------------------------------------------------------------
Balance as of
   end of year               $4,957         $3,677      $2,912
----------------------------------------------------------------

        The detail of loans charged off is as follows:

                                  Year Ended December 31,
---------------------------------------------------------------
(in thousands)                1996           1995        1994
---------------------------------------------------------------
Commercial and
   agricultural             $ --           $ --         $ 47
Real estate loans
   - mortgage                 72             26           51
Real estate loans
   - construction             75             30           25
Consumer loans               252            153           83
---------------------------------------------------------------
Total                       $399           $209         $206
---------------------------------------------------------------

        Nonperforming assets include nonperforming loans and other real estate. The nonperforming loan category includes loans on which accrual of interest has been discontinued with subsequent interest payments credited to income as received and loans 90 days past due or greater on which interest is still accruing. Nonperforming loans as a percentage of total loans were 2.46% as of December 31, 1996 and 1.15% as of December 31, 1995.

        A summary of nonperforming assets is as follows:

                                      December 31,
-------------------------------------------------------
(in thousands)                      1996         1995
-------------------------------------------------------
Nonaccruing loans:
  Commercial and
   agricultural loans             $  961         $   --
  Real estate loans
   -- mortgage                     1,451          1,395
  Real estate loans
   -- construction                 4,659            142
  Consumer loans                      12             30
-------------------------------------------------------
Total nonaccruing loans           $7,083         $1,567
-------------------------------------------------------
Restructured loan                 $   --         $  612
-------------------------------------------------------
Past due 90 days or more:
  Real estate loans
    -- mortgage                   $1,014         $  588
  Consumer loans                      43             52
-------------------------------------------------------
Total past due 90 days or more     1,057            640
-------------------------------------------------------
Total nonperforming loans          8,140          2,819
Other real estate                    395            625
-------------------------------------------------------
Total nonperforming assets        $8,535         $3,444
-------------------------------------------------------

        The Corporation adopted the provisions of SFAS No. 114 and SFAS No. 118 effective January 1, 1995. All loans receivable have been evaluated for collectibility under the provisions of these statements.
        The Corporation has defined the population of impaired loans to be all nonaccrual commercial loans. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, including residential mortgage and consumer loans, are specifically excluded from the impaired loan portfolio.
        The recorded investment in loans receivable for which an impairment has been recognized as of December 31, 1996 and 1995 was $6,827,000 and $1,291,000, respectively. The related allowance for loan losses on these loans as of December 31, 1996 and 1995 was $861,000 and $184,000,
respectively. The average recorded investment in impaired loans during 1996 and 1995 was $2,548,000 and $1,322,000, respectively. There was no interest income recognized on impaired loans in 1996 or 1995.
        Additional income before income taxes amounting to approximately $351,000 in 1996, $143,000 in 1995, and $183,000 in 1994 would have been recognized if interest on all loans had been recorded based upon original contract terms.
        There was $9,858 of interest income recorded on the restructured loan during 1995. There are no restructured loans as of December 31, 1996.

5. Bank Premises and Equipment

The following table represents comparative information for premises and equipment:

                                      December 31,
-------------------------------------------------------
(in thousands)                      1996         1995
-------------------------------------------------------
Land and improvements             $  528       $  524
Buildings and improvements         4,296        3,874
Furniture and equipment            5,128        3,496
-------------------------------------------------------
Total                              9,952        7,894
Less accumulated depreciation      4,534        3,868
-------------------------------------------------------
Bank premises
   and equipment, net             $5,418       $4,026
-------------------------------------------------------

6. Deposits

Total deposits consist of the following:

                                      December 31,
-------------------------------------------------------
(in thousands)                      1996         1995
-------------------------------------------------------
Non-interest bearing
    demand deposits               $55,519     $ 46,682
Money market deposits              62,783       56,759
Savings deposits                   71,574       70,731
Certificates of deposit
    of $100,000 and over           22,162       15,021
Other time deposits               152,407      113,779
-------------------------------------------------------
Total                            $364,445     $302,972
-------------------------------------------------------

A summary of certificates of deposit by maturity is as follows:

                                      December 31,
-------------------------------------------------------
(in thousands)                      1996         1995
-------------------------------------------------------
Within one year                   $84,529      $73,602
One to two years                   50,357       20,579
Two to three years                 27,731       13,500
Three to four years                 9,942       12,408
Four to five years                  2,010        8,711
-------------------------------------------------------
Total                            $174,569     $128,800
-------------------------------------------------------

7. BORROWED FUNDS

Borrowed funds include securities sold under agreements to repurchase and FHLB advances. Other borrowed funds consist of Federal funds purchased and Treasury tax and loan deposits.

        The following table presents comparative data related to borrowed funds of the Corporation at and for the years ended December 31, 1996 and 1995.

                                      December 31,
--------------------------------------------------------
(in thousands)                      1996         1995
--------------------------------------------------------
Securities sold under
   agreements to repurchase       $ 64,185      $54,830
FHLB advances                       20,813       10,000
Other                                1,341          391
--------------------------------------------------------
Total                             $ 86,339      $65,221
--------------------------------------------------------
Maximum amount outstanding
   at any month end               $105,577      $65,221
Average interest rate
   on year end balance                5.72%        6.01%
Average amount outstanding
   during the year                 $87,065      $33,339
Average interest rate
   for the year                       5.70%        6.18%
--------------------------------------------------------

        The following is a summary of securities sold under agreements to repurchase and their maturities as of December 31, 1996:

(in thousands)
-------------------------------------------------------
30 to 90 days                                   $41,355
Over 90 days                                     22,830
-------------------------------------------------------
Total                                           $64,185
-------------------------------------------------------

        The FHLB advances as of December 31, 1996, mature as follows:

(in thousands)
-------------------------------------------------------
Less than three months                          $10,000
Three to six months                               5,000
Over one year                                     5,813
-------------------------------------------------------
Total                                           $20,813


        Interest expense on borrowed funds is comprised of the following:

                                  Year Ended December 31,
---------------------------------------------------------------
(in thousands)                1996           1995        1994
---------------------------------------------------------------
Securities sold under
  agreements to
  repurchase                 $3,792         $1,429       $--
FHLB advances                 1,116            576        --
Other                            59             54        95
---------------------------------------------------------------
Total                        $4,967         $2,059       $95
---------------------------------------------------------------

8. Income Taxes

Income taxes reflected in the consolidated financial statements for 1996, 1995, and 1994 are as follows:

                                  Year Ended December 31,
---------------------------------------------------------------
(in thousands)                1996           1995        1994
---------------------------------------------------------------
Statements of Income:
Federal:
  Current                    $2,281         $1,881      $1,238
  Deferred                     (521)          (400)       (129)
State:
  Current                    $  560         $  253      $   34
  Deferred                     (142)            88         (58)
---------------------------------------------------------------
Total tax expense            $2,178         $1,822      $1,085
---------------------------------------------------------------
Statements of Condition:
Deferred tax on securities
  available for sale         $ (178)        $  798      $ (727)
---------------------------------------------------------------

        Deferred income taxes for 1996, 1995, and 1994 reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities for 1996, 1995, and 1994 are as follows:

                                  Year Ended December 31,
---------------------------------------------------------------
(in thousands)                1996           1995        1994
---------------------------------------------------------------
Deferred tax assets:
Deferred loan fees          $  170         $  119        $141
Allowance for
  loan losses                1,686          1,174         838
Writedown of basis
  of O.R.E. properties          36             36          46
Deferred income                  1              1           5
Nonaccrual loans                40             40          59
Net state operating
  loss carryforward             --             --         124
Unrealized loss on
  securities available
  for sale                     107             --         727
Deferred compensation          223            183          --
Other                           --             26          93
---------------------------------------------------------------
Total deferred tax assets   $2,263         $1,579      $2,033
---------------------------------------------------------------
Valuation allowance            (78)           (78)        (78)
---------------------------------------------------------------
Deferred tax liabilities:
Unrealized gain on
  securities available
  for sale                      --            (71)         --
Unamortized discount
        accretion              (94)           (76)        (39)
Depreciation                  (207)          (227)       (304)
---------------------------------------------------------------
Net deferred tax assets     $1,884         $1,127      $1,612
---------------------------------------------------------------

        The Corporation has established the valuation allowance against certain temporary differences. The Corporation is not aware of any factors which would generate significant differences between taxable income and pre-tax accounting income in future years except for the effects of the reversal of current or future net deductible temporary differences. Management believes, based upon current information, that it is more likely than not that there will be sufficient taxable income through carryback to prior years to realize the net deferred tax asset. However, there can be no assurance regarding the level of earnings in the future.
        A reconciliation of the tax expense computed by multiplying pre-tax accounting income by the statutory Federal income tax rate of 34% is as follows:

                                  Year Ended December 31,
---------------------------------------------------------------
(in thousands)                1996           1995        1994
---------------------------------------------------------------
Income tax expense
  at statutory rate         $2,105          $1,776      $1,227
State income taxes, net
  of Federal benefit,
  before change in
  valuation reserve            276             226         151
Changes in taxes
  resulting from:
    Tax exempt interest       (122)           (117)       (117)
    Tax exempt income         (142)            (93)         --
    Non-deductible
     expenses                   61              30          76
Change in Federal
  valuation reserve             --              --        (252)
---------------------------------------------------------------
Total                       $2,178          $1,822      $1,085
---------------------------------------------------------------

9. Benefit PLANS

Retirement Savings Plan
The Corporation has a 401(K) plan which covers substantially all employees with one or more years of service. The plan permits all eligible employees to make basic contributions to the plan up to 12% of base compensation. Under the plan, the Corporation provided a matching contribution of 50% in 1996 and 25% in 1995 and 1994, up to 6% of base compensation. Employer contributions to the plan amounted to $83,000 in 1996, $36,000 in 1995, and $31,000 in
1994.

Postretirement Benefits
The Corporation provides additional postretirement benefits, namely life and health insurance, to retired employees over the age of 62 who have completed 15 years of service. The plan calls for retirees to contribute a portion of the cost of providing these benefits in relation to years of service.

        SFAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," requires an employer to recognize the cost of retiree health and life insurance benefits over the employees' period of service. The transition obligation is being amortized over a twenty year period.
        The periodic postretirement benefit cost under SFAS 106 was as follows:

                                  Year Ended December 31,
---------------------------------------------------------------
(in thousands)                1996           1995        1994
---------------------------------------------------------------
Service cost                  $ 79           $ 50        $ 46
Interest cost                   83             68          47
Amortization of transition
  obligation                    30             30          30
Amortization of
  actuarial loss                13             --          --
---------------------------------------------------------------
Net postretirement cost       $205           $148        $123
---------------------------------------------------------------

        The actuarial present value of benefit obligations was as follows:

                                  Year Ended December 31,
---------------------------------------------------------------
(in thousands)                1996           1995        1994
---------------------------------------------------------------
Actuarial present value of
  benefit obligations:
Retirees                     $ 316          $ 325        $143
Fully eligible active plan
  participants                 320            299         212
Other active plan
  participants                 701            582         274
---------------------------------------------------------------
Accumulated postretirement
  benefit obligation         1,337          1,206         629
Unrecognized transition
  obligation                  (480)          (510)       (540)
Unrecognized actuarial
  (loss) gain                 (337)          (350)        137
---------------------------------------------------------------
Accrued postretirement
  benefit obligation         $ 520          $ 346        $226
---------------------------------------------------------------

        The assumed annual rate of future increases in per capita cost of health care benefits was 10% for 1996 and 11% for 1995. The rate was assumed to decline gradually to 5% in 2001 and remain at that level thereafter. Increasing the health care cost trend by 1% in each year would increase the accumulated postretirement benefit obligation by $349,000 and $300,000 and the service, interest and amortization costs by $49,000 and $29,000 in 1996 and 1995, respectively. The weighted average discount rate used in determining the accumulated benefit obligation was 7% in 1996 and 8.5% in 1995.

Stock Option Plan
In March 1988, the Stockholders approved an incentive stock option plan (employee plan) for the purpose of assisting the Corporation in attracting and retaining highly qualified persons as employees of the Corporation and to provide such key employees with incentives to contribute to the growth and development of the Corporation. In general, the plan allows the granting of up to 44,000 shares of the Corporation's common stock at an option price to be no less than the fair market value of the stock on the date such options are granted. The vesting schedule of the stock options is set by a committee appointed by the Board of Directors. In April 1994, the stock option plan was amended and approved by the Board of Directors to increase the maximum number of shares subject to grant to 164,000.
        Stock options vest during a period of up to five years after the date of grant. The status of the plan for the years ended December 31, 1996, 1995, and 1994 is as follows:

                                      Options Outstanding
---------------------------------------------------------------
                                                         Price
                                   Shares            Per Share
---------------------------------------------------------------
Balance,
  December 31, 1993                39,850        $3.10 - $8.00
---------------------------------------------------------------
Shares:
  Granted                         122,480                $8.75
  Exercised                         2,100                $3.10
---------------------------------------------------------------
Balance,
  December 31, 1994               160,230        $3.10 - $ 8.75
---------------------------------------------------------------
Shares:
  Granted                           3,520                $14.75
  Exercised                        16,720        $3.10 - $14.75
  Expired                           2,350        $8.00 - $ 8.75
---------------------------------------------------------------
Balance,
  December 31, 1995               144,680        $8.00 - $14.75
---------------------------------------------------------------
Shares:
  Exercised                        57,339        $8.75 - $14.75
  Expired                           2,811        $8.75 - $14.75
---------------------------------------------------------------
Balance,
  December 31, 1996                84,530        $8.00 - $14.75
---------------------------------------------------------------
Shares exercisable as of
  December 31, 1996                84,530        $8.00 - $14.75
---------------------------------------------------------------

1994 Stock Option Plan
In April 1994, the Board of Directors approved a non-qualified stock option plan (director plan) for non-employee directors for the purpose of assisting the Corporation in attracting and retaining highly qualified persons as non-employee members of the Board of

Directors and to provide such directors with incentives to contribute to the growth and development of the business of the Corporation. In general, the plan allows for the granting of up to 40,000 shares of the Corporation's common stock at an option price to be no less than the fair market value of the stock on the date such options are granted. The vesting schedule of the stock options is set by a committee appointed by the Board of Directors.
        The shares granted in 1994 under this plan, vested immediately. The status of the plan for the years ended December 31, 1996, 1995, and 1994 is as follows:

                                      Options Outstanding
---------------------------------------------------------------
                                                         Price
                                   Shares            Per Share
---------------------------------------------------------------
Balance,
  December 31, 1994                32,000              $ 8.75
---------------------------------------------------------------
Shares:
  Exercised                        10,943              $ 8.75
  Expired                           3,200              $ 8.75
---------------------------------------------------------------
Balance,
  December 31, 1995                17,857              $ 8.75
---------------------------------------------------------------
Shares:
  Granted                           3,200              $15.75
  Exercised                         6,543              $ 8.75
  Expired                             800              $ 8.75
---------------------------------------------------------------
Balance,
  December 31, 1996                 13,714     $8.75 - $15.75
---------------------------------------------------------------
Shares exercisable as of
  December 31, 1996                 13,714     $8.75 - $15.75
---------------------------------------------------------------

        As of December 31, 1996, there were 2,261 and 8,800 additional shares available for grant under the employee and director plans, respectively.
        As presented in the tables above, there were 3,200 options granted under the director plan in 1996 and 3,520 options granted under the employee plan in 1995. The per share weighted average fair value of stock options granted during 1996 and 1995 was $2.46 and $2.00, respectively, on the date of grant using the Black Scholes option pricing model with the following weighted average assumptions in 1996 and 1995: (1) an expected annual dividend of $0.45 and $0.38, respectively, (2) risk free interest rate of 5.2% and 5.1%, respectively, and expected life of approximately 1 year.
        The Corporation adopted the provisions of SFAS 123 for transactions entered into after December 15, 1995. Pro forma disclosures for options granted in 1996 and 1995 are required. The Corporation applies APB Opinion No. 25 in accounting for its plans and, accordingly, no compensation cost has been recognized for stock options in the consolidated financial statements.

Had the Corporation determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Corporation's 1996 and 1995 net income would have been reduced to the pro forma amounts indicated below:

(in thousands)                      1996         1995
--------------------------------------------------------
Net income:
  As reported                      $4,026       $3,403
  Pro forma                         4,019        3,395
--------------------------------------------------------
Earnings per share:
Primary:
  As reported                      $ 1.64       $ 1.61
  Pro forma                          1.64         1.61
Fully diluted:
  As reported                      $ 1.64       $ 1.60
  Pro forma                          1.64         1.60
--------------------------------------------------------

Benefit Plans
        The Corporation has a salary continuation plan for three key executives and a director deferred compensation plan for five board members. The plans provide for yearly retirement benefits to be paid over a specified period. The present value of the benefits accrued under these plans as of December 31, 1996 and 1995 is approximately $226,000 and $110,000, respectively, and is included in other liabilities in the accompanying consolidated statements of condition. Compensation expense of approximately $120,000 and $100,000 is included in the accompanying consolidated statements of income for the years ended December 31, 1996 and 1995, respectively.
        In connection with the benefit plans, the Corporation has purchased life insurance policies on the lives of the executives and directors. The Corporation is the owner and beneficiary of the policies. The cash surrender values of the policies are approximately $5,560,000 and $5,020,000 as of December 31, 1996 and 1995, respectively, and are included in other assets in the accompanying consolidated statements of condition.
        The Corporation implemented an officer group term replacement plan for certain executives in 1996. This plan replaces group term life insurance for these executives. This plan is funded through life insurance policies purchased by the Corporation. This plan is a split dollar plan; therefore, the policy interests are divided between the bank and the employee. The death benefits over and above the cash surrender of the life insurance policy, if any, are endorsed to the beneficiary of the executive. The cash surrender value of the policies is approximately $2,990,000 as of December 31, 1996 and is included in other assets in the accompanying consolidated statements of condition.

10.  Common Stock

        On September 23, 1994, the Corporation completed its Rights Offering. This offering, available only to stockholders of record on August 8, 1994, raised $2,901,000, net of offering expenses. In connection with the 1993 private placement capital offering, the

Corporation agreed, subject to limits on total ownership of common stock, to offer up to 21,000 shares to two accredited private investors ("Additional Units Offering"). On October 11, 1994 each private investor purchased the additional shares. The Corporation issued 401,492 units, from the Rights Offering and the Additional Units Offering, consisting of one share of common stock and one warrant to purchase one share of common stock. The proceeds from these offerings were $3,186,000, net of offering expenses.
        During 1996 and 1995, warrants totaling 16,940 and 83,849, respectively, were exercised with proceeds of $275,000 and $1,283,000, respectively. On June 13, 1996, all outstanding warrants from prior capital offerings expired.
        On June 14, 1995 the Corporation completed its underwritten public offering by issuing 690,000 shares of common stock. The proceeds from this offering were $7,918,000, net of offering expenses.

11.  Other Non-Interest Expense

Other non-interest expense included the following:

                                  Year Ended December 31,
---------------------------------------------------------------
(in thousands)                1996           1995        1994
---------------------------------------------------------------
FDIC insurance premium     $    1          $  290      $  464
O.R.E. expenses               163             166         306
Stationery and supplies       388             300         229
Computer services              83             285         270
Insurance (other)             102              93         119
Marketing                     522             479         415
Other                       1,976           1,715       1,377
---------------------------------------------------------------
        Total              $3,235          $3,328      $3,180
---------------------------------------------------------------

12.  Other Commitments and
      Contingent Liabilities

        The Corporation enters into a variety of financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include commitments to extend credit and letters of credit, both of which involve, to varying degrees, elements of risk in excess of the amount recognized in the consolidated financial statements.
        Credit risk, the risk that a counterparty of a particular financial instrument will fail to perform, is the contract amount of the commitments to extend credit and letters of credit. The credit risk associated with these financial instruments is essentially the same as that involved in extending loans to customers. Credit risk is managed by limiting the total amount of arrangements outstanding and by applying normal credit policies to all activities with credit risk. Collateral is obtained based on management's credit assessment of the customer.
        The contract amounts of off-balance sheet financial instruments as of December 31, 1996 and 1995 for commitments to extend credit were $56,071,000 and $63,531,000, respectively. For standby letters of credit, the contract amounts were $6,831,000 and $6,720,000, respectively.

        Many such commitments to extend credit may expire without being drawn upon, and therefore, the total commitment amounts do not necessarily represent future cash flow requirements.
        The Corporation maintains lines of credit with the FHLB and two of its correspondent banks. There were approximately $27,000,000 in lines of credit available as of December 31, 1996.
        The Corporation leases its banking offices in Ewing Township, East Windsor Township, Trenton and Hamilton Square. Total lease rental expense was $186,305, $103,002, and $42,678 for the years ended December 31, 1996, 1995, and 1994, respectively. Minimum rentals under the terms of these leases for years 1997 through 2001 are $222,922, $222,922, $224,602, $225,162, and
$229,017, respectively.
        The Corporation and the Bank are party, in the ordinary course of business, to litigation involving collection matters, contract claims and other miscellaneous causes of action arising from their business. Management does not consider that any such proceedings depart from usual routine litigation, and in its judgment, the Corporation's consolidated financial position or results of operations will not be affected materially by the final outcome of any pending legal proceedings.

13.  Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.
        As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.


                                                                                    To be well
                                                                   For capital  capitalized under
                                                                     adequacy   prompt corrective
                                                   Actual            purposes    action provision
--------------------------------------------------------------------------------------------------
(amounts in thousands)                         Amount   Ratio     Amount  Ratio    Amount   Ratio
--------------------------------------------------------------------------------------------------
As of December 31, 1996:
   Total capital  (to risk-weighted assets)   $39,304   11.4%    $27,521   8.0%    $34,401  10.0%
   Tier I capital (to risk-weighted assets)    34,996   10.2      13,761   4.0      20,641   6.0
   Tier I capital (to average assets)          34,996    7.8      17,940   4.0      22,425   5.0
As of December 31, 1995:
   Total capital  (to risk-weighted assets)    34,498   13.2      20,914   8.0      26,142  10.0
   Tier I capital (to risk-weighted assets)    31,230   12.0      10,457   4.0      15,685   6.0
   Tier I capital (to average assets)          31,230    9.1      13,776   4.0      17,219   5.0


        Permission from the Comptroller of the Currency is required if the total of dividends declared in a calendar year exceeds the total of the Bank's net profits, as defined by the Comptroller, for that year, combined with its retained net profits of the two preceding years. The retained net profits of the Bank available for dividends are approximately $5,651,000 as of December 31, 1996.
        On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDIC Improvement Act") became law. While the FDIC Improvement Act primarily addresses additional sources of funding for the Bank Insurance Fund, which insures the deposits of commercial banks and saving banks, it also imposes a number of new mandatory supervisory measures on savings associations and banks.

        The FDIC Improvement Act requires financial institutions to take certain actions relating to their internal operations, including: providing annual reports on financial condition and management to the appropriate federal banking regulators, having an annual independent audit of financial statements performed by an independent public accountant and establishing an independent audit committee composed solely of outside directors. The FDIC Improvement Act also imposes certain operational and managerial standards on financial institutions relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits.

14. Fair Value of Financial Instruments

The following fair value estimates, methods and assumptions were used to measure the fair value of each class of financial instruments for which it is practical to estimate that value:

Cash and Cash Equivalents:
For such short-term investments, the carrying amount was considered to be a reasonable estimate of fair value.

Securities and Mortgage-backed Securities:
The carrying amounts for short-term investments approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer-term investments and mortgage-backed securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Loans:
Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.
        The fair value of performing loans, except residential mortgage loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Corporation's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.
        Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

Deposit Liabilities:
The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, and NOW accounts, and money market and checking accounts, is considered to be equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowed Funds:
For securities sold under agreements to repurchase fair value was based on rates currently available to the Corporation for agreements with similar terms and remaining maturities. For other borrowed funds, the carrying amount was considered to be a reasonable estimate of fair values.

        The estimated fair values of the Corporation's financial instruments are as follows:
                                        December 31, 1996
---------------------------------------------------------------
                                   Carrying             Fair
(in thousands)                       Value              Value
---------------------------------------------------------------
Financial Assets:
    Cash and cash
     equivalents                   $ 17,150           $ 17,150
    Interest bearing
     deposits                         1,357              1,357
    Securities available for
     sale                            93,671             93,671
    Investment securities            31,296             30,878
    Loans                           326,280            333,502
Financial Liabilities:
    Deposits                        364,445            365,976
    Borrowed funds                   86,339             86,042
---------------------------------------------------------------


                                        December 31, 1996
---------------------------------------------------------------
                                   Carrying             Fair
(in thousands)                       Value              Value
---------------------------------------------------------------
Financial Assets:
    Cash and cash
     equivalents                  $ 12,835           $ 12,835
    Interest bearing
     deposits                        1,033              1,033
    Securities available for
     sale                           98,469             98,469
    Investment securities           35,384             35,037
    Loans                          241,377            249,848
Financial Liabilities:
    Deposits                       302,972            304,039
    Borrowed funds                  65,221             64,333
---------------------------------------------------------------

        The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, and as the fair value for these financial instruments was not material, these disclosures are not included above.

Limitations:
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

        Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include the deferred tax assets and bank premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

15. Parent Corporation Information

The condensed financial statements of the parent company only are presented below:

Yardville National Bancorp
(Parent Corporation)

Condensed Statements of Condition
                                      December 31,
-------------------------------------------------------
(in thousands)                      1996         1995
-------------------------------------------------------
Assets:
 Cash                            $   316      $   342
 Investment in subsidiary         34,835       31,336
 Other assets                         79           39
-------------------------------------------------------
  Total Assets                   $35,230      $31,717
-------------------------------------------------------
Stockholders' Equity             $35,230      $31,717
-------------------------------------------------------


Condensed Statements of Income
                                  Year Ended December 31,
---------------------------------------------------------------
(in thousands)                1996           1995        1994
---------------------------------------------------------------
Operating Income:
   Dividends from
     subsidiary              $1,083         $ 843       $ 580
---------------------------------------------------------------
   Total Operating
     Income                   1,083           843         580
---------------------------------------------------------------
Operating Expense:
     Other expense              114           115          11
---------------------------------------------------------------
     Total Operating Expense    114           115          11
---------------------------------------------------------------
Income before income
     taxes and equity in
     undistributed income
     of subsidiary              969           728         569
Federal income tax
     benefit                    (40)          (41)         (3)
---------------------------------------------------------------
Income before equity in
     undistributed income
     of subsidiary            1,009           769         572
Equity in undistributed
     income of subsidiary     3,017         2,634       1,951
---------------------------------------------------------------
      Net Income             $4,026        $3,403      $2,523
---------------------------------------------------------------

Condensed Statements of Cash Flows
                                  Year Ended December 31,
---------------------------------------------------------------
(in thousands)                1996           1995        1994
---------------------------------------------------------------
Cash Flows from
   Operating Activities:
Net Income                    $4,026        $3,403      $2,523
Adjustments:
   (Decrease) increase
     in other assets             (40)          (36)         96
    Equity in undistributed
     income of subsidiary     (3,017)       (2,634)     (1,951)
    Decrease in
     other liabilities            --            (1)         (5)
---------------------------------------------------------------
Net Cash Provided by
    Operating Activities         969           732         663
---------------------------------------------------------------
Cash flows from investing
     activities:
   Investing in subsidiary      (749)       (9,650)     (2,902)
---------------------------------------------------------------
Net Cash Used by
   Investing Activities         (749)       (9,650)     (2,902)
---------------------------------------------------------------
Cash flows from financing
     activities:
     Proceeds from shares
      issued                     837         9,403       3,192
     Dividends paid           (1,083)         (738)       (380)
---------------------------------------------------------------
Net Cash (Used) Provided by
        Financing Activities    (246)        8,665       2,812
---------------------------------------------------------------
Net (decrease) increase
   in cash                       (26)         (253)        573
Cash as of beginning of year     342           595          22
---------------------------------------------------------------
Cash as of End of Year         $ 316         $ 342       $ 595
---------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT
------------------------------------------


The Board of Directors and Stockholders
Yardville National Bancorp:


        We have audited the accompanying consolidated statements of condition of Yardville National Bancorp and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yardville National Bancorp and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.




Princeton, New Jersey
January 31, 1997

                                                                       OFFICERS
                                                                   ------------

Yardville National Bancorp

President and Chief Executive Officer
Patrick M. Ryan

Secretary and Treasurer
Stephen F. Carman

Assistant Secretary and Treasurer
Diane H. Polyak

Yardville National Bank

President and Chief Executive Officer
Patrick M. Ryan

Executive Vice President,
Chief Financial Officer and Cashier
Stephen F. Carman

First Senior Vice President/Senior Loan Officer
James F. Doran

First Senior Vice President/Credit Administration
Mary C. O'Donnell

Senior Vice President and Controller
Richard A. Kauffman

Senior Vice President and Bank Administrator
Frank Durand III

Senior Vice President/Commercial Loans
Sarah J. Strout

Vice Presidents
Maida H. Bell
James T. Brotherton
Vincent P. Ditta
Elmer C. Fawcett
Kathleen A. Fone
Nancy C. German
Maurice F. Lippincott
Sandra R. Malanga
Thomas A. McBain

Nina D. Melker
Thomas L. Nash
Diane H. Polyak
Jane M. Trout
Susan M. Valentino

Assistant Vice Presidents
Shawn Chase-Merritt
Scott W. Civil
Nancy J. Collar
Sandra A. Gray
Dale K. Inman
Anne S. Marsilio
Debra L. Mincarelli
Leslie Rita
Christine A. Secrist
Joan M. Tarr

Assistant Cashiers
Sharon E. Bokma
June A. Haney
Fay Horrocks
Peggy A. Iucolino
Linda A. Kelly
Kathleen M. Kirkham
Patricia D. Majeski
Dawn L. Melker
Barbara G. Morgan
Michael J. Pelosci
Joseph H. Robotin
Elizabeth A. Salvatore
Flora B. Shiarappa

BOARD OF DIRECTORS


Yardville National Bancorp

Jay G. Destribats, Chairman of the Board

John C. Stewart, Vice Chairman*

Patrick M. Ryan, President and C.E.O.

C. West Ayres
Elbert G. Basolis, Jr.
Lorraine Buklad
Anthony M. Giampetro, M.D., F.C.C.P.
Gilbert W. Lugossy
Weldon J. McDaniel, Jr.
William J. Steiner, Jr.*+
F. Kevin Tylus

Edward M. Hendrickson, Director Emeritus+

* Director Emeritus as of March 1997
+ Deceased as of March 1997

Yardville National Bank

Jay G. Destribats, Chairman of the Board

John C. Stewart, Vice Chairman*

Patrick M. Ryan, President and C.E.O.

C. West Ayres
Elbert G. Basolis, Jr.
Lorraine Buklad
Anthony M. Giampetro, M.D., F.C.C.P.
Gilbert W. Lugossy
Weldon J. McDaniel, Jr.
William J. Steiner, Jr.*+
F. Kevin Tylus

Edward M. Hendrickson, Director Emeritus+

* Director Emeritus as of March 1997
+ Deceased as of March 1997


ADVISORY BOARD

William C. Broderick
W. Michael Bryant
Nancy S. Ellis
William G. Engel
Daniel J. Graziano, Esq.
Sidney L. Hofing++
James J. Kelly++
John J. Klein III
Richard J. Klockner
Nancy J. Knight
Eugene P. Marfuggi
George S. Martin
Louis R. Matlack, Ph.D. ++
Robert E. Mule
Joyce H. Rainear
Marvin A. Rosen
N. Gerald Sapnar
Ronald K. Vernon
Robert L. Workman
Harold N. Zeltt

++On the proxy ballot for anomination to Director