Form 10-K, Exhibit 13
period 1997-12-31
YARDVILLE NATIONAL BANCORP
filed 1998-03-31
CIK 787849

YARDVILLE NATIONAL BANCORP


stability
progress

YNB

community
strength


1997 ANNUAL REPORT

Table of
  Contents

  FINANCIAL HIGHLIGHTS____________________________________________________     3
  MANAGEMENT LETTER_______________________________________________________     5
  HONORING THE PAST, BUILDING FOR THE FUTURE______________________________     9
  SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA_________________________    13
  MANAGEMENT'S FINANCIAL DISCUSSION AND ANALYSIS__________________________    15
  FINANCIAL STATEMENTS____________________________________________________    36
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS______________________________    40
  INDEPENDENT AUDITORS' REPORT____________________________________________    53
  OFFICERS________________________________________________________________    54
  BOARD OF DIRECTORS______________________________________________________    55
  STOCKHOLDER INFORMATION_________________________________________________    56

ON THE COVER: THE FORMER U.S. POST OFFICE AT EAST STATE
AND MONTGOMERY STREETS IN TRENTON, BUILT IN 1910.

new logo

modern headquarters

state-of-the-art technology

traditional banking

personal service

community commitment

Moving Forward

AT YNB, WE PRESERVE THE OLD WHILE WE MOVE FORWARD TO NEW AND MODERN BANKING CONCEPTS. WHEN OUR NEW CORPORATE HEADQUARTERS SHOWN HERE IS COMPLETED NEXT YEAR, WE'LL GAIN EFFICIENCY OF OPERATIONS AND MUCH-NEEDED NEW SPACE IN ORDER TO GROW AND SERVE OUR CUSTOMERS BETTER.

BUT AT BRANCHES LIKE OUR HISTORIC YARDVILLE MAIN OFFICE, AS WELL AS IN MODERN OFFICES THROUGHOUT OUR BRANCH NETWORK, YNB PEOPLE WILL CONTINUE TO DELIVER THE HIGH QUALITY PERSONAL ATTENTION THAT HAS BEEN OUR TRADEMARK FOR ALMOST THREE-QUARTERS OF A CENTURY.

YARDVILLE NATIONAL BANCORP AND SUBSIDIARIES

Financial
   Highlights

-------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)        1997        1996        Increase
-------------------------------------------------------------------------------------
For the Year Ended December 31
Net income                                       $  5,006     $  4,026        24.3%
Cash dividends declared per common share*            0.25        0.225        11.1
-------------------------------------------------------------------------------------

Balance Sheet Data as of December 31
Total assets                                     $614,686     $490,545        25.3%
Total deposits                                    422,944      364,445        16.1
Total loans                                       385,751      331,237        16.5
Stockholders' equity                               39,745       35,230        12.8
-------------------------------------------------------------------------------------

Consolidated Ratios
Return on average assets                              0.93%       0.90%
Return on average stockholders' equity               13.32       12.25
Total equity to total assets                          6.47        7.18
Tier I capital to risk-weighted assets               12.24       10.17
Total capital to risk-weighted assets                13.49       11.43
Nonperforming loans to total assets                   0.86        1.66
Nonperforming loans to year-end loans                 1.38        2.46
-------------------------------------------------------------------------------------

* Adjusted for two-for-one stock split effected in the form of a stock dividend declared December 23, 1997.

==================
INSERT CHARTS HERE
==================
                                                                               3

Long-Term Stability

MEMBERS OF YNB SENIOR MANAGEMENT DISCUSS THE BANK'S FUTURE IN THE HISTORIC KUSER FARM MANSION IN HAMILTON TOWNSHIP. LEFT TO RIGHT: JAY G. DESTRIBATS, CHAIRMAN; PATRICK M. RYAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER; STEPHEN F. CARMAN, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER; AND TIMOTHY J. LOSCH, EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER HAMILTON TOWNSHIP.

THE EXTERIOR OF THE KUSER FARM MANSION, ORIGINALLY SUMMER HOME TO THE FRED KUSER FAMILY. THE KUSERS OWNED THE MERCER MOTOR CAR COMPANY ALONG WITH THE ROEBLING FAMILY AND WERE MAJOR FINANCIERS OF THE FOX FILM CORPORATION, WHICH LATER BECAME 20TH CENTURY FOX. THE HOUSE MUSEUM IS NOW A MAJOR TOURIST ATTRACTION OWNED BY HAMILTON TOWNSHIP.

                                  "This past year, YNB has continued its
                                      development into a bank well-positioned to
                                serve customers into the next century."

To Our Shareholders
     Employees and Friends

AS WE MOVE WITH GREAT ENTHUSIASM INTO THE FUTURE OF BANKING, WE AT YARDVILLE NATIONAL BANK WORK HARD TO RETAIN ALL THE POSITIVE ELEMENTS OF OUR PAST. THE TRADITION OF ATTENTIVE PERSONAL SERVICE NEVER GROWS OLD. NEITHER DOES THE VALUE OF COMMUNITY COMMITMENT AND MARKET KNOWLEDGE. IN THIS YEAR'S ANNUAL REPORT, WE INTEND TO DEMONSTRATE HOW YNB BLENDS THE BEST OF BOTH THE PAST AND THE FUTURE, HONORING OUR TRADITIONS WHILE OFFERING STATE-OF-THE-ART BANKING PRODUCTS AND SERVICES.

This year, we also want to take special note of the important role you, as stakeholders in this institution, play in our success. We identify ourselves as a community bank. This means, of course, that we believe it is important to serve as good neighbors to those around us. But we also embrace a broader sense of communitythe people who, as a result of shared interests, form a broad and deep support group for YNB. Many of our customers are shareholders. All of our directors refer business to the bank. T hose to whom we lend build their companies, employ our neighbors, and make this institution even stronger with ever increasing circles of business. We are part of a total banking community, and we thrive under this concept.
    We are making our presence felt even more in our community this year, as we have announced plans to occupy a new corporate headquarters during 1999. It will serve as both a symbol of our ongoing dedication to the neighborhood banking concept and as notice that we plan to maintain our position as an independent, full service community bank.
    In keeping with our movement toward the future, we have adopted a new corporate logo, which you as stakeholders have the opportunity to see first on the cover of this annual report. We are adopting the name that most of our customers already useYNBwhile retaining the Yardville National Bank attitude, history, and commitment. Nothing has changed, but everything has evolved. We think that's the right way to grow.
    This past year, YNB has continued its development into a bank well-positioned to serve customers into the next century. We have broadened the products and services we offer both business and individual customers, and we have further enhanced our technology to deliver them. We have continued to look beyond the borders of Hamilton Township and, indeed, beyond Mercer County, as we make our plans for expansion of our network in the years to come. But most important, we constantly work to maintain the personal approach and high level of service that our customers value.
    The results of these efforts to you, as shareholders, can be seen in our financial performance. We have gained many customers and relationships this year as people and businesses have chosen to bank where personal attention and quality service are valued. The community banking concept is alive and doing very well at YNB.

Growth in All Dimensions
In 1997, net income rose 24.3% to $5,006,000, or $1.00 per share on a diluted basis, compared with 1996 net income of $4,026,000, or $0.82 per share on a diluted basis. Our year-end assets reached $614.7 million, compared with $490.5 million in 1996.

        "As we continue to evolve into the best combination possible of high technology and a high level of personal contact, we look to our past for inspiration
                  even as we build for the future."


Our commercial lending performance continues to fuel YNB's earnings growth, as businesses of all sizes have come to realize that YNB can fulfill all of their needs while offering the personal service that is not found elsewhere. YNB's total loan outstandings reached $385.8 million at December 31, 1997, an increase of 16.5% over the $331.2 million outstanding at December 31, 1996. The portfolio, composed of both commercial and consumer loans, is diverse, well-balanced and predominantly local.
    We worked diligently in 1997 to maintain and improve credit quality as our portfolio grew. Nonperforming assets decreased slightly to $8,486,000 at December 31, 1997, compared to nonperforming assets of $8,535,000 at December 31, 1996. The allowance for loan losses now totals $5,570,000 or 1.44% of total loans, covering 104.8% of total nonperforming loans.
    The deposit side of the ledger helps to support this excellent loan growth. Total deposits increased 16.1% in 1997 to $422.9 million at year end, compared with $364.4 million at year-end 1996. YNB is fostering further growth in both the deposit and consumer lending areas with a variety of new products and services. These include our newest CD offerings at highly competitive interest rates, our Home Equity Line of Credit at one of the lowest rates in the area, and our Service Direct business package offering a company's employees numerous benefits associated with direct deposit of their paychecks. For more information on our product offerings, please see the section entitled "Honoring the Past, Building for the Future" beginning on page nine.
    YNB's shareholders also did well in 1997, as a 100% stock dividend was declared by the YNB Board of Directors on December 23, 1997. This two-for-one stock split was payable to shareholders of record January 5, 1998. YNB's annual dividend increased 11.1% in 1997 compared to 1996. Our share price has shown strength and stability, as our listing on NASDAQ continues to provide additional liquidity and flexibility for current shareholders as well as opening up the market for new ones.
    YNB also continues to have a strong capital structure. At December 31, 1997, YNB's Tier 1 leverage, Tier 1 risk-based, and total risk-based capital ratios were 9.5%, 12.2%, and 13.5%, respectively, exceeding all ratios required to be considered well-capitalized under regulatory guidelines.
    Our directors-both at the corporate and advisory board levelscontinue to be a major component of our bank's growth, as they are an excellent source of new business referrals. Their input and guidance as we move into the future are greatly appreciated. We were sorry to note the passing of N. Gerald Sapnar, one of our Advisory Board members, this past year, and we want to take this opportunity to thank all of our directors for their valuable contributions to the bank's growth.
    As we continue to evolve into the best combination possible of high technology and a high level of personal contact, we look to our past for inspiration even as we build for the future. Our objectives are clear: we want to be the best community bank in our marketplace, offering our customers what they need and our shareholders the returns they deserve. We believe the past year has shown concrete results of our efforts, and promise to keep our sights set firmly on these objectives as we move toward the next millennium.


    Sincerely yours,




    Jay G. Destribats              Patrick M. Ryan
    Chairman of the Board          President and Chief Executive Officer

New Technologies

WHEN YNB'S FIRST BRANCH WAS OPENED IN 1925 IN "DOWNTOWN" YARDVILLE, CUSTOMERS BANKED WITH TELLERS WHO RECORDED EACH TRANSACTION BY HAND FROM BEHIND CARVED WOODEN TELLER WINDOWS.

TODAY, YNB CONTINUES TO BE KNOWN FOR ITS PERSONAL TOUCH, BUT CUSTOMERS CAN ALSO USE ELECTRONIC PRODUCTS LIKE OUR SECOND CHECK DEBIT CARD TO MAKE PURCHASES OF ALL KINDS AND HAVE THEM CONVENIENTLY DEDUCTED FROM THEIR YNB CHECKING ACCOUNTS.

 Customer Service

WHEN THE QUAKER MEETING HOUSE OF PRINCETON WAS USED FOR WEEKLY GATHERINGS, TRANSACTIONS, WHETHER SOCIAL, RELIGIOUS, OR FINANCIAL, WERE HANDLED FACE-TO-FACE.

WITH TODAY'S BUSY LIFESTYLE, INDIVIDUALS STILL MEET IN PERSON FOR SOCIAL AND RELIGIOUS PURPOSES, BUT CONDUCT MUCH OF THEIR DAILY BUSINESS ON THE TELEPHONE. THAT'S WHY PRODUCTS LIKE YNB'S TELEBANK SERVICE ARE SO ESSENTIAL, ALLOWING INDIVIDUALS AND BUSINESSES TO CHECK BALANCES, TRANSFER OR VERIFY FUNDS, REVIEW RECENT TRANSACTIONS, AND PERFORM OTHER BANKING FUNCTIONS WITH JUST A FEW TOUCHES TO A PUSHBUTTON PHONE.

                              "As the economy has strengthened in New Jersey,
                       more and more customers are interested in longer term
                                 savings vehicles and investment products,
                                   and YNB is right there with what they need."

Honoring the Past
         Building for the Future

YNB ENJOYS A LONG AND DISTINGUISHED HISTORY. SINCE OUR FOUNDING IN 1925, WE HAVE BEEN THERE FOR OUR COMMUNITY, FINANCING THE GROWTH OF MERCER COUNTY AS IT EVOLVED FROM A FARMING AREA TO A COMMERCIAL CENTER AT THE CROSSROADS OF THE STATE'S MAJOR HIGHWAYS. WE HAVE HELPED PEOPLE BUILD HOMES AND BUSINESSES HERE, SENDING THEIR CHILDREN TO COLLEGE AND BUILDING THE DREAM OF A SECURE RETIREMENT. OUR BANK'S FRANCHISE HAS BEEN BUILT ON OUR KNOWLEDGE OF OUR MARKETPLACE, OUR ATTENTION TO EACH CUSTOMER, WHETHER LARGE OR SMALL, AND A REAL CONCERN FOR EACH ONE'S INDIVIDUAL NEEDS.

We are proud of that history, but well aware that the key to our ongoing success is taking our longstanding strengths and building upon them as we have evolved into a bank for the 21st century. The key to our future, we believe, is combining the two: keeping the most important parts of our tradition of community service and adding all of the up-to-the-minute banking products today's technology allows us to offer. We are gratified that YNB has become that bank of the future for our customers.

Technology Transforms Retail Banking
It is in the area of electronic banking that the financial world has seen the most change in the past ten years. We have moved far beyond the advent of automated teller machines (ATMs) which can accept deposits and dispense cash to an increasingly cashless society. Debit cards, which serve not only to provide ATM access, but also take the place of checkbooks and cash, are gaining enormous popularity as customers are able to make purchases of items from groceries to swimming pools by automatically having the amount of the purchase deducted from their checking accounts.
     To fulfill this need, YNB introduced the Second Check(R) debit card early in 1997, and its usage increased dramatically as the year went on. Second Check can be used everywhere that VISA(R) is acceptedat more than 12 million merchants. Customers avoid the delays sometimes involved in writing checks at an unfamiliar location, while they also avoid the interest charges that can accrue with credit card purchases.

Savings, Loan, and Investment Products Spark Interest
As the economy has strengthened in New Jersey, more and more customers are interested in longer term savings vehicles and investment products, and YNB is right there with what they need. YNB's competitive rates and a strong advertising campaign made its CDs very popular in 1997, bringing in millions of dollars in new deposits to our institution. The CD product lineup is being further enhanced in 1998, with the same high rate offered for a variety of terms, up to 60 months.

Saving the Business Comunity

THE GRAND LODGE OF NEW JERSEY, FREE & ACCEPTED MASONS, MADE THE MASONIC TEMPLE ON BARRACKS STREET ITS HEADQUARTERS UNTIL THE LATE 1970S. SEVERAL LODGES OF THE MASONS, WHO HAVE ALWAYS INCLUDED MANY BUSINESS AND PROFESSIONAL LEADERS OF THE COMMUNITY, STILL MEET THERE TODAY.

BUSINESS LEADERS AND THEIR EMPLOYEES COME TO YNB, TOO, FOR OFFERINGS LIKE SERVICE DIRECT, A GROUPING OF SPECIAL ACCOUNTS AND RATES AVAILABLE TO THE EMPLOYEES OF ANY COMPANY WHICH MAKES DIRECT DEPOSIT OF PAYCHECKS TO A YNB ACCOUNT.

                               "For several years, YNB has been
                                  a lender of choice for many, thanks to
                                 our high level of personal srvice ans the
                            market understanding we bring to each relationship."


Honoring the Past
         Building for the Future

For those customers who are looking for higher returns and are willing to forego FDIC insurance and take a greater risk, YNB will be introducing the sale of mutual funds and annuities in 1998. Licensed sales representatives can explain the variety of choices to customers, and investments in these alternative vehicles can be made right in a YNB branch.
    We also instituted a very competitive interest rate on our home equity line of credit in 1998, as YNB customers who meet certain requirements can take advantage of a rate that is indexed below prime. It's an excellent offer, and one that we believe many consumers will want to use to refinance their mortgages, make home improvements, pay tuition costs, or even take a special trip or vacation.

Adding Convenience for Busy Consumers
More families have become two-earner households, and it seems we have more and more tasks to accomplish in a day and far less time to do them. That's where the ability to perform routine banking transactions by telephone or by computer has gained popularity in the late 90s. Accordingly, we've added even more convenience for YNB customers with our Telebank Service, allowing customers to check balances, transfer or verify funds, find out about recent transactions, order a mini statement to be faxed, and complete other banking transactionsright on the phone.
     The telephone has become an even greater resource for YNB customers with the opening of our new Telephone Help Center this past September. Staffed by a hand-picked group of "Customer Satisfaction Ambassadors," the Telephone Help Center offers information about current accounts, investment rates, available loan or mortgage programs, ATM locationswhatever our customers may need to make banking with YNB even more convenient than it already is. Customers can call the Telephone Help Center at 1-8884-HELPLINE Monday through Friday from 8:30 AM to 7:00 PM, and on Saturdays from 9:00 AM to 12:00 PM. In its first five months of operation, the center fielded over 4,000 calls, and continues to serve as a centralized sales, information, and communication center for all of YNB.

Reaching Out Geographically
For some time, we have discussed our intention to expand beyond the reaches of Hamilton Township and even Mercer County. Plans are well underway for the opening of new branches in 1998, including one in Hopewell Township in the thriving Pennington area. We continue to examine potential locations both in New Jersey and right across the river in Bucks County, Pennsylvania, too. Many of YNB's customers, both consumer and commercial, are already doing business or living in those areas, and the expansion of our branch network to include these areas is a logical extension of our marketplace.
    "Stand-alone" ATMs are another area of future expansion for YNB, and plans are on the drawing board for the first of these in Washington Township for 1998 completion. ATMs without a branch attached are cost effective for the bank to install and maintain, while enhancing our delivery network and increasing convenience for customers.

       "YNB - steped in tradition, devoted to our community - is poised and ready to move into the future of banking."


Honoring the Past
         Building for the Future

Gaining the Business of Larger Business
As YNB has expanded its offerings, we have also expanded the services we offer to businesses in our marketplace. For several years, YNB has been a lender of choice for many, thanks to our high level of personal service and the market understanding we bring to each relationship. With the upgrade of our technological capabilities in the past two years, however, we've been able to offer an even broader range of state-of-the-art business services.

    In 1997, for example, we added a menu of electronic cash management services for business customers called Cash Command. Using sophisticated automated clearing house (ACH) services, YNB's Cash Command allows customers to make direct deposit of payroll right from their offices, consolidate funds, make tax payments, transfer among accounts, and even make overnight investment sweeps, increasing efficiency and convenience for all businesses.
    We also added lockbox services in the past year, to assist both businesses and non-profit organizations who collect recurring payments from a number of people. YNB provides a central location for those checks to be mailed, handles the bookkeeping, makes sure the money is credited to the customer's account, and provides detailed reports as often as the customer wishes.
    Keeping client accounts in good order is something YNB has been doing for a long time with MATS (Multiple Account Trust Services)an attorney trust sub-accounting system. This allows lawyers to handle multiple escrow accounts safely and efficiently. Most gratifying, we're finding more and more area law firms are using YNB's MATS because they get all the professionalism they need, along with the personal attention that only a hometown bank can deliver.
    Professionalism and service also count when companies want to offer their employees special benefits. Service Direct is a new service combining business and consumer banking, which is helping to cement our relationships with many area companies of all sizes and their employees. Whenever a business uses direct deposit for employee payroll, those employees are offered this special package of money-saving services.
    Service Direct checking accounts offer unlimited check writing with no per check fees and no monthly maintenance fees. These customers can also access their funds without ever writing a check with the YNB Second Check debit card we discussed earlier. Statement savings accounts can be linked to a Service Direct account, too, while customers can also qualify for YNB's special Service Direct consumer loans, including home equities and residential mortgages. Indeed, the whole range of YNB servicesincluding the Premier Plus Money Market Account and Community Plus linked accountsis right at the customer's fingertips.
    So from sophisticated cash management to direct deposit, loans to lockbox and custodial accounts, YNB has all the business services a firm or institution of any size could wantaccompanied by the personal service that only a bank like YNB can deliver. Coupled with the wide range of offerings our consumer banking clients can receive, the combination is unbeatable. YNBsteeped in tradition, devoted to our communityis poised and ready to continue meeting all the challenges we know the future will bring.

Selected Historical
                Consolidated Financial Data

The following table sets forth certain historical financial data with respect to Yardville National Bancorp and subsidiaries on a consolidated basis. This table should be read in conjunction with Yardville National Bancorp's historical consolidated financial statements and related notes thereto. All share and per share data has been restated to reflect the two-for-one stock split effected in the form of a stock dividend in December 1997 and November 1994.

                                                                                    December 31,
---------------------------------------------------------------------------------------------------------------------------

                                                   1997             1996              1995             1994         1993
---------------------------------------------------------------------------------------------------------------------------
Statement of Income
(in thousands)

Interest income                                  $40,768         $  34,251         $  27,336        $  18,004     $ 14,055
Interest expense                                  21,100            17,041            12,841            6,360        5,355
---------------------------------------------------------------------------------------------------------------------------

Net interest income                               19,668            17,210            14,495           11,644        8,700

Provision for loan losses                          1,125             1,640               865              305

Securities gains (losses), net                        24              (136)              (91)            (124)         294
Gains on sales of mortgages, net                      30                21                19               92          354
Other non-interest income                          2,490             2,228             1,927            1,586        1,542
Non-interest expense                              13,341            11,479            10,260            9,285        8,423
---------------------------------------------------------------------------------------------------------------------------

Income before income tax expense
    and cumulative effect of the
    change in accounting principle                 7,746             6,204             5,225            3,608        2,467
Income tax expense                                 2,740             2,178             1,822            1,085          733

---------------------------------------------------------------------------------------------------------------------------

Income before cumulative
    effect of the change in
    accounting principle                           5,006             4,026            3,403             2,523        1,734
Cumulative effect of the change
    in accounting principle                                                                                            191
---------------------------------------------------------------------------------------------------------------------------

Net income                                       $5,006           $  4,026        $   3,403          $  2,523     $  1,925
---------------------------------------------------------------------------------------------------------------------------
Balance Sheet
(in thousands, except per share data)

Assets$                                         614,686         $  490,545        $ 403,115  $        280,550     $223,438
Deposits                                        422,944            364,445          302,972           259,296      206,688
Loans, net of unearned income                   385,751            331,237          245,054           196,910      134,983
Stockholders' equity                             39,745             35,230           31,717            18,451       14,208
Allowance for loan losses                         5,570              4,957            3,677             2,912        2,703

Per Share Data
Net income  basic*                            $    1.02         $     0.84        $    0.87        $     0.87     $   0.94

Net income  diluted*                               1.00               0.82             0.84              0.84         0.93
Cash dividends                                     0.25               0.22            50.19              0.14
Stockholders' equity (book value)                  8.02               7.25             6.75              5.96         6.21

Other Data
Average shares outstanding diluted            4,994,000          4,919,000        4,053,000         3,021,000    2,075,000
---------------------------------------------------------------------------------------------------------------------------

* Income per share has been retroactively adjusted to implement the provisions of Statement on Financial Accounting Standards No. 128, "Earnings Per Share."

Selected Historical
           Consolidated Financial Data
                              continued

                                                                                     December 31,
---------------------------------------------------------------------------------------------------------------------------

                                                            1997          1996          1995           1994           1993
---------------------------------------------------------------------------------------------------------------------------
Financial Ratios
Return on average assets                                    0.93%         0.90%         0.99%          1.04%          0.92%
Return on average stockholders'
  equity                                                    13.32        12.25         13.84          15.89          15.81
Net interest margin (FTE) (1)                                3.95         4.10          4.49           5.16           4.51
Efficiency ratio (2)                                        60.06        59.41         62.75          70.35          77.35
Average stockholders' equity to
    average assets                                           7.00         7.33          7.14           6.57           5.79
Dividend payout ratio                                       24.63        26.90         21.69          15.06
Tier 1 leverage ratio (3)                                    9.53         7.80          9.07           7.84           7.60
Tier 1 capital as a percent of
    risk-weighted assets                                    12.24        10.17         11.95           9.59           9.38
Total capital as a percent of
    risk-weighted assets                                    13.49        11.43         13.20          10.84          10.64
Allowance for loan losses
    to total loans (year end)                                1.44         1.50          1.50           1.48           2.00
Net loan charge offs to average
    total loans                                              0.14         0.13          0.05           0.06           0.20
Nonperforming loans (5) to total loans                       1.38         2.46          1.15           1.05           1.83
Nonperforming assets (4) to
    total loans and other real estate
    owned (year end)                                         2.18         2.57          1.40           1.21           2.83
Allowance for loan losses
    to nonperforming assets (4) (year end)                  65.64        58.08        106.77         122.35          69.92
Allowance for loan losses
    to nonperforming loans (5) (year end)                  104.80%       60.90%       130.44%        140.95%        109.30%
--------------------------------------------------------------------------------------------------------------------------

(1) Tax equivalent based on a 34% Federal tax rate for all periods presented (FTE = Federal tax equivalent basis).
(2) Efficiency ratio is equal to non-interest expense divided by the sum of the net interest income and non-interest income.
(3) Tier 1 leverage ratio is Tier 1 capital to average assets. (4) Nonperforming assets include nonperforming loans and other real estate owned. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Financial Condition."
(5) Nonperforming loans include nonaccrual loans, restructured loans, and loans 90 days past due or greater and still accruing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Financial Condition."

Management's Discussion and Analysis
                of Consolidated Financial Condition and Results of Operations

The purpose of this discussion and analysis is to assist in the understanding and evaluation of the financial condition, changes in financial condition and results of operations of Yardville National Bancorp (the "Parent Company") and its wholly-owned subsidiaries Yardville National Bank (the "Bank"), and Yardville Capital Trust, collectively referred to as "YNB". This discussion should be read in conjunction with the consolidated financial statements and supplemental financial information appearing elsewhere in this report.

1997 OVERVIEW
YNB's continued emphasis on establishing and building relationships helped achieve successful results in 1997. YNB recorded increases in net income, loans, and deposits in a competitive marketplace. The significant upgrade to our operational systems in 1996 has yielded positive results in 1997. Quality customer service has continued and product diversity has increased.

    Net income amounted to $5,006,000, a 24.3% increase, compared to the record results of $4,026,000 reported in 1996. Earnings were primarily enhanced by commercial loan growth experienced throughout the year. Earnings per share, on a diluted basis, adjusted for the two-for-one stock split declared December 23, 1997, increased from $0.82 in 1996 to $1.00 in 1997.
    The loan portfolio grew 16.5% in 1997 compared to 1996. At December 31, 1997 total loan outstandings were $385,751,000 compared to $331,237,000 recorded at the end of 1996. The allowance for loan losses now totals $5,570,000 or 1.44% of total loans, covering 104.8% of total nonperforming loans. YNB's deposit base increased 16.1%, to total $422,944,000, at December 31, 1997. Growth in YNB's deposit base in 1997 primarily occurred in higher yielding certificates of deposit, a higher costing funding source, and interest bearing demand deposits.
    Two industry measures of the performance of a bank are its return on average assets and return on average equity. Return on average assets increased to 0.93% in 1997 from 0.90% in 1996. The 1997 return on average stockholders' equity increased to 13.32% compared to 12.25% in 1996.

RESULTS OF OPERATIONS
YNB earned $5,006,000 or $1.00 per share (diluted) for the year ended December 31, 1997 compared to $4,026,000 or $0.82 per share (diluted) for the year ended December 31, 1996. YNB reported net income of $3,403,000 or $0.84 per share (diluted) in 1995. The increase in earnings per share in 1997 is principally attributable to increased earnings.


NET INTEREST INCOME
Net interest income, YNB's largest and most significant component of operating income, is the difference between interest and fees earned on loans and other earning assets, and interest paid on deposits and borrowed funds. This component represented 88.5% of YNB's net revenues in 1997. Net interest income also depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.
    The following tables set forth YNB's consolidated average balances of assets, liabilities and stockholders' equity as well as the amount of interest income and expense on related items, and YNB's average yield/rate for the years ended December 31, 1997, 1996, 1995, 1994, and 1993.

Financial Summary
         Average Balances, Rates Paid and Yields

----------------------------------------------------------------------------------------------------------------------------
                                                            December 31, 1997                December 31, 1996
----------------------------------------------------------------------------------------------------------------------------

Average                                                                         Average
                                                         Average                 Yield/      Average                 Yield/
(in thousands)                                           Balance      Interest    Rate       Balance      Interest    Rate
----------------------------------------------------------------------------------------------------------------------------

Interest Earning Assets:
Time deposits with other banks                       $    2,533      $    107      4.22%   $    1,992      $984.92
Federal funds sold                                        7,121           380      5.34         4,265          228    5.35
Securities                                              140,655         8,770      6.24       132,036        8,194    6.21
Loans, net of unearned income (1)                       355,526        31,511      8.86       287,289       25,731    8.96
----------------------------------------------------------------------------------------------------------------------------
    Total interest earning assets                    $  505,835      $ 40,768      8.06%   $  425,582      $34,251    8.05%
----------------------------------------------------------------------------------------------------------------------------
Non-Interest Earning Assets:
Cash and due from banks                              $   15,425                              $ 11,905
Allowance for loan losses                                (5,254)                               (4,190)
Premises and equipment, net                               5,288                                 5,037
Other assets                                             15,337                                10,156
----------------------------------------------------------------------------------------------------------------------------
    Total non-interest earning assets                    30,796                                22,908
----------------------------------------------------------------------------------------------------------------------------
Total assets                                         $  536,631                              $448,490
----------------------------------------------------------------------------------------------------------------------------
Interest Bearing Liabilities:
Deposits:
    Savings, money markets,
    and interest bearing demand                      $  159,720      $  5,083      3.18%   $  133,450      $ 4,014    3.01
    Certificates of deposit of
    $100,000 or more                                     23,357         1,273      5.45        18,188          922    5.07
    Other time deposits                                 168,962         9,759      5.78       125,332        7,138    5.70
----------------------------------------------------------------------------------------------------------------------------
    Total interest bearing deposits                     352,039        16,115      4.58       276,970       12,074    4.36
    Borrowed funds                                       84,492         4,761      5.63        87,065        4,967    5.70
    Trust preferred securities                            2,422           224      9.25
----------------------------------------------------------------------------------------------------------------------------
    Total interest bearing liabilities                  438,953        21,100      4.81       364,035       17,041    4.68
----------------------------------------------------------------------------------------------------------------------------
Non-Interest Bearing Liabilities:
Demand deposits                                       $  56,700                              $ 49,078
Other liabilities                                         3,404                                 2,507
Stockholders' equity                                     37,574                                32,870
----------------------------------------------------------------------------------------------------------------------------
    Total non-interest bearing liabilities
    and stockholders' equity                          $  97,678                              $ 84,455
----------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity           $  536,631                              $448,490
----------------------------------------------------------------------------------------------------------------------------
Interest rate spread (2)                                                           3.25%                              3.37%
----------------------------------------------------------------------------------------------------------------------------
Net interest income and margin (3)                                   $ 19,668      3.89%                  $ 17,210    4.04%
----------------------------------------------------------------------------------------------------------------------------
Net interest income and margin
    (tax equivalent basis) (4)                                       $ 19,993      3.95%                  $ 17,432    4.10%
============================================================================================================================

(1) Loan origination fees are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include nonaccrual loans with no related interest income.
(2) The interest rate spread is the difference between the average yield on interest earning assets and the average rate paid on interest bearing liabilities.
(3) The net interest margin is equal to net interest income divided by average interest earning assets.
(4) In order to make pre-tax income and resultant yields on tax exempt investments and loans comparable to those on taxable investments and loans, a tax equivalent adjustment is made equally to interest income and income tax expense with no effect on after tax income. The tax equivalent adjustment has been computed using a Federal income tax rate of 34% and has increased interest income by $325,000, $222,000, $202,000, $194,000, and
     $105,000 for the years ended December 31, 1997, 1996, 1995, 1994, and 1993, respectively.

----------------------------------------------------------------------------------------------------------------------------
           December 31, 1995                   December 31, 1994                         December 31, 1993
----------------------------------------------------------------------------------------------------------------------------
                        Average                                 Average                                     Average
Average                  Yield/           Average                Yield/            Average                   Yield/
Balance     Interest      Rate            Balance    Interest     Rate             Balance      Interest       Rate
----------------------------------------------------------------------------------------------------------------------------

$    685      $   36      5.26%        $    643      $    23        3.58%        $  1,266      $    34          2.69%
   7,838         464      5.92            1,200           52        4.33            3,211           97          3.02
  97,456       5,756      5.91           70,045        3,761         5.37          72,928        3,939          5.40
 221,232      21,080      9.53          157,411       14,168         9.00         117,671        9,985          8.49
----------------------------------------------------------------------------------------------------------------------------
$327,211     $27,336      8.35%        $229,299      $18,004         7.85%       $195,076      $14,055          7.20%
----------------------------------------------------------------------------------------------------------------------------

$  8,778                               $  8,079                                  $  9,449
  (3,265)                                (2,736)                                   (2,860)
   4,175                                  3,857                                     3,812
   7,490                                  3,207                                     4,699
----------------------------------------------------------------------------------------------------------------------------
  17,178                                 12,407                                    15,100
----------------------------------------------------------------------------------------------------------------------------
$344,389                               $241,706                                  $210,176
----------------------------------------------------------------------------------------------------------------------------
$123,029     $ 4,107      3.34%        $113,239      $ 3,156         2.79%      $105,178      $ 2,832          2.69%

  15,521         883      5.69            7,083          299         4.22          4,202          168          4.00
 103,637       5,792      5.59           66,020        2,810         4.26         55,827        2,338          4.19
----------------------------------------------------------------------------------------------------------------------------
 242,187      10,782      4.45          186,342        6,265         3.36        165,207        5,338          3.23
  33,339       2,059      6.18            2,248           95         4.23            747           17          2.28
      --          --        --               --           --           --             --           --            --
----------------------------------------------------------------------------------------------------------------------------
 275,526      12,841      4.66          188,590        6,360         3.37        165,954        5,355          3.23
----------------------------------------------------------------------------------------------------------------------------

$ 42,321                               $ 36,634                                 $ 31,082
   1,950                                    605                                      967
  24,592                                 15,877                                   12,173
----------------------------------------------------------------------------------------------------------------------------

$ 68,863                            $   53,116                                  $ 44,222
----------------------------------------------------------------------------------------------------------------------------
$344,389                            $  241,706                                  $210,176
----------------------------------------------------------------------------------------------------------------------------
                          3.69%                                      4.48%                                     3.97%
----------------------------------------------------------------------------------------------------------------------------
             $14,495      4.43%                     $11,644          5.08%                    $ 8,700          4.46%
----------------------------------------------------------------------------------------------------------------------------
             $14,697      4.49%                     $11,838          5.16%                    $ 8,805          4.51%
============================================================================================================================

Net interest income also may be analyzed by segregating the volume and rate components of interest income and interest expense. The following table demonstrates the impact on net interest income of changes in the volume of interest earning assets and interest bearing liabilities and changes in interest rates earned and paid.

---------------------------------------------------------------------------------------------------------------------------------
Yardville National Bancorp and Subsidiaries
Rate/Volume Analysis
                                                      1997 vs. 1996                                 1996 vs. 1995
                                                   Increase (Decrease)                          Increase (Decrease)
                                                    Due to changes in:                           Due to changes in:
---------------------------------------------------------------------------------------------------------------------------------
(in thousands)                            Volume          Rate             Total          Volume            Rate         Total
---------------------------------------------------------------------------------------------------------------------------------
Interest Earning Assets:
Time deposits with other banks           $    24         $   (15)        $     9         $    64         $    (2)        $    62
Federal funds sold                           152            --               152            (195)            (41)           (236)
Securities                                   537              39             576           2,133             305           2,438
Loans, net of unearned income (1)          6,051            (271)          5,780           5,980
---------------------------------------------------------------------------------------------------------------------------------
Total interest income                      6,764            (247)          6,517           7,982          (1,067)          6,915
---------------------------------------------------------------------------------------------------------------------------------
Interest Bearing Liabilities:
Deposits:
Savings, money markets,
    and interest bearing demand              826             243           1,069             332            (425)            (93)
Certificates of deposit of
    $100,000 or more                         278              73             351             142            (103)             39
Other time deposits                        2,519             102           2,621           1,234             112           1,346
---------------------------------------------------------------------------------------------------------------------------------
    Total deposits                         3,623             418           4,041           1,708            (416)          1,292
Borrowed funds                               (61)           (145)           (206)          3,076            (168)          2,908
Trust preferred securities                   224              --             224              --              --              --
---------------------------------------------------------------------------------------------------------------------------------
Total interest expense                     3,786             273           4,059           4,784            (584)          4,200
    Net interest income                  $ 2,978         $  (520)        $ 2,458         $ 3,198         $  (483)        $ 2,715
---------------------------------------------------------------------------------------------------------------------------------

(1) Loan origination fees are considered adjustments to interest income.

    YNB's net interest income totaled $19,668,000 in 1997, an increase of 14.3% from the $17,210,000 reported in 1996. The prior year's increase was 18.7% from 1995's net interest income of $14,495,000. The primary factor contributing to the increase in net interest income in 1997 was an increase in interest income of $6,517,000 due to a substantial increase in loan volume, specifically commercial, offset by decreases in loan yields and increases in deposits and trust preferred securities and the related interest expense. Average interest earning assets increased by $80,253,000 or 18.9% for 1997 with increases of $68,237,000 in loans, net of unearned income, and $8,619,000 in securities. From December 31, 1996 to December 31, 1997, YNB's average loan portfolio increased by 23.8%, however, loan yields averaged 8.86%, or 10 basis points lower, reflecting declining market interest rates in a competitive market. Conversely, the yield on YNB's securities portfolio increased 3 basis points when comparing 1997 to 1996. Overall, the yield on earning assets increased 1 basis point to 8.06% in 1997 from 8.05% in 1996.
    Interest expense was $21,100,000 for 1997, an increase of $4,059,000, or 23.8%, from $17,041,000 a year ago. The increase in interest expense for the comparable time periods was principally the result of a larger deposit base, specifically time deposits. The increase in time deposits in 1997 continues the trend established over the last several years. With competition for deposits strong, time deposits have been aggressively priced to fund loan growth. Average interest bearing liabilities increased 20.6% in 1997 compared to 1996. The cost of total interest bearing liabilities rose 13 basis points to 4.81% in 1997 from 4.68% in 1996.
    Net interest income was $17,210,000 in 1996, an increase of 18.7% from $14,495,000 in 1995. The principal factor contributing to the improvement was an increase in interest income due to a substantial increase in commercial loan volume offset by decreases in loan yields and increases in deposits and borrowed funds and the related interest expense. Average loans increased by 29.9% from 1995 to 1996.
    The net interest margin (tax equivalent basis), which is the difference between yields on average interest earning assets and costs of average funding sources, was 3.95% in 1997 versus 4.10% in 1996 and 4.49% in 1995. The decrease in the net interest margin in 1997 was principally due to two factors. Increased loan and deposit competition resulted in lower loan yields and higher deposit costs which negatively impacted the margin. Management also employs an investment leverage strategy (Investment Growth Strategy) that also had a negative impact on the margin.
    The Investment Growth Strategy's specific goal is to increase interest income by purchasing investments utilizing repurchase agreements or other funding sources. The targeted spread on this strategy is 75 basis points after tax. The primary goals of the strategy are to improve return on equity and earnings per share. Incrementally any increase to net interest income by this strategy will improve return on equity and earnings per share. Conversely, because of the targeted spread on this strategy there will be a negative impact to the net interest margin and return on assets. For the period ended December 31, 1997 the Investment Growth Strategy averaged approximately $61,100,000. The positive impact to return on equity and earnings per share was approximately 1.40% and $0.10, respectively. The negative impact to the net interest margin and return on assets was approximat ely .35% and .02%, respectively. This strategy continues to be proactively managed through the asset and liability simulation model analyzing risk and reward relationships in different interest rate environments based on the composition of investments in the strategy.
    Average interest earning assets exceeded interest bearing liabilities by $66,882,000 in 1997, $61,547,000 in 1996, and $51,685,000 in 1995. The ratio of average interest bearing liabilities to average interest earning assets increased from 85.5% in 1996 to 86.8% in 1997. Average non-interest bearing demand deposits increased 15.5% to $56,700,000 in 1997 from $49,078,000 in 1996.
Throughout the comparative periods, increases in average non-interest bearing deposits contributed to the increase in net interest income.
    Nonaccrual loans totaled $3,355,000 in 1997, a decrease of $3,728,000 from the $7,083,000 reported in 1996. The decrease in nonaccrual loans is the result of nonaccrual loans being transferred into other real estate owned. Had such nonaccrual loans been paid in the manner and at the rate and term contracted at the time the loans were made, YNB would have recognized additional interest income of approximately $254,000 in 1997, $351,000 in 1996, and $143,000 in
1995. Moreover, YNB's net interest margin would have been .05% higher in 1997, .08% higher in 1996 and .05% higher in 1995.

NON-INTEREST INCOME
Non-interest income continues to be an important source of revenue for YNB. YNB, through its Product Development and Management Committee, is introducing other non-interest income generating products which include annuities and mutual funds. The prudent growth in non-interest income is one of YNB's long-term strategies.
    Non-interest income consists of service charges on deposit accounts, gains on sales of mortgages and securities gains or losses. YNB also generates non-interest income from a variety of fee-based services. These include mortgage servicing fees, safe deposit box rentals, check fee income and Automated Teller Machine (ATM) fee income which are ATM fees on non-customers. These fees were instituted in October 1996.
    The major components of non-interest income are presented in the following table.

                                       Year Ended December 31,
-------------------------------------------------------------------------
(in thousands)                     1997           1996        1995
-------------------------------------------------------------------------
Service charges on
      deposit accounts            $1,174      $  1,153      $ 1,069
Other service fees                   593           438          381
Gains on sales of
      mortgages, net                 302             1           19
Securities gains
      (losses), net                   24          (136)         (91)
Other non-interest income            723           637          477
-------------------------------------------------------------------------
      Total                       $2,544      $  2,113      $ 1,855
=========================================================================

    For 1997, non-interest income totaled $2,544,000, an increase of $431,000 or 20.4%, from non-interest income of $2,113,000 for 1996. Non-interest income in 1996 increased by $258,000, or 13.9% from 1995's reported total of $1,855,000.
    Service charges on deposit accounts have historically represented the largest single source of non-interest income. This continued to be the case in 1997, as such revenues totaled $1,174,000, an increase of 1.8%, compared to $1,153,000 in 1996. Service charge income totaled $1,069,000 in 1995. This component of non-interest income represented 46.1%, 54.6%, and 57.6% of the total non-interest income in 1997, 1996, and 1995, respectively. YNB's Product Development and Management Committee reviews established deposit products and develops new deposit products and the service charges associated with them. Deposit services are repriced annually to reflect current costs and competitive factors.
    Gains on sales of mortgages, net, increased in 1997 to $30,000 from $21,000 in 1996. Gains on sales of mortgages, net, totaled $19,000 in 1995. Over the last few years YNB has been less active in the secondary mortgage market.
    YNB recorded net securities gains of $24,000 in 1997 and net securities losses of $136,000 and $91,000 in 1996 and 1995, respectively. In 1997 proceeds from securities sold were utilized to fund higher yielding commercial loan assets. Net securities losses realized during

1996 and 1995 were the result of management's decision to reposition funds in the portfolio to improve Investment Growth Strategy spreads and provide funds for loan growth.
    Other non-interest income is primarily composed of income derived from life insurance assets, and to a lesser extent, mortgage servicing income. Other non-interest income totaled $723,000 in 1997, an increase of $86,000, or 13.5% when compared to $637,000 in 1996. Other non-interest income totaled $477,000 in 1995. YNB has purchased life insurance assets throughout the comparable periods to fund executive compensation plans and a deferred compensation plan for directors. Other non-interest income from the life insurance assets totaled $541,000, increasing $122,000, or 29.1%, when comparing 1997 to 1996.

NON-INTEREST EXPENSE
Non-interest expense totaled $13,341,000 in 1997, an increase of $1,862,000 or 16.2%, compared to $11,479,000 in 1996. Non-interest expense in 1996 increased 11.9% from $10,260,000 in 1995. The increase in non-interest expense in 1997 compared to 1996 was primarily the result of increases in salaries and employee benefits, equipment expenses and expenses associated with nonperforming assets.
    Salaries and employee benefits, which represent the largest portion of non-interest expense, increased $817,000 in 1997 or 12.3% over 1996. Salaries and employee benefits in 1996 increased $936,000, or 16.4% over 1995. The increase in 1997 resulted from additional staffing required as YNB has grown for the comparable periods and normal annual salary compensation and benefit increases. Full time equivalent employees increased to 173 at December 31, 1997 from 163 at December 31, 1996. Staffing enhancements have continued throughout the bank. In 1997 executive management was strengthened with the hiring of a chief operating officer. Additional staffing was also required with the opening of the Bank's Telephone Help Center in September. Employee benefits also increased 8.7% for the comparable time periods. 1996's increase over 1995 primarily was the result of the additional staffing required due to growth and normal salary increases. A management trainee program was also instituted in key strategic areas in 1996. Salaries and employee benefits as a percent of average assets were 1.4% in 1997, 1.5% in 1996 and 1.7% in 1995, respectively.
    Net occupancy expense increased $57,000 to $977,000 in 1997 from $920,000 reported in 1996. The increase in occupancy expenses in 1997 compared to 1996 was due to increased maintenance costs, and to a lesser extent, rental and other expenses associated with the Telephone Help Center opened in September. These increases were offset by decreases in snow removal costs for the comparative periods. The total number of bank facilities, including the operations building, is now 11. This component of non-interest expense has remained constant as a percentage of average assets at 0.2% in 1997, 1996, and 1995, respectively.
    Equipment expenses increased $412,000, or 59.3%, to $1,107,000 in 1997 from $695,000 in 1996. In 1996 equipment expenses increased 35.5% from 1995.
 The increase in equipment expenses in 1997 was, in part, attributable to the full-year depreciation expense of YNB's in-house computer system implemented in 1996. Conversely, computer servicer expenses were eliminated in the first quarter of 1996. Hardware and software upgrades also took place in 1997 designed to address Year 2000 issues. Management continues to proactively resolve Year 2000 issues which will result in higher equipment expenses. The increase in equipment expenses in 1996 compared to 1995 was attributable to in creased depreciation costs of YNB's new in-house computer system, and to a lesser extent, additional equipment, furniture and fixtures in YNB's expanding retail network and the related depreciation expense.
    The accompanying table presents the major components of non-interest expense for the years indicated.

                                          Year Ended December 31,
------------------------------------------------------------------------------
(in thousands)                     1997           1996          1995
------------------------------------------------------------------------------
Salaries and
  employee benefits               $7,446       $ 6,629       $ 5,693
Occupancy expense, net               977           920           726
Equipment                          1,107           695           513
Attorney's fees                      373           153           162
O.R.E. expenses                      378           163           166
Outside services and
  processing                         332           325           289
Stationery and supplies              347           388           300
Communication and
  postage                            373           354           322
FDIC insurance premium                47             1           290
Marketing                            575           522           479
Other                              1,386         1,329         1,320
------------------------------------------------------------------------------
      Total                      $13,341       $11,479     $  10,260
==============================================================================

    Expenses associated with the work-out of nonperforming assets increased in 1997. Attorney's fees increased $220,000 to $373,000 in 1997 from $153,000 in
1996. The increase in these expenses is primarily due to the increase in nonperforming assets in the last quarter of 1996. Attorney's fees totaled $162,000 in 1995.
    Other real estate (O.R.E.) expenses increased $215,000 to $378,000 in 1997 when compared to 1996. O.R.E. expenses decreased 1.8% in 1996 to $163,000 from $166,000 in 1995. The increase in O.R.E. properties in 1997 and associated expenses, which include taxes, clean-up and maintenance costs, are reflected when comparing 1997 to 1996.

    Outside services and processing expenses are composed of consulting fees and the processing costs by an outside vendor of YNB's mortgages. These expenses increased $7,000 or 2.2% in 1997 to $332,000. Outside service and processing expenses totaled $325,000 in 1996, an increase of $36,000, or 12.5%, from $289,000 in 1995.
    Marketing expenses increased by $53,000, or 10.2%, in 1997 to $575,000, compared to $522,000 in 1996. Marketing expenses totaled $479,000 in 1995. The primary increase in marketing expenses for the comparable periods relate to increased advertising to attract deposits to fund loan growth as well as YNB's emphasis on participation in community activities. To a lesser extent, marketing expenses increased due to additional promotional costs in connection with branch or facility openings.
    Other expenses, which include various professional fees, loan-related expenses and other operating expenses, were $1,386,000 in 1997, an increase of $57,000 or 4.3% from $1,329,000 in 1996. Other expenses totaled $1,320,000 in
1995. The increase in 1997 other expenses compared to 1996, in part, is attributable to loan related expenses due to the growth in the loan portfolio, increased professional fees and other operating expenses associated with a growing institution.
    YNB's ratio of non-interest expense to average assets decreased to 2.5% for 1997 compared to 2.6% for 1996 and 3.0% for 1995.
    The efficiency ratio is computed by dividing total operating expenses by net interest income and other income. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same or greater volume of income while a decrease would indicate a more efficient allocation of resources. YNB's efficiency ratio for 1997 was 60.06%, compared to 59.41% in 1996 and 62.75% in 1995. YNB's efficiency ratio compares favorably with banks in its peer group.

INCOME TAXES
The provision for income taxes, which is comprised of Federal and state income taxes, was $2,740,000 in 1997 compared to $2,178,000 in 1996 and $1,822,000 in
1995. The increase was primarily the result of higher pre-tax income. The provisions for income taxes for 1997, 1996, and 1995 were at effective tax rates of 35.4%, 35.1% and 34.9%, respectively. The slight increase in the effective tax rate for 1997 was the result of increased pre-tax earnings with a relatively constant level of tax-free income.

Financial Condition
        As of December 31, 1997 and 1996

TOTAL ASSETS
YNB's assets were $614,686,000 at year-end 1997 versus $490,545,000 the previous year, an increase of $124,141,000, or 25.3%. The growth in YNB's asset base throughout 1997 was due primarily to an increase in loans and securities available for sale. The increase in loans was the product of an ongoing consistent strategy to improve the profitability of the organization through relationship banking. The continued consolidation in YNB's marketplace has solidified YNB's competitive position in the small and middle markets.
    YNB's ratio of average interest earning assets to average assets decreased slightly to 94.3% at December 31, 1997 compared to 94.9% at December 31, 1996. YNB's ratio of average interest bearing liabilities to average assets increased from 81.2% at December 31, 1996 to 81.8% at December 31, 1997.

SECURITIES
YNB's securities portfolio represented $186,636,000, or 30.4% of assets at December 31, 1997 versus $124,967,000, or 25.5%, of assets at December 31, 1996. The $61,669,000 or 49.3% increase for the comparable periods were in securities available for sale. On an average basis, the securities portfolio represented 27.8% of average interest earning assets for the year ended Decemb er 31, 1997 compared to 31.0% of average interest earning assets for the year ended December 31, 1996.
    Investments included in the Investment Growth Strategy totaled approximately $108,200,000 at December 31, 1997 compared to approximately $51,000,000 at December 31, 1996. All securities purchased in this strategy are held in the available for sale portfolio. The purpose of this strategy is to improve return on equity and earnings per share. After completion of YNB's trust preferred securities offering on October 16, 1997, Investment Growth Strategy securities were purchased to offset interest costs associated with the offering as well as generate additional interest income. In the last quarter of 1997 approximately $55,000,000 in securities were purchased to achieve the goals listed above. Management has built a diversified Investment Growth Strategy portfolio consisting of agency callable securities and fixed and floating rate mortgage-backed securities.
    The available for sale securities portfolio increased $66,053,000 to $159,724,000 at December 31, 1997 from $93,671,000 at December 31, 1996. The increase is primarily the result of securities purchased for the Investment Growth Strategy. Short-term treasuries and government agency bonds were purchased during 1997 to enhance liquidity. During 1997, the only securities purchased not held in the available for sale portfolio were municipal bonds. Securities available for sale are held for indefinite periods of time and may be sold due to changing market and interest rate conditions and as part of YNB's asset/liability management strategy. As of December 31, 1997 available for sale securities represented 85.6% of the entire portfolio. This portfolio is principally comprised of mortgage-backed securities issued by Federal agencies, U.S. Treasury and other agency securities. The available for sale portfolio, except securities purchased using repurchase agreements, provide a secondary source of liquidity for YNB. There are no securities designated for trading.
    Investment securities classified as held to maturity totaled $26,912,000 at December 31, 1997 compared to $31,296,000 at December 31, 1996. This portfolio is comprised of mortgage-backed securities and state and municipal securities.
    The following tables present the amortized cost and market values of YNB's securities portfolios as of December 31, 1997, 1996, and 1995.

------------------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES
                                                                              December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                               1997                               1996                            1995
------------------------------------------------------------------------------------------------------------------------------------
(in thousands)                   Amortized Cost   Market Value   Amortized Cost   Market Value   Amortized Cost    Market Value
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
    and obligations of other
    U.S. government agencies        $ 62,465        $ 62,540        $ 31,951        $ 31,942        $ 17,795        $ 17,823
Mortgage-backed securities            91,193          91,316          59,441          59,182          78,725          78,874
Corporate obligations                  3,297           3,306
Federal Reserve Bank Stock               587             587             572             572             512             512
Federal Home Loan Bank Stock           1,975           1,975           1,975           1,975           1,260           1,260
------------------------------------------------------------------------------------------------------------------------------------
    Total                           $159,517        $159,724        $ 93,939        $ 93,671        $ 98,292        $ 98,469
====================================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES
                                                                         December 31,
------------------------------------------------------------------------------------------------------------------------------------

                                               1997                          1996                            1995
------------------------------------------------------------------------------------------------------------------------------------
(in thousands)                Amortized Cost    Market Value        Amortized Cost   Market Value  Amortized Cost    Market Value
------------------------------------------------------------------------------------------------------------------------------------
Obligations of state and
    political subdivisions     $ 8,819         $ 8,957                 $ 9,070      $  9,108        $ 8,630           $  8,659
Mortgage-backed securities      18,093          17,891                  22,226        21,770         26,754             26,378
------------------------------------------------------------------------------------------------------------------------------------

    Total                      $ 26,912        $26,848                 $31,296      $ 30,878        $35,384           $ 35,037
------------------------------------------------------------------------------------------------------------------------------------

    The expected maturities and average weighted yields for YNB's securities portfolio as of December 31, 1997 are shown below. Yields for tax-exempt securities are presented on a fully-taxable equivalent basis assuming a 34% tax rate.


------------------------------------------------------------------------------------------------------------------------------------
Security Maturities and Average Weighted Yields
Available for Sale Securities
                                                                           December 31, 1997
------------------------------------------------------------------------------------------------------------------------------------

                                                                 After one         After five
                                                       Within   but within         but within       After
(in thousands)                                        one year  five years         ten years      ten years           Total
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations
    of other U.S. government agencies           $  8,482         $ 16,983         $ 12,000         $ 25,000         $ 62,465
Mortgage-backed securities                           648            6,156            2,393           81,996           91,193
Corporate obligations                               --               --               --              3,297            3,297
Federal Reserve Bank Stock                          --               --               --                587              587
Federal Home Loan Bank Stock                        --               --               --              1,975            1,975
------------------------------------------------------------------------------------------------------------------------------------
    Total                                       $  9,130         $ 23,139         $ 14,393         $112,855         $159,517
------------------------------------------------------------------------------------------------------------------------------------
Weighted average yield, computed on a
   tax equivalent basis                             5.89%            6.34%            6.92%            7.20%            6.97%
====================================================================================================================================
Investment Securities
                                                                           December 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                            After one       After five
                                              Within        but within      but within        After
(in thousands)                               one year       five years       ten years       ten years           Total
------------------------------------------------------------------------------------------------------------------------------------
Obligations of state and political
    subdivisions                                $    302         $  4,387         $  3,397         $    733         $  8,819
Mortgage-backed securities                         5,484            6,352             --              6,257           18,093
------------------------------------------------------------------------------------------------------------------------------------
    Total                                       $  5,786         $ 10,739         $  3,397         $  6,990         $ 26,912
------------------------------------------------------------------------------------------------------------------------------------
Weighted average yield, computed on a
   tax equivalent basis                             5.03%            5.96%            6.98%            6.66%            6.07%
====================================================================================================================================

    Investments in mortgage-backed securities involve prepayment and interest rate risk. At December 31, 1997 and 1996 YNB had mortgage-backed securities totaling $109,286,000 and $81,667,000, respectively. At December 31, 1997 and 1996 there were $73,565,000 and $59,078,000 in fixed-rate mortgage-backed securities outstanding, respectively. The risk to fixed-rate mortgage-backed securities is similar to fixed-rate loans. In rising interest rate environments, the rate of prepayment on fixed-rate, pass-through mortgage-backed securities tends to decrease because of lower repayments on the underlying mortgages, and conversely as interest rates fall, repayments on such securities tend to rise. In 1997 YNB realized $16,900,000 in cash flows from repayments of mortgage-backed securities compared to $19,300,000 in 1996. Cash flows have been consistent due to stable interest rates.

    YNB attempts to minimize these risks by diversifying the coupons of the mortgage-backed securities, buying seasoned securities with consistent and predictable prepayment histories and adhering to strict pricing policies when purchasing mortgage-backed securities.
    Collateralized mortgage obligations (CMOs) totaled approximately $24,500,000 at December 31, 1997. A CMO is a mortgage-backed security that is comprised of classes of bonds created by prioritizing the cash flows from the underlying mortgage pool in order to meet different objectives of investors. Floating rate agency named CMOs were purchased totaling $18,516,000 in the last quarter as part of the Investment Growth Strategy. The remaining fixed rate CMOs in the investment portfolio are agency named and were generally originally purchased with short average lives of two to four years. Fixed rate CMOs totaled $6,000,000 at December 31, 1997. At December 31, 1997 YNB held no private labeled or corporate CMOs. Stress tests are performed at least semi-annually to assess prepayment speeds and their impact to the average lives and yields on those securities. All CMOs at December 31, 1997 were held in the available for sale portfolio.

LOAN PORTFOLIO
During 1997, total loans increased $54,514,000, or 16.5% to $385,751,000 at
December 31, 1997 from $331,237,000 at December 31, 1996. The principal areas of loan growth in 1997 were commercial real estate mortgage loans and commercial and agricultural loans which grew 19.1% and 39.1%, respectively. Agricultural loans represent less than 1% of total commercial and agricultural loans. YNB's loan portfolio represented 62.8% of assets at December 31, 1997 versus 67.5% the prior year end.
    YNB's lending focus continues to be centered on commercial loans, owner-occupied commercial mortgage loans and tenanted commercial real estate loans. In underwriting such loans, YNB first evaluates the cash flow capability of the borrower to repay the loan. In addition, a substantial majority of commercial loans are also secured by real estate, business assets and guarantees. YNB makes commercial loans primarily to small to medium-sized businesses and professionals.
    Real estate - residential loans are primarily comprised of residential mortgage loans and business loans secured by residential real estate. This portion of the portfolio totaled $85,754,000 at December 31, 1997, up $2,571,000, or 3.1% from the prior year. Residential mortgage loans represented $52,115,000, or 60.8%, of the total. YNB's residential mortgage loans are secured by first liens on the underlying real property. At December 31, 1997, approximately 35% of the residential mortgage loan portfoli o had fixed interest rates and 65% had adjustable interest rates.
    The home equity portfolio totaled $23,805,000 or 6.2% of YNB's loan portfolio at December 31, 1997. This compares to $23,457,000, or 7.1% of the total loan portfolio at December 31, 1996. Aggressive competition for home equity loans in YNB's markets continued throughout 1997. The home equity portfolio has provided consistent operating income to YNB with controllable delinquencies and minimal losses.
    Real estate - commercial loans increased by $21,585,000, or 19.1%, in 1997 to $134,499,000 from $112,914,000 at December 31, 1996. YNB's lending policies require an 80% or lower loan-to-value ratio for commercial real estate mortgages. Collateral values are established based upon independently prepared appraisals. Generally, these loans are secured by owner-occupied properties or are part of a broader commercial lending relationship.
    Commercial and agricultural loans increased $24,802,000, or 39.1%, at December 31, 1997 to $88,228,000 from $63,426,000 at December 31, 1996.
Commercial and agricultural loans are made to small to middle market businesses for inventory, working capital and equipment needs. These loans are generally secured by business assets of the borrower.


The following table sets forth the components of YNB's loan portfolio at the dates indicated.

------------------------------------------------------------------------------------------------------------------------------------
Loan Portfolio Composition
                                                                      December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                    1997                 1996                 1995                 1994                1993
------------------------------------------------------------------------------------------------------------------------------------
(in thousands)               Amount        %     Amount        %         Amount     %       Amount       %        Amount       %
------------------------------------------------------------------------------------------------------------------------------------
Real estate -- mortgage:
    Residential             $ 85,754     22.2%   $ 83,183     25.1%   $ 73,076     29.8%   $ 60,156      30.5%   $ 35,283     26.1%
    Commercial               134,499     34.9     112,914     34.1      73,164     29.8      49,186      25.03      2,517     24.1
    Home equity               23,805      6.2      23,457      7.1      26,951     11.0      29,388      14.9      30,107     22.3
Commercial and
    agricultural              88,228     22.9      63,426     19.2      33,218     13.6      26,626      13.5      17,642     13.1
Real estate
    construction              28,182      7.3      25,958      7.8      19,353      7.9      15,560       7.9       9,742      7.2
Consumer                      18,519      4.8      15,034      4.5      12,386      5.1      10,934       5.6       7,440      5.5
Other loans                    6,764      1.7       7,265      2.2       6,906      2.8       5,060       2.6       2,252      1.7
------------------------------------------------------------------------------------------------------------------------------------
    Total loans             $385,751    100.0%   $331,237    100.0%   $245,054    100.0%   $196,910     100.0%   $134,983    100.0%
====================================================================================================================================

    Real estate-construction loans increased $2,224,000 to $28,182,000 at December 31, 1997 compared to $25,958,000 at December 31, 1996. These loans represented 7.3% of the total loan portfolio at December 31, 1997. Generally, these loans are closely monitored with advances made only after work is completed and independently inspected and verified by qualified professionals.
    YNB makes automobile, motorcycle, personal and other loans to consumers. Consumer loans increased to $18,519,000 at December 31, 1997 compared to $15,034,000 at December 31, 1996.
    The majority of YNB's business is with customers located within Mercer County, New Jersey and contiguous counties. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of real estate are subject to changes in the region's real estate market.


The following table provides information concerning the maturity and interest rate sensitivity of YNB's commercial and agricultural and real estateconstruction loan portfolios at December 31, 1997.

-------------------------------------------------------------------------------------------------------------------
                                                                  After one              After
                                               Within            but within               five
(in thousands)                                one year           five years               years                 Total
--------------------------------------------------------------------------------------------------------------------------
Maturities:
    Commercial and agricultural               $31,895               $44,927               $11,406               $ 88,228
    Real estate  construction                  21,787                 3,382                 3,013                 28,182
--------------------------------------------------------------------------------------------------------------------------
    Total                                     $53,682               $48,309               $14,419               $116,410
--------------------------------------------------------------------------------------------------------------------------
Type:
    Fixed Rate Loans                          $ 3,181               $27,075               $ 9,727               $ 39,983
    Floating Rate Loans                        50,501                21,234                 4,692                 76,427
--------------------------------------------------------------------------------------------------------------------------
    Total                                     $53,682               $48,309               $14,419               $116,410
==========================================================================================================================

NONPERFORMING ASSETS
Nonperforming assets consist of nonperforming loans and other real estate owned. Nonperforming loans are composed of (1) loans on a nonaccrual basis, (2) loans which are contractually past due 90 days or more as to interest and principal payments but have not been classified as nonaccrual and (3) loans whose terms have been restructured to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower.
    YNB's policy with regard to nonaccrual loans varies by the type of loan involved. Generally, commercial loans are placed on a nonaccrual status when they are 90 days past due unless they are well secured and in the process of collection or, regardless of the past due status of the loan, when management determines that the complete recovery of principal and interest is in doubt. Consumer loans are generally charged off after they become 90 days past due. Mortgage loans are not generally placed on a nonaccrual basis unless the value of the real estate has deteriorated to the point that a potential loss of principal or interest exists. Subsequent payments are credited to income only if collection of principal is not in doubt.
    Nonperforming loans totaled $5,315,000 at December 31, 1997, a decrease of $2,825,000 from the $8,140,000 amount reported at December 31, 1996. The decrease in nonperforming loans is primarily the result of nonaccrual loans being transferred into other real estate owned.
    Nonperforming assets decreased $49,000, to $8,486,000 at December 31, 1997 compared to $8,535,000 at December 31, 1996. YNB continues to actively manage nonperforming assets with the goal of reducing these assets in relation to the entire portfolio. Where possible, existing loan relationships are being restructured in an effort to return these loans to performing status. Nonperforming assets represented 1.38% of total assets at December 31, 1997 and 1.74% at December 31, 1996.
    Nonaccrual loans were $3,355,000, or 0.9% of total loans, at December 31, 1997, a decrease of $3,728,000 from December 31, 1996.
    Restructured loans totaled $969,000 at December 31, 1997. These loans are in compliance with restructured terms and conditions. There were no restructured loans in 1996.

The following table sets forth nonperforming assets and risk elements in YNB's loan portfolio by type for the years indicated.

-------------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS
                                                                          December 31,
-------------------------------------------------------------------------------------------------------------------
(in thousands)                              1997            1996             1995            1994             1993
-------------------------------------------------------------------------------------------------------------------
Nonaccrual loans:
    Commercial and agricultural           $  515           $  961           $ --             $ --             $ --
    Real estate  mortgage                    384            1,451            1,395            1,203            1,764
    Real estate  construction              2,106            4,659              142              521              480
    Consumer                                  38               12               30             --                 17
Other                                        312             --               --               --               --
-------------------------------------------------------------------------------------------------------------------
    Total                                  3,355            7,083            1,567            1,724            2,261
-------------------------------------------------------------------------------------------------------------------
Restructured loans                           969             --                612             --               --
-------------------------------------------------------------------------------------------------------------------

Loans 90 days or more past due:
    Real estate  mortgage                    886            1,014              588              326              209
    Consumer                                 105               43               52               16                3
-------------------------------------------------------------------------------------------------------------------
    Total                                    991            1,057              640              342              212
-------------------------------------------------------------------------------------------------------------------
Total nonperforming loans                  5,315            8,140            2,819            2,066            2,473
-------------------------------------------------------------------------------------------------------------------
Other real estate                          3,171              395              625              314            1,393
-------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                $8,486           $8,535           $3,444           $2,380           $3,866
====================================================================================================================

    At December 31, 1997, loans that were 90 days or more past due but still accruing interest income totaled $991,000, or 0.3% of total loans compared to $1,057,000, or 0.3% of total loans at December 31, 1996. Management's decision to accrue income on these loans was based on the level of collateral and the status of collection efforts.
    Other real estate (O.R.E.) totaled $3,171,000 at December 31, 1997 and $395,000 at December 31, 1996. O.R.E. represented 0.8% of total loans at December 31, 1997. Management uses an active strategy to liquidate these assets and re-deploy the proceeds in YNB's loan portfolio.

ALLOWANCE FOR LOAN LOSSES
Management utilizes a systematic and documented allowance adequacy methodology for loan losses that requires specific allowance assessment for all loans, including residential real estate mortgages and consumer loans. This methodology assigns reserves based upon credit risk ratings for specific loans and general reserves for all other loans. The general reserves are based on various factors, including historical performance and the current economic environment. On a quarterly basis, management reviews all criticized credits as reported by the loan review officer and monitors weekly all commercial loan and mortgage, residential, and consumer delinquencies. Management continually reviews the process utilized to determine the adequacy of the allowance for loan losses. The following table presents, for the years indicated, an analysis of the allowance for loan losses and other related data.
    YNB provides for possible loan losses by a charge to current operations to maintain the allowance for loan losses at an adequate level determined according to management's documented allowance adequacy methodology. The provision for loan losses for 1997 was $1,125,000. This compares to a provision for loan losses of $1,640,000 in 1996 and $865,000 in 1995. It is management's assessment that the allowance for loan losses is adequate in relation to credit risk exposure levels.
    At December 31, 1997, the allowance for loan losses totaled $5,570,000, an increase of $613,000 or 12.4%, from $4,957,000 at December 31, 1996, which compares to $3,677,000 at December 31, 1995. The ratio of allowance for loan losses to total loans was 1.44% at

------------------------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
                                                                           Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------

(in thousands)                                        1997             1996            1995            1994              1993
------------------------------------------------------------------------------------------------------------------------------------
Allowance balance, beginning of year              $   4,957        $   3,677        $   2,912        $   2,703        $   2,940
Charge offs:
    Commercial, financial, and agricultural            (212)             (47)
    Real estate  mortgage                              (161)             (72)             (26)             (51)            (222)
    Real estate  construction                           (75)             (30)             (25)             (45)
    Consumer                                           (201)            (252)            (153)             (83)             (84)
------------------------------------------------------------------------------------------------------------------------------------
    Total charge offs                                  (574)            (399)            (209)            (206)            (351)
------------------------------------------------------------------------------------------------------------------------------------
Recoveries:
    Commercial, financial, and agricultural               7               20               21
    Real estate  mortgage                                                                                 6443               37
    Consumer                                                            5539               45               47               56
------------------------------------------------------------------------------------------------------------------------------------
    Total recoveries                                                    6239              109              110              114
------------------------------------------------------------------------------------------------------------------------------------
Net charge offs                                        (512)            (360)            (100)             (96)            (237)
Provision charged to operations                       1,125            1,640              865              305               --
------------------------------------------------------------------------------------------------------------------------------------
Allowance balance, end of year                    $   5,570        $   4,957        $   3,677        $   2,912        $   2,703
------------------------------------------------------------------------------------------------------------------------------------
Loans, end of year                                $ 385,751        $ 331,237        $ 245,054        $ 196,910        $ 134,983
Average loans outstanding                         $ 355,526        $ 287,289        $ 221,232        $ 157,411        $ 117,671
Ratio of allowance for loan
    losses to total loans, end of year                 1.44%            1.50%            1.50%            1.48%            2.00%
Ratio of net charge offs to average
    loans outstanding                                  0.14%            0.13%            0.05%            0.06%            0.20%
Nonperforming loans to total loans                     1.38%            2.46%            1.15%            1.05%            1.83%
Nonperforming assets to total loans
    and other real estate owned, end of year           2.18%            2.57%            1.40%            1.21%            2.83%
Ratio of allowance for loan losses
    to nonperforming assets, end of year              65.64%           58.08%          106.77%          122.35%           69.92%
Ratio of allowance for loan losses
    to nonperforming loans, end of year              104.80%           60.90%          130.44%          140.95%          109.30%
====================================================================================================================================

December 31, 1997 and 1.50% at December 31, 1996 and 1995, respectively. Another measure of the allowance for loan losses is the ratio of the allowance to total nonperforming loans. At December 31, 1997 this ratio was 104.8% versus 60.9% at December 31, 1996.
    YNB's gross charge offs in 1997 totaled $574,000, compared with $399,000 in 1996 and $209,000 in 1995. Losses on loans and loans which are determined to be uncollectible are charged against the allowance and subsequent recoveries, if any, are credited to it. YNB's gross recoveries totaled $62,000 in 1997 compared to $39,000 in 1996 and $109,000 in 1995 as a result of collection efforts. The balance of the allowance for loan losses is determined by an overall analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for potential loan losses.
    Management has established the necessary steps to identify potential credit problems in its loan portfolio by strengthening lending policies and quality loan and credit administration. Management reviews all criticized loans on a quarterly basis. Allocations to the allowance for loan losses, both specific and general, are determined after this review. Loans are classified as "satisfactory, special mention, substandard, doubtful and loss." Loan classifications are based on internal reviews and evaluations performed by the lending staff. These evaluations are, in turn, examined by YNB's internal loan review officer. A formal loan review function, independent of loan origination, is used to identify and monitor problem loans.

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

                                                                       December 31,
------------------------------------------------------------------------------------------------------------------------------------

                                           1997                            1996                             1995
------------------------------------------------------------------------------------------------------------------------------------
                                                   Percent of                         Percent of                          Percent of
                              Reserve  Percent of   Loans to    Reserve  Percent of    Loans to    Reserve  Percent of     Loans to
(in thousands)                Amount    Allowance  Total Loans   Amount   Allowance   Total Loans   Amount   Allowance   Total Loans
------------------------------------------------------------------------------------------------------------------------------------
Commercial, financial
  & agricultural              $1,627       29.2%      22.9%      $1,704       34.4%     19.2%      $  983       26.7%     13.6%
Real estate  mortgage          1,740       31.2       63.3        2,064       41.7      66.3        1,816       49.4      70.6
Real estate  construction      1,775       31.9        7.39          38       18.9       7.8          664       18.1       7.9
Consumer                         283        5.1        4.8          175        3.5       4.5          132        3.6       5.1
Other loans                      145        2.6        1.7                             761.5          2.2      822.2       2.8
------------------------------------------------------------------------------------------------------------------------------------
  Total                       $5,570      100.0%     100.0%      $4,957      100.0%    100.0%      $3,677      100.0%    100.0%
====================================================================================================================================


                                                                           December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                  1994                                       1993
------------------------------------------------------------------------------------------------------------------------------------
                                                           Percent of                                                     Percent of
                                            Reserve        Percent of       Loans to       Reserve       Percent of        Loans to
(in thousands)                               Amount         Allowance      Total Loans      Amount         Allowance     Total Loans
------------------------------------------------------------------------------------------------------------------------------------
Commercial, financial
  & agricultural                             $1,137            39.0%           13.5%       $    933            34.5%         13.1%
Real estate  mortgage                         1,152            39.6            70.4           1,415            52.3          72.5
Real estate  construction                       398            13.7             7.9             237             8.8           7.2
Consumer                                        141             4.8             5.6              86             3.2           5.5
Other loans                                      84             2.9             2.6              32             1.2           1.7
------------------------------------------------------------------------------------------------------------------------------------
  Total                                      $2,912           100.0%       100.0$             2,703           100.0%        100.0%
====================================================================================================================================

DEPOSITS
The following table provides information concerning average rates and average balances of deposits for the years indicated.

------------------------------------------------------------------------------------------------------------------------------
AVERAGE DEPOSIT BALANCES AND RATES

------------------------------------------------------------------------------------------------------------------------------
                                        1997                              1996                               1995
------------------------------------------------------------------------------------------------------------------------------
                                                      % of                             % of                             % of
(in thousands)               Balance       Rate      Total     Balance       Rate      Total     Balance      Rate      Total
------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing
    demand deposits         $ 56,700         --%     13.87%   $ 49,078        --%      15.05%   $ 42,321        --%      14.88%
Interest bearing
    demand deposits           44,024       3.46      10.77      23,554       2.50       7.22      21,236       2.77       7.46
Savings and money
    market deposits          115,696       3.08      28.31     109,896       3.12      33.71     101,793       3.46      35.78
Time deposits                192,319       5.74      47.05     143,520       5.62      44.02     119,158       5.60      41.88
------------------------------------------------------------------------------------------------------------------------------
    Total                   $408,739       3.94%    100.00%   $326,048       3.70%    100.00%   $284,508       3.79%    100.00%
===============================================================================================================================

YNB's deposit base is the principal source of funds supporting interest earning assets. YNB offers a full range of deposit products, including demand deposits, savings deposits, insured money market accounts and certificates of deposit. YNB's overall philosophy of building and maintaining long-term customer relationships is the key to further expanding the core deposit base, which, in turn, presents opportunities for YNB to cross-sell its services.
    Total deposits amounted to $422,944,000 at year-end 1997 compared to $364,445,000 at the end of 1996, an increase of 16.1%. Average total deposits during 1997 totaled $408,739,000 compared to $326,048,000 during 1996, an increase of 25.4%. In 1997 YNB's deposit base grew primarily due to the successful bidding for municipal deposits and competitive pricing of certificates of deposit (CDs). Time deposits were competitively priced to reduce levels of borrowed funds and to help fund loan growth throughout the year.
    The nine and fifteen month CD products introduced in the second half of 1996 were the featured CD products in 1997. In 1997, competition for deposits was strong in YNB's marketplace from other commercial banks and savings institutions as well as non-bank financial institutions.
    The average balance of non-interest bearing demand deposits was $56,700,000 during 1997, an increase of $7,622,000, or 15.5% from $49,078,000 during 1996.
Non-interest bearing demand deposits represent a stable, interes t free source of funds. The increase in demand deposits is a contributing factor in the growth of net interest income.
    Average interest bearing demand, savings, and time deposits increased 86.9%, 5.3% and 34.0%, respectively, from 1996 to 1997. Growth in interest bearing demand deposits resulted from successful bidding for municipal deposit s. Total average time deposits, which consist of certificates of deposit and individual retirement accounts, increased $48,799,000 to $192,319,000 from $143,520,000 in
1996. In 1997, depositors continued to place their funds in higher yielding CDs which is reflected in the growing percentage of average time deposits to average total deposits.
    The average rate paid on YNB's deposit balances in 1997 was 3.94%, a 6.5% increase from the 3.70% average rate for 1996.
    The following table details amounts and maturities for certificates of deposit of $100,000 or more for the years indicated:

                                        December 31,
------------------------------------------------------------
(in thousands)                     1997              1996
------------------------------------------------------------
Maturity range:
Within three months               $5,742           $  3,273
After three but within
      six months                    5,232             3,955
After six but within
      twelve months                 7,979             9,291
After twelve months                 2,603             5,643
------------------------------------------------------------
Total                             $21,556          $ 22,162
============================================================


    Certificates of deposit of $100,000 or more totaled $21,556,000, or 5.1% of deposits, at December 31, 1997 compared to $22,162,000, or 6.1% of deposits, at December 31, 1996.
    YNB does not depend on historically less stable funding sources. YNB has not purchased deposits through wholesale deposit brokers, preferring to rely on more stable core deposits to support growth.

BORROWED FUNDS
Borrowed funds consist of securities sold under agreement to repurchase, Federal Home Loan Bank of New York (FHLB) advances, Federal funds purchased, treasury tax and loan deposits and other forms of short-term borrowings. Management utilizes, from time to time, unsecured Federal funds lines of credit with two of its correspondent banks for daily funding needs.
    Borrowed funds totaled $134,316,000 at December 31, 1997 compared to $86,339,000 at December 31, 1996. Short-term and long-term funding needs increased in 1997 primarily due to the increase in the Investment Growth Strategy and the faster rate of growth in the loan portfolio compared with the growth rate of core deposits. Repurchase agreements totaling approximately $100,050,000 at year-end 1997 were used as part of the Investment Growth Strategy.
    Borrowed funds averaged $84,492,000 in 1997, a decrease of $2,573,000 from the average reported in 1996 of $87,065,000. At year-end 1997 there was $29,338,000 in outstanding borrowings with the FHLB and $4,000,000 outstanding with YNB's correspondents. Management will continue to strategically utilize borrowed funds to meet short-term liquidity needs and as an additional source of funding for the loan and investment portfolios.

LIQUIDITY
Liquidity measures the ability to satisfy current and future cash flow needs as they become due. YNB has an Asset/Liability Committee (ALCO) whose function is to monitor and coordinate all activities relating to maintaining adequate liquidity and protection of net interest income from fluctuations in market interest rates.
    Liquidity management refers to YNB's ability to support asset growth while satisfying the borrowing needs and deposit withdrawal requirements of customers. In addition to maintaining liquid assets, factors such as capital position, profitability, asset quality, and availability of funding affect a bank's ability to meet its liquidity needs. On the asset side, liquid funds are maintained in the form of cash and cash equivalents, Federal funds sold, investment securities held to maturity maturing within one year, securities available for sale and loans held for sale. Additional asset-based liquidity is derived from scheduled loan repayments as well as investment repayments of principal and interest from mortgage-backed securities. On the liability side , the primary source of liquidity is the ability to generate core deposits, which generally excludes CDs over $100,000. Short term borrowings are used as supplemental funding sources when growth in the core deposit base does not keep pace with that of earning assets.
    At December 31, 1997, liquid assets (excluding securities purchased utilizing repurchase agreements) amounted to $74,322,000, as compared to $62,574,000 at December 31, 1996. This represents 15.9% and 15.2% of earning assets, and 14.7% and 14.2% of total assets at December 31, 1997 and 1996, respectively.
    YNB has the availability to borrow up to $24,500,000 from the FHLB through its line of credit program, subject to collateral requirements. In addition, the bank is eligible to borrow up to 30% of assets under the FHLB advance program, subject to FHLB stock level requirements, collateral requirements, and individual advance proposals based on FHLB credit standards. YNB also has the ability to borrow at the Federal Reserve discount window along with agreements to borrow from two of its correspondent banks.

INTEREST RATE SENSITIVITY
    The objectives of interest rate risk management are to reduce, minimize and, to the degree possible, control the effect of interest rate fluctuations on net interest income. Interest rate risk is derived from timing differences in the repricing of assets and liabilities, loan prepayments, deposit withdrawals, and differences in lending and funding rates. YNB's ALCO actively seeks to monitor and control the mix of interest rate-sensitive assets and interest rate-sensitive liabilities.
    One measure of interest rate risk is the gap ratio, which is defined as the difference between the dollar volume of interest-earning assets and interest-bearing liabilities maturing or repricing within a specified period of time as a percentage of total assets. A positive gap results when the volume of interest rate-sensitive assets exceeds that of interest rate-sensitive liabilities within comparable time periods. A negative gap results when the volume of interest rate-sensitive liabilities exceeds that of interest rate-sensitive assets within comparable time periods.
    As indicated in the accompanying table, YNB's one year gap position at December 31, 1997 was a negative 13.2%. Generally, a financial institution with a negative gap position will most likely experience decreases in net interest income during periods of rising rates and increases in net interest income during periods of falling interest rates.
    The negative gap was brought about, in part, due to customer preferences for short-term certificate of deposit products which caused interest-rate sensitive liabilities to exceed interest-rate sensitive assets during the earlier time periods presented. The gap was also negatively impacted by the increase in the size of the Investment Growth Strategy. While gap analysis represents a useful asset/liability management tool, it does not necessarily indicate the effect of general interest rate movements on YNB's net interest income, due to discretionary repricing of assets and liabilities, and other competitive pressures.
    YNB reports its callable agency securities ($52.5 million at December 31, 1997) at their Option Adjusted Spread ("OAS") modified duration date, as opposed to the call or maturity date. In management's opinion, using modified duration dates on callable agency securities provides a better estimate of the option exercise date at December 31, 1997. The OAS methodology is an approach whereby the likelihood of option exercise takes into account the coupon on the security, the distance to the call date, the ma turity date and the current interest rate volatility. In addition, prepayment assumptions derived from historical data have been applied to mortgage-related securities, which are included in investments.
    Included in the analysis of YNB's gap position are certain savings deposit and interest checking accounts which are less sensitive to fluctuations in interest rates than other interest-bearing sources of funds. In determining the sensitivity of such deposits, management reviews the movement of its deposit rates for the past five years relative to market rates. Using regression analysis, management's ALCO committee has estimated that these deposits are approximately 50-65% sensitive to interest rate change s (i.e., if short term rates were to increase 100 basis points, the interest rate on such deposits would increase 50-65 basis points).
    The table sets forth certain information at December 31, 1997 relating to YNB's assets and liabilities by scheduled repricing for adjustable assets and liabilities, or by contractual maturity for fixed-rate assets and liabilities.
    In addition to the utilization of gap for interest rate risk management, the ALCO utilizes simulation analysis whereby the model estimates the variance in net interest income with a change of interest rates of plus and minus 300 basis points over 12 and 24 month periods. Given

------------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS AND LIABILITIES
                                                                      December 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                       More than    More than   More than    More than
                                               Under     Six months     one year    two years   five years    ten years
                                                six        through      through      through      through     and not
(in thousands)                                 months     one year      two years    five years   ten years   repricing     Total
------------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                      $    --       $   --            $--          $--         $--     $  18,923     $ 18,923
Federal funds sold and interest
    bearing deposits                             3,719         --           --           --          --            --          3,719
Available for sale securities                   37,923       21,042       27,355       44,998      22,340         6,066      159,724
Investment securities                            1,465        6,152        2,701        9,687       6,174           733       26,912
Loans, net of unearned income                  174,059       15,286       36,150      113,498      23,009        23,749      385,751
Other assets, net                                 --          9,448         --           --          --          10,209       19,657
------------------------------------------------------------------------------------------------------------------------------------
    Total Assets                             $ 217,166     $ 51,928     $ 66,206     $168,183     $51,523     $  59,680     $614,686
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Non-interest bearing demand                  $    --       $   --            $--          $--         $--     $  66,560     $ 66,560
Savings and interest bearing demand             66,529         --         15,291       37,747        --            --        119,567
Money market                                    34,090         --           --          5,847        --            --         39,937
Certificates of deposit of $100,000
    or more                                     10,974        7,979        2,261          342        --            --         21,556
Other time deposits                             80,896       41,334       32,261       20,833        --            --        175,324
------------------------------------------------------------------------------------------------------------------------------------

Total deposits                                             192,4894        9,313       49,813      64,769        66,560      422,944
Borrowed funds                                  80,004       28,587       14,914          811      10,000       134,316
Trust preferred securities                        --           --           --           --          --          11,500       11,500
Other liabilities                                 --           --           --           --          --           6,181        6,181
Stockholders' equity                              --           --           --           --          --          39,745       39,745
------------------------------------------------------------------------------------------------------------------------------------
    Total Liabilities and Stockholders'
    Equity                                   $ 272,493     $ 77,900     $ 64,727     $ 65,580     $10,000     $ 123,986     $614,686
------------------------------------------------------------------------------------------------------------------------------------
Gap                                            (55,327)     (25,972)       1,479      102,603      41,523       (64,306)
Cumulative gap                                 (55,327)     (81,299)     (79,820)      22,783      64,306
Cumulative gap to total assets                    -9.0%       -13.2%      -13.0%          3.7%       10.5%           --
====================================================================================================================================

recent simulations, YNB is presently positioned to benefit from the current stable rate environment, with only minor negative variances with higher or lower rates over the next 12 months. These variances are well within the Bank's internal policy guidelines.
    Lastly, YNB measures longer term risks through the Economic Value of Portfolio Equity ("EVPE"). The present value of asset and liability cash flows are subjected to rate shocks of plus and minus 200 basis points. The variance in the residual, or economic value of equity, is measured as a percentage of total assets. This variance is managed within a negative 3% boundary.

MARKET RISK
For YNB, market risk is defined as the potential loss in the value of financial instruments due to adverse changes in interest rates. This is different than accounting losses that may occur over the next one to two years due to maturity mismatches or spread changes between assets and liabilities, which are measured through simulation analysis.
    As a financial intermediary, YNB assumes market risk by holding both financial assets (primarily loans, securities, and Fed funds sold) and financial liabilities (deposits and borrowings) on the balance sheet. Rising rates have a negative impact on the value of fixed rate assets and a positive impact on the value of fixed rate and non-maturity deposits, as well as fixed rate borrowings. Deposits or borrowings acquired at today's market rate levels are more valuable to YNB as interest rates rise in the future, resulting in an economic gain. This occurs at the same time fixed rate asset values are declining.
    The table below shows the expected repricing of YNB's financial instruments subject to market risks, the weighted average interest rate, and fair value of the instruments as of December 31, 1997. The expected repricings take into account amortization and expected prepayments on mortgage-related securities and probable call dates on U.S. Agency notes and debentures represented by the option adjusted spread modified

-----------------------------------------------------------------------------------------------------------------------------------
EXPECTED REPRICING OF FINANCIAL INSTRUMENTS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      Beyond                  Fair
(in thousands)                        1998       1999          2000         2001-2002   2003-2007    10 Years     Totals      Value
-----------------------------------------------------------------------------------------------------------------------------------
Financial Assets
Cash and due from banks          $      --     $      --      $    --        $   --     $      --    $ 18,923   $  18,923  $ 18,923
    Average rate                        --            --           --            --            --         --         --
Federal Funds sold and interest
    bearing deposits                   3,719          --           --            --            --         --        3,719     3,719
    Average rate                        5.15%         --           --            --            --         --         5.15%
Available for sale securities         58,965        27,355      27,166        17,832        22,340      6,066     159,724   159,724
    Average rate                        6.32%         6.57%       7.28          6.84          6.93%                  8.01%     6.73%
Investment securities                  7,617         2,701       6,282         3,405         6,174        733      26,912    26,848
    Average rate                        5.10%         5.25%       5.57          5.16          5.34%                  5.18%     5.29%
Loans, net of unearned income        189,345        36,150      43,009        70,489        23,009     23,749     385,751   388,770
    Average rate                        9.46%         8.86%       8.59          8.60          8.20%      6.87%       8.91%
-----------------------------------------------------------------------------------------------------------------------------------
Financial Liabilities
Non-interest demand deposits     $      --     $      --       $   --          $ --      $     --    $ 66,560    $ 66,560  $ 66,560
    Average rate                                      --           --            --            --         --          --        --
Savings                               47,531          --           --         27,516           --         --       75,047    75,047
    Average rate                        3.18%         --           --           2.77%          --         --         3.03%
Interest bearing demand               18,998        15,291         --         10,231           --         --       44,520    44,520
    Average rate                        2.15%         5.85%                      --           2.15%       --         --        3.42%
Money market                          34,090          --         5,847           --            --         --       39,937    39,937
    Average rate                        3.68%                      --           3.18%          --         --         --        3.61%
CDs of $100,000 or more               18,953         2,261         209           133           --         --       21,556    21,522
    Average rate                        5.39%         5.77%       5.74          5.45%                     --         --        5.43%
Other time deposits                  122,230        32,261      13,118         7,715           --         --      175,324
                                                                                                                            175,496
    Average rate                        5.61%         5.90%       6.27          5.88%                     --         --        5.72%
Borrowed funds                       108,591        14,914          15           796        10,000        --      134,316
                                                                                                                            134,248
    Average rate                        5.86%         5.70%       6.47          6.21          5.75%       --                   5.84%
Trust preferred securities              --            --           --            --            --      11,500      11,500    12,075
    Average rate                                      --           --            --            --         --         9.25%     9.25%

====================================================================================================================================

duration. The table does not include prepayments on loans, as they are less predictable than securities with homogenous coupons and maturity dates. Loan repricings are therefore likely to be shorter than what is indicated in this table, as some prepayments can be expected.
    Deposits, other than time deposits and non-interest demand, are shown with a "rate sensitive" component due in 1998 and a "non-rate sensitive" component due in subsequent periods. Although these deposits are "payable on demand", YNB does not anticipate a situation where all of the deposits mature simultaneously. Therefore, rate sensitivity of non-contractual interest bearing deposits are measured through a historical regression analysis, which correlates the changes in the rates paid on these deposits to an external market rate (Fed Funds). Since the regression is based on a historical relationship, it may not be indicative of how YNB will price these products in the future, but does provide some basis to determine the market risk of these liabilities.

STOCKHOLDERS' EQUITY AND CAPITAL ADEQUACY
Stockholders' equity at December 31, 1997 totaled $39,745,000 compared to $35,230,000 at December 31, 1996. This represents an increase of $4,515,000 or 12.8%. This increase resulted from (i) earnings of $5,006,000 (less dividend payments of $1,233,000) and a positive equity adjustment of $285,000 for the unrealized gain on securities available for sale, (ii) proceeds of $457,000 from exercised options.
    YNB trades on the NASDAQ National Market System under the symbol "YANB." The listing on the NASDAQ National Market System has provided increased liquidity for YNB stockholders. During 1997, 3,559,912 shares were traded. There were 4,958,098 shares of common stock outstanding at December 31, 1997. All share and dividend information reflects the two-for-one stock split declared December 23, 1997.
    Dividends paid per share in 1997 totaled $0.25. As a result of YNB's performance during 1997, the common stock dividend was increased from $0.06 per share to $0.065 per share in the last two quarters of 1997.
    Yardville National Bancorp and its banking subsidiary are subject to minimum risk-based and leverage capital guidelines issued by the Federal Reserve Board and Comptroller of the Currency. The measurement of risk-based capital takes into account the credit risk of both balance sheet assets and off-balance sheet exposures. These guidelines require minimum risk-based capital ratios of 4% for Tier 1 capital and 8% for total capital (Tier I plus Tier II). In addition, the current minimum regulatory guideline for the Tier 1 leverage ratio is 4.0%.
    The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) established five capital level designations ranging from "well capitalized" to "critically undercapitalized." A bank is considered "well capitalized" if it has a minimum Tier 1 and total risk-based capital ratios of 6% and 10%, respectively, and a minimum Tier 1 leverage ratio of 5%.
    At December 31, 1997 the capital ratios for YNB exceeded the above ratios required to be well capitalized. The table below summarizes YNB's capital ratios for the years indicated:





                                                      December 31,
------------------------------------------------------------------------------
                                           1997             1996        1995
------------------------------------------------------------------------------
Tier 1 leverage ratio                       9.5%             7.8%        9.1%
Tier 1 risk-based                          12.2%            10.2%       12.0%
Total risk-based                           13.5%            11.4%       13.2%
==============================================================================

COMPANY - OBLIGATED MANDATORILY REDEEMABLE TRUST PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES OF THE COMPANY (Trust Preferred Securities)

On October 16, 1997, Yardville Capital Trust (the Trust), a statutory business trust, and a wholly owned subsidiary of Yardville National Bancorp issued $11,500,000 of 9.25% Trust Preferred Securities maturing on November 1, 2027 to investors. Proceeds from the issuance of the Trust Preferred Securities were immediately used by the Trust to purchase $11,500,000 of 9.25% Subordinated Debentures due November 1, 2027, of Yardville National Bancorp. In conjunction with its formation the Trust purchased $356,000 in Subordinated Debentures from Yardville National Bancorp. These Subordinated Debentures constitute the sole assets of the Trust. The Subordinated Debentures are redeemable in whole or in part prior to maturity after November 1, 2002. The Trust is obligated to distribute all proceeds of a redemption, whether voluntary or upon maturity, to holders of Trust Preferred Securities. Yardville National Bancorp's obligations with respect to the Trust Preferred Securities and the Subordinated Debentures, when taken together, provide a full and unconditional guarantee on a subordinated basis by Yardville National Bancorp of the Trust's obligations to pay amounts when due on the Trust Preferred Securities. In the last quarter of 1997 investments were purchased to leverage YNB's capital and $7,500,000 was contributed to the Bank to fund its operations.

YEAR 2000
Issues surrounding the year 2000 arise out of the fact that many existing computer programs use only two digits to identify a year in the date field. Additionally, the year 2000 is not just a computer issue, but involves communication, building, and environmental systems as well as office equipment. Year 2000 readiness can be affected to the extent that other entities such as bank customers and key vendors are unsuccessful in addressing this issue. The year 2000 issue affects virtually all aspects of YNB's organization. YNB, through its Technology and Systems and Operations committees, began taking a proactive response to this issue in 1997. YNB's response includes a written plan and the adoption of a reporting system that provides information to both senior management and the Board of Directors on the progress of the year 2000 efforts.
    The first step taken by YNB was an organization-wide effort to educate the Board of Directors, senior management and all employees concerning the year 2000 issue. This included education seminars, questionnaires, and presentations to the Board of Directors. Corporate-wide communication is critical to the success of YNB's effort and will continue through the entire process.
    Management is currently in the process of assessing all critical in-house systems and evaluating key outside vendors. YNB will determine which systems are year 2000 compliant and which require upgrade or replacement. This process has included the use of outside consultants and discussion with outside vendors. Management anticipates that all assessments of critical systems and vendors will be completed in the second quarter of 1998.
    Replacement, renovation and upgrade of systems not year 2000 compliant will begin in the second quarter of 1998. This process includes the testing of systems and ongoing monitoring of the compliance efforts of key outside vendors. Management will also test systems believed to be year 2000 compliant throughout 1998. During this period, YNB will further refine contingency plans to deal with key outside vendors who are either not year 2000 compliant or where there is a reasonable chance that the vendor will not be year 2000 compliant in a timely manner.
    Management is currently on schedule with its plan and expects to have all system and application changes completed by the first quarter of 1999. At the same time, YNB anticipates having contingency plans in place to minimize the risk of key vendors not being year 2000 compliant. Management believes the level of resources committed to the project is adequate and the oversight provided by senior management and the Board of Directors is appropriate.
    The cost of the year 2000 conversion is estimated to be $500,000. This estimate included internal and external personnel costs for all aspects of the program as well as the replacement of certain hardware and software that is not year 2000 compliant.
    The cost of the project and the expected completion dates are based on management's best estimates.

RECENT ACCOUNTING PRONOUNCEMENTS
In February 1997, the Financial Accounting Standards Board issued SFAS No. 129, "Disclosure of Information about Capital Structure." SFAS 129 lists required disclosures about capital structure that have been included in a number of separate statements and opinions. This statement is effective for financial statements for periods ending after December 15, 1997. The adoption of the Statement should not have a material effect on the consolidated financial statements of YNB.
    In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This statement is effective for financial statements for fiscal years beginning after December 15, 1997. The adoption of this statement should not have a material effect on the consolidated financial statements of YNB.
    In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement standardizes the disclosure requirements for pensions and other postretirement benefits by requiring additional information that will facilitate financial analysis, and eliminating certain disclosures that are considered no longer useful. SFAS 132 supersedes the disclosure requirements in FASB statements No. 87, 88, and 106. This statement is effective for fiscal years beginning after December 15, 1997. Restatement of disclosures for earlier periods provided for comparative purposes is required unless the information is readily available.

FORWARD-LOOKING STATEMENTS
This annual report contains express and implied statements relating to the future financial condition, results of operations, plans, objectives, performance and business of YNB, which are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements that relate to, among other things, profitability, liquidity, loan loss reserve adequacy, plans for growth, interest rate sensitivity, market risk and year 2000 issues. Actual results may differ materially from those expressed or implied as a result of certain risks and uncertainties, including, but not limited to, changes in economic conditions, interest rate fluctuations, continued levels of loan quality and origination volume, successful implementation of year 2000 technology changes by YNB, its vendors and suppliers, competitive product and pricing pressures within YNB's markets, continued relationships with major customers including sources for loans and deposits, personal and corporate customers' bankruptcies, legal and regulatory barriers and structure, inflation, and technological changes, as well as other risks and uncertainties detailed from time to time in the filings of YNB with the Securities and Exchange Commission

Yardville National Bancorp and Subsidiaries
                Consolidated Statements of Condition

                                                                                                      December 31,
------------------------------------------------------------------------------------------------------------------------------------
(in thousands, except share data)                                                                 1997                      1996
------------------------------------------------------------------------------------------------------------------------------------
Assets:
Cash and due from banks (Note 2)                                                               $  18,923                  $  13,110
Federal funds sold                                                                                 1,500                      4,040
------------------------------------------------------------------------------------------------------------------------------------
    Cash and Cash Equivalents                                                                     20,423                     17,150
------------------------------------------------------------------------------------------------------------------------------------
Interest bearing deposits                                                                          2,219                      1,357
Securities available for sale (Note 3)                                                           159,724                     93,671
Investment securities (market value of $26,848 in 1997
    and $30,878 in 1996) (Note 3)                                                                 26,912                     31,296
Loans                                                                                            385,751                    331,237
    Less:  Allowance for loan losses                                                              (5,570)                    (4,957)
------------------------------------------------------------------------------------------------------------------------------------
    Loans, net (Note 4)                                                                          380,181                    326,280
Bank premises and equipment, net (Note 5)                                                          5,192                      5,418
Other real estate                                                                                  3,171                        395
Other assets (Note 9)                                                                             16,864                     14,978
------------------------------------------------------------------------------------------------------------------------------------
    Total Assets                                                                               $ 614,686                  $ 490,545
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
Deposits
    Non-interest bearing                                                                       $  66,560                  $  55,519
    Interest bearing                                                                             356,384                    308,926
------------------------------------------------------------------------------------------------------------------------------------
    Total Deposits (Note 6)                                                                      422,944                    364,445
------------------------------------------------------------------------------------------------------------------------------------
Borrowed funds
    Securities sold under agreements to repurchase                                               100,050                     64,185
    Other                                                                                         34,266                     22,154
------------------------------------------------------------------------------------------------------------------------------------
    Total Borrowed Funds (Note 7)                                                                134,316                     86,339
Company - obligated Mandatorily Redeemable Trust
    Preferred Securities of Subsidiary Trust holding solely
    junior Subordinated Debentures of the Company (Note 8)                                        11,500                       --
Other liabilities                                                                                  6,181                      4,531
------------------------------------------------------------------------------------------------------------------------------------
    Total Liabilities                                                                          $ 574,941                  $ 455,315
------------------------------------------------------------------------------------------------------------------------------------
Commitments and Contingent Liabilities (Notes 10 and 13)

Stockholders' equity (Notes 10 and 11)
    Preferred stock:  no par value
      Authorized 1,000,000 shares, none issued
    Common stock:  no par value
      Authorized 12,000,000 shares
      Issued and outstanding 4,958,098 shares in 1997
      and 4,860,828 shares in 1996                                                                17,703                     17,246
    Surplus                                                                                        2,205                      2,205
    Undivided profits (Note 14)                                                                   19,713                     15,940
    Unrealized gain (loss) - securities available for sale                                           124                       (161)
------------------------------------------------------------------------------------------------------------------------------------
    Total Stockholders' Equity                                                                    39,745                     35,230
------------------------------------------------------------------------------------------------------------------------------------
    Total Liabilities and Stockholders' Equity                                                 $ 614,686                  $ 490,545
====================================================================================================================================

Shares and related amounts adjusted for two-for-one stock split declared December 23, 1997.
See Accompanying Notes to Consolidated Financial Statements.

Yardville National Bancorp and Subsidiaries
                Consolidated Statements of Income

                                                                                             Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)                                          1997                  1996                 1995
------------------------------------------------------------------------------------------------------------------------------------
Interest Income:
Interest and fees on loans (Note 4)                                             $ 31,511             $ 25,731              $ 21,080
Interest on deposits with banks                                                      107                   98                    36
Interest on securities available for sale                                          7,093                6,262                 3,592
Interest on investment securities:
    Taxable                                                                        1,277                1,536                 1,792
    Exempt from Federal income tax                                                   400                  396                   372
Interest on Federal funds sold                                                       380                  228                   464
------------------------------------------------------------------------------------------------------------------------------------
    Total Interest Income                                                         40,768               34,251                27,336
------------------------------------------------------------------------------------------------------------------------------------
Interest Expense:
Interest on savings account deposits                                               5,083                4,014                 4,107
Interest on certificates of deposit of $100,000 or more                            1,273                  922                   883
Interest on other time deposits                                                    9,759                7,138                 5,792
Interest on borrowed funds (Note 7)                                                4,761                4,967                 2,059
Interest on trust preferred securities (Note 8)                                      224
------------------------------------------------------------------------------------------------------------------------------------
    Total Interest Expense                                                        21,100               17,041                12,841
------------------------------------------------------------------------------------------------------------------------------------
    Net Interest Income                                                           19,668               17,210                14,495
Less provision for loan losses (Note 4)                                            1,125                1,640                   865
------------------------------------------------------------------------------------------------------------------------------------
    Net Interest Income After Provision for Loan Losses                           18,543               15,570                13,630
------------------------------------------------------------------------------------------------------------------------------------

Non-Interest Income:
Service charges on deposit accounts                                                1,174                1,153                 1,069
Gains on sales of mortgages, net                                                      30                   21                    19
Security gains (losses), net                                                          24                 (136)                  (91)
Other non-interest income                                                          1,316                1,075                   858
------------------------------------------------------------------------------------------------------------------------------------
    Total Non-Interest Income                                                      2,544                2,113                 1,855
------------------------------------------------------------------------------------------------------------------------------------
Non-Interest Expense:
Salaries and employee benefits (Note 10)                                           7,446                6,629                 5,693
Occupancy expense, net (Notes 5 and 13)                                              977                  920                   726
Equipment (Note 5)                                                                 1,107                  695                   513
Other non-interest expense (Note 12)                                               3,811                3,235                 3,328
------------------------------------------------------------------------------------------------------------------------------------
    Total Non-Interest Expense                                                    13,341               11,479                10,260
------------------------------------------------------------------------------------------------------------------------------------
    Income before income tax expense                                               7,746                6,204                 5,225
Income tax expense (Note 9)                                                        2,740                2,178                 1,822
------------------------------------------------------------------------------------------------------------------------------------
    Net Income                                                                  $  5,006             $  4,026              $  3,403
------------------------------------------------------------------------------------------------------------------------------------
Earnings Per Share:
Basic                                                                           $   1.02             $   0.84              $   0.87
Diluted                                                                         $   1.00             $   0.82              $   0.84
===================================================================================================================================

Shares and related amounts adjusted for two-for-one stock split declared December 23, 1997.
See Accompanying Notes to Consolidated Financial Statements.

Yardville National Bancorp and Subsidiaries
                Consolidated Statements of Changes in
                   Stockholders' Equity

                                                             Year Ended December 31, 1997, 1996 and 1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Unrealized gain
                                            Common         Common                       Undivided  (loss)- securities
(in thousands, except share amounts)        shares          stock          Surplus       profits   available for sale   Total
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1994                 3,096,160       $  7,006        $ 2,205      $ 10,332      $ (1,092)      $ 18,451
Net income                                                                                 3,403                        3,403
Cash dividends                                                                              (738)                        (738)
Common stock issued:
    Exercise of stock options                 55,326            202                                                       202
    Exercise of warrants                     167,698          1,283                                                     1,283
    Proceeds from issuance of
       common stock, net of
       related expense                     1,380,000          7,918                                                     7,918
Unrealized gain - securities available
       for sale, net of tax                                                                              1,198          1,198
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1995                 4,699,184      $  16,409        $ 2,205      $ 12,997       $   106       $ 31,717

Net income                                                                                 4,026                        4,026
Cash dividends                                                                            (1,083)                      (1,083)
Common stock issued:
    Exercise of stock options                127,764            562                                                       562
    Exercise of warrants                      33,880            275                                                       275
Unrealized loss - securities available
    for sale, net of tax                                                                                  (267)          (267)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1996                 4,860,828       $ 17,246        $ 2,205      $ 15,940       $  (161)      $ 35,230

Net income                                                                                 5,006                        5,006
Cash dividends                                                                            (1,233)                      (1,233)
Common stock issued:
    Exercise of stock options                 97,270            457                                                       457
Unrealized gain - securities available
    for sale, net of tax                                                                                   285            285
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1997                 4,958,098       $ 17,703        $ 2,205      $ 19,713       $   124       $ 39,745
====================================================================================================================================

Shares and related amounts adjusted for two-for-one stock split declared December 23, 1997. See Accompanying Notes to Consolidated Financial Statements.

Yardville National Bancorp and Subsidiaries
                Consolidated Statements of Cash Flows

                                                                                                 Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                                            1997               1996           1995
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
Net Income                                                                              $   5,006        $   4,026        $   3,403
Adjustments:
    Provision for loan losses                                                               1,125            1,640              865
    Depreciation                                                                              832              666              474
    Amortization and accretion                                                                467              555              368
    (Gain) Loss on sales of securities available for sale                                     (24)             136               91
    Writedown of other real estate                                                            532               69               66
    Increase in other assets                                                               (2,076)          (5,434)          (3,289)
    Increase in other liabilities                                                           1,650            1,326            1,617
------------------------------------------------------------------------------------------------------------------------------------

    Net Cash Provided by Operating Activities                                               7,512            2,984            3,595
------------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Investing Activities:
    Net (increase) decrease in interest bearing deposits                                     (862)            (324)              61
    Purchase of securities available for sale                                            (123,534)         (65,492)        (100,065)
    Maturities, calls and paydowns of securities available for sale                        45,928           23,475           17,000
    Proceeds from sales of securities available for sale                                   11,740           45,864           10,481
    Proceeds from maturities and paydowns of investment securities                          4,757            4,355            4,148
    Purchase of investment securities                                                        (528)            (452)            (646)
    Net increase in loans                                                                 (57,984)         (86,915)         (48,962)
    Expenditures for bank premises and equipment                                             (606)          (2,058)            (565)
    Proceeds from sale of other real estate                                                     -              533              353
    Capital improvements to other real estate                                                (350)               -              (12)
------------------------------------------------------------------------------------------------------------------------------------

      Net Cash Used by Investing Activities                                              (121,439)         (81,014)        (118,207)
------------------------------------------------------------------------------------------------------------------------------------

Cash Flows from Financing Activities:
    Net increase in non-interest bearing
      demand, money market, and savings deposits                                           36,188           15,704           19,044
    Net increase in certificates of deposit                                                22,311           45,769           24,632
    Net increase in borrowed funds                                                         47,977           21,118           64,006
    Proceeds from issuance of common stock                                                    457              837            9,403
    Proceeds from issuance of trust preferred securities                                   11,500
    Dividends paid                                                                         (1,233)          (1,083)            (738)
------------------------------------------------------------------------------------------------------------------------------------
      Net Cash Provided by Financing Activities                                           117,200           82,345          116,347
------------------------------------------------------------------------------------------------------------------------------------
      Net increase in cash and cash equivalents                                             3,273            4,315            1,735
      Cash and cash equivalents as of beginning of year                                    17,150           12,835           11,100
------------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents as of End of Year                                             $  20,423        $  17,150        $  12,835
------------------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosure of Cash Flow Information:
    Cash paid during the year for:
      Interest                                                                          $  19,239        $  16,338        $  11,432
      Income taxes                                                                          3,642            2,324            1,908
------------------------------------------------------------------------------------------------------------------------------------
Supplemental Schedule of Non-cash Investing and Financing Activities:
The Corporation transferred from loans to other real estate, net of charge offs, $2,958, $372, and $454 in 1997, 1996, and 1995, respectively.
====================================================================================================================================

See Accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements
                Years ended December 31, 1997, 1996, and 1995

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

A. Consolidation. The consolidated financial statements include the accounts of Yardville National Bancorp and its subsidiaries, Yardville Capital Trust and the Bank and the Bank's wholly owned subsidiaries, the Yardville National Investment Corporation, Brendan, Nancy Beth and Yardville Real Estate Corporation (collectively, the Corporation). All significant inter-company accounts and transactions have been eliminated.

B. Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and Federal funds sold. Generally, Federal funds are purchased or sold for one day periods.

C. Securities. The Corporation's securities portfolio is classified into three separate portfolios: held to maturity, available for sale and trading. The Corporation currently has no securities classified as trading. Securities classified as available for sale may be used by the Corporation as funding and liquidity sources and can be used to manage the Corporation's interest rate sensitivity position. These securities are carried at their estimated market value with their unrealized gains and losses carried, net of income tax, as adjustments to stockholders' equity. Amortization of premium or accretion of discount are recognized as adjustments to interest income, on a level yield basis. Gains and losses on disposition are included in earnings using the specific identification method.
        Investment securities are composed of securities that the Corporation has the positive intent and ability to hold to maturity. These securities are stated at cost, adjusted for amortization of premium or accretion of discount. The premium or discount adjustments are recognized as adjustments to interest income, on a level yield basis. Unrealized losses due to fluctuations in market value are recognized as investment security losses when a decline in value is assessed as being other than temporary.

D. Loans. Interest on loans is recognized based upon the principal amount outstanding. Loans are stated at face value, less unearned income and net deferred fees. Generally, commercial loans are placed on a nonaccrual status when they are 90 days past due unless they are well secured and in the process of collection or, regardless of the past due status of the loan, when management determines that the complete recovery of principal and interest is in doubt. Consumer loans are generally charged off after they become 90 days past due. Mortgage loans are not generally placed on a nonaccrual basis unless the value of the real estate has deteriorated to the point that a potential loss of principal or interest exists. Subsequent payments are credited to income only if collection of principal is not in doubt. Loan origination and commitment fees less certain costs are deferred and the net amount amortized as an adjustment to the related loan's yield. Loans held for sale are recorded at the lower of aggregate cost or market.

E. Allowance for Loan Losses. The provision for loan losses charged to operating expense is determined by management and is based upon a periodic review of the loan portfolio, past experience, the economy, and other factors that may affect a borrower's ability to repay the loan. This provision is based on management's estimates, and actual losses may vary from these estimates. These estimates are reviewed and adjustments, as they become necessary, are reported in the periods in which they become known. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in New Jersey. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for loan losses and the valuation of other real estate. Such agencies may require the Corporation to recognize additions to the allowance or adjustments to the carrying value of other real estate based on their judgments about information available to them at the time of their examination.
        Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or fair value of the collateral. Impairment losses are included in the allowance for loan losses through provisions charged to operations.

F. Bank Premises and Equipment. Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on straight-line and accelerated methods over the estimated useful lives of the assets (buildings 25 to 50 years, furniture and fixtures 7 to 10 years). Charges for maintenance and repairs are expensed as they are incurred.

G. Other Real Estate (O.R.E.). O.R.E. comprises real properties acquired through foreclosure or deed in lieu of foreclosure in partial or total satisfaction of problem loans. The properties are recorded at the lower of cost or fair value less estimated disposal costs at the date acquired. When a property is acquired, the excess of the loan balance over the fair value is charged to the allowance for loan losses. Any subsequent writedowns that may be required to the carrying value of the property are included in other non-interest expense. Gains realized from the sales of other real estate are i ncluded in other non-interest income, while losses are included in non-interest expense.

H. Federal Income Taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period of the enactment date.

I. Stock Based Compensation. The Corporation adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," for transactions entered into after December 15, 1995. The Corporation elected to continue to apply Accounting Principles Board (APB) Opinion 25 in accounting for its plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Pro forma disclosures, as required by SFAS 123, have been included for awards granted after January 1, 1995
(see note 10).

J. Earnings Per Share. On December 23, 1997, the Board of Directors of the Corporation approved a two-for-one stock split effected in the form of a stock dividend payable on January 20, 1998 to shareholders of record January 5, 1998. All share data has been retroactively adjusted to reflect the common stock split.
        The Corporation adopted SFAS No. 128, "Earnings Per Share" on
December 31, 1997. SFAS No. 128 establishes the new standard for computation and presentation of net income per share. Under the new requirements both basic and diluted net income per share are presented. All prior period net income per common share data has been restated.
        Basic net income per common share is calculated by dividing net income, less the dividends on preferred stock, if any, by the weighted average common shares outstanding during the period.
        Diluted net income per common share is computed similar to that of basic net income per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, principally stock options, were issued during the reporting period.
        Weighted average shares for the basic net income per share computation for the year ended December 31, 1997, 1996, and 1995 were 4,929,000, 4,817,000, and 3,928,000, respectively. For the diluted net income per share computation common stock equivalents of 65,000, 102,000, and 125,000 are included for the year ended December 31, 1997, 1996, and 1995, respectively.

2.    Cash and Due From Banks
The Corporation maintains various deposits with other banks. As of December 31, 1997 and 1996, the Corporation maintained sufficient cash on hand to satisfy Federal regulatory requirements.

3. Securities
The amortized cost and estimated market value of securities available for sale are as follows:

                                                                            December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                          1997                                        1996
------------------------------------------------------------------------------------------------------------------------------------
                                                    Gross       Gross      Estimated               Gross         Gross    Estimated
                                     Amortized   Unrealized  Unrealized      Market  Amortized   Unrealized    Unrealized   Market
(in thousands)                          Cost        Gains      Losses        Value      Cost        Gains        Losses      Value
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
    and obligations of
    other U.S. government
    agencies and corporations         $ 62,465    $    117    $    (42)    $ 62,540    $ 31,951    $     27    $    (36)    $ 31,942
Mortgage-backed securities              91,193         329        (206)      91,316      59,441         339        (598)      59,182
Corporate obligations                    3,297          15          (6)       3,306          --          --          --           --
Federal Reserve Bank Stock                 587          --          --          587         572          --          --          572

Federal Home Loan Bank Stock             1,975          --          --        1,975       1,975          --          --        1,975
------------------------------------------------------------------------------------------------------------------------------------
Total                                 $159,517    $    461    $   (254)    $159,724    $ 93,939    $    366    $   (634)    $ 93,671
====================================================================================================================================

The amortized cost and estimated market value of investment securities are as follows:


                                                                            December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                          1997                                        1996
------------------------------------------------------------------------------------------------------------------------------------
                                                    Gross       Gross      Estimated               Gross         Gross    Estimated
                                     Amortized   Unrealized  Unrealized      Market  Amortized   Unrealized    Unrealized   Market
(in thousands)                          Cost        Gains      Losses        Value      Cost        Gains        Losses      Value
------------------------------------------------------------------------------------------------------------------------------------
Obligations of state and
    political subdivisions             $ 8,819     $   138     $  --        $ 8,957     $ 9,070     $    62     $   (24)     $ 9,108
Mortgage-backed securities              18,093        --          (202)      17,891      22,226        --          (456)      21,770
------------------------------------------------------------------------------------------------------------------------------------
Total                                  $26,912     $   138     $  (202)     $26,848     $31,296     $    62     $  (480)     $30,878
====================================================================================================================================

The amortized cost and estimated market value of securities available for sale and investment securities as of December 31, 1997 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

--------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE
                                                                       Estimated
                                                     Amortized           Market
(in thousands)                                          Cost             Value
--------------------------------------------------------------------------------
Due in 1 year or less                                 $  8,482          $  8,502
Due after 1 year
      through 5 years                                   16,983            17,005
Due after 5 years
      through 10 years                                  12,000            12,019
Due after 10 years                                      30,859            30,882
--------------------------------------------------------------------------------
      Subtotal                                          68,324            68,408
Mortgage-backed securities                              91,193            91,316
--------------------------------------------------------------------------------
Total                                                 $159,517          $159,724
================================================================================

--------------------------------------------------------------------------------
INVESTMENT SECURITIES
                                                                       Estimated
                                                     Amortized           Market
(in thousands)                                          Cost             Value
--------------------------------------------------------------------------------
Due in 1 year or less                                   $   302          $   303
Due after 1 year
      through 5 years                                     4,387            4,413
Due after 5 years
      through 10 years                                    3,397            3,488
Due after 10 years                                          733              753
--------------------------------------------------------------------------------
      Subtotal                                            8,819            8,957
Mortgage-backed securities                               18,093           17,891
--------------------------------------------------------------------------------
Total                                                   $26,912          $26,848
================================================================================

Proceeds from sales of securities available for sale during 1997, 1996, and 1995 were $11,740,000, $45,864,000 and $10,481,000 respectively. Gross gains of
$24,000, $43,000 and $27,000 were realized on those sales in 1997, 1996, and 1995, respectively. There were no losses in 1997. Gross losses of $179,000 and $118,000 were realized on those sales in 1996 and 1995, respectively.

        Securities with a carrying value of approximately $111,898,000 as of December 31, 1997 were pledged to secure public deposits and for other purposes as required or permitted by law. As of December 31, 1997, Federal Home Loan Bank
(FHLB) stock with a carrying value of $1,975,000 was held by the Corporation as required by the FHLB.

4. LOANS AND ALLOWANCE FOR LOAN LOSSES
The following table shows comparative year-end detail of the loan portfolio:

                                                              December 31,
--------------------------------------------------------------------------------
(in thousands)                                            1997            1996
--------------------------------------------------------------------------------
Commercial and
      agricultural loans                                $ 88,228        $ 63,426
Real estate loans  mortgage                              244,058         219,554
Real estate loans  construction28,182                     25,958
Consumer loans                                            18,519          15,034
Other loans                                                6,764           7,265
--------------------------------------------------------------------------------
Total loans                                             $385,751        $331,237
================================================================================


        Residential mortgage loans held for sale amounted to $2,773,000 and $2,921,000 as of December 31, 1997 and 1996, respectively. These loans are accounted for at the lower of aggregate cost or market value and are included in the table above.
        The Corporation originates and sells mortgage loans to Freddie Mac and FNMA. Generally, servicing on such loans is retained by the Corporation. As of December 31, 1997 and 1996, loans serviced for Freddie Mac were $39,025,000 and $44,637,000, respectively. Loans serviced for FNMA were $5,114,000 and $2,682,000, respectively, as of December 31, 1997 and 1996.
        The Corporation has extended credit in the ordinary course of business to directors, officers, and their associates on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other customers of the Corporation.
        The following table summarizes activity with respect to such loans:

                                                       Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                                            1997            1996
--------------------------------------------------------------------------------
Balance at beginning of year                              $3,330          $3,581
Additions                                                  5,399             752
Repayments and resignations                                2,342           1,003
--------------------------------------------------------------------------------
Balance as of end of year                                 $6,387          $3,330
================================================================================

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

Changes in the allowance for loan losses are as follows:

                                                 Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                              1997           1996           1995
--------------------------------------------------------------------------------
Balance as of beginning
      of year                             $ 4,957        $ 3,677        $ 2,912
Loans charged off                            (574)          (399)          (209)
Recoveries of loans
      charged off                              62             39            109
--------------------------------------------------------------------------------
Net charge offs                              (512)          (360)          (100)
Provision charged
      to operations                         1,125          1,640            865
--------------------------------------------------------------------------------
Balance as of
      end of year                         $ 5,570        $ 4,957        $ 3,677

================================================================================

The detail of loans charged off is as follows:

                                                 Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                              1997           1996           1995
--------------------------------------------------------------------------------
Commercial and
      agricultural                              $212          $--           $--
Real estate loans
        mortgage                                 161            72            26
Real estate loans
        construction                              --            75            30
Consumer loans                                   201           252           153
--------------------------------------------------------------------------------
Total                                           $574          $399          $209
================================================================================

        Nonperforming assets include nonperforming loans and other real estate. The nonperforming loan category includes loans on which accrual of interest has been discontinued with subsequent interest payments credited to income as received and loans 90 days past due or greater on which interest is still accruing. Nonperforming loans as a percentage of total loans were 1.38% as of December 31, 1997 and 2.46% as of December 31, 1996.

A summary of nonperforming assets follows:

                                                              December 31,
--------------------------------------------------------------------------------
(in thousands)                                            1997            1996
--------------------------------------------------------------------------------
Nonaccruing loans:
      Commercial and
      agricultural loans                                 $  515           $  961
      Real estate loans
      - mortgage                                            384            1,451
      Real estate loans
      - construction                                      2,106            4,659
      Consumer loans                                         38               12
      Other loans                                           312             --
--------------------------------------------------------------------------------
Total nonaccruing loans                                  $3,355           $7,083
--------------------------------------------------------------------------------
Restructured loans                                       $  969           $ --
--------------------------------------------------------------------------------
Past due 90 days or more:
      Real estate loans
      - mortgage                                         $  886           $1,014
      Consumer loans                                        105               43
--------------------------------------------------------------------------------
Total past due 90 days
      or more                                               991            1,057
--------------------------------------------------------------------------------
Total nonperforming loans                                 5,315            8,140
Other real estate                                         3,171              395
--------------------------------------------------------------------------------
Total nonperforming assets                               $8,486           $8,535
================================================================================

        The Corporation has defined the population of impaired loans to be all nonaccrual commercial loans. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, including residential mortgage and consumer loans, are specifically excluded from the impaired loan portfolio.
        The recorded investment in loans receivable for which an impairment has been recognized as of December 31, 1997 and 1996 was $4,213,000 and $6,827,000, respectively. The related allowance for loan losses on these loans as of December 31, 1997 and 1996 was $716,000 and $861,000, respectively. The average recorded investment in impaired loans during 1997 and 1996 was $5,485,000 and $2,548,000, respectively. There was no interest income recognized on impaired loans in 1997 or 1996.
        Additional income before income taxes amounting to approximately $254,000 in 1997, $351,000 in 1996, and $143,000 in 1995 would have been recognized if interest on all loans had been recorded based upon original contract terms.
        There were two restructured loans as of December 31, 1997 totaling $969,000. There were no restructured loans at December 31, 1996.

5. BANK PREMISES AND EQUIPMENT
The following table represents comparative information for premises and equipment:

                                                              December 31,
--------------------------------------------------------------------------------
(in thousands)                                            1997            1996
--------------------------------------------------------------------------------
Land and improvements                                   $   528          $   528
Buildings and improvements                                4,308            4,296
Furniture and equipment                                   5,722            5,128
--------------------------------------------------------------------------------
Total                                                    10,558            9,952
Less accumulated depreciation                             5,366            4,534
--------------------------------------------------------------------------------
Bank premises
      and equipment, net                                $ 5,192          $ 5,418
================================================================================

6. DEPOSITS
Total deposits consist of the following:

                                                              December 31,
--------------------------------------------------------------------------------
(in thousands)                                            1997            1996
--------------------------------------------------------------------------------
Non-interest bearing
      demand deposits                                 $ 66,560          $ 55,519
Interest bearing
      demand deposits                                   44,520            24,435
Money market deposits                                   39,937            38,348
Savings deposits                                        75,047            71,574
Certificates of deposit
      of $100,000 and over                              21,556            22,162
Other time deposits                                    175,324           152,407
--------------------------------------------------------------------------------
Total                                                 $422,944          $364,445
================================================================================


A summary of certificates of deposit by maturity is as follows:

                                                              December 31,
--------------------------------------------------------------------------------
(in thousands)                                          1997              1996
--------------------------------------------------------------------------------
Within one year                                     $141,183            $ 84,529
One to two years                                      34,522              50,357
Two to three years                                    13,327              27,731
Three to four years                                    5,366               9,942
Four to five years                                     2,482               2,010
--------------------------------------------------------------------------------
Total                                               $196,880            $174,569
================================================================================

7. BORROWED FUNDS
Borrowed funds include securities sold under agreements to repurchase and FHLB advances. Other borrowed funds consist of Federal funds purchased and Treasury tax and loan deposits.

The following table presents comparative data related to borrowed funds of the Corporation at and for the years ended December 31, 1997, 1996, and 1995.

                                                      December 31,
--------------------------------------------------------------------------------
(in thousands)                          1997             1996           1995
--------------------------------------------------------------------------------
Securities sold
      under agreements
      to repurchase                    $100,050        $ 64,185        $ 54,830
FHLB advances                            29,338          20,813          10,000
Other                                     4,928           1,341             391
--------------------------------------------------------------------------------
Total                                  $134,316        $ 86,339        $ 65,221
--------------------------------------------------------------------------------
Maximum amount
      outstanding at
      any month end                    $134,316        $105,577        $ 65,221
Average interest rate
      on year end balance                  5.94%           5.72%           6.01%
Average amount
      outstanding
      during the year                  $ 84,492        $ 87,065        $ 33,339
Average interest rate
      for the year                         5.63%           5.70%           6.18%

================================================================================
The following is a summary of securities sold under agreements to repurchase and their maturities as of December 31, 1997:

-----------------------------------------------------
(in thousands)
-----------------------------------------------------
Up to 30 days                              $ 12,340
30 to 90 days                                44,530
Over 90 days                                 43,180
-----------------------------------------------------
Total                                      $100,050
=====================================================


The FHLB advances as of December 31, 1997, mature as follows:

-----------------------------------------------------
(in thousands)
-----------------------------------------------------
Within one year                            $18,500
Over three to four years                       799
Over four to five years                         39
Over five years                             10,000
-----------------------------------------------------
Total                                      $29,338
=====================================================

Expected maturities of FHLB Advances could differ from contractual maturities because FHLB has the right to call obligations.

Interest expense on borrowed funds is comprised of the following:

                                              Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                              1997            1996           1995
--------------------------------------------------------------------------------
Securities sold under
      agreements to
      repurchase                            $3,627         $3,792         $1,429
FHLBadvances                                 1,081          1,116            576
Other                                           53             59             54
--------------------------------------------------------------------------------
Total                                       $4,761         $4,967         $2,059
================================================================================

8. COMPANY-OBLIGATED MANDATORILY REDEEMABLE TRUST PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES OF THE COMPANY (TRUST PREFERRED SECURITIES)
On October 16, 1997, Yardville Capital Trust (the Trust) a statutory business trust, and a wholly owned subsidiary of Yardville National Bancorp, issued $11,500,000 of 9.25% Company Obligated Mandatorily
Redeemable Trust Preferred Securities (Trust Preferred Securities) to investors maturing on November 1, 2027. Proceeds from the issuance of the Trust Preferred Securities were immediately used by the Trust to purchase $11,500,000 of 9.25% Subordinated Debentures due November 1, 2027, of Yardville National Bancorp, said Subordinated Debentures constituting the sole assets of the Trust. The Subordinated Debentures are redeemable in whole or part prior to maturity after November 1, 2002 at par. The Subordinated Debentures are also redeemable in whole in the event that the tax or capital treatment of the issue changes from the treatment at time of issuance and in the event that the Trust were to be considered an investment company under the Investment Company Act of 1940, as amended. The Trust is obligated to distribute all proceeds of a redemption, whether voluntary or upon maturity, to the holders of Trust Preferred Securities. Yardville National Bancorp's obligation with respect to the Trust Preferred Securities and the Subordinated Debentures, when taken together, provide a full and unconditional guarantee on a subordinated basis by Yardville National Bancorp of the Trust's obligation to pay amounts when due on the Trust Preferred Securities.

9. INCOME TAXES
Income taxes reflected in the consolidated financial statements for 1997, 1996, and 1995 are as follows:

                                              Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                              1997            1996           1995
--------------------------------------------------------------------------------
Statements of Income:
Federal:
      Current                             $ 2,440        $ 2,281        $ 1,881
      Deferred                               (294)          (521)          (400)
State:
      Current                                 675        $   560        $   253
      Deferred                                (81)          (142)            88
--------------------------------------------------------------------------------
Total tax expense                         $ 2,740        $ 2,178        $ 1,822
--------------------------------------------------------------------------------
Statements of Condition:
Deferred tax on securities
      available for sale                  $   190        $  (178)       $   798
================================================================================

Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities for 1997 and 1996 are as follows:


                                                            December 31,
--------------------------------------------------------------------------------
(in thousands)                                           1997             1996
--------------------------------------------------------------------------------
Deferred tax assets:
Deferred loan fees                                    $    38           $   170
Allowance for
      loan losses                                       1,965             1,686
Writedown of basis
      of O.R.E. properties                                 22                36
Deferred income                                            21
Nonaccrual loans                                           40                40
Unrealized loss on
      securities available
      for sale                                            107
Deferred compensation                                     458               223
--------------------------------------------------------------------------------
Total deferred tax assets$                              2,525           $ 2,263
--------------------------------------------------------------------------------
Valuation allowance                                       (78)              (78)
--------------------------------------------------------------------------------
Deferred tax liabilities:
Unrealized gain on
      securities available
      for sale                                            (83)
Unamortized discount
      accretion                                           (71)              (94)
Depreciation                                             (195)             (207)
--------------------------------------------------------------------------------
Net deferred tax assets                               $ 2,098           $ 1,884
================================================================================

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


                                                  Year Ended December 31,
-------------------------------------------------------------------------------
(in thousands)                               1997           1996           1995
-------------------------------------------------------------------------------
Income tax expense
      at statutory rate                     $ 2,634       $ 2,105       $ 1,776
State income taxes, net
      of Federal benefit,
      before change in
      valuation reserve                         392           276           226
Changes in taxes resulting from:
        Tax exempt interest                    (155)         (122)         (117)
        Tax exempt income(184)                 (142)          (93)
        Non-deductible
        expenses                                 53            61            30
-------------------------------------------------------------------------------
Total                                       $ 2,740       $ 2,178       $ 1,822
================================================================================

10. BENEFIT PLANS

Retirement Savings Plan. The Corporation has a 401(K) plan which covers substantially all employees with one or more years of service. The plan permits all eligible employees to make basic contributions to the plan up to 12% of base compensation. Under the plan, the Corporation provided a matching contribution of 50% in 1997 and 1996 and 25% in 1995, up to 6% of base compensation. Employer contributions to the plan amounted to $93,000 in 1997, $83,000 in 1996, and $36,000 in 1995.

Postretirement Benefits. The Corporation provides additional postretirement benefits, namely life and health insurance, to retired employees over the age of 62 who have completed 15 years of service. The plan calls for retirees to contribute a portion of the cost of providing these benefits in relation to years of service.
        The cost of retiree health and life insurance benefits is recognized over the employees' period of service.

        The periodic postretirement benefit cost under SFAS 106 was as follows:

                                                      Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                                  1997           1996         1995
--------------------------------------------------------------------------------
Service cost                                     $ 32          $ 79         $ 50
Interest cost                                      34            83           68
Amortization of
      transition obligation                         -            30           30
Amortization of
      actuarial loss                                -            13            -
Amortization of
      prior service cost                           (2)            -            -
--------------------------------------------------------------------------------
Net postretirement cost                          $ 64          $205         $148
================================================================================

The actuarial present value of benefit obligations was as follows:

                                                             December 31,
--------------------------------------------------------------------------------
(in thousands)                                             1997            1996
--------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Retirees                                                  $   178       $   316
Fully eligible active plan
      participants                                             79           320
Other active plan
      participants                                            281           701
--------------------------------------------------------------------------------
Accumulated postretirement
      benefit obligation                                      538         1,337
Unrecognized transition
      obligation                                               --          (480)
Unrecognized actuarial
      loss                                                     (3)         (337)
Unrecognized prior
      service cost                                             33            --
--------------------------------------------------------------------------------
Accrued postretirement
      benefit obligation                                  $   568       $   520
================================================================================

The assumed annual rate of future increases in per capita cost of health care benefits was 9% for 1997 and 10% for 1996. The rate was assumed to decline gradually to 5% in 2001 and remain at that level thereafter. Increasing the health care cost trend by 1% in each year would increase the accumulated postretirement benefit obligation by $100,000 and $349,000 and the service, interest and amortization costs by $15,000 and $49,000 in 1997 and 1996, respectively. The weighted average discount rate used in determining the accumulated benefit obligation was 7% in 1997 and 1996.
        In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This Statement standardizes the disclosure requirements for pensions and other postretirement benefits by requiring additional information that will facilitate financial analysis, and eliminating certain disclosures that are considered no longer useful. SFAS 132 supersedes the disclosure requirements in FASB Statements No. 87, 88 and 106. This Statement is effective for fiscal years beginning after December 15, 1997. Restatement of disclosures for earlier periods provided for comparative purposes is required unless the information is readily available.
         Stock Option Plan. In March 1988, the Stockholders approved an incentive stock option plan (employee plan) for the purpose of assisting the Corporation in attracting and retaining highly qualified persons as employees of the Corporation and to provide such key employees with incentives to contribute to the growth and development of the Corporation. In general, the plan allows the granting of up to 88,000 shares of the Corporation's common stock at an option price to be no less than the fair market value of the stock on the date such options are granted. The vesting schedule of the stock options is set by a committee appointed by the Board of Directors. In April 1994, the stock option plan was amended and approved by the Board of Directors to increase the maximum number of shares subject to grant to 328,000. In April 1997 the stockholders amended the 1988 plan. The amendment extended from six months to twelve months the time in which legal representative, designated beneficiary or executor can exercise options granted under the plan in the event that an option holder becomes permanently disabled or dies while in the employ of the Corporation or the Bank.
        After February 28, 1998 no incentive stock options may be granted under the 1988 plan.
        Stock options vest during a period of up to five years after the date of grant. The status of the plan for the years ended December 31, 1997, 1996, and 1995 is as follows:

-----------------------------------------------------------------------
Options Outstanding:                                       Price
                                         Shares         Per Share
-----------------------------------------------------------------------
Balance,
December 31, 1994                       320,460      $1.550  -  $4.375
-----------------------------------------------------------------------
Shares:
      Granted                            7,040           $ 7.375
      Exercised                         33,440       $1.550  -  $7.375
      Expired                            4,700       $4.00   -  $4.375
-----------------------------------------------------------------------
Balance,
      December 31, 1995                289,360       $4.00   -  $7.375
-----------------------------------------------------------------------
Shares:
      Exercised                        114,678       $4.375  -  $7.375
      Expired                            5,622       $4.375  -  $7.375
-----------------------------------------------------------------------
Balance,
      December 31, 1996                169,060       $4.00   -  $7.375
-----------------------------------------------------------------------
Shares:
      Exercised                         76,242       $4.00   -  $7.375
      Expired                            1,290       $4.375  -  $7.375
-----------------------------------------------------------------------
Balance,
      December 31, 1997                 91,528       $4.00   -  $7.375
-----------------------------------------------------------------------
Shares exercisable as of
      December 31, 1997                 91,528       $4.00   -  $7.375
=======================================================================

1994 Stock Option Plan. In April 1994, the Board of Directors approved a non-qualified stock option plan (director plan) for non-employee directors for the purpose of assisting the Corporation in attracting and retaining highly qualified persons as non-employee members of the Board of Directors and to provide such directors with incentives to contribute to the growth and development of the business of the Corporation. In general, the plan allows for the granting of up to 80,000 shares of the Corporation's common stock at an option price to be no less than the fair market value of the stock on the date such options are granted. The vesting schedule of the stock options is set by a committee appointed by the Board of Directors.
        The shares granted in 1994 under this plan vested immediately. The status of the plan for the years ended December 31, 1997, 1996, and 1995 is as follows:

--------------------------------------------------------------------------------
Options Outstanding:                                      Price
                                         Shares        Per Share
--------------------------------------------------------------------------------

Balance,
      December 31, 1995                  35,714             $ 4.375
--------------------------------------------------------------------------------
Shares:
      Granted                             6,400             $ 7.875
      Exercised                          13,086             $ 4.375
      Expired                             1,600             $ 4.375
--------------------------------------------------------------------------------
Balance,
      December 31, 1996                  27,428      $ 4.375  -  $ 7.875
--------------------------------------------------------------------------------
Shares:
      Granted                            19,200      $10.313  -  $10.750
      Exercised                          21,028      $ 4.375  -  $ 7.875
--------------------------------------------------------------------------------
Balance,
      December 31, 1997                  25,600      $ 4.375  -  $10.750
--------------------------------------------------------------------------------
Shares exercisable as of
      December 31, 1997                  25,600      $ 4.375  -  $10.750
================================================================================

        As of December 31, 1997, there were 5,812 additional shares available for grant under the employee plan and no shares available for grant under the director plan.

1997 Stock Option Plan. In April 1997 the stockholders approved the 1997 Stock Option Plan (The 1997 Plan). The 1997 Plan is designed to assist the Corporation in attracting and retaining highly qualified persons as employees of the Corporation and its Subsidiaries and to provide such key employees with incentives to contribute to the growth and development of the business and the Corporation. In general, the plan allows for the granting of up to 400,000 shares of the Corporation's common stock at an option price to be no less than the fair market value of the stock on the date such options are granted. The vesting schedule of the stock options is set by a committee appointed by the Board of Directors. There were 10,000 options granted at $11.50 under this plan in 1997. No options were exercisable under this plan in 1997.
        As discussed above, there were 19,200 options granted under the director plan in 1997 and there were no grants under the employee plan in 1996. The per share weighted average fair value of stock options granted during 1997 and 1996 was $1.61 and $1.23, respectively, on the date of grant using the Black Scholes option pricing model with the following weighted average assumptions in 1997 and 1996: (1)an expected annual dividend of $0.28 and $0.225, respectively, (2)risk free interest rate of 5.5% and 5.2%, respectively, and expected life of approximately one year.
        The Corporation applies APBOpinion No. 25 in accounting for its plans and, accordingly, no compensation cost has been recognized for stock options in the consolidated financial statements.
        Had the Corporation determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Corporation's 1997 and 1996 net income would have been reduced to the pro forma amounts indicated below:

--------------------------------------------------------------------
(in thousands)                           1997         1996     1995
--------------------------------------------------------------------
Net income:
      As reported                      $5,006       $4,026    $3,403
      Pro forma                         4,976        4,021     3,398
--------------------------------------------------------------------
Earnings per share:
Basic:
      As reported                      $ 1.02       $ 0.84    $ 0.87
      Pro forma                          1.01         0.84      0.87
Diluted:
      As reported                      $ 1.00       $ 0.82    $ 0.84
      Pro forma                          1.00         0.82      0.84
=====================================================================

Benefit Plans. The Corporation has a salary continuation plan for key executives and a director deferred compensation plan for board members. The plans provide for yearly retirement benefits to be paid over a specified period. The present value of the benefits accrued under these plans as of December 31, 1997 and 1996 is approximately $342,000 and $226,000, respectively, and is included in other liabilities in the accompanying consolidated statements of condition. Compensation expense of approximately $120,000 is included in the accompanying consolidated statements of income for each of the years ended December 31, 1997 and 1996.
        In connection with the benefit plans, the Corporation has purchased life insurance policies on the lives of the executives and directors. The Corporation is the owner and beneficiary of the policies. The cash surrender values of the policies are approximately $5,797,000 and $5,560,000 as of December 31, 1997 and 1996, respectively, and are included in other assets in the accompanying consolidated statements of condition.
        The Corporation implemented an officer group term replacement plan for certain executives in 1996. This plan replaces group term life insurance for these executives. This plan is funded through life insurance policies purchased by the Corporation. This plan is a split dollar plan; therefore, the policy interests are divided between the bank and the employee. The death benefits over and above the cash surrender of the life insurance policy, if any, are endorsed to the beneficiary of the executive. The cash surrender value of the policies is approximately $3,441,000 and $2,990,000 as of December 31, 1997 and

1996, and is included in other assets in the accompanying consolidated statements of condition.

11. COMMON STOCK
During 1996, warrants associated with prior capital offerings totaling 33,880 were exercised with proceeds of $275,000. On June 13, 1996 all outstanding warrants expired.
        On June 14, 1995 the Corporation completed its underwritten public offering by issuing 1,380,000 shares of common stock. The proceeds from this offering were $7,918,000, net of offering expenses.


12. OTHER NON-INTEREST EXPENSE

Other non-interest expense included the following:

                                                      Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                                    1997         1996        1995
--------------------------------------------------------------------------------
Audit & Examination Fees                        $  227       $  216       $  176
Attorney's Fees                                    373          153          162
Outside Services & Processing332                   325          289
O.R.E. expenses                                    378          163          166
Stationery and supplies                            347          388          300
Communication & Postage                            373          354          322
Insurance (other)                                  127          102           93
Marketing                                          575          522          479
Other                                            1,079        1,012        1,341
--------------------------------------------------------------------------------
      Total                                     $3,811       $3,235       $3,328
================================================================================

13. OTHER COMMITMENTS AND CONTINGENT LIABILITIES
The Corporation enters into a variety of financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include commitments to extend credit and letters of credit, both of which involve, to varying degrees, elements of risk in excess of the amount recognized in the consolidated financial statements.
        Credit risk, the risk that a counterparty of a particular financial instrument will fail to perform, is the contract amount of the commitments to extend credit and letters of credit. The credit risk associated with these financial instruments is essentially the same as that involved in extending loans to customers. Credit risk is managed by limiting the total amount of arrangements outstanding and by applying normal credit policies to all activities with credit risk. Collateral is obtained based on management's credit assessment of the customer.
        The contract amounts of off-balance sheet financial instruments as of December 31, 1997 and 1996 for commitments to extend credit were $77,943,000 and $56,071,000, respectively. For standby letters of credit, the contract amounts were $6,501,000 and $6,831,000, respectively.
        Many such commitments to extend credit may expire without being drawn upon, and therefore, the total commitment amounts do not necessarily represent future cash flow requirements.
        The Corporation maintains lines of credit with the FHLB and two of its correspondent banks. There were approximately $31,500,000 in lines of credit available as of December 31, 1997. The Corporation maintains repurchase agreement lines of credit with two brokerage firms. There was approximately $104,850,000 in lines available at December 31, 1997.
        The Corporation leases its banking offices in Ewing Township, East Windsor Township, Trenton, Hamilton Square, and its Telephone Help Center. Total lease rental expense was $236,912, $186,305, and $103,002 for the years ended December 31, 1997, 1996, and 1995, respectively. Minimum rentals under the terms of these leases for years 1998 through 2002 are $263,301, $264,981, $252,541,
$241,965, and $241,965, respectively.
        The Corporation and the Bank are party, in the ordinary course of business, to litigation involving collection matters, contract claims and other miscellaneous causes of action arising from their business. Management does not consider that any such proceedings depart from usual routine litigation, and in its judgment, the Corporation's consolidated financial position or results of operations will not be affected materially by the final outcome of any pending legal proceedings.

14. REGULATORY MATTERS
The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier Icapital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.
        As of December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios are presented in this table:

-----------------------------------------------------------------------------------------------------------------------------------
REGULATORY MATTERS                                                                                           To be well
                                                                                     For capital          capitalized under
                                                                                        adequacy          prompt corrective
                                                               Actual                   purposes           action provision
-----------------------------------------------------------------------------------------------------------------------------------
(amounts in thousands)                                  Amount          Ratio     Amount         Ratio     Amount          Ratio
-----------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1997:
    Total capital (to risk-weighted assets)             $51,675         12.5%     $33,114         8.0%     $41,393         10.0%
    Tier I capital (to risk-weighted assets)             46,496         11.2       16,557         4.0       24,836          6.0

    Tier Icapital (to average assets)                    46,496          8.7       21,279         4.0       26,598          5.0

As of December 31, 1996:
    Total capital (to risk-weighted assets)             $39,304         11.4%     $27,521         8.0%     $34,401         10.0%
    Tier I capital (to risk-weighted assets)             34,996         10.2       13,761         4.0       20,641          6.0
    Tier Icapital (to average assets)                    34,996          7.8       17,940         4.0       22,425          5.0

===================================================================================================================================

        Permission from the Comptroller of the Currency is required if the total of dividends declared in a calendar year exceeds the total of the Bank's net profits, as defined by the Comptroller, for that year, combined with its retained net profits of the two preceding years. The retained net profits of the Bank available for dividends are approximately $6,512,000 as of December 31, 1997.
        On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDIC Improvement Act") became law. While the FDIC Improvement Act primarily addresses additional sources of funding for the Bank Insurance Fund, which insures the deposits of commercial banks and saving banks, it also imposes a number of new mandatory supervisory measures on savings associations and banks.
        The FDIC Improvement Act requires financial institutions to take certain actions relating to their internal operations, including: providing annual reports on financial condition and management to the appropriate federal banking regulators, having an annual independent audit of financial statements performed by an independent public accountant and establishing an independent audit committee composed solely of outside directors. The FDIC Improvement Act also imposes certain operational and managerial standards on financial institutions relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits.

15.  Fair Value of Financial Instruments
The following fair value estimates, methods and assumptions were used to measure the fair value of each class of financial instruments for which it is practical to estimate that value:

Cash and Cash Equivalents. For such short-term investments, the carrying amount was considered to be a reasonable estimate of fair value.

Securities and Mortgage-backed Securities. The carrying amounts for short-term investments approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer-term investments and mortgage-backed securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Loans. Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.
        The fair value of performing loans, except residential mortgage loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Corporation's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.
        Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

Deposit Liabilities. The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, and NOW accounts, and money market and checking accounts, is considered to be equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowed Funds. For securities sold under agreements to repurchase fair value was based on rates currently available to the Corporation for agreements with similar terms and remaining maturities. For other borrowed funds, the carrying amount was considered to be a reasonable estimate of fair values.

The estimated fair values of the Corporation's financial instruments are as follows:

                                                           December 31, 1997
--------------------------------------------------------------------------------
                                                       Carrying           Fair
(in thousands)                                           Value            Value
--------------------------------------------------------------------------------
Financial Assets:
      Cash and cash
       equivalents                                     $ 20,423         $ 20,423
      Interest bearing
       deposits                                           2,219            2,219
      Securities available for
       sale                                             159,724          159,724
      Investment securities                              26,912           26,848
      Loans, net                                        380,181          383,200
Financial Liabilities:
      Deposits                                          422,944          423,082
      Borrowed funds                                    134,316          134,248
      Trust preferred securities                         11,500           12,075
================================================================================
                                                           December 31, 1996
--------------------------------------------------------------------------------
                                                       Carrying           Fair
(in thousands)                                           Value            Value
--------------------------------------------------------------------------------
Financial Assets:
      Cash and cash
       equivalents                                     $ 17,150         $ 17,150
      Interest bearing
       deposits                                           1,357            1,357
      Securities available for
       sale                                              93,671           93,671
      Investment securities                              31,296           30,878
      Loans, net                                        326,280          333,502
Financial Liabilities:
      Deposits                                          364,445          365,976
      Borrowed funds                                     86,339           86,042
================================================================================

        The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, and as the fair value for these financial instruments was not material, these disclosures are not included above.

Limitations. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
        Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include the deferred tax assets and bank premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

16. PARENT CORPORATION INFORMATION
The condensed financial statements of the parent company only are presented below:

YARDVILLE NATIONAL BANCORP (Parent Corporation)


Condensed Statements of Condition

                                                                 December 31,
--------------------------------------------------------------------------------
(in thousands)                                              1997          1996
--------------------------------------------------------------------------------
Assets:
      Cash                                                $   815        $   316
      Securities available for sale                         3,297
      Investment in subsidiaries                           46,971         34,835
      Other assets                                            527             79
--------------------------------------------------------------------------------
      Total Assets                                        $51,610        $35,230
--------------------------------------------------------------------------------
Liabilities and
Stockholders' Equity:
      Other liabilities                                   $     9        $  --
      Subordinated debentures                              11,856           --
      Stockholders' equity                                 39,745         35,230
--------------------------------------------------------------------------------
      Total Liabilities and
      Stockholders' Equity                                $51,610        $35,230

================================================================================


Condensed Statements of Income
                                                 Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                                1997          1996         1995
--------------------------------------------------------------------------------
Operating Income:
      Dividends from subsidiary$              1,765       $ 1,083       $   843
--------------------------------------------------------------------------------
      Total Operating Income                  1,765         1,083           843
--------------------------------------------------------------------------------
Operating Expense:
      Interest expense                          224          --            --
      Other expense                             144           114           115
--------------------------------------------------------------------------------
      Total Operating Expense                   368           114           115
--------------------------------------------------------------------------------
Income before income
      taxes and equity in
      undistributed income
      of subsidiaries                         1,397           969           728
Federal income tax benefit                     (114)          (40)          (41)
--------------------------------------------------------------------------------
Income before equity in
      undistributed income
      of subsidiaries                         1,511         1,009           769
Equity in undistributed
      income of subsidiaries                  3,495         3,017         2,634
--------------------------------------------------------------------------------
      Net Income                            $ 5,006       $ 4,026       $ 3,403
================================================================================

Condensed Statements of Cash Flows

                                                 Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                                1997          1996         1995
--------------------------------------------------------------------------------
Cash Flows from
      Operating Activities:
Net Income                                   $  5,006     $  4,026     $  3,403
Adjustments:
      Increase in
        other assets                             (448)         (40)         (36)
      Equity in undistributed
        income of subsidiaries                 (3,495)      (3,017)      (2,634)
      Increase (decrease)
        in other liabilities                        9         --             (1)
--------------------------------------------------------------------------------
Net Cash Provided by
      Operating Activities                      1,072          969          732
--------------------------------------------------------------------------------
Cash flows from investing activities:
      Purchases of securities
        available for sale                     (3,297)
      Investing in subsidiaries                (8,356)        (749)      (9,650)
--------------------------------------------------------------------------------
Net Cash Used by
      Investing Activities                    (11,653)        (749)      (9,650)
--------------------------------------------------------------------------------
Cash flows from financing
      activities:
      Proceeds from issuance
        of subordinated debentures             11,856         --           --
      Proceeds from shares issued                 457          837        9,403
      Dividends paid                           (1,233)      (1,083)        (738)
--------------------------------------------------------------------------------
Net Cash Provided (Used) by
      Financing Activities                     11,080         (246)       8,665
--------------------------------------------------------------------------------
Net increase (decrease) in cash                   499          (26)        (253)
Cash as of beginning of year                      316          342          595
--------------------------------------------------------------------------------
Cash as of end of year                       $    815     $    316     $    342
================================================================================

Independent
        Auditors' Report

THE BOARD OF DIRECTORS AND STOCKHOLDERS
YARDVILLE NATIONAL BANCORP:
        We have audited the accompanying consolidated statements of condition of Yardville National Bancorp and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overal l financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yardville National Bancorp and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


insert signature PMS 315

Princeton, New Jersey
January 30, 1998

Officers


YARDVILLE NATIONAL BANK                                                        YARDVILLE NATIONAL BANCORP

President/Chief Executive Officer            Assistant Vice Presidents         President/Chief Executive Officer
Patrick M. Ryan                              Shawn Chase-Merritt               Patrick M. Ryan
                                             Retail Administration
Executive Vice Presidents                                                      Secretary/Treasurer
Stephen F. Carman                            Scott W. Civil                    Stephen F. Carman
Cashier/Chief Financial Officer              Commercial Lending
                                                                               Assistant Secretary and Treasurer
Timothy J. Losch                             Nancy J. Collar                   Diane H. Polyak
Chief Operating Officer                      Consumer Lending

First Senior Vice Presidents                 Sandra A. Gray
James F. Doran                               Commercial Lending
Senior Lending Officer
                                             Peggy A. Iucolino
Mary C. O'Donnell                            Purchasing
Chief Credit Officer
                                             Linda A. Kelly
Senior Vice Presidents                       Data Services
Frank Durand III
Bank Administrator                           Anne S. Marsilio
                                             Residential Mortgages
Howard N. Hall
Controller                                   William V. Radlinsky
                                             Loan Review Officer
Richard A. Kauffman
Chief Technology Officer                     Joseph H. Robotin
                                             Residential Mortgages
Nina D. Melker
Retail Administration                        Christine A. Secrist
                                             Retail Business Development
Sarah J. Strout
Commercial Lending                           Joan M. Tarr
                                             Retail Administration
Vice Presidents
James T. Brotherton                          Assistant Cashiers
Lending Business Development                 Sharon L. Bokma
                                             Retail Business Development
Carol A. Budd
Commercial Lending                           Barbara A. Brehaut
                                             Retail Administration
Vincent P. Ditta
Commercial Lending                           Andre Caldini
                                             Lending Business Development
Kathleen A. Fone
Human Resources                              Doreen A. Favata
                                             Commercial Mortgages
Nancy C. German
Deposit Operations                           John T. Gaffney
                                             Alternative Investments
Dale K. Inman
Consumer Lending                             Fay Horrocks
                                             Human Resources
Thomas A. McBain
Audit                                        Kathleen M. Kirkham
                                             Retail Administration
Debra L. Mincarelli
Help Center                                  Patricia D. Majeski
                                             Retail Administration
Thomas L. Nash
Commercial Mortgages                         Dawn L. Melker
                                             Retail Administration
Diane H. Polyak
Financial Services                           Barbara Morgan
                                             Commercial Lending
Leslie Rita
Credit Administration                        Michael J. Pelosci
                                             Retail Administration
Jane M. Trout
Marketing                                    Elizabeth A. Salvatore
                                             Consumer Lending
Susan M. Valentino
Retail Administration                        Flora B. Shiarappa
                                             Deposit Operations

54



Board of Directors

YARDVILLE NATIONAL BANK                      YARDVILLE NATIONAL BANCORP

Jay G. Destribats,                           Jay G. Destribats,
Chairman of the Board                        Chairman of the Board

Weldon J. McDaniel, Jr.,                     Weldon J. McDaniel, Jr.,
Vice Chairman                                Vice Chairman

Patrick M. Ryan,                             Patrick M. Ryan,
President and C.E.O.                         President and C.E.O.

C. West Ayres                                C. West Ayres
Elbert G. Basolis, Jr.                       Elbert G. Basolis, Jr.
Lorraine Buklad                              Lorraine Buklad
Anthony M. Giampetro,                        Anthony M. Giampetro,
  M.D., F.C.C.P.                               M.D., F.C.C.P.
Sidney L. Hofing                             Sidney L. Hofing
James J. Kelly                               James J. Kelly
Gilbert W. Lugossy                           Gilbert W. Lugossy
Louis R. Matlack, Ph.D.                      Louis R. Matlack, Ph.D.
F. Kevin Tylus                               F. Kevin Tylus

John C. Stewart,                             John C. Stewart,
Director Emeritus                            Director Emeritus




Advisory Board

W. Michael Bryant                            William J. Matisa, Jr.
Nancy S. Ellis                               Robert E. Mule
William G. Engel                             Joyce H. Rainear
Gary Dean Gray                               Marvin A. Rosen
Daniel J. Graziano, Esq.                     N. Gerald Sapnar+
John J. Klein III                            Ronald K. Vernon
Richard J. Klockner                          Robert L. Workman
Nancy J. Knight                              Harold N. Zeltt
Eugene P. Marfuggi
George S. Martin                             +   Deceased as of
                                                 December 26, 1997

Stockholder Information

Corporate Headquarters                   Financial Information
Yardville National Bancorp               Investors, security
3111 Quakerbridge Road                   analysts and others
Mercerville, NJ 08619                    desiring financial
(609) 585-5100                           information should
                                         contact:
Annual Meeting                           Diane H. Polyak
The Annual Meeting                       Assistant Secretary/
of Stockholders will                     Assistant Treasurer
be held at:                              or
La Villa Ristorante                      Stephen F. Carman
2275 Kuser Road,                         Secretary/Treasurer
Hamilton, NJ 08690
Tuesday, April 28, 1998                  Form 10-K Availability
Doors open 9:00 a.m.                     Copies of Yardville
Meeting begins                           National Bancorp's Forms
at 10:00 a.m.                            10-K and 10-Q filed
                                         with the Securities and
Registrar and Stock                      Exchange Commission
Transfer Agent                           are available to stockholders
First City Transfer Company              upon written request
P.O. Box 170                             to the Company.
Iselin, NJ 08830-0170
(732) 906-9227


Subsidiary Bank is a Member of the FDIC.

--------------------------------------------------------------------------------
56

Design and production:                  Photo of Kuser Mansion
The SOSCOMM Group,                      exterior (p.4) courtesy of
Allentown, NJ                           Kuser Family Mansion,
                                        Hamilton, NJ
Management photograph and
product photography:                    Large photos pages 8, 10:
(pgs. 4, 7, 8, 10)                       (C)Photo/Cliff Moore
Allan Hunter Shoemake
                                        Large photos pages 2, 7:
Cover and Page 1 photograph             Yardville National Bank
courtesy of the Trentoniana:            Archives
Local History and Genealogy
Collection, Trenton Free Public
Library

Offices


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

Quakerbridge Office                     West Trenton Office
3111 Quakerbridge Road                  40 Scotch Road
Mercerville, New Jersey 08619           West Trenton, New Jersey 08628

YNB Help Center: 2-8884-HELPLINE







YNB
Your Neighborhood Bank(R)
---------------------------
YARDVILLE NATIONAL BANK