Form 10-K, Exhibit 13
period 1999-12-31
YARDVILLE NATIONAL BANCORP
filed 2000-03-30
CIK 787849

                                                                      EXHIBIT 13


Selected Historical Consolidated
               FINANCIAL DATA


The following table sets forth certain historical financial data with respect to Yardville National Bancorp and subsidiaries on a consolidated basis. This table should be read in conjunction with Yardville National Bancorp's historical consolidated financial statements and related notes thereto. All share and per share data has been restated to reflect the 2.5% stock dividend declared in March 1998 and the two-for-one stock split effected in the form of a stock dividend declared in December 1997.


                                                                               December 31,
----------------------------------------------------------------------------------------------------------------------
                                                    1999            1998           1997            1996           1995
----------------------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME
(in thousands)

Interest income                              $    69,719      $   50,923      $  40,768      $   34,251     $   27,336
Interest expense                                  39,645          28,392         21,100          17,041         12,841
---------------------------------------------------------------------------------------------------------------------
Net interest income                               30,074          22,531         19,668          17,210         14,495
Provision for loan losses                          3,175           1,975          1,125           1,640            865
Securities (losses) gains, net                      (301)            151             24            (136)           (91)
Gains on sales of mortgages, net                      38              62             30              21             19
Other non-interest income                          3,028           2,789          2,490           2,228          1,927
Non-interest expense                              18,457          15,337         13,341          11,479         10,260
---------------------------------------------------------------------------------------------------------------------
Income before income tax expense             $    11,207      $    8,221      $   7,746      $    6,204     $    5,225
Income tax expense                                 3,187           2,639          2,740           2,178          1,822
---------------------------------------------------------------------------------------------------------------------
Net income                                   $     8,020      $    5,582      $   5,006      $    4,026     $    3,403
---------------------------------------------------------------------------------------------------------------------
BALANCE SHEET
(in thousands, except per share data)

Assets                                       $ 1,123,598      $  757,666      $ 614,686      $  490,545     $  403,115
Loans, net of unearned income                    646,737         491,649        385,751         331,237        245,054
Securities                                       417,465         221,688        186,636         124,967        133,853
Deposits                                         743,807         519,643        422,944         364,445        302,972
Borrowed funds                                   298,689         177,888        134,316          86,339         65,221
Stockholders' equity                              58,825          40,756         39,745          35,230         31,717
Allowance for loan losses                          8,965           6,768          5,570           4,957          3,677

PER SHARE DATA
Net income -- basic                          $      1.33      $     1.11      $    0.99      $     0.82     $     0.85
Net income -- diluted                               1.33            1.10           0.98            0.80           0.82
Cash dividends                                      0.34            0.29           0.24            0.22           0.19
Stockholders' equity (book value)                   8.88            8.20           7.82            7.07           6.58

OTHER DATA
Average shares outstanding -- basic                6,015           5,017          5,052           4,938          4,026
Average shares outstanding -- diluted              6,041           5,059          5,117           5,040          4,151
======================================================================================================================

Selected Historical Consolidated
                    FINANCIAL DATA (cont.)

                                                                               December 31,
---------------------------------------------------------------------------------------------------------------------
                                                      1999           1998          1997          1996           1995
---------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS

Return on average assets                               0.83%         0.82%         0.93%         0.90%          0.99%
Return on average stockholders'
  equity                                              15.34         13.96         13.32         12.25          13.84
Net interest margin (FTE) (1)                          3.33          3.55          3.95          4.10           4.49
Efficiency ratio (2)                                  56.20         60.07         60.06         59.41          62.75
Average stockholders' equity to
   average assets                                      5.39          5.84          7.00          7.33           7.14
Dividend payout ratio                                 25.40         25.96         24.63         26.90          21.69
Tier 1 leverage ratio (3)                              7.90          7.68          9.53          7.80           9.07
Tier 1 capital as a percent of
   risk-weighted assets                               10.26          9.91         12.24         10.17          11.95
Total capital as a percent of
   risk-weighted assets                               11.46         11.17         13.49         11.43          13.20
Allowance for loan losses
   to total loans (year end)                           1.39          1.38          1.44          1.50           1.50
Net loan charge offs to average
   total loans                                         0.17          0.18          0.14          0.13           0.05
Nonperforming loans (5) to total loans                 0.48          0.79          1.38          2.46           1.15
Nonperforming assets (4) to
   total loans and other real estate

   owned (year end)                                    0.87          1.78          2.18          2.57           1.40
Allowance for loan losses
   to nonperforming assets (4) (year end)            158.31         76.65         65.64         58.08         106.77
Allowance for loan losses
   to nonperforming loans (5) (year end)             291.26%       174.75%       104.80%        60.90%        130.44%
=====================================================================================================================

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

Management's Discussion and Analysis
     of Consolidated Financial Condition and

                              RESULTS OF OPERATIONS

This discussion should be read in conjunction with the consolidated financial statements, notes and tables included elsewhere in this report. Throughout the following sections, the "Corporation" is defined as Yardville National Bancorp and its wholly owned subsidiaries Yardville National Bank (the "Bank") and Yardville Capital Trust, collectively referred to as "YNB." The purpose of this discussion and analysis is to assist in the understanding and evaluation of YNB's financial condition, changes in financial condition and results of operations.

1999 OVERVIEW

1999 was a remarkable year as YNB continued its development into a supercommunity bank while achieving exceptional results. YNB's reputation as a business lender in our expanding marketplace resulted in record loan growth in a consolidating market.

     In May 1999, YNB successfully completed a secondary public offering which resulted in additional new capital, net of offering expenses, of approximately $17,600,000 to support asset growth.

     YNB achieved major milestones in the second half of 1999 by passing the $1 billion mark in assets and opening its new corporate headquarters, consolidating major divisions in one building.

SUMMARY OF FINANCIAL PERFORMANCE

YNB's philosophy of relationship banking and reputation in the marketplace as a business lender resulted in record loan and deposit growth as well as record earnings.

     Net income amounted to $8,020,000, a 43.7% increase, compared to the record results of $5,582,000 reported in 1998. Earnings were primarily enhanced by commercial loan and securities growth experienced throughout the year. On a diluted per share basis, net income increased 20.9% to $1.33 in 1999 from $1.10 in 1998.

     Driven by commercial loan growth, YNB's loan portfolio increased 31.5% in 1999 compared to 1998. At December 31, 1999, total loan outstandings reached $646,737,000 compared to $491,649,000 at the end of 1998. Asset quality showed improvement in 1999 as illustrated by the decrease in the ratio of nonperforming loans to total loans from 0.79% in 1998 to 0.48% in 1999. The allowance for loan losses totaled $8,965,000 or 1.39% of total loans, covering 291.3% of total nonperforming loans. YNB's deposit base increased 43.1% to total $743,807,000 at December 31, 1999. CDs were competitively priced throughout the year to fund loan growth. YNB's emphasis on relationship banking is reflected in the 19.6% increase in demand deposits in 1999.

[BARCHART]

RETURN ON AVERAGE ASSETS

1995                                                                       0.99%
1996                                                                       0.90%
1997                                                                       0.93%
1998                                                                       0.82%
1999                                                                       0.83%

[BARCHART]

RETURN ON AVERAGE STOCKHOLDERS' EQUITY

1995                                                                      13.84%
1996                                                                      12.25%
1997                                                                      13.32%
1998                                                                      13.96%
1999                                                                      15.34%

     Return on average assets (ROA) increased to 0.83% in 1999 from 0.82% in 1998. For 1999 YNB's return on average stockholders' equity (ROE) was 15.34% compared to 13.96% in 1998. This measurement indicates how effectively a company can generate net income on the capital invested by its shareholders. The efficiency ratio decreased to 56.20% in 1999 from 60.07% in 1998.

RESULTS OF OPERATIONS

YNB earned $8,020,000 or $1.33 per share (diluted) for the year ended December 31, 1999 compared to $5,582,000 or $1.10 per share (diluted) for the year ended December 31, 1998. Net income and earnings per share grew 43.7% and 20.9%, respectively, in 1999. YNB posted net income of $5,006,000 or $0.98 per share (diluted) in 1997. The increase in earnings per share in 1999 is principally attributed to increased earnings, offset by higher average shares outstanding due to the secondary public offering.

NET INTEREST INCOME

Net interest income, YNB's largest and most significant component of operating income, is the difference between interest and fees earned on loans and other earning assets, and interest paid on deposits and borrowed funds. This component represented 91.6% of YNB's net revenues in 1999. Net interest income also depends upon the relative amount of interest earning assets, interest bearing liabilities, and the interest rate earned or paid on them.

     The following tables set forth YNB's consolidated average balances of assets, liabilities and stockholders' equity as well as interest income and expense on related items, and YNB's average yield or rate for the years ended December 31, 1999, 1998, 1997, 1996, and 1995. The yields and costs are derived by dividing income and expense by the average balance of assets or liabilities.

Financial Summary

                    AVERAGE BALANCES, RATES PAID AND YIELDS

---------------------------------------------------------------------------------------------------------------------
                                                         DECEMBER 31, 1999                    December 31, 1998
---------------------------------------------------------------------------------------------------------------------
                                                                        AVERAGE                               Average
                                                  AVERAGE                YIELD/         Average                Yield/
(in thousands)                                    BALANCE    INTEREST      RATE         Balance    Interest      Rate
---------------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS:

Deposits with other banks                       $     734    $     45      6.13%      $   3,365     $   175      5.20%
Federal funds sold                                 17,932         904      5.04           6,180         333      5.39
Securities                                        341,135      21,216      6.22         198,890      12,197      6.13
Loans, net of unearned income (1)                 564,552      47,554      8.42         438,050      38,218      8.72
---------------------------------------------------------------------------------------------------------------------
   Total interest earning assets                $ 924,353    $ 69,719      7.54%      $ 646,485     $50,923      7.88%
---------------------------------------------------------------------------------------------------------------------
NON-INTEREST EARNING ASSETS:

Cash and due from banks                         $  16,208                             $  15,398
Allowance for loan losses                          (7,638)                               (6,102)
Premises and equipment, net                         7,493                                 5,786
Other assets                                       29,109                                22,599
---------------------------------------------------------------------------------------------------------------------
   Total non-interest earning assets               45,172                                37,681
---------------------------------------------------------------------------------------------------------------------
Total assets                                    $ 969,525                             $ 684,166
---------------------------------------------------------------------------------------------------------------------
INTEREST BEARING LIABILITIES:
Deposits:
   Savings, money markets,
     and interest bearing demand                $ 185,504    $  4,887      2.63%      $ 165,534     $ 5,034      3.04%
   Certificates of deposit of
     $100,000 or more                              51,290       2,643      5.15          25,550       1,386      5.42
   Other time deposits                            320,809      17,528      5.46         211,790      12,152      5.74
---------------------------------------------------------------------------------------------------------------------
     Total interest bearing deposits              557,603      25,058      4.49         402,874      18,572      4.61
   Borrowed funds                                 256,957      13,523      5.26         158,106       8,756      5.54
   Trust preferred securities                      11,500       1,064      9.25          11,500       1,064      9.25
---------------------------------------------------------------------------------------------------------------------
     Total interest bearing liabilities         $ 826,060    $ 39,645      4.80%      $ 572,480     $28,392      4.96%
---------------------------------------------------------------------------------------------------------------------
NON-INTEREST BEARING LIABILITIES:
Demand deposits                                 $  81,843                             $  66,857
Other liabilities                                   9,351                                 4,857
Stockholders' equity                               52,271                                39,972
---------------------------------------------------------------------------------------------------------------------
   Total non-interest bearing liabilities
   and stockholders' equity                     $ 143,465                             $ 111,686
---------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity      $ 969,525                             $ 684,166
---------------------------------------------------------------------------------------------------------------------
Interest rate spread (2)                                                   2.74%                                 2.92%
---------------------------------------------------------------------------------------------------------------------
Net interest income and margin (3)                           $ 30,074      3.25%                    $22,531      3.49%
---------------------------------------------------------------------------------------------------------------------
Net interest income and margin
   (tax equivalent basis) (4)                                $ 30,786      3.33%                    $22,950      3.55%
=====================================================================================================================

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

(4) In order to make pre-tax income and resultant yields on tax exempt investments and loans comparable to those on taxable investments and loans, a tax equivalent adjustment is made equally to interest income and income tax expense with no effect on after tax income. The tax equivalent adjustment has been computed using a Federal income tax rate of 34% and has increased interest income by $712,000, $419,000, $325,000, $222,000, and $202,000, for the years ended December 31, 1999, 1998, 1997, 1996, and 1995, respectively.

------------------------------------------------------------------------------------------------------------------------
          December 31, 1997                         December 31, 1996                            December 31, 1995
--------------------------------------------------------------------------------------------------------------------------
                           Average                                     Average                                     Average
    Average                 Yield/           Average                    Yield/             Average                  Yield/
    Balance   Interest        Rate           Balance       Interest       Rate             Balance    Interest        Rate
--------------------------------------------------------------------------------------------------------------------------
  $   2,533    $   107        4.22%         $  1,992        $    98       4.92%          $     685     $    36        5.26%
      7,121        380        5.34             4,265            228       5.35               7,838         464        5.92
    140,655      8,770        6.24           132,036          8,194       6.21              97,456       5,756        5.91
    355,526     31,511        8.86           287,289         25,731       8.96             221,232      21,080        9.53
--------------------------------------------------------------------------------------------------------------------------
  $ 505,835    $40,768        8.06%         $425,582        $34,251       8.05%          $ 327,211     $27,336        8.35%
--------------------------------------------------------------------------------------------------------------------------

  $  15,425                                 $ 11,905                                     $   8,778
     (5,254)                                  (4,190)                                       (3,265)
      5,288                                    5,037                                         4,175
     15,337                                   10,156                                         7,490
--------------------------------------------------------------------------------------------------------------------------
     30,796                                   22,908                                        17,178
--------------------------------------------------------------------------------------------------------------------------
  $ 536,631                                 $448,490                                     $ 344,389
--------------------------------------------------------------------------------------------------------------------------


  $ 159,720    $ 5,083        3.18%         $133,450        $ 4,014       3.01%          $ 123,029     $ 4,107        3.34%
     23,357      1,273        5.45            18,188            922       5.07              15,521         883        5.69
    168,962      9,759        5.78           125,332          7,138       5.70             103,637       5,792        5.59
--------------------------------------------------------------------------------------------------------------------------
    352,039     16,115        4.58           276,970         12,074       4.36             242,187      10,782        4.45
     84,492      4,761        5.63            87,065          4,967       5.70              33,339       2,059        6.18
      2,422        224        9.25               --            --          --                 --          --           --
--------------------------------------------------------------------------------------------------------------------------
  $ 438,953    $21,100        4.81%         $364,035        $17,041       4.68%          $ 275,526     $12,841        4.66%
--------------------------------------------------------------------------------------------------------------------------

  $  56,700                                 $ 49,078                                     $  42,321
      3,404                                    2,507                                         1,950
     37,574                                   32,870                                        24,592
--------------------------------------------------------------------------------------------------------------------------

  $  97,678                                 $ 84,455                                     $  68,863
--------------------------------------------------------------------------------------------------------------------------
  $ 536,631                                 $448,490                                     $ 344,389
--------------------------------------------------------------------------------------------------------------------------
                              3.25%                                       3.37%                                       3.69%
--------------------------------------------------------------------------------------------------------------------------
               $19,668        3.89%                         $17,210       4.04%                        $14,495        4.43%
--------------------------------------------------------------------------------------------------------------------------

               $19,993        3.95%                         $17,432       4.10%                        $14,697        4.49%
==========================================================================================================================

Changes in net interest income and margin result from the interaction between the volume and composition of earning assets, interest bearing liabilities, related yields, and associated funding costs. The following table demonstrates the impact on net interest income of changes in the volume of interest earning assets and interest bearing liabilities and changes in interest rates earned and paid.

---------------------------------------------------------------------------------------------------------------------
YARDVILLE NATIONAL BANCORP AND SUBSIDIARIES
RATE/VOLUME ANALYSIS

                                                     1999 VS. 1998                               1998 vs. 1997
                                                  INCREASE (DECREASE)                         Increase (Decrease)
                                                  DUE TO CHANGES IN:                          Due to changes in:
---------------------------------------------------------------------------------------------------------------------
(in thousands)                             VOLUME        RATE        TOTAL              Volume        Rate      Total
---------------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS:
Deposits with other banks                $   (157)    $    27     $   (130)            $    40      $   28    $    68
Federal funds sold                            594         (23)         571                 (51)          4        (47)
Securities                                  8,844         175        9,019               3,574        (147)     3,427
Loans, net of unearned income (1)          10,696      (1,360)       9,336               7,207        (500)     6,707
---------------------------------------------------------------------------------------------------------------------
Total interest income                      19,977      (1,181)      18,796              10,770        (615)    10,155
---------------------------------------------------------------------------------------------------------------------
INTEREST BEARING LIABILITIES:
Deposits:
Savings, money markets,
   and interest bearing demand                569        (716)        (147)                181        (230)       (49)
Certificates of deposit of
   $100,000 or more                         1,330         (73)       1,257                  (6)        119        113
Other time deposits                         5,982        (606)       5,376               2,458         (65)     2,393
---------------------------------------------------------------------------------------------------------------------
     Total deposits                         7,881      (1,395)       6,486               2,633        (176)     2,457
Borrowed funds                              5,222        (455)       4,767               4,078         (83)     3,995
Trust preferred securities                    --          --           --                  840         --         840
---------------------------------------------------------------------------------------------------------------------
Total interest expense                     13,103      (1,850)      11,253               7,551        (259)     7,292
---------------------------------------------------------------------------------------------------------------------
     Change in net interest income       $  6,874     $   669     $  7,543             $ 3,219      $ (356)   $ 2,863
=====================================================================================================================


(1) Loan origination fees are considered adjustments to interest income.

     YNB's net interest income totaled $30,074,000 in 1999, an increase of 33.5% from the $22,531,000 reported in 1998. The prior year's increase was 14.6% from 1997's net interest income of $19,668,000. The principal factor contributing to the 1999 increase in net interest income was an increase in interest income of $18,796,000 resulting from increased loan and security volumes. This was partially offset by a decrease in loan yields and increased volumes of time deposits and borrowed funds and the related interest expense.

     Average interest earning assets increased by $277,868,000 or 43.0% for 1999 with increases of $126,502,000 in loans and $142,245,000 in securities. Led by commercial loans, YNB's average loan portfolio grew by 28.9%, however, loan yields averaged 8.42% in 1999 or 30 basis points lower than 1998. The decrease was, in part, the result of 1999 loan growth at lower yields due to a competitive market and a lower interest rate environment for the majority of the year. YNB's commercial, commercial mortgage, and real estate - construction loans with floating interest rates declined from approximately 48% of the total at year-end 1998 to approximately 39% at year-end 1999. This decline also contributed to the lower loan yield as higher yielding floating rate loans were refinanced into lower yielding fixed rate commercial loan assets. YNB's average securities portfolio grew 71.5%, and the yield on that portfolio increased 9 basis points when comparing 1999 to 1998. Overall, the yield on earning assets decreased 34 basis points to 7.54% in 1999 from 7.88% in 1998.

     Interest expense was $39,645,000 for 1999, an increase of $11,253,000 or 39.6% from $28,392,000 a year ago. The increase in interest expense for the comparable period is principally attributable to higher levels of time deposits and borrowed funds. Time deposits were aggressively priced throughout 1999 to fund loan growth. The cost on these deposits, however, dropped 28 basis points in 1999 from 1998. Average interest bearing liabilities rose 44.3% in 1999 compared to 1998. The cost of total interest bearing liabilities, however, fell 16 basis points to 4.80% in 1999 from 4.96% in 1998.

     Net interest income was $22,531,000 in 1998, an increase of 14.6% from $19,668,000 in 1997. The principal factor contributing to the improvement was an increase in interest income due to increased loan and security volumes. This was partially offset by decreases in loan and security yields and increased volumes of other time deposits, borrowed funds and trust preferred securities and the related interest expense.

     The net interest margin (tax equivalent basis), which is net interest income divided by average interest earning assets, was 3.33% in 1999 compared with 3.55% in 1998 and 3.95% in 1997. The decrease in the net interest margin resulted from factors discussed previously. In addition, management has continued to use an investment leverage strategy (Investment Growth Strategy) that negatively impacts the margin.

     The Investment Growth Strategy is designed to increase net interest income by purchasing investments using borrowed funds with a targeted spread of 75 basis points after tax. The primary goals of the strategy are to improve ROE and earnings per share. Incrementally, any increase to net interest income will improve ROE and earnings per share. The targeted spread on this strategy, however, will result in a negative impact to the net interest margin and ROA. For the period ended December 31, 1999, the Investment Growth Strategy averaged approximately $210,000,000. The positive impact to ROE and earnings per share was approximately 3.50% and $0.33, respectively. Due to the above performance of the Investment Growth Strategy, ROA was also enhanced by approximately .03%. The negative impact to the net interest margin was approximately .59%. This strategy is proactively managed, analyzing risk and reward relationships in different interest rate environments based on the composition of investments in the strategy and YNB's overall interest rate risk position.

     Based on a higher interest rate environment, the trend of a narrowing interest spread and margin is likely to continue throughout 2000. The majority of YNB's entire CD portfolio will reprice over a twelve month period which will put pressure on the net interest margin and net income. Other deposit products are being promoted which are designed to reduce the dependence on higher cost funding sources.

     Nonaccrual loans totaled $2,189,000 in 1999, an increase of $143,000 from the $2,046,000 reported in 1998. Had such nonaccrual loans been paid in the manner and at the rate and time contracted at the time the loans were made, YNB would have recognized additional interest income of approximately $257,000 in 1999, $249,000 in 1998, and $254,000 in 1997. Moreover, YNB's net interest margin would have been .03% higher in 1999, .04% higher in 1998 and .05% higher in 1997.

     Average non-interest bearing demand deposits increased 22.4% to $81,843,000 in 1999 from $66,857,000 in 1998. Business checking accounts and relationships have generated most of the increase. Throughout the comparative periods, increases in average non-interest bearing deposits contributed to the increase in net interest income.

NON-INTEREST INCOME

Non-interest income amounted to $2,765,000 in 1999 compared to $3,002,000 the prior year, a decrease of $237,000 or 7.9%. The primary reason for the decrease was the effect of an investment portfolio restructuring, which resulted in a pre-tax net loss on sale of securities of approximately $301,000 compared to net gains in 1998 and 1997. Non-interest income in 1998 increased by $458,000, or 18.0% from 1997's posted total of $2,544,000.

     Non-interest income represented 3.8% of total revenues in 1999. Part of YNB's strategic plan is to improve non-interest income growth. The Product Development and Management Committee continues to expand YNB's product base to meet the challenges of a competitive marketplace and changing customer needs. A recently introduced product is YNB Online - PC Banking designed to serve YNB customers quickly and conveniently. This committee has also pursued other strategic initiatives to provide additional sources of fee income that complement YNB's established banking products and services. Management is in the process of completing a business plan focused on taking advantage of the newly allowed business opportunities under the recently passed Financial Modernization Act. These include insurance and investment advisory services.

     The major components of non-interest income are presented in the following table.

                                                  Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                               1999            1998           1997
--------------------------------------------------------------------------------
Service charges on
    deposit accounts                      $ 1,374         $ 1,246        $ 1,174
Other service fees                            687             611            593
Gains on sales of
    mortgages, net                             38              62             30
Securities (losses)
    gains, net                               (301)            151             24
Earnings on bank owned
    life insurance                            765             708            541
Other non-interest income                     202             224            182
--------------------------------------------------------------------------------
    Total                                 $ 2,765         $ 3,002        $ 2,544
================================================================================


     Service charges on deposit accounts represent the largest single source of non-interest income. Service charge revenues in 1999 totaled $1,374,000, an increase of 10.3%, compared to $1,246,000 in 1998. Service charge income totaled $1,174,000 in 1997. This component of non-interest income represented 49.7%, 41.5% and 46.1% of the total non-interest income in 1999, 1998 and 1997, respectively. Service charge income increased in 1999 principally due to an increase in income from overdraft fees. YNB attributes the increase to better collection efforts and pricing initiatives instituted in September 1999. Management continues to utilize a strategy of requiring compensating balances from its commercial customers. Those who meet balance requirements are not service charged.

     YNB also generates non-interest income from a variety of fee-based services. These include safe deposit rentals, lockbox services and Automated Teller Machine fees for non-customers. Deposit and fee services are determined annually by the Product Development and Management Committee to reflect current costs and competitive factors. Other service fees increased 12.4% to $687,000 in 1999 from $611,000 in 1998. Other service fees totaled $593,000 in 1997.

     Gains on sales of mortgages, net, decreased in 1999 to $38,000 from $62,000 in 1998. Gains on sales of mortgages, net, totaled $30,000 in 1997. YNB has not been an active participant in the secondary mortgage market.

     YNB recorded net securities losses of $301,000 in 1999 and net securities gains of $151,000 and $24,000 in 1998 and 1997, respectively. The net losses in 1999 are the result of a portfolio restructuring in the last quarter of 1999. The purpose was to improve YNB's longer-term interest rate risk position and enhance earnings in 2000 and beyond.

     Income from Bank Owned Life Insurance (BOLI) totaled $765,000 in 1999, an increase of $57,000 or 8.1% compared to 1998. Income from BOLI totaled $541,000 in 1997. BOLI assets offset the costs of executive compensation plans and a deferred compensation plan for directors.

     Other non-interest income is primarily composed of income derived from mortgage servicing income. Other non-interest income totaled $202,000 in 1999, a decrease of $22,000, or 9.8%, when compared to $224,000 in 1998. Other non-interest income totaled $182,000 in 1997.

NON-INTEREST EXPENSE

Non-interest expense totaled $18,457,000 in 1999, an increase of $3,120,000 or 20.3%, compared to $15,337,000 in 1998. Non-interest expense in 1998 increased 15.0% from $13,341,000 in 1997. The largest increase in non-interest expense in 1999 compared to 1998 was in salaries and employee benefits. To a lesser extent, occupancy, equipment and other non-interest expense also increased for the comparable periods.

The following table presents the major components of non-interest expense for the years indicated.

                                                  Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                              1999            1998            1997
--------------------------------------------------------------------------------
Salaries and
  employee benefits                      $10,041         $ 8,115         $ 7,446
Occupancy expense, net                     1,516           1,070             977
Equipment expense                          1,642           1,299           1,107
Audit and
  examination fees                           346             306             227
Attorneys' fees                              296             379             373
O.R.E. expenses                              571             573             378
Outside services and
  processing                                 237             328             332
Stationery and supplies                      498             403             347
Communication and
  postage                                    487             434             373
FDIC insurance premium                        67              53              47
Insurance (other)                             97             101             127
Marketing                                    835             747             575
Amortization of trust
  preferred expenses                         160             160              27
Other                                      1,664           1,369           1,005
--------------------------------------------------------------------------------
    Total                                $18,457         $15,337         $13,341
================================================================================

     Salaries and employee benefits, which represent the largest portion of non-interest expense, increased $1,926,000 in 1999 or 23.7% over 1998. These expenses increased $669,000 or 9.0% over 1997. Full time equivalent employees increased to 233 at December 31, 1999 from 187 at December 31, 1998. This increase in staffing was necessary due to YNB's strong growth and additional branching. Also contributing to the increase were annual merit salary increases. Staffing costs, not including benefits, rose 19.6% in 1999 compared to 1998. Employee benefit costs increased 41.5% in 1999. The primary reasons for the increase was the formation of an Employee Stock Ownership Plan (ESOP) in 1999 and higher health benefits cost. The compensation expense portion of the ESOP was $347,000 and accounted for 54.5% of the increase in benefits expense. 1998's increase from 1997 primarily was the result of additional staffing required with additional branching and further staffing due to YNB's growth, as well as the related benefit expense. Salaries and employee benefits as a percent of average assets were 1.0% in 1999, 1.2% in 1998 and 1.4% in 1997.

     During 1999, net occupancy expense increased $446,000 to $1,516,000 from $1,070,000 reported in 1998. The increase in occupancy expenses in 1999 compared to 1998 was due primarily to the operating expenses associated with YNB's new corporate headquarters building and branch facility. In October, YNB occupied and began lease payments on the 45,000 square foot building. Occupancy related expenses for the corporate center totaled approximately

$275,000 in the last quarter of 1999. To a lesser extent, occupancy expenses also increased due to higher costs associated with the lease payments and other operating costs of the Pennington office (full year impact) and the Newtown, Pennsylvania branch, which opened in April 1999. The increase in occupancy expenses in 1998 compared to 1997 was due primarily to new rental lease payments on the Pennington branch, additional space for the East Windsor branch, and routine rent increases. In the last quarter of 1998, YNB began lease payments on its Newtown, Pennsylvania branch. This component of non-interest expense has remained constant as a percentage of average assets at 0.2% in 1999, 1998 and 1997, respectively.

     Equipment expenses increased $343,000 or 26.4% to $1,642,000 in 1999 from $1,299,000 in 1998. Equipment expense includes depreciation on furniture and equipment as well as maintenance on that equipment. Throughout 1998 and 1999, management upgraded equipment in preparation for Year 2000 and increased processing capability to enhance productivity. Depreciation on furniture and equipment and equipment repairs and maintenance costs increased $251,000 and $40,000 or 35.9% and 11.1%, respectively, in 1999. Of the increase, furniture and equipment expense associated with the corporate center in 1999 totaled approximately $70,000. YNB's enhanced technology has allowed management to further diversify business and consumer product lines. The increase in equipment expenses in 1998 compared to 1997 was the result of management's efforts to upgrade YNB's technology capacity to increase productivity, provide quality customer service, and resolve Year 2000 issues.

     The full impact of corporate center-related expenses will be realized in 2000. This estimated expense includes all lease costs, depreciation of leasehold improvements, furniture and equipment as well as utility costs. The estimated annual expense impact is $1,320,000.

     Other real estate (O.R.E.) expenses decreased $2,000 to $571,000 in 1999 when compared to 1998. O.R.E. expenses increased 51.6% in 1998 to $573,000 from $378,000 in 1997. The settlement of one real estate - construction loan, originally placed into nonaccrual in late 1996, took place in late December 1999. Further reducing O.R.E. expenses in 2000 will be dependent on O.R.E. levels experienced during the year. Legal fees and real estate taxes associated with the two real estate - construction loans that were placed in nonaccrual in late 1996 account for the increased O.R.E. expenses in 1998 and 1997.

     Marketing expenses increased by $88,000, or 11.8% in 1999 to $835,000, compared to $747,000 in 1998. Marketing expenses totaled $575,000 in 1997. In 1999, marketing efforts were concentrated on advertising to generate deposits to support asset growth in addition to YNB's emphasis on participation in community activities. YNB's entry into Pennsylvania in 1999 resulted in additional marketing costs to enhance YNB's profile in a new market.

     Other expenses, which include various professional fees, loan-related expenses and other operating expenses, have increased primarily due to the increasing size of the organization. In 1999, other non-interest expenses were $1,664,000, an increase of $295,000 or 21.5% from $1,369,000 in 1998. Other expenses totaled $1,005,000 in 1997. The increase for the comparable periods are primarily attributable to loan related expenses related to growth, increased professional fees, which include continued employee training and education due to technology improvements and other operating expenses associated with a larger institution.

     YNB's ratio of non-interest expense to average assets decreased to 1.9% for 1999 compared to 2.2% for 1998 and 2.5% for 1997.

     An important industry productivity measure is the efficiency ratio. The efficiency ratio is calculated by dividing total operating expenses by net interest income and other income. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same or greater volume of income while a decrease would indicate a more efficient allocation of resources. YNB's efficiency ratio decreased in 1999 to 56.20% compared to 60.07% in 1998, and 60.06% in 1997.

INCOME TAXES

     The provision for income taxes, which is comprised of Federal and state income taxes, was $3,187,000 in 1999 compared to $2,639,000 in 1998 and $2,740,000 in 1997. The increase in tax expense resulted from higher taxable income partially offset by a lower effective tax rate. The provisions for income taxes for 1999, 1998, and 1997 were at effective tax rates of 28.4%, 32.1% and 35.4%, respectively. The decrease in the effective tax rate was primarily due to a state income tax planning strategy initiated in 1998. Those savings are anticipated to continue into 2000. Higher levels of tax-free income also reduced Federal income taxes in 1999 compared to 1998.

FINANCIAL CONDITION

                     YEARS ENDED DECEMBER 31, 1999 AND 1998

TOTAL ASSETS

YNB's assets were $1,123,598,000 at year-end 1999 versus $757,666,000 the previous year, an increase of $365,932,000, or 48.3%. In the third quarter of 1999, YNB achieved a major milestone in its development into a supercommunity bank as it surpassed the $1 billion mark. The growth in YNB's asset base throughout 1999 was primarily due to an increase in loans and securities. Average loans and securities grew 28.9% and 71.5% respectively, in 1999. During the last several years, YNB has established its niche as the pre-eminent business community bank in Mercer County specializing in commercial lending. The increase in commercial loans is the product of YNB's relationship banking philosophy and the consolidation in the marketplace, which has solidified YNB's competitive position in its markets.

     Average interest earning assets in 1999 were $924,353,000, a 43.0% increase from $646,485,000 in 1998. The growth in interest earning assets was principally funded by the increase in interest bearing liabilities, and, to a lesser extent, demand deposits and stockholders' equity. YNB's ratio of average interest earning assets to average assets increased to 95.3% at December 31, 1999 compared to 94.5% at December 31, 1998.

SECURITIES

YNB's securities portfolio represented $417,465,000, or 37.2% of assets at December 31, 1999 versus $221,688,000, or 29.3% of assets at December 31, 1998. The $195,777,000 or 88.3% increase for the comparable period was primarily due to the increase in short-term securities purchased to enhance YNB's liquidity profile as well as securities purchased as part of the Investment Growth Strategy. On an average basis, the securities portfolio represented 36.9% of average interest earning assets for the year ended December 31, 1999 compared to 30.8% of average interest earning assets for the year ended December 31, 1998.

     Securities included in the Investment Growth Strategy totaled approximately $228,400,000 at December 31, 1999 compared to approximately $142,200,000 at December 31, 1998. This represents an increase of $86,200,000 or 60.6% in 1999. The Investment Growth Strategy is diversified and consists of fixed and floating rate mortgage-backed securities as well as agency callable securities. U.S. agency-callable bonds and floating rate U.S. agency collateralized mortgage obligations (CMOs) increased $65,190,000 and $29,201,000, respectively, in 1999. Offsetting these increases was a $7,900,000 decrease in U.S. agency adjustable rate mortgage-backed securities. Management uses asset and liability simulation models to analyze risk and reward relationships and the degree of interest rate exposure associated with this strategy. As a result of these models, floating rate CMOs were purchased in the second half of 1999 as interest rates moved higher. These securities will perform better in a higher interest rate environment than fixed rate securities. The purpose of this strategy remains to improve ROE and earnings per share.

     The available for sale securities portfolio increased $123,721,000 to $309,298,000 at December 31, 1999 from $185,577,000 at December 31, 1998. This portfolio principally consists of U.S. Treasury, U.S. agency and agency mortgage-backed securities. Throughout 1999, floating rate CMOs, shorter-term U.S. Treasury and U.S. agency callable securities, totaling approximately $73,000,000 were purchased to enhance YNB's liquidity and interest rate risk profile. Floating rate CMOs totaling $29,201,000 were also purchased as part of the Investment Growth Strategy in 1999. This activity accounted for the large increase in available for sale securities. Federal Home Loan Bank stock also increased $16,600,000 as a result of required stock purchases related to borrowings. Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create more attractive returns on these investments. As of December 31, 1999, available for sale securities represented 74.1% of the entire portfolio. These securities are reported at fair value, with unrealized gains and losses, net of tax, included as a separate component of stockholders' equity.

     Volatility in the bond market had a negative impact on market values in YNB's securities portfolios. The yields on the 10 year Treasury and benchmark 30 year Treasury increased 179 basis points and 139 basis points, respectively, from December 31, 1998 to December 31, 1999. At December 31, 1999 securities available for sale had net unrealized losses of $9,637,000 compared to net unrealized losses of $436,000 at December 31, 1998.

     In late 1998, YNB established a trading account policy. Trading securities are purchased specifically for short-term appreciation with the intent of selling in the near future. Minimal net gains were realized in trading for 1999. There were no trading securities outstanding at December 31, 1999.

     Investment securities classified as held to maturity totaled $108,167,000 at December 31, 1999 compared to $36,111,000 at December 31, 1998. This portfolio is principally comprised of U.S. agency callable securities and state and municipal securities. In 1999, $64,200,000 in U.S. agency callable securities were invested in the held-to-maturity portfolio. Of that total, $50,200,000 was related to the Investment Growth Strategy. The municipal bond portfolio grew to $31,892,000 at December 31, 1999 from $20,773,000 at December 31, 1998. Municipal bonds were purchased to reduce YNB's effective tax rate. At December 31, 1999, investment securities had net unrealized losses of $8,046,000 compared to net unrealized gains of $92,000 at December 31, 1998.

     The following tables present the amortized cost and market value of YNB's securities portfolios as of December 31, 1999, 1998, and 1997.

---------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES

                                                                    December 31,
---------------------------------------------------------------------------------------------------------------------------
                                           1999                            1998                            1997
---------------------------------------------------------------------------------------------------------------------------
(in thousands)                AMORTIZED COST   MARKET VALUE   Amortized Cost   Market Value   Amortized Cost   Market Value
---------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
   and obligations of other

   U.S. government agencies        $ 117,496      $ 112,731        $  55,051      $  55,039        $  62,465       $ 62,540
Mortgage-backed securities           170,775        166,164          120,410        119,986           91,193         91,316
Corporate obligations                  5,783          5,522            2,867          2,867            3,297          3,306
Federal Reserve Bank Stock             1,397          1,397              812            812              587            587
Federal Home Loan Bank Stock          23,484         23,484            6,873          6,873            1,975          1,975
---------------------------------------------------------------------------------------------------------------------------
   Total                           $ 318,935      $ 309,298        $ 186,013      $ 185,577        $ 159,517       $159,724
===========================================================================================================================

INVESTMENT SECURITIES

                                                                       December 31,
---------------------------------------------------------------------------------------------------------------------------
                                           1999                            1998                            1997
---------------------------------------------------------------------------------------------------------------------------
(in thousands)               AMORTIZED COST    MARKET VALUE   Amortized Cost   Market Value   Amortized Cost   Market Value
---------------------------------------------------------------------------------------------------------------------------
Obligations of other U.S.
   government agencies            $  69,184       $  63,992         $  4,994       $  4,935         $    --         $   --
Obligations of state and
   political subdivisions            31,892          29,281           20,773         20,982            8,819          8,957
Mortgage-backed securities            7,091           6,848           10,344         10,286           18,093         17,891
---------------------------------------------------------------------------------------------------------------------------
   Total                          $ 108,167       $ 100,121         $ 36,111       $ 36,203         $ 26,912        $26,848
===========================================================================================================================

     The expected maturities and average weighted yields for YNB's securities portfolio as of December 31, 1999 are shown below. Yields for tax-exempt securities are presented on a fully taxable equivalent basis assuming a 34% tax rate.

------------------------------------------------------------------------------------------------------------------
SECURITY MATURITIES AND AVERAGE WEIGHTED YIELDS
AVAILABLE FOR SALE SECURITIES

                                                                      December 31, 1999
------------------------------------------------------------------------------------------------------------------
                                                            After one     After five
                                                Within     but within     but within          After
(in thousands)                                one year     five years      ten years      ten years          Total
------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations
   of other U.S. government agencies          $ 19,864       $ 39,409       $ 23,596       $ 29,862       $112,731
Mortgage-backed securities                        --            2,058          1,823        162,283        166,164
Corporate obligations                             --             --             --            5,522          5,522
Federal Reserve Bank Stock                        --             --             --            1,397          1,397
Federal Home Loan Bank Stock                      --             --             --           23,484         23,484
------------------------------------------------------------------------------------------------------------------
   Total                                      $ 19,864       $ 41,467       $ 25,419       $222,548       $309,298
------------------------------------------------------------------------------------------------------------------
Weighted average yield, computed on a
    tax equivalent basis                          5.31%          5.90%          6.60%          6.73%          6.51%
==================================================================================================================

INVESTMENT SECURITIES

                                                                   December 31, 1999
---------------------------------------------------------------------------------------------------------------
                                                         After one     After five
                                             Within     but within     but within          After
(in thousands)                             one year     five years      ten years      ten years          Total
---------------------------------------------------------------------------------------------------------------
Obligations of other U.S.
   government agencies                     $   --         $   --         $ 20,998       $ 48,186       $ 69,184
Obligations of state and political
   subdivisions                               1,057          3,335          3,453         24,047         31,892
Mortgage-backed securities                    2,506           --            3,266          1,319          7,091
---------------------------------------------------------------------------------------------------------------
   Total                                   $  3,563       $  3,335       $ 27,717       $ 73,552       $108,167
---------------------------------------------------------------------------------------------------------------
Weighted average yield, computed on a
     tax equivalent basis                      5.55%          6.93%          6.59%          6.94%          6.80%
===============================================================================================================

     Investments in mortgage-backed securities involve prepayment and interest rate risk. YNB attempts to minimize these risks by diversifying the coupons of the mortgage-backed securities, buying seasoned securities with consistent and predictable prepayment histories and adhering to strict pricing policies when purchasing mortgage-backed securities. At December 31, 1999 and 1998, YNB had mortgage-backed securities totaling $177,866,000 and $130,754,000, respectively. At December 31, 1999 and 1998 there were $94,125,000 and $96,654,000 in fixed rate mortgage-backed securities outstanding, respectively. The risk to fixed rate mortgage-backed securities is similar to fixed rate loans. In rising interest rate environments, the rate of prepayment on fixed rate mortgage-backed securities tends to decrease because of lower prepayments on the underlying mortgages, and conversely, as interest rates fall, prepayments on such securities tend to rise. In 1999 YNB realized $26,901,000 in principal cash flows from mortgage-backed securities, compared to $46,041,000 in 1998. The decreased cash flows are the result of a higher interest rate environment.

      Collateralized mortgage obligations (CMOs) totaled approximately $64,100,000 at December 31, 1999 compared to $9,836,000 at December 31, 1998. A
CMO is a mortgage-backed security comprised of classes of bonds created by prioritizing the cash flows from the underlying mortgage pool in order to meet different objectives of investors. Floating rate CMOs make up more than 95% of the total CMO portfolio. In 1999, floating rate CMOs were purchased as part of YNB's overall asset/liability management strategy to reduce longer-term interest rate risk. All CMOs at December 31, 1999 were held in the available for sale category.

LOAN PORTFOLIO

The loan portfolio represents YNB's largest earning asset class and is a significant source of interest income. YNB's lending strategy stresses quality growth, portfolio diversification, and strong underwriting standards.

      YNB's strength as a commercial real estate and business lender was again reflected in 1999 results. Consolidation in YNB's marketplace provided opportunities to acquire new lending relationships with established businesses, which is reflected in 1999 results as well. During 1999, total loans increased $155,088,000 or 31.5% to $646,737,000 at December 31, 1999 from $491,649,000 at
December 31, 1998. There are several factors that may impact loan growth in 2000. They include competition from other financial institutions and nonbanks, higher interest rates, and borrowers' concerns over the economy. The principal areas of loan growth in dollar volume for 1999 were commercial mortgage real estate loans and real estate construction loans, which grew $84,809,000 and $32,547,000, respectively. The average yield earned on the loan portfolio was 8.42% in 1999, compared to 8.72% in 1998, a decrease of 30 basis points. The primary reason for this decrease was lower commercial real estate loan yields. A lower interest rate environment, competitive pricing, and a shift from floating to fixed rate loans account for the lower commercial yields. YNB's loan portfolio represented 57.6% of assets at December 31, 1999 compared with 64.9% the prior year end.

The following table sets forth the components of YNB's loan portfolio at the dates indicated.

-----------------------------------------------------------------------------------------------------------------------------
LOAN PORTFOLIO COMPOSITION

                                                                 December 31,
-----------------------------------------------------------------------------------------------------------------------------
                                1999                 1998                  1997                1996                 1995
-----------------------------------------------------------------------------------------------------------------------------
(in thousands)           AMOUNT        %       Amount       %        Amount       %       Amount       %       Amount       %
-----------------------------------------------------------------------------------------------------------------------------
Real estate --
  mortgage:
    Commercial        $ 251,534     38.9%    $166,725    33.9%    $ 134,499    34.9%   $ 112,914    34.1%    $ 73,164    29.8%
    Residential         110,293     17.1       93,540    19.0        85,754    22.2       83,183    25.1       73,076    29.8
    Home equity          23,614      3.6       23,474     4.8        23,805     6.2       23,457     7.1       26,951    11.0
Commercial and
    industrial          150,629     23.3      133,263    27.1        88,228    22.9       63,426    19.2       33,218    13.6
Real estate --
    construction         70,933     11.0       38,386     7.8        28,182     7.3       25,958     7.8       19,353     7.9
Consumer                 27,494      4.2       24,531     5.0        18,519     4.8       15,034     4.5       12,386     5.1
Other loans              12,240      1.9       11,730     2.4         6,764     1.7        7,265     2.2        6,906     2.8
-----------------------------------------------------------------------------------------------------------------------------
   Total loans        $ 646,737    100.0%    $491,649   100.0%    $ 385,751   100.0%   $ 331,237   100.0%    $245,054   100.0%
=============================================================================================================================

     YNB's primary lending focus continues to be commercial loans, owner-occupied commercial mortgage loans, and tenanted commercial real estate loans. In underwriting such loans, YNB first evaluates the cash flow capability of the borrower to repay the loan. In addition, a substantial majority of commercial loans are also secured by real estate and business assets, and supported by personal guarantees. YNB makes commercial loans primarily to small- to medium-sized businesses and professionals.

     Over the last several years, YNB has significantly increased its capital base through various equity offerings and retained earnings. As a result, YNB now has a larger legal lending limit and has attracted larger loan relationships.

     Real estate - commercial mortgage loans increased by $84,809,000, or 50.9% in 1999 to $251,534,000 from $166,725,000 at December 31, 1998. YNB's lending policies generally require an 80% or lower loan-to-value ratio for commercial real estate mortgages. Collateral values are established based upon independently prepared appraisals. Generally, these loans are secured by owner-occupied or cash flow tenanted properties and normally are part of a broader commercial lending relationship.

     Real estate - residential loans are primarily comprised of residential mortgage loans, fixed-rate home equity loans, and business loans secured by residential real estate. This portion of the portfolio totaled $110,293,000 at December 31, 1999, up $16,753,000, or 17.9% from the prior year. Residential mortgage loans represented $60,942,000, or 55.3% of the total. YNB's residential mortgage loans are secured by first liens on the underlying real property. At December 31, 1999, approximately 59% of the residential mortgage loan portfolio had fixed interest rates and 41% had adjustable interest rates.

     The home equity portfolio totaled $23,614,000 or 3.6% of YNB's loan portfolio at December 31, 1999. This compares to $23,474,000, or 4.8% of the total loan portfolio at December 31, 1998. The modest growth illustrated above for 1999 is indicative of the aggressive competition for home equity loans in YNB's markets. The home equity portfolio has provided consistent operating income to YNB with controllable delinquencies and minimal losses.

[BARCHART]

TOTAL LOAN PORTFOLIO
(Dollars in millions)

1995                                                                         245
1996                                                                         331
1997                                                                         386
1998                                                                         492
1999                                                                         647

     Commercial and industrial loans increased $17,366,000, or 13.0% at December 31, 1999 to $150,629,000 from $133,263,000 at December 31, 1998. Commercial and industrial loans are made to small- to middle-market businesses and are typically working capital loans, used to finance inventory, receivables, equipment needs, and other working capital needs. These loans are generally secured by business assets of the commercial borrower. YNB diversifies risk within this portfolio by closely monitoring industry concentration. Diversification is intended to limit the risk of loss from any single unexpected event or trend.

--------------------------------------------------------------------------------
YEAR-END COMMERCIAL AND INDUSTRIAL LOANS
(dollars in thousands)
--------------------------------------------------------------------------------
                                                         Percent          Number
Industry Classification                  Balance      of balance        of loans
--------------------------------------------------------------------------------
Services                                $ 36,880            24.5%            275
Retail trade                              25,137            16.7             614
Real estate-related                       22,145            14.7              73
Manufacturing                             17,503            11.6              76
Construction                              12,415             8.2              60
Wholesale trade                           10,473             7.0              47
Individuals                               10,466             6.9              60
Transportation and
    public utilities                       6,865             4.6              39
Trade contractors                          5,916             3.9              29
Other                                      2,829             1.9              24
--------------------------------------------------------------------------------
Total                                   $150,629           100.0%          1,297
================================================================================


     Real estate - construction loans increased 84.8% or $32,547,000 to $70,933,000 at December 31, 1999 compared to $38,386,000 at December 31, 1998.
These loans represented 11.0% of the total loan portfolio at December 31, 1999. In 1999, YNB increased its activity in commercial construction lending. These loans were made to established developers. Generally these loans are strictly underwritten and closely monitored with advances made only after work is completed and independently inspected and verified by qualified professionals.

     YNB makes automobile, motorcycle, personal and other loans to consumers. Consumer loans increased to $27,494,000 at December 31, 1999 compared to $24,531,000 at December 31, 1998.

     Other loans include loans to individuals and businesses for investment purposes, mortgage warehouse loans, and loans to non-profit organizations. These loans are generally secured. Other loans increased to $12,240,000 at December 31, 1999 compared to $11,730,000 at December 31, 1998.

     The majority of YNB's business is with customers located within Mercer County, New Jersey and contiguous counties. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of real estate are subject to changes in the region's economic environment and real estate market.

     The following table provides information concerning the maturity and interest rate sensitivity of YNB's commercial and industrial and real estate - construction loan portfolios at December 31, 1999.

--------------------------------------------------------------------------------------------
                                                    After one          After
                                      Within       but within           five
(in thousands)                      one year       five years          years           Total
--------------------------------------------------------------------------------------------
Maturities:
   Commercial and industrial         $63,662          $67,626        $19,341        $150,629
   Real estate -- construction        22,975           22,069         25,889          70,933
--------------------------------------------------------------------------------------------
   Total                             $86,637          $89,695        $45,230        $221,562
--------------------------------------------------------------------------------------------
Type:
   Floating rate loans               $82,375          $55,028        $19,410        $156,813
   Fixed rate loans                    4,262           34,667         25,820          64,749
--------------------------------------------------------------------------------------------
   Total                             $86,637          $89,695        $45,230        $221,562
============================================================================================


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

     YNB's policy with regard to nonaccrual loans varies by the type of loan involved. Generally, commercial loans are placed on a nonaccrual status when they are 90 days past due unless these loans are well secured and in the process of collection or, regardless of the past due status of the loan, when management determines that the complete recovery of principal or interest is in doubt. Consumer loans are generally charged off after they become 120 days past due. Residential mortgage loans are not generally placed on a nonaccrual status unless the value of the real estate has deteriorated to the point that a potential loss of principal or interest exists. Subsequent payments are credited to income only if collection of principal is not in doubt. Nonperforming loans totaled $3,078,000 at December 31, 1999, a decrease of $795,000 from the $3,873,000 reported at December 31, 1998. The decrease in nonperforming loans was primarily the result of a decrease in loans 90 days or more past due of $844,000 offset by a slight increase in nonaccrual loans.

     The following table sets forth nonperforming assets and risk elements in YNB's loan portfolio by type for the years indicated.

----------------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS
                                                                               December 31,
----------------------------------------------------------------------------------------------------------------------
(in thousands)                                      1999            1998           1997            1996           1995
----------------------------------------------------------------------------------------------------------------------
Nonaccrual loans:
   Commercial and industrial                      $  676          $  232         $  515          $  961        $    --
   Real estate -- mortgage                         1,189             570            384           1,451          1,395
   Real estate -- construction                        --             684          2,106           4,659            142
   Consumer                                           12              31             38              12             30
   Other                                             312             529            312              --             --
----------------------------------------------------------------------------------------------------------------------
     Total                                         2,189           2,046          3,355           7,083          1,567
----------------------------------------------------------------------------------------------------------------------
Restructured loans                                   540             634            969              --            612
----------------------------------------------------------------------------------------------------------------------
Loans 90 days or more past due:
   Commercial and industrial                          46              --             --              --             --
   Real estate -- mortgage                           277           1,093            886           1,014            588
   Consumer                                           26             100            105              43             52
----------------------------------------------------------------------------------------------------------------------
     Total                                           349           1,193            991           1,057            640
----------------------------------------------------------------------------------------------------------------------
Total nonperforming loans                          3,078           3,873          5,315           8,140          2,819
----------------------------------------------------------------------------------------------------------------------
Other real estate                                  2,585           4,957          3,171             395            625
----------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                        $5,663          $8,830         $8,486          $8,535        $ 3,444
======================================================================================================================

     Nonperforming assets decreased $3,167,000, to $5,663,000 at December 31, 1999 compared to $8,830,000 at December 31, 1998. YNB continues to aggressively manage nonperforming assets with the goal of reducing these assets in relation to the entire portfolio. Nonperforming assets represented 0.50% of total assets at December 31, 1999 and 1.17% at December 31, 1998. Nonperforming assets as a percentage of total loans and other real estate were 0.87% at December 31, 1999, compared to 1.78% at December 31, 1998. The improvement in these ratios is due to the reduction of nonperforming asset levels in addition to strong asset and loan growth rates. There is no assurance this positive trend will continue in the future.

     Nonaccrual loans were $2,189,000, or 0.34% of total loans at December 31, 1999, an increase of $143,000 from December 31, 1998.

     Restructured loans totaled $540,000 at December 31, 1999 and $634,000 at December 31, 1998. These restructured loans are in compliance with restructured terms and conditions.

     At December 31, 1999, loans that were 90 days or more past due but still accruing interest income represented only $349,000, or 0.05% of total loans compared to $1,193,000, or 0.2% of total loans at December 31, 1998. Management's decision to accrue income on these loans was based on the level of collateral and the status of collection efforts.

     Other real estate (O.R.E.) totaled $2,585,000 at December 31, 1999 and $4,957,000 at December 31, 1998. In December 1999, YNB completed the sale of a real estate-construction property, originally placed on nonaccrual status in late 1996, for $1,800,000. The reduction in O.R.E. at December 31, 1999 was principally due to the sale of this property. O.R.E. represented 0.4% of total loans at December 31, 1999. Management uses an active strategy to liquidate these assets and re-deploy the proceeds in YNB's loan portfolio. At December 31, 1999, the O.R.E. balance included a real estate construction loan placed in nonaccrual in 1996. That property is currently on YNB's books at approximately $1,750,000 and is in the process of being resolved.

[BARCHART]

                           TOTAL NONPERFORMING ASSETS
                          AS A PERCENT OF TOTAL ASSETS

1995                                                                       0.85%
1996                                                                       1.74%
1997                                                                       1.38%
1998                                                                       1.17%
1999                                                                       0.50%

ALLOWANCE FOR LOAN LOSSES

     Management utilizes a systematic and documented allowance adequacy methodology for loan losses that requires specific allowance assessment for all loans, including residential real estate mortgages and consumer loans. This methodology assigns reserves based upon credit risk ratings for all loans. The reserves are based on various factors, including historical performance and the current economic environment. Management closely monitors delinquencies and delinquency trends and, on a quarterly basis, reviews all criticized assets. Management continually reviews the process used to determine the adequacy of the allowance for loan losses. Allocations to the allowance for loan losses, both specific and general, are determined after this review. Loans are classified as "minimal, modest, better than average, average, acceptable, special mention, substandard, doubtful and loss." Loan classifications are based on internal reviews and evaluations performed by the lending staff. These evaluations are, in turn, examined by YNB's internal loan review staff. A formal loan review function, independent of loan origination, is used to identify and monitor risk classifications. The following table presents, for the years indicated, an analysis of the allowance for loan losses and other related data.

--------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
                                                                        Year Ended December 31,
--------------------------------------------------------------------------------------------------------------------
(in thousands)                                      1999           1998           1997           1996           1995
--------------------------------------------------------------------------------------------------------------------
Allowance balance, beginning of year           $   6,768       $  5,570       $  4,957       $  3,677      $   2,912
Charge offs:
   Commercial and industrial                        (405)          (547)          (212)           --             --
   Real estate -- mortgage                            (6)           --            (161)           (72)           (26)
   Real estate -- construction                      (182)           --             --             (75)           (30)
   Consumer                                         (309)          (296)          (201)          (252)          (153)
   Other                                            (183)           --             --             --             --
--------------------------------------------------------------------------------------------------------------------
     Total charge offs                            (1,085)          (843)          (574)          (399)          (209)
--------------------------------------------------------------------------------------------------------------------
Recoveries:

   Commercial and industrial                          22              6              7            --             --
   Real estate -- mortgage                             9              4            --             --              64
   Consumer                                           76             56             55             39             45
--------------------------------------------------------------------------------------------------------------------
     Total recoveries                                107             66             62             39            109
--------------------------------------------------------------------------------------------------------------------
Net charge offs                                     (978)          (777)          (512)          (360)          (100)
Provision charged to operations                    3,175          1,975          1,125          1,640            865
--------------------------------------------------------------------------------------------------------------------
Allowance balance, end of year                 $   8,965       $  6,768       $  5,570       $  4,957      $   3,677
--------------------------------------------------------------------------------------------------------------------
Loans, end of year                             $ 646,737       $491,649       $385,751       $331,237      $ 245,054
Average loans outstanding                      $ 564,552       $438,050       $355,526       $287,289      $ 221,232
Allowance for loan losses
   to total loans, end of year                      1.39%          1.38%          1.44%          1.50%          1.50%
Net charge offs to average
   loans outstanding                                0.17           0.18           0.14           0.13           0.05
Nonperforming loans to total loans                  0.48           0.79           1.38           2.46           1.15
Nonperforming assets to total assets                0.50           1.17           1.38           1.74           0.85
Nonperforming assets to total loans
   and other real estate owned, end of year         0.87           1.78           2.18           2.57           1.40
Allowance for loan losses
   to nonperforming assets, end of year           158.31          76.65          65.64          58.08         106.77
Allowance for loan losses
   to nonperforming loans, end of year            291.26%        174.75%        104.80%         60.90%        130.44%
====================================================================================================================

     YNB provides for possible loan losses by a charge to current operations to maintain the allowance for loan losses at an adequate level determined according to management's documented allowance adequacy methodology. The provision for loan losses for 1999 was $3,175,000, reflective of the continued substantial growth in the commercial loan portfolio. Management believes commercial loan growth has the potential for higher loss severity which is reflected in the provision as well. This compares to a provision for loan losses of $1,975,000 in 1998 and $1,125,000 in 1997.

     At December 31, 1999, the allowance for loan losses totaled $8,965,000, an increase of $2,197,000 or 32.5%, from $6,768,000 at December 31, 1998, which compares to $5,570,000 at December 31, 1997. The ratio of allowance for loan losses to total loans was 1.39%, 1.38%, and 1.44% at December 31, 1999, 1998, and 1997, respectively. Another measure of the adequacy of the allowance for loan losses is the ratio of the allowance to total nonperforming loans. At December 31, 1999 this ratio was 291.26% versus 174.75% at December 31, 1998. The quality of the loan portfolio remains strong and it is management's assessment that the allowance for loan losses is adequate in relation to credit risk exposure levels.

     YNB's gross charge offs in 1999 totaled $1,085,000, compared with $843,000 in 1998 and $574,000 in 1997. Losses on loans and loans which are determined to be uncollectible are charged against the allowance and subsequent recoveries, if any, are credited to it. YNB's gross recoveries totaled $107,000 in 1999 compared to $66,000 in 1998 and $62,000 in 1997. The balance of the allowance for loan losses is determined by an overall analysis of the loan portfolio and reflects an amount that, in management's judgment, is adequate to provide for potential loan losses.

     Management has also strengthened lending policies and loan and credit administration to minimize potential credit problems in the loan portfolio.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

     The following tables describe the allocation for loan losses among various categories of loans and certain other information as of the dates indicated. An unallocated allowance is distributed proportionately among each loan category. This unallocated portion of the loan loss allowance is important to maintain the overall allowance at a level that is adequate to absorb potential credit losses inherent in the total loan portfolio. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future loan losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                                                        December 31,
----------------------------------------------------------------------------------------------------------------------------------
                                            1999                             1998                              1997
----------------------------------------------------------------------------------------------------------------------------------
                                                    PERCENT OF                        Percent of                        Percent of
                              RESERVE  PERCENT OF     LOANS TO  Reserve  Percent of     Loans to  Reserve  Percent of     Loans to
(in thousands)                 AMOUNT   ALLOWANCE  TOTAL LOANS   Amount   Allowance  Total Loans   Amount   Allowance  Total Loans
----------------------------------------------------------------------------------------------------------------------------------
 Commercial and
   industrial                 $ 2,651       29.6%        23.3%  $ 1,741       25.7%        27.1%   $1,627       29.2%        22.9%
 Real estate -- mortgage        3,981       44.4         59.6     2,993       44.2         57.7     1,740       31.2         63.3
 Real estate -- construction    1,412       15.8         11.0     1,292       19.1          7.8     1,775       31.9          7.3
 Consumer                         443        4.9          4.2       358        5.3          5.0       283        5.1          4.8
 Other loans                      478        5.3          1.9       384        5.7          2.4       145        2.6          1.7

    Total                     $ 8,965      100.0%       100.0%  $ 6,768      100.0%       100.0%   $5,570      100.0%       100.0%
==================================================================================================================================


                                                                           December 31,
---------------------------------------------------------------------------------------------------------------------------
                                                          1996                                        1995
---------------------------------------------------------------------------------------------------------------------------
                                                                  Percent of                                     Percent of
                                      Reserve     Percent of        Loans to          Reserve     Percent of       Loans to
(in thousands)                         Amount      Allowance     Total Loans           Amount      Allowance    Total Loans
---------------------------------------------------------------------------------------------------------------------------
 Commercial and
   industrial                          $1,704          34.4%           19.2%           $  983          26.7%          13.6%
 Real estate -- mortgage                2,064          41.7            66.3             1,816          49.4           70.6
 Real estate -- construction              938          18.9             7.8               664          18.1            7.9
 Consumer                                 175           3.5             4.5               132           3.6            5.1
 Other loans                               76           1.5             2.2                82           2.2            2.8
---------------------------------------------------------------------------------------------------------------------------
    Total                              $4,957         100.0%          100.0%           $3,677         100.0%         100.0%
===========================================================================================================================

DEPOSITS

     YNB's deposit base is the principal source of funds supporting interest earning assets. YNB offers a wide range of deposit products, including demand deposits, savings deposits, tiered money market accounts and certificates of deposit. YNB's overall philosophy of building and maintaining long-term customer relationships is the key to further expanding the deposit base, which, in turn, presents opportunities for YNB to cross-sell its expanded services. These services include telephone banking and the recently introduced YNB OnLine which allows our customers to do their banking from their personal computers.

     The following table provides information concerning average balances and rates of deposits for the years indicated:

--------------------------------------------------------------------------------------------------------------------------
AVERAGE DEPOSIT BALANCES AND RATES

--------------------------------------------------------------------------------------------------------------------------
                                     1999                                1998                               1997
--------------------------------------------------------------------------------------------------------------------------
                                              % OF                                % of                               % of
(in thousands)            BALANCE    RATE    TOTAL            Balance    Rate    Total           Balance    Rate    Total
--------------------------------------------------------------------------------------------------------------------------
Non-interest bearing
   demand deposits      $  81,843      --%    12.8%         $  66,857      --%    14.2%         $ 56,700      --%    13.9%
Interest bearing
   demand deposits         57,788    2.79      9.0             47,709    3.41     10.2            44,024    3.46     10.8
Savings and money
   market deposits        127,716    2.56     20.0            117,825    2.89     25.1           115,696    3.08     28.3
Time deposits             372,099    5.42     58.2            237,340    5.70     50.5           192,319    5.74     47.0
--------------------------------------------------------------------------------------------------------------------------
   Total                $ 639,446    3.92%   100.0%         $ 469,731    3.95%   100.0%         $408,739    3.94%   100.0%
==========================================================================================================================

Total deposits amounted to $743,807,000 at year-end 1999 compared to $519,643,000 at the end of 1998, an increase of 43.1%. Average total deposits during 1999 totaled $639,446,000 compared to $469,731,000 during 1998, an increase of 36.1%. The growth in YNB's deposit base in 1999 was primarily the result of aggressive pricing of certificates of deposit (CDs) to fund loan growth. Time deposits were 61.1% of total deposits at the end of 1999. This trend of increased balances in higher costing time deposits is indicative of the highly competitive Mercer County, NJ and Bucks County, PA deposit marketplaces in addition to YNB's competitive pricing of time deposits to fund strong loan growth.

     In March of 1998, YNB purchased a software program that allows YNB to market its CDs nationwide. This program has become a part of management's strategy to fund loan growth as well as bolstering YNB's liquidity profile. At December 31, 1999, YNB has raised approximately $100,600,000 utilizing this software. This represents an increase of approximately $76,000,000 in 1999. The average maturity of these CDs is approximately 11 months. This is a highly competitive market and maintaining these balances in 2000 in a higher interest rate environment will result in higher interest expense.

     The average balance of non-interest bearing demand deposits was $81,843,000 during 1999, an increase of $14,986,000, or 22.4% from $66,857,000 during 1998.
Non-interest bearing demand deposits represent a stable, interest free source of funds. The increase in demand deposits, primarily from the growth in business checking accounts, is a contributing factor in the growth of the net interest income.

     Average interest bearing demand, savings and money market, and time deposits increased 21.1%, 8.4%, and 56.8%, respectively, from 1998 to 1999. Management has developed several marketing strategies designed to attract lower cost deposits. Paying bonus rates on CDs to customers who opened lower cost interest bearing demand accounts yielded positive results, as indicated above. YNB's Premier Money Market Account has been enhanced with attractive interest rates on higher balances.

     Total average time deposits, which consist of certificates of deposit and individual retirement accounts, increased $134,759,000 to $372,099,000 from $237,340,000 in 1998. The average time to maturity on the entire CD portfolio at December 31, 1999 was 9.8 months. The repricing of these CDs in 2000 will negatively impact the average rate paid on YNB's deposit base and increase interest expense.

     The average rate paid on YNB's deposit balances in 1999 was 3.92%, a 0.76% decrease from the 3.95% average rate for 1998.

     In the second quarter of 1998, management initiated a program to reduce reserve levels required to be maintained with the Federal Reserve. The result of this program was a substantial reduction in required reserve levels. These funds have been deployed into earning assets.

     The following table details amounts and maturities for certificates of deposit of $100,000 or more for the years indicated:

                                                             December 31,
--------------------------------------------------------------------------------
(in thousands)                                           1999               1998
--------------------------------------------------------------------------------
Maturity range:
Within three months                                   $20,407            $ 6,702
After three but within
    six months                                          7,420              9,112
After six but within
    twelve months                                      31,861              8,753
After twelve months                                    12,840              4,958
--------------------------------------------------------------------------------
Total                                                 $72,528            $29,525
================================================================================

     Certificates of deposit of $100,000 or more totaled $72,528,000, or 9.8% of deposits, at December 31, 1999 compared to $29,525,000, or 5.7% of deposits at December 31, 1998.

     Management anticipates that the branching for 2000 in the new market of Burlington and YNB's first entry into supermarket banking in Ewing Township, projected for the second quarter, will assist in building YNB's deposit base. Attracting lower cost deposits in this competitive environment will be challenging. Depositors will continue to look for higher yielding opportunities outside the banking system. Management expects that CD rates will be competitively priced in 2000 to fund asset growth, and believes a brokered CD facility will be in place sometime in the first quarter as an alternative funding source.

[BARCHART]

TOTAL DEPOSITS AT YEAR END
(Dollars in millions)

1995                                                                         303
1996                                                                         364
1997                                                                         423
1998                                                                         520
1999                                                                         744

BORROWED FUNDS

Borrowed funds consist primarily of securities sold under agreements to repurchase, Federal Home Loan Bank of New York (FHLB) advances, and other forms of borrowings. Management utilizes, from time to time, unsecured Federal funds lines of credit with four of its correspondent banks for daily funding needs.

     Borrowed funds totaled $298,689,000 at December 31, 1999, an increase of $120,801,000 or 67.9% when compared to $177,888,000 at December 31, 1998.
Approximately $225,000,000 or 75.3% of borrowed funds at December 31, 1999 are tied to the Investment Growth Strategy. In 1999, management instituted a strategy to extend funding duration and reduce YNB's exposure to rising interest rates. Management utilized callable FHLB advances with longer lockout terms to address this goal. Callable FHLB advances have terms of ten years and are callable after periods ranging from one to five years. Repurchase agreements totaling $45,000,000 at year-end 1999 were used as part of the Investment Growth Strategy. At year-end 1999, there were $20,000,000 in callable repurchase agreements that have passed their lockout dates. These can be called every 90 days.

     Borrowed funds also include $1,600,000 related to YNB's Employee Stock Ownership Plan (ESOP). In 1999, the ESOP purchased 155,340 shares of YNB's common stock with a loan from a nonaffiliated financial institution.

     Borrowed funds averaged $256,957,000 in 1999, an increase of $98,851,000 from the average of $158,106,000 reported in 1998. The average cost of borrowed funds declined 28 basis points during the year to 5.26% compared with 5.54% in 1998. The use of callable FHLB advances and callable repurchase agreements allowed YNB to reduce its borrowing costs in 1999. With the increase in interest rates in late 1999, management anticipates that funding costs associated with borrowed funds will increase as shorter term repurchase agreements mature and callable funding at below market rates are called. At year-end 1999, there were $250,293,000 in outstanding borrowings with the FHLB and no outstanding borrowings with YNB's correspondents. Management will continue to strategically employ borrowed funds to meet short-term liquidity needs and as an additional source of funding for the loan and investment portfolios.

LIQUIDITY

Liquidity measures the ability to satisfy current and future cash flow needs as they become due. YNB has an Asset/Liability Committee (ALCO) whose function is to monitor and coordinate all activities relating to maintaining adequate liquidity and protection of net interest income from fluctuations in market interest rates.

     Liquidity management refers to YNB's ability to support asset growth while satisfying the borrowing needs and deposit withdrawal requirements of customers. In addition to maintaining liquid assets, factors such as capital position, profitability, asset quality and availability of funding affect a bank's ability to meet its liquidity needs. On the asset side, liquid funds are maintained in the form of cash and cash equivalents, Federal funds sold, investment securities held to maturity maturing within one year, securities available for sale and loans held for sale. Additional asset-based liquidity is derived from scheduled loan repayments as well as investment repayments of principal and interest from mortgage-backed securities. On the liability side, the primary source of liquidity is the ability to generate core deposits, which generally excludes CDs over $100,000 and CDs generated from the software program previously discussed that allows YNB to market its CDs nationwide. Short-term borrowings and the marketing of CDs nationwide are used as supplemental funding sources when growth in the core deposit base does not keep pace with that of earning assets.

     Strong earning asset growth negatively impacted the liquidity profile of YNB in 1998. In 1999, management instituted a plan to enhance that profile. One goal of that plan was to strengthen short-term unpledged securities. Securities with maturities of three years and less were purchased to provide a pool of securities, with modest market value risk, for liquidity purposes. Total unpledged securities increased to $153,000,000 at December 31, 1999 compared to $57,000,000 at December 31, 1998. YNB's contingency funding plan has been enhanced to address and manage potential liquidity uncertainty due to changes in interest rates, credit markets, or other external risks.

     At December 31, 1999, liquid assets (excluding securities purchased utilizing borrowed funds) amounted to $143,491,000, as compared to $56,303,000 at December 31, 1998. This represents 16.8% and 9.8% of earning assets, and 15.9% and 9.1% of total adjusted assets at December 31, 1999 and 1998, respectively.

     YNB has the availability to borrow up to $37,845,000 from the FHLB through its line of credit program, subject to collateral requirements. In addition, YNB is eligible to borrow up to 30% of assets under the FHLB advance program subject to FHLB stock level requirements, collateral requirements, and individual advance proposals based on FHLB credit standards. YNB also has the ability to borrow at the Federal Reserve discount window along with agreements to borrow from four of its correspondent banks.

     Management believes YNB's liquidity profile was significantly enhanced in 1999. This area will continue to be actively managed in 2000.

INTEREST RATE SENSITIVITY

The objectives of interest rate risk management are to minimize and, to the degree possible, control the effect of interest rate fluctuations on net interest income. Interest rate risk is derived from timing differences in the repricing of assets and liabilities, loan prepayments, deposit withdrawals, and differences in lending and funding rates. YNB's ALCO actively seeks to monitor and control the mix of interest rate-sensitive assets and interest rate-sensitive liabilities.

     One measure of interest rate risk is the gap ratio, which is defined as the difference between the dollar volume of interest earning assets and interest bearing liabilities maturing or repricing within a specified period of time as a percentage of total assets. A positive gap results when the volume of interest rate-sensitive assets exceeds that of interest rate-sensitive liabilities within comparable time periods. A negative gap results when the volume of interest rate-sensitive liabilities exceeds that of interest rate-sensitive assets within comparable time periods.

     As indicated in the accompanying table, YNB's one-year gap position at December 31, 1999 was a negative 13.6%. Generally, a financial institution with a negative gap position will most likely experience a decrease in net interest income during periods of rising rates and increases in net interest income during periods of lower interest rates.

     The negative gap was brought about in the last year primarily through increases in fixed rate loans and investments. Rising interest rates extended investment portfolio duration in 1999 as well. This effect was offset to some degree by increases in fixed rate CDs, demand deposit accounts, and stockholders' equity. While gap analysis represents a useful asset/liability management tool, it does not necessarily indicate the effect of general interest rate movements on YNB's net interest income due to discretionary repricing of some assets and liabilities, balance sheet options, and other competitive pressures.

     YNB reports its callable agency securities ($158,684,000 at December 31, 1999) at their Option Adjusted Spread ("OAS") modified duration date, as opposed to the call or maturity date. In management's opinion, using modified duration dates on callable agency securities provides a better estimate of the option exercise date at December 31, 1999. The OAS methodology is an approach whereby the likelihood of option exercise takes into account the coupon on the security, the distance to the call date, the maturity date and the current interest rate volatility. In addition, prepayment assumptions derived from historical data have been applied to mortgage-related securities, which are included in investments. Similarly, convertible advance borrowings and repurchase agreements ($279,500,000 at December 31, 1999) with options have expected repricing dates between the option date and the final maturity date, based on the debt instrument's interest rate and current market rate levels for the same type of debt.

     Included in the analysis of YNB's gap position are certain savings deposit and interest checking accounts, which are less sensitive to fluctuations in interest rates than other interest-bearing sources of funds. In determining the sensitivity of such deposits, management reviews the movement of its deposit rates for the past five years relative to market rates. Using regression analysis, management's ALCO committee has estimated that these deposits are approximately 50% sensitive to interest rate changes (i.e., if short term rates were to increase 100 basis points, the interest rate on such deposits would increase 50 basis points). Management considers these assumptions to be conservative as recent market rate increases have resulted in little or no rate changes in these products.

     In addition to the utilization of gap for interest rate risk management, the ALCO uses simulation analysis whereby the model estimates the variance in net interest income with a change of interest rates of plus and minus 200 basis points over a 12 month period (base case sensitivity). Given recent simulations, YNB is presently positioned to benefit modestly from a rising rate environment, with lower income levels calculated with declining rate environments of 200 basis points. Both variances are within policy guidelines of plus or minus 7%.

     Management analyzes a number of different simulation scenarios to determine the impact to net interest income in various interest rate environments, assigning a higher probability of interest rates changing plus or minus 100 basis points over a 12 month period. YNB would presently benefit in gradually increasing interest rates over a 12 month period. The impact, positive or negative, is within a 3% variance in this scenario.

     Lastly, YNB measures longer-term risks through the Economic Value of Portfolio Equity ("EVPE"). The present value of asset and liability cash flows are subjected to rate shocks of plus and minus 200 basis points. The variance in the residual, or economic value of equity is measured as a percentage of total assets. This variance is managed within a negative 3% boundary. At December 31, 1999 this variance was a negative 3.67% with a plus 200 basis point rate shock. Management is initiating strategies in 2000 to bring this measurement back within policy guidelines.

     The table sets forth certain information at December 31, 1999 relating to YNB's assets and liabilities by scheduled repricing for adjustable assets and liabilities, or by contractual maturity for fixed-rate assets and liabilities.



------------------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS AND LIABILITIES

                                                                              December 31, 1999
------------------------------------------------------------------------------------------------------------------------------------
                                                                   More than     More than     More than    More than
                                            Under    Six months     one year     two years    five years    ten years
                                              six       through      through       through       through      and not
(in thousands)                             months      one year    two years    five years     ten years    repricing          Total
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                  $     --    $       --    $      --    $       --    $       --    $  17,582     $   17,582
Federal funds sold and interest
   bearing deposits                         8,990            --           --            --            --           --          8,990
Available for sale securities              85,245        26,395       41,695        41,153        69,472       45,338        309,298
Investment securities                       1,881         3,271        1,113        13,829        68,044       20,029        108,167
Loans, net of unearned income             264,397        39,831       61,351       212,433        44,487       24,238        646,737
Other assets, net                              --        14,421           --            --            --       18,403         32,824
------------------------------------------------------------------------------------------------------------------------------------
   Total Assets                          $360,513    $   83,918    $ 104,159    $  267,415    $  182,003    $ 125,590     $1,123,598
------------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Non-interest bearing demand              $     --    $       --    $      --    $       --    $       --    $  90,219     $   90,219
Savings and interest bearing demand        74,143        15,176           --        52,464            --           --        141,783
Money markets                              46,548            --           --        10,595            --           --         57,143
Certificates of deposit of $100,000
   or more                                 27,827        31,861       11,153         1,687            --           --         72,528
Other time deposits                       135,302       129,488       81,167        36,177            --           --        382,134
------------------------------------------------------------------------------------------------------------------------------------
Total deposits                            283,820       176,525       92,320       100,923            --       90,219        743,807
Borrowed funds                             67,974        68,684       54,634        94,397        13,000           --        298,689
Trust preferred securities                     --            --           --            --            --       11,500         11,500
Other liabilities                              --            --           --            --            --       10,777         10,777
Stockholders' equity                           --            --           --            --            --       58,825         58,825
------------------------------------------------------------------------------------------------------------------------------------
   Total Liabilities and Stockholders'
     Equity                              $351,794    $  245,209    $ 146,954    $  195,320    $   13,000    $ 171,321     $1,123,598
------------------------------------------------------------------------------------------------------------------------------------
Gap                                         8,719      (161,291)     (42,795)       72,095       169,003      (45,731)
Cumulative gap                              8,719      (152,572)    (195,367)     (123,272)       45,731           --
Cumulative gap to total assets                0.8%        -13.6%       -17.4%        -11.0%          4.1%          --
====================================================================================================================================

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

     The table below shows the expected repricing of YNB's financial instruments subject to market risks, the weighted average interest rate, and fair value of the instruments as of December 31, 1999. The expected repricings take into account amortization and expected prepayments on mortgage-related securities and probable call dates on U.S. agency notes and debentures represented by the option adjusted spread modified duration. The table does not include prepayments on loans, as they are less predictable than securities with homogenous coupons and maturity dates. Loan repricings are, therefore, likely to be shorter than what is indicated in this table, as some prepayments can be expected.


------------------------------------------------------------------------------------------------------------------------------------
EXPECTED REPRICING OF FINANCIAL INSTRUMENTS

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                Beyond                          Fair
(in thousands)                        2000       2001       2002    2003-2004    2005-2009    10 Years         Totals          Value
------------------------------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Cash and due from banks           $     --    $    --    $    --     $     --      $    --     $17,582       $ 17,582       $ 17,582
   Average rate                         --%        --%        --%          --%          --%         --%            --%
Federal funds sold and interest
   bearing deposits                  8,990         --         --           --           --          --          8,990          8,990
   Average rate                       5.23%        --         --           --           --          --           5.23%
Available for sale securities      111,640     41,695     10,456       30,697       69,472      45,338        309,298        309,298
   Average rate                       6.70%      5.98%      6.64%        6.47%        6.72%       6.81%          6.60%
Investment securities                5,152      1,113      2,752       11,077       68,044      20,029        108,167        100,121
   Average rate                       5.33%      5.66%      4.98%        6.86%        6.50%       4.79%          6.12%
Loans, net of unearned income      304,228     61,351     45,369      167,064       44,487      24,238        646,737        642,053
   Average rate                       8.88%      8.36%      8.31%        8.05%        7.66%       6.74%          8.41%
------------------------------------------------------------------------------------------------------------------------------------
FINANCIAL LIABILITIES
Non-interest demand deposits      $     --    $    --    $    --     $     --      $    --     $90,219       $ 90,219       $ 90,219
   Average rate                         --%        --%        --%          --%          --%         --%            --%
Savings                             50,989         --      2,680       26,631           --          --         80,300         80,300
   Average rate                       2.70%        --       3.30%        2.15%          --          --           2.54%
Interest bearing demand             38,330         --         --       23,153           --          --         61,483         61,483
   Average rate                       3.34%        --         --         2.00%          --          --           2.83%
Money markets                       46,548         --     10,595           --           --          --         57,143         57,143
   Average rate                       2.90%        --       2.25%          --           --          --           2.78%
CDs of $100,000 or more             59,688     11,153      1,371          316           --          --         72,528         72,357
   Average rate                       5.39%      6.13%      5.76%        5.58%          --          --           5.52%
Other time deposits                264,790     81,167     28,554        7,623           --          --        382,134        381,320
   Average rate                       5.29%      5.95%      5.74%        5.56%          --          --           5.47%
Borrowed funds                     136,658     54,634     50,544       43,853       13,000          --        298,689        298,349
   Average rate                       5.05%      5.54%      5.60%        5.85%        6.25%         --           5.40%
Trust preferred securities              --         --         --           --           --      11,500         11,500         11,069
   Average rate                         --         --         --           --           --        9.25%          9.25%
====================================================================================================================================

     Deposits, other than time deposits and non-interest demand, are shown with a "rate sensitive" component due in 2000 and a "non-rate sensitive" component due in subsequent periods. Although these deposits are "payable on demand," YNB does not anticipate a situation where all of the deposits mature simultaneously. Therefore, rate sensitivity of non-contractual interest bearing deposits is measured through a historical regression analysis, which correlates the changes in the rates paid on these deposits to an external market rate (Fed funds). Because the regression is based on a historical relationship, it may not be indicative of how YNB will price these products in the future, but does provide some basis to determine the market risk of these liabilities.

STOCKHOLDERS' EQUITY AND CAPITAL ADEQUACY

The management of capital in a regulated environment requires a balance between maximizing leverage and return to stockholders while maintaining sufficient capital levels for proper risk management and to satisfy regulatory requirements.

     On May 18, 1999, YNB completed the sale of 1,610,000 shares of its common stock in an underwritten secondary public offering. The common stock was sold at a price of $12.00 per share and generated gross proceeds of $19,320,000. Net proceeds after underwriting and other offering expenses were approximately $17,620,000. Approximately $17,500,000 was contributed to the Bank to support asset growth.

     Stockholders' equity at December 31, 1999 totaled $58,825,000 compared to $40,756,000 at December 31, 1998. This represents an increase of $18,069,000 or 44.3%. This increase resulted from (i) earnings of $8,020,000, (ii) net proceeds of $17,620,000 from the secondary public offering, (iii) proceeds of $68,000 from exercised options and (iv) proceeds of $400,000 from allocated ESOP shares offset by (i) cash dividend payments of $2,037,000, (ii) a negative equity adjustment of $5,980,000 for the unrealized loss on securities available for sale and (iii) treasury stock purchased, at cost, of $22,000.

     On January 1, 1999, YNB adopted an Employee Stock Ownership Plan (ESOP) to permit eligible employees of YNB to share in the growth of YNB through stock ownership. On February 3, 1999, Yardville National Bancorp sold 155,340 shares to the ESOP for $2,000,000. The ESOP financed the stock purchase with a nonaffiliated financial institution. The financing is for a term of five years with an interest rate of 7.00%. The full balance of the loan will be repaid in equal installments over the term of the loan. The shares purchased by the ESOP were used as collateral for the loan. The estimated minimum annual expenses associated with the ESOP are $540,000 per year for the next five years.

     The Board of Directors, as part of YNB's Capital Management Plan in October 1997, authorized a stock buy back program, providing for the repurchase of up to 172,000 shares of YNB's stock. In 1999, 1,700 shares were repurchased, bringing the total shares repurchased to 172,000, in effect, completing the program. The average repurchase price of the 172,000 shares was $17.62.

     YNB trades on the NASDAQ National Market System under the symbol "YANB." The listing on the NASDAQ National Market System has provided increased liquidity for YNB stockholders.

     Dividends paid per share in 1999 totaled $0.34. As a result of YNB's earnings growth during 1999, the common stock dividend was increased from $0.08 per share to $0.085 per share in the third quarter of 1999. The Board of Directors, in addition to the regular cash dividend paid in the last quarter of $0.085, paid a special year-end dividend of $0.01. Dividends increased 17.2% in 1999 compared to 1998.

     Yardville National Bancorp and its banking subsidiary are subject to minimum risk-based and leverage capital guidelines under Federal banking regulations. These banking regulations measure capital using three ratios which include Tier I capital, total capital and leverage capital. The measurement of risk-based capital takes into account the credit risk of both balance sheet assets and off-balance sheet exposures. These guidelines require minimum risk-based capital ratios of 4% for Tier I capital and 8% for total capital (Tier I plus Tier II). In addition, the current minimum regulatory guideline for the Tier I leverage ratio is 4%.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) established five capital level designations ranging from "well capitalized" to "critically undercapitalized." A bank is considered "well capitalized" if it has a minimum Tier I and total risk-based capital ratios of 6% and 10%, respectively, and a minimum Tier I leverage ratio of 5%.

     At December 31, 1999, the capital ratios for YNB exceeded those required to be well capitalized. The table below summarizes YNB's capital ratios for the years indicated:

                                                         December 31,
--------------------------------------------------------------------------------
                                               1999          1998          1997
--------------------------------------------------------------------------------
Tier I leverage ratio                           7.9%          7.7%          9.5%
Tier I risk-based                              10.3%          9.9%         12.2%
Total risk-based                               11.5%         11.2%         13.5%
================================================================================

YEAR 2000 (Y2K)

YNB's proactive approach to Y2K issues yielded positive results as the calendar moved to January 1, 2000. YNB's approach included a written compliance plan, a commitment of financial resources to correct problems and upgrade equipment and strong support from the Board of Directors.

     Over the last two and a half years, senior management directed the upgrading, renovating, testing and re-testing of all mission critical and non-mission critical operational areas. This was completed by the middle of 1999. Contingency plans as well as business resumption plans had also been developed, reviewed and rehearsed. Disaster recovery testing was also performed at an offsite disaster recovery center with success. Staff members were briefed for contingencies as well as for operations under normal conditions, and the staff was assigned specific tasks to accomplish during the early hours of 2000.

     YNB's total related Y2K costs for 1999 were approximately $40,000. The total estimated Y2K costs since mid-1997 when Y2K plans were initially formulated was $850,000. This amount includes equipment related purchases of $615,000 that are depreciated over a five year period. The remaining expense included additional compensation expense and costs related to the testing and upgrading of systems.

     On January 1, 2000 YNB was open for business. YNB's primary and secondary operations were brought up and running without incident. Our ATM network was successfully tested just after midnight on the 1st. Every department and branch was responsible for reporting its status to the command center. YNB's expenditure of human, technical, and financial resources paid dividends with YNB open for business, as usual, on January 1, 2000.

FORWARD-LOOKING STATEMENTS

This annual report contains express and implied statements relating to the future financial condition, results of operations, plans, objectives, performance and business of YNB, which are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements that relate to, among other things, profitability, liquidity, loan loss reserve adequacy, plans for growth, interest rate sensitivity, and market risk. Actual results may differ materially from those expressed or implied as a result of certain risks and uncertainties, including, but not limited to, changes in economic conditions, interest rate fluctuations, continued levels of loan quality and origination volume, competitive product and pricing pressures within YNB's markets, continued relationships with major customers including sources for loans and deposits, personal and corporate customers' bankruptcies, legal and regulatory barriers and structure, inflation, and technological changes, as well as other risks and uncertainties detailed from time to time in the filings of YNB with the Securities and Exchange Commission.


QUARTERLY FINANCIAL DATA (UNAUDITED)
                                                                                Three Months Ended
---------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)                       December 31   September 30        June 30        March 31
---------------------------------------------------------------------------------------------------------------------
1999
   Interest income                                             $ 20,178        $18,373       $ 16,570        $ 14,598
   Interest expense                                              11,516         10,478          9,470           8,181
---------------------------------------------------------------------------------------------------------------------
   Net interest income                                            8,662          7,895          7,100           6,417
   Provision for loan losses                                        775          1,000            750             650
   Non-interest income                                              501            781            755             728
   Non-interest expense                                           5,190          4,594          4,328           4,345
---------------------------------------------------------------------------------------------------------------------
   Income before income tax expense                               3,198          3,082          2,777           2,150
   Income tax expense                                               922            882            787             596
---------------------------------------------------------------------------------------------------------------------
   Net income                                                  $  2,276        $ 2,200       $  1,990        $  1,554
=====================================================================================================================
   Net income - basic                                          $   0.34        $  0.33       $   0.34        $   0.31
   Net income - diluted                                            0.34           0.33           0.34            0.31
=====================================================================================================================
1998
   Interest income                                             $ 13,602        $13,209       $ 12,421        $ 11,691
   Interest expense                                               7,682          7,455          6,843           6,412
---------------------------------------------------------------------------------------------------------------------
   Net interest income                                            5,920          5,754          5,578           5,279
   Provision for loan losses                                        575            500            500             400
   Non-interest income                                              786            796            732             688
   Non-interest expense                                           4,248          3,912          3,673           3,504
---------------------------------------------------------------------------------------------------------------------
   Income before income tax expense                               1,883          2,138          2,137           2,063
   Income tax expense                                               425            730            755             729
---------------------------------------------------------------------------------------------------------------------
   Net income                                                  $  1,458        $ 1,408       $  1,382        $  1,334
=====================================================================================================================
   Net income - basic                                          $   0.29        $  0.28       $   0.27        $   0.26
   Net income - diluted                                            0.29           0.28           0.27            0.26
=====================================================================================================================

YARDVILLE NATIONAL BANCORP AND SUBSIDIARIES

Consolidated Statements of Condition

                                                                         December 31,
----------------------------------------------------------------------------------------------
(in thousands, except share data)                                      1999              1998
----------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks                                         $    17,582       $    16,246
Federal funds sold                                                    8,035               280
----------------------------------------------------------------------------------------------
   Cash and Cash Equivalents                                         25,617            16,526
----------------------------------------------------------------------------------------------
Interest bearing deposits with banks                                    955               733
Securities available for sale                                       309,298           185,577
Investment securities (market value of $100,121 in 1999
   and $36,203 in 1998)                                             108,167            36,111
Loans                                                               646,737           491,649
   Less: Allowance for loan losses                                   (8,965)           (6,768)
----------------------------------------------------------------------------------------------
   Loans, net                                                       637,772           484,881
Bank premises and equipment, net                                      9,400             6,251
Other real estate                                                     2,585             4,957
Other assets                                                         29,804            22,630
   Total Assets                                                 $ 1,123,598       $   757,666
----------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
----------------------------------------------------------------------------------------------
Deposits
   Non-interest bearing                                         $    90,219       $    75,426
   Interest bearing                                                 653,588           444,217
   Total Deposits                                                   743,807           519,643
----------------------------------------------------------------------------------------------
Borrowed funds
   Securities sold under agreements to repurchase                    45,000            87,120
   Federal Home Loan Bank advances                                  250,293            89,316
   Obligation for Employee Stock Ownership Plan (ESOP)                1,600                --
   Other                                                              1,796             1,452
----------------------------------------------------------------------------------------------
   Total Borrowed Funds                                             298,689           177,888
Company - obligated Mandatorily Redeemable Trust
   Preferred Securities of Subsidiary Trust holding solely
   junior Subordinated Debentures of the Company                     11,500            11,500
Other liabilities                                                    10,777             7,879
----------------------------------------------------------------------------------------------
   Total Liabilities                                            $ 1,064,773       $   716,910
----------------------------------------------------------------------------------------------
Commitments and Contingent Liabilities
Stockholders' equity
   Preferred stock: no par value
     Authorized 1,000,000 shares, none issued
   Common stock: no par value
     Authorized 12,000,000 shares
     Issued 6,917,794 shares in 1999
        and 5,138,474 shares in 1998                                 40,052            20,364
   Surplus                                                            2,205             2,205
   Undivided profits                                                 27,462            21,479
   Treasury stock, at cost, 172,000 shares in 1999
     and 170,300 in 1998                                             (3,030)           (3,008)
   Unallocated ESOP shares                                           (1,600)               --
   Accumulated other comprehensive loss                              (6,264)             (284)
----------------------------------------------------------------------------------------------
     Total Stockholders' Equity                                      58,825            40,756
----------------------------------------------------------------------------------------------
     Total Liabilities and Stockholders' Equity                 $ 1,123,598       $   757,666
==============================================================================================

See Accompanying Notes to Consolidated Financial Statements.

YARDVILLE NATIONAL BANCORP AND SUBSIDIARIES

Consolidated Statements of Income

                                                                    Year Ended December 31,
--------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)                         1999           1998          1997
--------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans                                   $ 47,554       $ 38,218      $ 31,511
Interest on deposits with banks                                    45            175           107
Interest on securities available for sale                      15,674         10,788         7,093
Interest on investment securities:
   Taxable                                                      4,236            783         1,277
   Exempt from Federal income tax                               1,306            626           400
Interest on Federal funds sold                                    904            333           380
--------------------------------------------------------------------------------------------------
   Total Interest Income                                       69,719         50,923        40,768
--------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Interest on savings account deposits                            4,887          5,034         5,083
Interest on certificates of deposit of $100,000 or more         2,643          1,386         1,273
Interest on other time deposits                                17,528         12,152         9,759
Interest on borrowed funds                                     13,523          8,756         4,761
Interest on trust preferred securities                          1,064          1,064           224
--------------------------------------------------------------------------------------------------
   Total Interest Expense                                      39,645         28,392        21,100
--------------------------------------------------------------------------------------------------
   Net Interest Income                                         30,074         22,531        19,668
Less provision for loan losses                                  3,175          1,975         1,125
--------------------------------------------------------------------------------------------------
   Net Interest Income After Provision for Loan Losses         26,899         20,556        18,543
--------------------------------------------------------------------------------------------------
NON-INTEREST INCOME:
Service charges on deposit accounts                             1,374          1,246         1,174
Gains on sales of mortgages, net                                   38             62            30
Securities (losses) gains, net                                   (301)           151            24
Other non-interest income                                       1,654          1,543         1,316
--------------------------------------------------------------------------------------------------
   Total Non-Interest Income                                    2,765          3,002         2,544
--------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSE:
Salaries and employee benefits                                 10,041          8,115         7,446
Occupancy expense, net                                          1,516          1,070           977
Equipment expense                                               1,642          1,299         1,107
Other non-interest expense                                      5,258          4,853         3,811
--------------------------------------------------------------------------------------------------
   Total Non-Interest Expense                                  18,457         15,337        13,341
--------------------------------------------------------------------------------------------------
   Income before income tax expense                            11,207          8,221         7,746
Income tax expense                                              3,187          2,639         2,740
--------------------------------------------------------------------------------------------------
   Net Income                                                $  8,020       $  5,582      $  5,006
--------------------------------------------------------------------------------------------------
EARNINGS PER SHARE:
Basic                                                        $   1.33       $   1.11      $   0.99
Diluted                                                      $   1.33       $   1.10      $   0.98
==================================================================================================

See Accompanying Notes to Consolidated Financial Statements.

YARDVILLE NATIONAL BANCORP AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders' Equity


                                                                 Year Ended December 31, 1999, 1998 and 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Accumulated
                                                                                                       Unallocated            other
                                            Common     Common               Undivided      Treasury           ESOP    comprehensive
(in thousands, except share amounts)        shares      stock    Surplus      profits         stock         shares    (loss) income
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1996               4,982,348    $17,246    $ 2,205    $  15,940                                   $      (161)
Net income                                                                      5,006
Unrealized gain - securities available
   for sale, net of tax of $83,000                                                                                              285

     Total comprehensive income

Cash dividends                                                                 (1,233)
Common stock issued:
   Exercise of stock options                99,702        457
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1997               5,082,050    $17,703    $ 2,205    $  19,713                                   $       124
Net income                                                                      5,582
Unrealized loss - securities available
   for sale, net of tax of $152,000                                                                                            (408)

     Total comprehensive income

Cash dividends                                                                 (1,449)
Common stock issued:
   Exercise of stock options                56,424        294
   2.5% stock dividend                                  2,367                  (2,367)
Treasury shares acquired                  (170,300)                                          (3,008)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1998               4,968,174    $20,364    $ 2,205    $  21,479    $   (3,008)                    $      (284)
Net income                                                                      8,020
Unrealized loss - securities available
   for sale, net of tax of $3,373,000                                                                                        (5,980)

     Total comprehensive income

Cash dividends                                                                 (2,037)
Common stock issued:
   Exercise of stock options                13,980         68
   Common shares issued                  1,610,000     17,620
   ESOP shares issued                      155,340      2,000                                               (2,000)
   ESOP shares allocated                                                                                       400
Treasury shares acquired                    (1,700)                                             (22)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1999               6,745,794    $40,052    $ 2,205    $  27,462    $   (3,030)   $    (1,600)     $    (6,264)
====================================================================================================================================

                                         Year Ended December 31, 1999, 1998 and 1997
------------------------------------------------------------------------------------



(in thousands, except share amounts)                      Total
------------------------------------------------------------------------------------
BALANCE, December 31, 1996                              $35,230
Net income                                                5,006
Unrealized gain - securities available
   for sale, net of tax of $83,000                          285
                                                        -------
     Total comprehensive income                           5,291
                                                        -------
Cash dividends                                           (1,233)
Common stock issued:
   Exercise of stock options                                457
------------------------------------------------------------------------------------
BALANCE, December 31, 1997                              $39,745
Net income                                                5,582
Unrealized loss - securities available
   for sale, net of tax of $152,000                        (408)
                                                        -------
     Total comprehensive income                           5,174
                                                        -------
Cash dividends                                           (1,449)
Common stock issued:
   Exercise of stock options                                294
   2.5% stock dividend
Treasury shares acquired                                 (3,008)
------------------------------------------------------------------------------------
BALANCE, December 31, 1998                              $40,756
Net income                                                8,020
Unrealized loss - securities available
   for sale, net of tax of $3,373,000                    (5,980)
                                                        -------
     Total comprehensive income                           2,040
                                                        -------
Cash dividends                                           (2,037)
Common stock issued:
   Exercise of stock options                                 68
   Common shares issued                                  17,620
   ESOP shares issued                                        --
   ESOP shares allocated                                    400
Treasury shares acquired                                    (22)
------------------------------------------------------------------------------------
BALANCE, December 31, 1999                              $58,825
====================================================================================




See Accompanying Notes to Consolidated Financial Statements.

YARDVILLE NATIONAL BANCORP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

                                                                                           Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                                     1999               1998               1997
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                                    $   8,020          $   5,582          $   5,006
Adjustments:
   Provision for loan losses                                                      3,175              1,975              1,125
   Depreciation                                                                   1,286                942                832
   Amortization and accretion                                                       512                943                467
   Loss (gain) on sales of securities available for sale                            301               (151)               (24)
   Writedown of other real estate                                                   587                463                532
   Loss on sale of other real estate                                                  1                  7                 --
   Increase in other assets                                                      (3,953)            (5,532)            (2,076)
   Increase in other liabilities                                                  2,898              1,698              1,650
------------------------------------------------------------------------------------------------------------------------------
     Net Cash Provided by Operating Activities                                   12,827              5,927              7,512
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Net (increase) decrease in interest bearing deposits with banks                 (222)             1,486               (862)
   Purchase of securities available for sale                                   (196,574)          (168,202)          (123,534)
   Maturities, calls and paydowns of securities available for sale               31,225             93,346             45,928
   Proceeds from sales of securities available for sale                          31,694             47,725             11,740
   Proceeds from maturities and paydowns of investment securities                 8,197             11,081              4,757
   Purchase of investment securities                                            (80,333)           (20,436)              (528)
   Net increase in loans                                                       (157,047)          (109,188)           (57,984)
   Expenditures for bank premises and equipment                                  (4,435)            (2,001)              (606)
   Proceeds from sale of other real estate                                        2,765                257                 --
   Capital improvements to other real estate                                         --                 --               (350)
------------------------------------------------------------------------------------------------------------------------------
     Net Cash Used by Investing Activities                                     (364,730)          (145,932)          (121,439)
------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in non-interest bearing
     demand, money market, and savings deposits                                  39,849             23,232             36,188
   Net increase in certificates of deposit                                      184,315             73,467             22,311
   Net increase in borrowed funds                                               120,801             43,572             47,977
   Proceeds from issuance of common stock                                        19,688                294                457
   Increase in unallocated ESOP shares                                           (1,600)                --                 --
   Treasury shares acquired                                                         (22)            (3,008)                --
   Proceeds from issuance of trust preferred securities                              --                 --             11,500
   Dividends paid                                                                (2,037)            (1,449)            (1,233)
------------------------------------------------------------------------------------------------------------------------------
     Net Cash Provided by Financing Activities                                  360,994            136,108            117,200
------------------------------------------------------------------------------------------------------------------------------
     Net increase (decrease) in cash and cash equivalents                         9,091             (3,897)             3,273
Cash and cash equivalents as of beginning of year                                16,526             20,423             17,150
------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents as of End of Year                                   $  25,617          $  16,526          $  20,423
------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the year for:
     Interest                                                                 $  36,403          $  25,714          $  19,239
     Income taxes                                                                 4,348              3,140              3,642
------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Transfers from loans to other real estate, net of charge offs                 $     981          $   2,513          $   2,958
==============================================================================================================================

See Accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

Yardville National Bancorp through its
subsidiary Yardville National Bank (the Bank) provides a full range of services to individuals and corporate customers in Mercer County and contiguous counties. The Bank is subject to competition from other financial institutions. The Bank is also subject to the regulations of certain Federal agencies and undergoes periodic examinations by those regulatory authorities.

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

A. CONSOLIDATION. The consolidated financial statements include the accounts of Yardville National Bancorp and its subsidiaries, Yardville Capital Trust and the Bank and the Bank's wholly owned subsidiaries, the Yardville National Investment Corporation, Brendan, Nancy Beth, Jim Mary, Yardville Real Estate Corporation, YNB Realty Inc., YNB Financial Services, Inc., and Capital Development, Inc. (collectively, the Corporation). All significant inter-company accounts and transactions have been eliminated.

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

     Trading securities are purchased specifically for short-term appreciation with the intent of selling in the near future. Trading securities are carried at fair value with realized and unrealized gains and losses reported in non-interest income.

D. LOANS. Interest on loans is recognized based upon the principal amount outstanding. Loans are stated at face value, less unearned income and net deferred fees. Generally, commercial loans are placed on a nonaccrual status when they are 90 days past due unless they are well secured and in the process of collection or, regardless of the past due status of the loan, when management determines that the complete recovery of principal and interest is in doubt. Consumer loans are generally charged off after they become 120 days past due. Mortgage loans are not generally placed on a nonaccrual status unless the value of the real estate has deteriorated to the point that a potential loss of principal or interest exists. Subsequent payments are credited to income only if collection of principal is not in doubt. Loan origination and commitment fees less certain costs are deferred and the net amount amortized as an adjustment to the related loan's yield. Loans held for sale are recorded at the lower of aggregate cost or market.

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

     Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is considered to be impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or fair value of the collateral. Impairment losses are included in the allowance for loan losses through provisions charged to income.

F. BANK PREMISES AND EQUIPMENT. Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on straight-line and accelerated methods over the estimated useful lives of the assets (buildings 25 to 50 years, furniture and fixtures 7 to 10 years). Charges for maintenance and repairs are expensed as they are incurred.

G. OTHER REAL ESTATE (O.R.E.). O.R.E. comprises real properties acquired through foreclosure or deed in lieu of foreclosure in partial or total satisfaction of problem loans. The properties are recorded at the lower of cost or fair value less estimated disposal costs at the date acquired. When a property is acquired, the excess of the loan balance over the fair value is charged to the allowance for loan losses. Any subsequent writedowns that may be required to the carrying value of the property are included in other non-interest expense. Gains realized from the sale of other real estate are included in other non-interest income, while losses are included in non-interest expense.

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

I. STOCK BASED COMPENSATION. The Corporation applies Accounting Principles Board
(APB) Opinion 25 in accounting for its plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Pro forma disclosures, as required by Statement of Financial Accounting Standards (SFAS) 123, "Accounting for Stock Based Compensation," have been included for awards granted after January 1, 1995 (see note 10).

J. EARNINGS PER SHARE. On March 25, 1998, the Board of Directors of the Corporation approved a 2.5% stock dividend payable on April 21, 1998 to shareholders of record on April 7, 1998. On December 23, 1997, the Board of Directors of the Corporation approved a two-for-one stock split effected in the form of a stock dividend payable on January 20, 1998 to shareholders of record on January 5, 1998. All share data has been adjusted to reflect these two actions.

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

     Weighted average shares for the basic net income per share computation for the years ended December 31, 1999, 1998, and 1997 were 6,015,000, 5,017,000, and
5,052,000, respectively. For the diluted net income per share computation, common stock equivalents of 26,000, 42,000, and 65,000 are included for the years ended December 31, 1999, 1998, and 1997, respectively.

K. COMPREHENSIVE INCOME. Comprehensive income consists of net income and net unrealized gains (losses) on securities and is presented in the consolidated statements of stockholders' equity. The unrealized holding gains (losses) that arise during a year are equal to the net unrealized gains (losses) on securities available for sale included in total comprehensive income in the consolidated statements of changes in stockholders' equity plus a reclassification adjustment for gains (losses) realized in income. This reclassification adjustment is equal to the security gains (losses) included in the consolidated statements of income for all years presented.

2. CASH AND DUE FROM BANKS

The Corporation maintains various deposits with other banks. As of December 31, 1999 and 1998, the Corporation maintained sufficient cash on hand to satisfy Federal regulatory requirements.

3. SECURITIES

The amortized cost and estimated market value of securities available for sale are as follows:


                                                                          December 31,
----------------------------------------------------------------------------------------------------------------------------------
                                                     1999                                             1998
----------------------------------------------------------------------------------------------------------------------------------
                                                GROSS        GROSS    ESTIMATED                    Gross        Gross    Estimated
                               AMORTIZED   UNREALIZED   UNREALIZED       MARKET   Amortized   Unrealized   Unrealized       Market
(in thousands)                      COST        GAINS       LOSSES        VALUE        Cost        Gains       Losses        Value
----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
   and obligations of
   other U.S. government
   agencies                     $117,496     $      6     $ (4,771)    $112,731    $ 55,051     $    149     $   (161)    $ 55,039
Mortgage-backed securities       170,775          208       (4,819)     166,164     120,410          157         (581)     119,986
Corporate obligations              5,783           --         (261)       5,522       2,867            8           (8)       2,867
Federal Reserve Bank Stock         1,397           --           --        1,397         812           --           --          812
Federal Home Loan Bank Stock      23,484           --           --       23,484       6,873           --           --        6,873
----------------------------------------------------------------------------------------------------------------------------------
Total                           $318,935     $    214     $ (9,851)    $309,298    $186,013     $    314     $   (750)    $185,577
==================================================================================================================================

The amortized cost and estimated market value of investment securities are as follows:

                                                                        December 31,
--------------------------------------------------------------------------------------------------------------------------------
                                                   1999                                               1998
--------------------------------------------------------------------------------------------------------------------------------
                                              GROSS        GROSS    ESTIMATED                    Gross        Gross    Estimated
                             AMORTIZED   UNREALIZED   UNREALIZED       MARKET   Amortized   Unrealized   Unrealized       Market
(in thousands)                    COST        GAINS       LOSSES        VALUE        Cost        Gains       Losses        Value
--------------------------------------------------------------------------------------------------------------------------------
Obligations of other U.S.
   government agencies        $ 69,184     $     --     $ (5,192)    $ 63,992    $  4,994     $     --     $    (59)    $  4,935
Obligations of state and
   political subdivisions       31,892           29       (2,640)      29,281      20,773          302          (93)      20,982
Mortgage-backed securities       7,091           --         (243)       6,848      10,344           --          (58)      10,286
--------------------------------------------------------------------------------------------------------------------------------
Total                         $108,167     $     29     $ (8,075)    $100,121    $ 36,111     $    302     $   (210)    $ 36,203
================================================================================================================================

     The amortized cost and estimated market value of securities available for sale and investment securities as of December 31, 1999 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

--------------------------------------------------------
SECURITIES AVAILABLE FOR SALE
                                               ESTIMATED
                               Amortized          MARKET
(in thousands)                      Cost           VALUE
--------------------------------------------------------
Due in 1 year or less          $  19,985      $   19,864
Due after 1 year
    through 5 years               39,913          39,409
Due after 5 years
    through 10 years              25,000          23,596
Due after 10 years                63,262          60,265
--------------------------------------------------------
    Subtotal                     148,160         143,134
Mortgage-backed securities       170,775         166,164
--------------------------------------------------------
Total                          $ 318,935      $  309,298
========================================================


--------------------------------------------------------
INVESTMENT SECURITIES
                                               Estimated
                               AMORTIZED          Market
(in thousands)                      COST           Value
--------------------------------------------------------
Due in one year or less        $   1,057        $  1,057
Due after 1 year
    through 5 years                3,335           3,346
Due after 5 years
    through 10 years              24,451          22,981
Due after 10 years                72,233          65,889
--------------------------------------------------------
    Subtotal                     101,076          93,273
Mortgage-backed securities         7,091           6,848
--------------------------------------------------------
Total                          $ 108,167        $100,121
========================================================


     Proceeds from the sale of available for sale securities during 1999, 1998, and 1997 were $31,694,000, $47,725,000, and $11,740,000, respectively. Gross gains of $21,000, $242,000 and $24,000 were realized on those sales in 1999, 1998, and 1997, respectively. Gross losses of $322,000, and $91,000 were realized on those sales in 1999 and 1998, respectively. There were no losses in 1997.

     Securities with a carrying value of approximately $264,188,000 as of December 31, 1999 were pledged to secure public deposits and for other purposes as required or permitted by law. As of December 31, 1999, Federal Home Loan Bank
(FHLB) stock with a carrying value of $23,484,000 was held by the Corporation as required by the FHLB.

4.   LOANS AND ALLOWANCE FOR LOAN LOSSES

The following table shows comparative year-end detail of the loan portfolio:

                                                            December 31,
--------------------------------------------------------------------------------
(in thousands)                                           1999               1998
--------------------------------------------------------------------------------
Commercial and
    industrial loans                                 $150,629           $133,263
Real estate loans -- mortgage                         385,441            283,739
Real estate loans -- construction                      70,933             38,386
Consumer loans                                         27,494             24,531
Other loans                                            12,240             11,730
--------------------------------------------------------------------------------
Total loans                                          $646,737           $491,649
================================================================================


     Residential mortgage loans held for sale amounted to $1,972,000 and $3,084,000 as of December 31, 1999 and 1998, respectively. These loans are accounted for at the lower of aggregate cost or market value and are included in the table above.

     The Corporation originates and sells mortgage loans to FHLMC and FNMA. Generally, servicing on such loans is retained by the Corporation. As of December 31, 1999 and 1998, loans serviced for FHLMC were $27,171,000 and $33,476,000, respectively; loans serviced for FNMA were $12,508,000 and $10,503,000, respectively.

     The Corporation has extended credit in the ordinary course of business to directors, officers, and their associates on substantially the same terms, including interest rates and collateral, as those prevailing, for comparable transactions with other customers of the Corporation.

     The following table summarizes activity with respect to such loans:

                                                       Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                                           1999               1998
--------------------------------------------------------------------------------
Balance as of beginning of year $                       5,705            $ 6,387
Additions                                               6,379              3,347
Repayments                                              1,261              4,029
--------------------------------------------------------------------------------
Balance as of end of year                             $10,823            $ 5,705
================================================================================


     The majority of the Corporation's business is with customers located within Mercer County, New Jersey and contiguous counties. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of real estate are subject to changes in the region's economic environment and real estate market. A portion of the total portfolio is secured by real estate. The principal areas of exposure are construction and development loans, which are primarily commercial and residential projects, and commercial mortgage loans. Commercial mortgage loans are completed projects and are generally owner-occupied or tenanted investment projects, creating cash flow.

     Changes in the allowance for loan losses are as follows:

                             Year Ended December 31,
--------------------------------------------------------
(in thousands)              1999        1998        1997
--------------------------------------------------------
Balance as of beginning
    of year              $ 6,768      $5,570     $ 4,957
Loans charged off         (1,085)       (843)       (574)
Recoveries of loans
    charged off              107          66          62
--------------------------------------------------------
Net charge offs             (978)       (777)       (512)
Provision charged
    to operations          3,175       1,975       1,125
--------------------------------------------------------
Balance as of
    end of year          $ 8,965      $6,768     $ 5,570
========================================================


     The detail of loans charged off is as follows:

                             Year Ended December 31,
--------------------------------------------------------
(in thousands)              1999        1998        1997
--------------------------------------------------------
Commercial and
    industrial           $   405       $ 547       $ 212
Real estate loans
     -- mortgage               6         --          161
Real estate loans
     -- construction         182         --          --
Consumer loans               309         296         201
Other loans                  183         --          --
--------------------------------------------------------
Total                    $ 1,085       $ 843       $ 574
========================================================


     Nonperforming assets include nonperforming loans and other real estate. The nonperforming loan category includes loans on which accrual of interest has been discontinued with subsequent interest payments credited to income as received and loans 90 days past due or greater on which interest is still accruing. Nonperforming loans as a percentage of total loans were 0.48% as of December 31, 1999 and 0.79% as of December 31, 1998.

     A summary of nonperforming assets follows:

                                       December 31,
--------------------------------------------------------
(in thousands)                      1999            1998
--------------------------------------------------------
Nonaccrual loans:
    Commercial and
       industrial loans          $   676         $   232
    Real estate loans
        --  mortgage               1,189             570
    Real estate loans
        --  construction             --              684
    Consumer loans                    12              31
    Other loans                      312             529
--------------------------------------------------------
Total nonaccrual loans           $ 2,189         $ 2,046
--------------------------------------------------------
Restructured loans               $   540         $   634
--------------------------------------------------------
Past due 90 days or more:
    Commercial and
       industrial loans          $    46         $   --
    Real estate loans
        --  mortgage                 277           1,093
    Consumer loans                    26             100
--------------------------------------------------------
Total past due 90 days
    or more                          349           1,193
--------------------------------------------------------
Total nonperforming loans          3,078           3,873
Other real estate                  2,585           4,957
--------------------------------------------------------
Total nonperforming assets       $ 5,663         $ 8,830
========================================================


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

     The recorded investment in loans receivable for which an impairment has been recognized as of December 31, 1999 and 1998 was $2,230,000 and $2,438,000, respectively. The related allowance for loan losses on these loans as of December 31, 1999 and 1998 was $618,000 and $519,000, respectively. The average recorded investment in impaired loans during 1999 and 1998 was $2,056,000 and $3,252,000, respectively. There was no interest income recognized on impaired loans in 1999, 1998, and 1997.

     Additional income before income taxes amounting to approximately $257,000 in 1999, $249,000 in 1998 and $254,000 in 1997 would have been recognized if interest on all loans had been recorded based upon original contract terms.

     5.  BANK PREMISES AND EQUIPMENT

The following table represents comparative information for premises and equipment:

                                        December 31,
--------------------------------------------------------
(in thousands)                      1999            1998
--------------------------------------------------------
Land and improvements           $  1,249         $   773
Buildings and improvements         6,591           4,413
Furniture and equipment            9,154           7,373
--------------------------------------------------------
Total                             16,994          12,559
Less accumulated depreciation      7,594           6,308
--------------------------------------------------------
Bank premises
    and equipment, net          $  9,400         $ 6,251
========================================================


6.   DEPOSITS

Total deposits consist of the following:

                                      December 31,
--------------------------------------------------------
(in thousands)                      1999            1998
--------------------------------------------------------
Non-interest bearing
    demand deposits           $   90,219       $  75,426
Interest bearing
    demand deposits               61,483          51,672
Money market deposits             57,143          44,661
Savings deposits                  80,300          77,537
Certificates of deposit
    of $100,000 and over          72,528          29,525
Other time deposits              382,134         240,822
--------------------------------------------------------
Total                         $  743,807       $ 519,643
========================================================


     A summary of certificates of deposit by maturity is as follows:

                                     December 31,
--------------------------------------------------------
(in thousands)                      1999            1998
--------------------------------------------------------
Within one year               $  324,478       $ 190,259
One to two years                  92,320          55,702
Two to three years                29,925           9,935
Three to four years                5,276           9,340
Four to five years                 2,663           5,111
--------------------------------------------------------
Total                         $  454,662       $ 270,347
========================================================


7.   BORROWED FUNDS

Borrowed funds include securities sold under agreements to repurchase and Federal Home Loan Bank (FHLB) advances. Other borrowed funds consist of Federal funds purchased, Treasury tax and loan deposits, and obligation for ESOP.

     The following table presents comparative data related to borrowed funds of the Corporation as of and for the years ended December 31, 1999, 1998, and 1997.

                                                  December 31,
--------------------------------------------------------------------------------
(in thousands)                         1999              1998              1997
--------------------------------------------------------------------------------
Securities sold
    under agreements
    to repurchase                  $ 45,000          $ 87,120          $100,050
FHLB advances                       250,293            89,316            29,338
Obligation for ESOP                   1,600                --                --
Other                                 1,796             1,452             4,928
--------------------------------------------------------------------------------
Total                              $298,689          $177,888          $134,316
--------------------------------------------------------------------------------
Maximum amount
    outstanding at
    any month end                  $304,473          $182,354          $134,316
Average interest rate
    on year end balance                5.49%             5.25%             5.94%
Average amount
    outstanding
    during the year                $256,957          $158,106          $ 84,492
Average interest rate
    for the year                       5.26%             5.54%             5.63%
================================================================================


     There are $45,000,000 in securities sold under agreements to repurchase with expected maturities over 90 days as of December 31, 1999. The outstanding amount includes $40,000,000 in callable repurchase agreements with maturities ranging from five to ten years and call dates of one to two years. Due to the call provisions, expected maturities could differ from contractual maturities.

     The FHLB advances as of December 31, 1999 mature as follows:

--------------------------------------------------------
(in thousands)
--------------------------------------------------------
Within one year                                $   6,000
Over one to two years                                768
Over two to three years                               25
Over five years                                  243,500
--------------------------------------------------------
Total                                          $ 250,293
========================================================



     The outstanding amount includes $239,500,000 in callable advances with ten year maturities and call dates of one to five years. Due to the call provisions, expected maturities could differ from contractual maturities.

     Interest expense on borrowed funds is comprised of the following:

                                                Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                            1999             1998             1997
--------------------------------------------------------------------------------
Securities sold under
    agreements to
    repurchase                         $ 5,507          $ 5,851          $ 3,627
FHLB advances                            7,854            2,816            1,081
Obligation for ESOP                        115               --               --
Other                                       47               89               53
--------------------------------------------------------------------------------
Total                                  $13,523          $ 8,756          $ 4,761
================================================================================


8. COMPANY-OBLIGATED MANDATORILY REDEEMABLE TRUST PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES OF THE COMPANY (TRUST PREFERRED SECURITIES)

On October 16, 1997, Yardville Capital Trust (the Trust), a statutory business trust, and a wholly owned subsidiary of Yardville National Bancorp, issued $11,500,000 of 9.25% Trust Preferred Securities and $356,000 of 9.25% Common Securities to Yardville National Bancorp. Proceeds from the issuance of the Trust Preferred Securities were immediately used by the Trust to purchase $11,856,000 of 9.25% Subordinated Debentures maturing November 1, 2027 from Yardville National Bancorp. The Trust exists for the sole purpose of issuing Trust Preferred Securities and investing the proceeds into Subordinated Debentures of Yardville National Bancorp. These Subordinated Debentures constitute the sole assets of the Trust. These Subordinated Debentures are redeemable in whole or part prior to maturity after November 1, 2002. The Trust is obligated to distribute all proceeds of a redemption, whether voluntary or upon maturity, to holders of the Trust Preferred Securities. Yardville National Bancorp's obligation with respect to the Trust Preferred Securities and the Subordinated Debentures, when taken together, provide a full and unconditional guarantee on a subordinated basis by Yardville National Bancorp of the Trust's obligations to pay amounts when due on the Trust Preferred Securities.

9.   INCOME TAXES

Income taxes reflected in the consolidated financial statements for 1999, 1998, and 1997 are as follows:

                                   Year Ended December 31,
----------------------------------------------------------------
(in thousands)                     1999        1998       1997
----------------------------------------------------------------
Statements of Income:
Federal:
    Current                    $  3,988      $2,625    $ 2,440
    Deferred                       (840)       (358)      (294)
State:
    Current                          39         512        675
    Deferred                         --        (140)       (81)
----------------------------------------------------------------
Total tax expense              $  3,187      $2,639    $ 2,740
----------------------------------------------------------------
Statements of Condition:
Deferred tax on
    Accumulated other
    comprehensive income       $ (3,373)     $ (236)   $   190
----------------------------------------------------------------


         Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities for 1999 and 1998 are as follows:


                                          December 31,
--------------------------------------------------------
(in thousands)                          1999        1998
--------------------------------------------------------
Deferred tax assets:
Deferred loan fees                   $    --     $    58
Allowance for
    loan losses                        3,339       2,462
Writedown of basis
    of O.R.E. properties                 167         118
Deferred income                            2          16
Net state operating
    loss carryforwards                    48          52
Accumulated other
    comprehensive loss                 3,526         152
Deferred compensation                    567         474
--------------------------------------------------------
Total deferred tax assets            $ 7,649     $ 3,332
--------------------------------------------------------
Valuation allowance                      (78)        (78)
--------------------------------------------------------
Deferred tax liabilities:
Deferred income                         (274)       (168)
Unamortized discount
    accretion                            (37)        (75)
Depreciation                            (140)       (166)
Other                                    (62)        (13)
--------------------------------------------------------
Net deferred tax assets              $ 7,058     $ 2,832
--------------------------------------------------------

         The Corporation has established the valuation allowance against certain temporary differences. The Corporation is not aware of any factors that would generate significant differences between taxable income and pre-tax accounting income in future years except for the effects of the reversal of current or future net deductible temporary differences. Management believes, based upon current information, that it is more likely than not that there will be sufficient taxable income through carryback to prior years to realized the net deferred tax asset. However, there can be no assurance regarding the level of earnings in the future.

     A reconciliation of the tax expense computed by multiplying pre-tax accounting income by the statutory Federal income tax rate of 34% is as follows:


                                Year Ended December 31,
----------------------------------------------------------
(in thousands)                1999        1998        1997
----------------------------------------------------------
Income tax expense
    at statutory rate      $ 3,810     $ 2,795     $ 2,634
State income taxes, net
    of Federal benefit          26         245         392
Changes in taxes
    resulting from:
      Tax exempt interest     (471)       (239)       (155)
      Tax exempt income       (260)       (227)       (184)
      Non-deductible
         expenses               82          65          53
----------------------------------------------------------
Total                      $ 3,187     $ 2,639     $ 2,740
----------------------------------------------------------

10.  BENEFIT PLANS

RETIREMENT SAVINGS PLAN. The Corporation has a 401(K) plan which covers substantially all employees with one or more years of service. The plan permits all eligible employees to make basic contributions to the plan up to 12% of base compensation. Under the plan, the Corporation provided a matching contribution of 50% in 1999, 1998 and 1997, up to 6% of base compensation. Employer contributions to the plan amounted to $128,000 in 1999, $107,000 in 1998, and $93,000 in 1997.

POSTRETIREMENT BENEFITS. The Corporation provides additional postretirement benefits, namely life and health insurance, to retired employees over the age of 62 who have completed 15 years of service. The plan calls for retirees to contribute a portion of the cost of providing these benefits in relation to years of service.

         The cost of retiree health and life insurance benefits is recognized over the employees' period of service. There were no periodic postretirement benefit costs under SFAS 106 in 1999 and 1998. Those costs were $64,000 in 1997. The actuarial present value of benefit obligations was $755,000 in 1999 and $604,000 in 1998.

STOCK OPTION PLANS. The Corporation maintains stock option plans for both officers and directors. The purpose of these plans is to assist the Corporation in attracting and retaining highly qualified officers and directors and to provide such with incentive to contribute to the growth and development of the Corporation.

         These options are intended to be either incentive or non-qualified stock options. Options have been granted to purchase common stock at the fair value of the stock at the date of grant. A committee appointed by the Board of Directors sets the vesting schedule and terms of stock options.

------------------------------------------------------------
                                            Weighted average
                               Shares         exercise price
------------------------------------------------------------
Balance,
    December 31, 1996         201,401               $  4.32
------------------------------------------------------------
Shares:
    Granted                    29,930                 10.64
    Exercised                  99,702                  4.64
    Expired                     1,322                  4.95
------------------------------------------------------------
Balance,
    December 31, 1997         130,307               $  5.52
------------------------------------------------------------
Shares:
    Granted                   419,288                 17.20
    Exercised                  57,575                  5.03
    Expired                     1,529                  8.43
------------------------------------------------------------
Balance,
    December 31, 1998         490,491               $ 15.55
------------------------------------------------------------
SHARES:
    GRANTED                    19,680                 12.08
    EXERCISED                  13,980                  4.78
    EXPIRED                     3,252                 12.10
------------------------------------------------------------
BALANCE,
    DECEMBER 31, 1999         492,939               $ 15.75
------------------------------------------------------------
SHARES EXERCISABLE AS OF
    DECEMBER 31, 1999         136,410               $ 12.78
------------------------------------------------------------

         The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1999, 1998, and 1997, respectively: (1) an expected annual dividend rate of $0.40, $0.32, and $0.28. (2) risk free rate of 6.3%, 5.6%, and 5.5%. (3) expected life of approximately 5 years in 1999 and 1998, and 1 year for 1997.

         The Corporation applies APB Opinion No. 25 in accounting for its plans and, accordingly, no compensation cost has been recognized for stock options in the consolidated financial statements.

         Had the Corporation determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Corporation's 1999, 1998, and 1997 net income would have been reduced to the pro forma amounts indicated below:

--------------------------------------------------------
(in thousands)              1999        1998        1997
--------------------------------------------------------
Net income:
    As reported          $ 8,020      $5,582     $ 5,006
    Pro forma              7,952       3,567       4,976
--------------------------------------------------------
Earnings per share:
Basic:
    As reported          $  1.33      $ 1.11      $ 0.99
    Pro forma               1.32        0.71        0.99
Diluted:
    As reported          $  1.33      $ 1.10      $ 0.98
    Pro forma               1.32        0.71        0.97
--------------------------------------------------------

BENEFIT PLANS. The Corporation has a salary continuation plan for key executives and a director deferred compensation plan for its board members. The plans provide for yearly retirement benefits to be paid over a specified period. The present value of the benefits accrued under these plans as of December 31, 1999 and 1998 is approximately $669,000 and $493,000, respectively, and is included in other liabilities in the accompanying consolidated statements of condition. Compensation expense of approximately $142,000, $138,000, and $120,000 is included in the accompanying consolidated statements of income for the years ended December 31, 1999, 1998, and 1997, respectively.

         In connection with the benefit plans, the Corporation has purchased life insurance policies on the lives of the executives and directors. The Corporation is the owner and beneficiary of the policies. The cash surrender values of the policies are approximately $10,041,000 and $9,595,000, as of December 31, 1999 and 1998, respectively, and are included in other assets in the accompanying consolidated statements of condition.

         The Corporation implemented an officer group term replacement plan for divisional officers in 1996. This plan replaces group term life insurance for these officers. This plan is funded through life insurance policies purchased by the Corporation. This plan is a split dollar plan; therefore, the policy interests are divided between the bank and the employee. The death benefits over and above the cash surrender of the life insurance policy, if any, are endorsed to the beneficiary of the executive. The cash surrender value of the policies is approximately $4,380,000 and $4,192,000, as of December 31, 1999 and 1998, and is included in other assets in the accompanying consolidated statements of condition.

11.  COMMON STOCK

On October 28, 1997, the Corporation's Board of Directors authorized the repurchase of up to 172,000 shares in aggregate of the Corporation's common stock. At various times in 1998, the Corporation repurchased shares totaling 170,300 at an average price of $17.67. In 1999, the corporation repurchased 1,700 shares at an average price of $12.94.

         The Bank established an Employee Stock Ownership Plan and related trust ("ESOP") for eligible employees. The ESOP is a tax-qualified plan subject to the requirements of the Employee Retirement Income Security Act of 1974 (ERISA). Employees with twelve months of employment with the Bank and who have worked at least 1,000 hours are eligible to participate. The ESOP borrowed $2,000,000 from an unaffiliated financial institution and purchased 155,340 shares of common shares, no par value, of the Corporation. Shares purchased by the ESOP are held in a suspense account pending allocation among participants as the loan is repaid.

         Compensation expense is recognized based on the fair value of the stock when it is committed to be released. Compensation expense amounted to $347,000 for the twelve months ended December 31, 1999. The fair value of unearned shares at December 31, 1999 is $1,445,000.

         Unallocated shares are deducted from common shares outstanding for earnings per share purposes with shares that are committed to be released during the year added back into weighted average shares outstanding.

         On May 18, 1999, the Corporation completed the sale of 1,610,000 shares of its common stock in an underwritten public offering. The common stock was offered at a price of $12.00 per share and generated gross proceeds of $19,320,000. Net proceeds after the underwriting discount and other offering costs was approximately $17,620,000. Of the net proceeds, approximately $17,500,000 was contributed to the Bank to support future asset growth.

12. OTHER NON-INTEREST EXPENSE

Other non-interest expense included the following:

                                         Year Ended December 31,
-----------------------------------------------------------------
(in thousands)                           1999      1998      1997
-----------------------------------------------------------------
Audit and examination fees            $   346    $  306    $  227
Attorneys' fees                           296       379       373
O.R.E. expenses                           571       573       378
Outside services and processing           237       328       332
Stationery and supplies                   498       403       347
Communication and postage                 487       434       373
FDIC insurance premium                     67        53        47
Insurance (other)                          97       101       127
Marketing                                 835       747       575
Amortization of trust preferred
    expenses                              160       160        27
Other                                   1,664     1,369     1,005
-----------------------------------------------------------------
    Total                             $ 5,258    $4,853    $3,811
-----------------------------------------------------------------

13.  OTHER COMMITMENTS AND
     CONTINGENT LIABILITIES

The Corporation enters into a variety of financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include commitments to extend credit and letters of credit, both of which involve to varying degrees, elements of risk in excess of the amount recognized in the consolidated financial statements.

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

         The contract amounts of off-balance sheet financial instruments as of December 31, 1999 and 1998 for commitments to extend credit were $161,973,000 and $114,077,000, respectively. For standby letters of credit, the contract amounts were $9,190,000 and $8,208,000, respectively.

         Many such commitments to extend credit may expire without being drawn upon, and, therefore, the total commitment amounts do not necessarily represent future cash flow requirements.

         The Corporation maintains lines of credit with the FHLB and four of its correspondent banks. There were approximately $62,845,000 in lines of credit available as of December 31, 1999. The Corporation maintains repurchase agreement lines of credit with two brokerage firms. There were approximately $155,000,000 in lines available at December 31, 1999.

         The Corporation leases its banking offices in Ewing Township, East Windsor Township, Trenton, Hamilton Square, Pennington, Newtown Township, Pennsylvania and its new corporate headquarters building and branch located in Hamilton Township. Total lease rental expense was $531,080, $298,234, and $236,912 for the years ended December 31, 1999, 1998, and 1997, respectively. Minimum rentals under the terms of the leases are approximately $1,224,000 in 2000, $1,230,000 in 2001, $1,244,000 in 2002, $1,246,000 in 2003 and $1,249,000
in 2004.

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

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

         As of December 31, 1999, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

         Permission from the Comptroller of the Currency is required if the total of dividends declared in a calendar year exceeds the total of the Bank's net profits, as defined by the Comptroller, for that year, combined with its retained net profits of the two preceding years. The retained net profits of the Bank available for dividends are approximately $10,288,000 as of December 31, 1999.

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







         The following table presents the Corporation's and Bank's actual capital amounts and ratios:

---------------------------------------------------------------------------------------------------------------------
REGULATORY MATTERS
                                                                        Per Regulatory Guidelines
---------------------------------------------------------------------------------------------------------------------
                                                         Actual                  Minimum            "Well Capitalized"
---------------------------------------------------------------------------------------------------------------------
(amounts in thousands)                               Amount   Ratio           Amount  Ratio           Amount  Ratio
---------------------------------------------------------------------------------------------------------------------
As of December 31, 1999:
Corporation
   Total capital (to risk-weighted assets)         $ 85,544    11.5%       $  59,717    8.0%       $  74,646    10.0%
   Tier I capital (to risk-weighted assets)          76,579    10.3           29,858    4.0           44,788     6.0
   Tier Icapital (to average assets)                 76,579     7.9           38,781    4.0           48,476     5.0
Bank
   Total capital (to risk-weighted assets)         $ 85,244    11.4%       $  59,672    8.0%       $  74,590    10.0%
   Tier I capital (to risk-weighted assets)          76,279    10.2           29,836    4.0           44,754     6.0
   Tier Icapital (to average assets)                 76,279     7.8           38,910    4.0           48,637     5.0

As of December 31, 1998:
Corporation
   Total capital (to risk-weighted assets)         $ 59,151    11.2%       $  42,394    8.0%       $  52,993    10.0%
   Tier I capital (to risk-weighted assets)          52,531     9.9           21,197    4.0           31,796     6.0
   Tier Icapital (to average assets)                 52,531     7.7           27,367    4.0           34,208     5.0
Bank
   Total capital (to risk-weighted assets)         $ 57,590    10.8%       $  42,500    8.0%       $  53,125    10.0%
   Tier I capital (to risk-weighted assets)          50,948     9.6           21,250    4.0           31,875     6.0
   Tier Icapital (to average assets)                 50,948     8.5           27,251    4.0           34,064     5.0
---------------------------------------------------------------------------------------------------------------------

15. FAIR VALUE OF FINANCIAL INSTRUMENTS
The following fair value estimates, methods and assumptions were used to measure the fair value of each class of financial instruments for which it is practical to estimate that value:

CASH AND CASH EQUIVALENTS. For such short-term investments, the carrying amount was considered to be a reasonable estimate of fair value.

SECURITIES AND MORTGAGE-BACKED SECURITIES. The fair value of investments and mortgage-backed securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

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

DEPOSIT LIABILITIES. The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, interest bearing demand deposits, money market, and savings deposits, is considered to be equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

BORROWED FUNDS. For securities sold under agreements to repurchase and FHLB advances, fair value was based on rates currently available to the Corporation for agreements with similar terms and remaining maturities. For other borrowed funds, the carrying amount was considered to be a reasonable estimate of fair values.

     The estimated fair values of the Corporation's financial instruments are as follows:

                                   December 31, 1999
--------------------------------------------------------
                                Carrying            Fair
(in thousands)                     Value           Value
--------------------------------------------------------
Financial Assets:
    Cash and cash
       equivalents             $  25,617       $  25,617
    Interest bearing
       deposits with banks           955             955
    Securities available for
       sale                      309,298         309,298
    Investment securities        108,167         100,121
    Loans, net                   637,772         633,088
Financial Liabilities:
    Deposits                     743,807         742,822
    Borrowed funds               298,689         298,349
    Trust preferred securities    11,500          11,069

                                   December 31, 1998
--------------------------------------------------------
                                Carrying            Fair
(in thousands)                     Value           Value
--------------------------------------------------------
Financial Assets:
    Cash and cash
       equivalents             $  16,526       $  16,526
    Interest bearing
       deposits with banks           733             733
    Securities available for
       sale                      185,577         185,577
    Investment securities         36,111          36,203
    Loans, net                   484,881         485,944
Financial Liabilities:
    Deposits                     519,643         521,421
    Borrowed funds               177,888         181,711
    Trust preferred securities    11,500          12,219

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

16.  PARENT CORPORATION INFORMATION
The condensed financial statements of the parent company only are presented below:

YARDVILLE NATIONAL BANCORP (Parent Corporation)

Condensed Statements of Condition

                                           December 31,
                                           ------------
(in thousands)                          1999         1998
--------------                          ----         ----
Assets:
    Cash ........................      $   219      $   200
    Securities available for sale          105          105
    Investment in subsidiaries ..       70,371       51,020
    Other assets ................        1,616        1,296
                                       -------      -------
    Total Assets ................      $72,311      $52,621
                                       -------      -------
Liabilities and
Stockholders' Equity:
    Other liabilities ...........      $    30      $     9
    Obligation for ESOP .........        1,600           --
    Subordinated debentures .....       11,856       11,856
Stockholders' equity ............       58,825       40,756
                                       -------      -------
    Total Liabilities and
    Stockholders' Equity ........      $72,311      $52,621
                                       -------      -------

Condensed Statements of Income

                                         Year Ended December 31,
                                         -----------------------
(in thousands)                       1999          1998          1997
--------------                       ----          ----          ----
Operating Income:
    Dividends from subsidiary      $ 3,099       $ 1,982       $ 1,765
    Interest income .........           12            42            --
    Other income ............          514            63            --
                                     -----         -----         -----
    Total Operating Income ..        3,625         2,087         1,765
                                     -----         -----         -----
Operating Expense:
    Interest expense ........        1,179         1,064           224
    Other expense ...........          381           340           144
                                     -----         -----         -----
    Total Operating Expense .        1,560         1,404           368
                                     -----         -----         -----
Income before income
    taxes and equity in
    undistributed income
    of subsidiaries .........        2,065           683         1,397
Federal income tax benefit ..         (470)         (441)         (114)
                                     -----         -----         -----
Income before equity in
    undistributed income
    of subsidiaries .........        2,535         1,124         1,511
Equity in undistributed
    income of subsidiaries ..        5,485         4,458         3,495
                                     -----         -----         -----
       Net Income ...........      $ 8,020       $ 5,582       $ 5,006
                                     -----         -----         -----

Condensed Statements of Cash Flows

                                                   Year Ended December 31,
                                                   -----------------------
(in thousands)                                1999            1998          1997
--------------                                ----            ----          ----
Cash Flows from
    Operating Activities:
Net Income ...........................      $  8,020       $  5,582       $  5,006
Adjustments:
    Increase in
      other assets ...................          (320)          (769)          (448)
    Equity in undistributed
      income of subsidiaries .........        (5,485)        (4,458)        (3,495)
    Increase in
      other liabilities ..............            21             --              9
                                              ------         ------         ------
Net Cash Provided by
    Operating Activities .............         2,236            355          1,072
                                              ------         ------         ------
Cash Flows from Investing
      Activities:
    Purchases of securities
      available for sale .............            --             --         (3,297)
    Proceeds from sales of
      securities available for sale ..            --          3,192             --
    Investing in subsidiaries ........       (19,846)             1         (8,356)
                                              ------         ------         ------
Net Cash (Used) Provided by
    Investing Activities .............       (19,846)         3,193        (11,653)
                                              ------         ------         ------
Cash Flows from Financing
    Activities:
    Increase in obligation
      for ESOP .......................         1,600             --             --
    Proceeds from issuance
      of subordinated debentures .....            --             --         11,856
    Proceeds from shares issued 18,088           294            457
    Purchase of treasury shares ......           (22)        (3,008)            --
    Dividends paid ...................        (2,037)        (1,449)        (1,233)
                                              ------         ------         ------
Net Cash Provided (Used) by
    Financing Activities .............        17,629         (4,163)        11,080
                                              ------         ------         ------
Net increase (decrease) in cash ......            19           (615)           499
Cash as of beginning of year .........           200            815            316
                                              ------         ------         ------
Cash as of end of year ...............      $    219       $    200       $    815
                                              ======         ======         ======

INDEPENDENT AUDITORS'
       REPORT

The Board of Directors and Stockholders
Yardville National Bancorp:

     We have audited the accompanying consolidated statements of condition of Yardville National Bancorp and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yardville National Bancorp and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.




Princeton, New Jersey
January 21, 2000