Form 10-K, Exhibit 13
period 2000-12-31
YARDVILLE NATIONAL BANCORP
filed 2001-04-02
CIK 787849

Selected HISTORICAL CONSOLIDATED
   FINANCIAL DATA

The following table sets forth certain historical financial data with respect to Yardville National Bancorp and subsidiaries on a consolidated basis. This table should be read in conjunction with Yardville National Bancorp's consolidated financial statements and related notes thereto. All share and per share data have been restated to reflect the 2.5% stock dividend declared in March 1998 and the two-for-one stock split effected in the form of a stock dividend declared in December 1997.


   At or for the year ended December 31,

                                                           2000         1999        1998         1997        1996
Statement of Income
                                                                               (in thousands)

Interest income                                          $100,389     $69,719      $50,923     $40,768      $34,251
Interest expense                                           62,654      39,645       28,392      21,100       17,041

Net interest income                                        37,735      30,074       22,531      19,668       17,210
Provision for loan losses                                   3,700       3,175        1,975       1,125        1,640
Securities gains (losses), net                                 46        (301)         151          24         (136)
Other non-interest income                                   3,380       3,066        2,851       2,520        2,249
Non-interest expense                                       22,861      18,457       15,337      13,341       11,479

Income before income tax expense                          $14,600     $11,207       $8,221      $7,746       $6,204
Income tax expense                                          4,259       3,187        2,639       2,740        2,178

Net income                                                $10,341      $8,020       $5,582      $5,006       $4,026

Balance Sheet
(in thousands, except per share data)

Assets                                                 $1,619,312  $1,123,598     $757,666    $614,686     $490,545
Loans                                                     818,289     646,737      491,649     385,751      331,237
Securities                                                675,638     417,465      221,688     186,636      124,967
Deposits                                                  950,318     743,807      519,643     422,944      364,445
Borrowed funds                                            545,223     298,689      177,888     134,316       86,339
Stockholders' equity                                       78,237      58,825       40,756      39,745       35,230
Allowance for loan losses                                  10,934       8,965        6,768       5,570        4,957

Per Share Data
Net income - basic                                          $1.47       $1.33        $1.11       $0.99        $0.82
Net income - diluted                                         1.47        1.33         1.10        0.98         0.80
Cash dividends                                               0.40        0.34         0.29        0.24         0.22
Stockholders' equity (book value)                           10.64        8.88         8.20        7.82         7.07

Other Data
Average shares outstanding - basic                          7,022       6,015        5,017       5,052        4,938
Average shares outstanding - diluted                        7,039       6,041        5,059       5,117        5,040


Selected HISTORICAL CONSOLIDATED
   FINANCIAL DATA (cont'd)


   At or for the year ended December 31,

                                                                2000       1999         1998        1997         1996
Financial Ratios
Return on average assets                                        0.79%       0.83%        0.82%       0.93%        0.90%
Return on average stockholders' equity                         15.64       15.34        13.96       13.32        12.25
Net interest margin                                             3.07        3.33         3.55        3.95         4.10
Efficiency ratio                                               55.54       56.20        60.07       60.06        59.41
Average stockholders' equity
to average assets                                               5.05        5.39         5.84        7.00         7.33
Dividend payout ratio                                          27.46       25.40        25.96       24.63        26.90
Tier I leverage ratio                                           8.13        7.90         7.68        9.53         7.80
Tier I capital as a percent of
risk-weighted assets                                           10.56       10.26         9.91       12.24        10.17
Total capital as a percent of
risk-weighted assets                                           11.65       11.46        11.17       13.49        11.43
Allowance for loan losses to total loans                        1.34        1.39         1.38        1.44         1.50
Net loan charge offs to average total loans                     0.24        0.17         0.18        0.14         0.13
Nonperforming loans to total loans                              0.86        0.48         0.79        1.38         2.46
Nonperforming assets to
total loans and other real estate
owned                                                           1.11        0.87         1.78        2.18         2.57
Allowance for loan losses to nonperforming
assets                                                        120.50      158.31        76.65       65.64        58.08
Allowance for loan losses to nonperforming
loans                                                         155.47%     291.26%      174.75%     104.80%       60.90%



Return on Average Assets

Return on Average Stockholders' Equity

1.00%
0.80
0.60
0.40
0.20
0

20%
15
10
5
0

0.93%

0.90%

0.83%

0.82%

0.79%

15.64%

15.34%

13.96%

13.32%

12.25%

1996
1997
1998
1999
2000

1996
1997
1998
1999
2000

   Management's DISCUSSION AND ANALYSIS
   OF CONSOLIDATED FINANCIAL CONDITION ANd
   results of operations

This discussion should be read in conjunction with the consolidated financial statements, notes and tables included elsewhere in this report. Throughout the following sections, the "Corporation" is defined as Yardville National Bancorp and its wholly owned subsidiaries Yardville National Bank (the "Bank"), Yardville Capital Trust and Yardville Capital Trust II, collectively referred to as "YNB." The purpose of this discussion and analysis is to assist in the understanding and the evaluation of the financial condition, changes in financial condition and results of operations of YNB.

2000 OVERVIEW
YNB achieved a significant milestone in 2000: celebrating its 75th anniversary. YNB's expansion continued in 2000 with the opening of its first branch in Hunterdon County. Executive management and the Board of Directors have targeted the rapidly growing Hunterdon County market as a prime focus for strategic expansion. YNB also strengthened its core Mercer County market when it received approval for a branch in Lawrence Township. That branch opened in January 2001.

To support this continued growth, YNB successfully completed two separate private placement offerings in June 2000. Approximately $21.3 million of the total proceeds raised by these offerings was contributed to the Bank to support future asset growth.

YNB also achieved another consecutive year of record financial performance in 2000. YNB posted increases in net income, loans, and deposits of 28.9%, 26.5%, and 27.8%, respectively. At December 31, 2000, YNB had $1.6 billion in total assets.

Summary of Financial Performance
YNB's growth into the area's premier supercommunity bank was reflected in 2000's record results. YNB's strength as a business lender and its relationship banking philosophy resulted in outstanding loan, deposit, and net income growth.

Net income amounted to $10.3 million, a 28.9% increase, compared to $8.0 million earned in 1999, while earnings per share, on a diluted basis, increased 10.5% to $1.47 in 2000 from $1.33 in 1999. Earnings were primarily enhanced by loan and securities growth experienced throughout the year. Driven by commercial loan growth, YNB's loan portfolio increased 26.5% in 2000 compared to 1999. At December 31, 2000, total loan outstandings reached $818.3 million compared to $646.7 million at year-end 1999. With a larger loan portfolio and signs of a softening economy toward the end of the year, YNB has exercised continued vigilance in monitoring loan quality. YNB's deposit base increased 27.8% to total $950.3 million at December 31, 2000. CDs were competitively priced throughout the year to fund loan growth. YNB's emphasis on relationship banking is reflected in the 13.9% increase in demand deposits in 2000.

Return on average assets (ROA) decreased to 0.79% in 2000 from 0.83% in 1999. For 2000, YNB's return on average stockholders' equity (ROE) was 15.64% compared to 15.34% in 1999. This measurement indicates how effectively a company can generate net income on the capital invested by its stockholders. The efficiency ratio decreased to 55.54% in 2000 from 56.20% in 1999.

RESULTS OF OPERATIONS
YNB earned $10.3 million or $1.47 per diluted share for the year ended December 31, 2000 compared to $8.0 million or $1.33 for the year ended December 31, 1999. Net income and earnings per share grew 28.9% and 10.5%, respectively, in 2000. YNB posted net income of $5.6 million or $1.10 per diluted share in 1998. The increase in earnings per share in 2000 is principally attributed to increased earnings offset by higher average shares outstanding due to the private common stock offering completed in June 2000 and the public offering completed in May 1999.

NET INTEREST INCOME
Net interest income is YNB's largest and most significant component of operating income. Net interest income is the difference between interest and fees on loans and other earning assets, and interest paid on interest bearing liabilities. This component represented 91.7% of YNB's net revenues in 2000. Net interest income also depends upon the relative amount and mix of interest earning assets, interest bearing liabilities, and the interest rate earned or paid on them. It is YNB's goal to strive to optimize net interest income performance in varying interest rate environments.

The following tables set forth YNB's consolidated average balances of assets, liabilities and stockholders' equity as well as the amount of interest income and expense on related items, and YNB's average yield or rate for each of the five years ended December 31, 2000. The yields and costs are derived by dividing income and expense by the average balance of assets or liabilities.

Financial SUMMARY

AVERAGE BALANCES, RATES PAID AND YIELDS

                                                        December 31, 2000                December 31, 1999
                                                                         Average                          Average
                                                  Average                 Yield/     Average               Yield/
                                                  Balance    Interest      Rate      Balance     Interest   Rate
                                                                            (in thousands)
Interest Earning Assets:
Deposits with other banks                          $1,322         $82      6.20%        $734         $45    6.13%
Federal funds sold                                 37,961       2,454      6.46       17,932         904    5.04
Securities                                        494,439      33,435      6.76      341,135      21,216    6.22
Loans (1)                                         723,570      64,418      8.90      564,552      47,554    8.42

Total interest earning assets                  $1,257,292    $100,389      7.98%    $924,353     $69,719    7.54%

Non-Interest Earning Assets:
Cash and due from banks                           $18,307                            $16,208
Allowance for loan losses                          (9,798)                            (7,638)
Premises and equipment, net                         9,303                              7,493
Other assets                                       32,944                             29,109

Total non-interest earning assets                  50,756                             45,172

Total assets                                   $1,308,048                           $969,525

Interest Bearing Liabilities:
Deposits:
Savings, money markets,
   and interest bearing demand                   $233,012      $7,937      3.41%    $185,504      $4,887    2.63%
Certificates of deposit of
   $100,000 or more                               106,851       6,918      6.47       51,290       2,643    5.15
Other time deposits                               408,414      24,772      6.07      320,809      17,528    5.46

   Total interest bearing deposits                748,277      39,627      5.30      557,603      25,058    4.49
Borrowed funds                                    367,021      21,219      5.78      256,957      13,523    5.26
Trust preferred securities                         19,333       1,808      9.35       11,500       1,064    9.25

   Total interest bearing liabilities          $1,134,631     $62,654      5.52%    $826,060     $39,645    4.80%

Non-Interest Bearing Liabilities:
Demand deposits                                   $96,024                            $81,843
Other liabilities                                  11,284                              9,351
Stockholders' equity                               66,109                             52,271

Total non-interest bearing
  liabilities and stockholders' equity           $173,417                           $143,465

Total liabilities and stockholders' equity     $1,308,048                           $969,525

Interest rate spread (2)                                                   2.46%                            2.74%

Net interest income and margin (3)                $37,735                  3.00%     $30,074                3.25%

Net interest income and margin
  (tax equivalent basis) (4)                      $38,656                  3.07%     $30,786                3.33%

[RESTUB TABLE]


                                                        December 31, 1998                December 31, 1997
                                                                         Average                          Average
                                                  Average                 Yield/     Average               Yield/
                                                  Balance    Interest      Rate      Balance     Interest   Rate
                                                                            (in thousands)
Interest Earning Assets:
Deposits with other banks                         $3,365         $175       5.20%    $2,533         $107       4.22%
Federal funds sold                                 6,180          333       5.39      7,121          380       5.34
Securities                                       198,890       12,197       6.13    140,655        8,770       6.24
Loans (1)                                        438,050       38,218       8.72    355,526       31,511       8.86

Total interest earning assets                   $646,485      $50,923       7.88%  $505,835      $40,768       8.06%

Non-Interest Earning Assets:
Cash and due from banks                          $15,398                            $15,425
Allowance for loan losses                         (6,102)                            (5,254)
Premises and equipment, net                        5,786                              5,288
Other assets                                      22,599                             15,337

Total non-interest earning assets                 37,681                             30,796

Total assets                                    $684,166                           $536,631

Interest Bearing Liabilities:
Deposits:
Savings, money markets,
   and interest bearing demand                  $165,534       $5,034       3.04%  $159,720       $5,083       3.18%
Certificates of deposit of
   $100,000 or more                               25,550        1,386       5.42     23,357        1,273       5.45
Other time deposits                              211,790       12,152       5.74    168,962        9,759       5.78

   Total interest bearing deposits               402,874       18,572       4.61    352,039       16,115       4.58
Borrowed funds                                   158,106        8,756       5.54     84,492        4,761       5.63
Trust preferred securities                        11,500        1,064       9.25      2,422          224       9.25

   Total interest bearing liabilities           $572,480      $28,392       4.96%  $438,953      $21,100       4.81%

Non-Interest Bearing Liabilities:
Demand deposits                                  $66,857                            $56,700
Other liabilities                                  4,857                              3,404
Stockholders' equity                              39,972                             37,574

Total non-interest bearing
  liabilities and stockholders' equity          $111,686                            $97,678

Total liabilities and stockholders' equity      $684,166                           $536,631

Interest rate spread (2)                                                    2.92%                              3.25%

Net interest income and margin (3)               $22,531                    3.49%   $19,668                    3.89%

Net interest income and margin
  (tax equivalent basis) (4)                     $22,950                    3.55%   $19,993                    3.95%

[RESTUB TABLE]

                                                    December 31, 1996
                                                                     Average
                                              Average                 Yield/
                                              Balance    Interest      Rate
                                                      (in thousands)
Interest Earning Assets:
Deposits with other banks                       $1,992         $98      4.92%
Federal funds sold                               4,265         228      5.35
Securities                                     132,036       8,194      6.21
Loans (1)                                      287,289      25,731      8.96

Total interest earning assets                 $425,582     $34,251      8.05%

Non-Interest Earning Assets:
Cash and due from banks                                              $11,905
Allowance for loan losses                                             (4,190)
Premises and equipment, net                                            5,037
Other assets                                                          10,156

Total non-interest earning assets                                     22,908

Total assets                                                        $448,490

Interest Bearing Liabilities:
Deposits:
Savings, money markets,
   and interest bearing demand                $133,450      $4,014      3.01%
Certificates of deposit of
   $100,000 or more                             18,188         922      5.07
Other time deposits                            125,332       7,138      5.70

   Total interest bearing deposits             276,970      12,074      4.36
Borrowed funds                                  87,065       4,967      5.70
Trust preferred securities                        --           --        --

   Total interest bearing liabilities         $364,035     $17,041      4.68%

Non-Interest Bearing Liabilities:
Demand deposits                                                      $49,078
Other liabilities                                                      2,507
Stockholders' equity                                                  32,870

Total non-interest bearing
  liabilities and stockholders' equity                               $84,455

Total liabilities and stockholders' equity                          $448,490

Interest rate spread (2)                                                3.37%

Net interest income and margin (3)             $17,210                  4.04%

Net interest income and margin
  (tax equivalent basis) (4)                   $17,432                  4.10%

- ------------------
(1) Loan origination fees are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include nonaccrual loans with no related interest income.

(2) The interest rate spread is the difference between the average yield on interest earning assets and the average rate paid on interest bearing liabilities.

(3) The net interest margin is equal to net interest income divided by average interest earning assets.

(4) In order to make pre-tax income and resultant yields on tax exempt investments and loans comparable to those on taxable investments and loans, a tax equivalent adjustment is made equally to interest income and income tax expense with no effect on after tax income. The tax equivalent adjustment has been computed using a Federal income tax rate of 34% and has increased interest income by $921,000, $712,000, $419,000, $325,000, and
    $222,000, for the years ended December 31, 2000, 1999, 1998, 1997, and 1996, respectively.

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

YNB's net interest income totaled $37.7 million in 2000, an increase of 25.5% from the $30.1 million reported in 1999. The prior year's increase was 33.5% from 1998's net interest income of $22.5 million. The principal factor contributing to the increase in net interest income in 2000 was an increase in interest income of $30.7 million resulting from increased loan and security volumes. This was partially offset by increased volumes of time deposits and borrowed funds and the related interest expense.

Average interest earning assets increased by $332.9 million or 36.0% for 2000, with increases of $159.0 million in loans and $153.3 million in securities. Interest rates started to rise in late 1999 and that trend continued throughout 2000. The result was an increase on the yield of earning assets to 7.98% from 7.54% in 1999. Led by commercial loans, YNB's average loan portfolio grew by 28.2%, to $723.6 million, with loan yields averaging 8.90% in 2000 or 48 basis points higher than 1999. The increase was the result of loan growth experienced in 2000 at higher yields due to a higher prime rate of interest. YNB's commercial, commercial mortgage, and real estate -- construction loans with floating interest rates tied to the prime rate totaled approximately 41% at year-end 2000. The average prime rate increased from 8.00% in 1999 to 9.23% in 2000. YNB's average securities portfolio grew by 44.9% to $494.4 million, and the yield on that portfolio increased 54 basis points when comparing 2000 to 1999. The growth in interest earning assets was primarily funded by increases in time deposits and borrowed funds. Interest expense was $62.7 million for 2000, an increase of $23.1 million, or 58.0% from $39.6 million a year ago. The increase in interest expense for the comparable time period is principally attributable to higher levels of time deposits and borrowed funds. The rates paid on both deposits and borrowed funds increased due to the higher interest rate environment experienced in 2000. In addition, certificates of deposit were attractively priced to support loan growth funding. Average interest bearing liabilities rose 37.4% in 2000 compared to 1999. The cost of total interest bearing liabilities increased 72 basis points to 5.52% in 2000 from 4.80% in 1999.

Net interest income was $30.1 million in 1999, an increase of 33.5% from $22.5 million reported in 1998. The principal factor contributing to the improvement was an increase in interest income due to increased loan and security volumes. This was partially offset by both a decrease in loan yields and increased volumes of time deposits, borrowed funds and the related interest expense.

Rate/Volume Analysis

                                                          2000 vs. 1999                         1999 vs. 1998
                                                      Increase (Decrease)                    Increase (Decrease)
                                                       Due to changes in:                     Due to changes in:

                                                Volume        Rate        Total        Volume       Rate       Total
                                                                           (in thousands)
Interest Earning Assets:
Deposits with other banks                          $36          $1          $37         $(157)       $27       $(130)
Federal funds sold                                 313       1,237        1,550           594        (23)        571
Securities                                      10,231       1,988       12,219         8,844        175       9,019
Loans (1)                                       14,029       2,835       16,864        10,696     (1,360)      9,336

Total interest income                           24,609       6,061       30,670        19,977     (1,181)     18,796

Interest Bearing Liabilities:
Deposits:
Savings, money markets, and interest
bearing demand                                   1,423       1,627        3,050           569       (716)       (147)
Certificates of deposit of
$100,000 or more                                 3,457         818        4,275         1,330        (73)      1,257
Other time deposits                              5,162       2,082        7,244         5,982       (606)      5,376

   Total deposits                               10,042       4,527       14,569         7,881     (1,395)      6,486
Borrowed funds                                   6,256       1,440        7,696         5,222       (455)      4,767
Trust preferred securities                         732          12          744           --         --          --

Total interest expense                          17,030       5,979       23,009        13,103     (1,850)     11,253

   Change in net interest income                $7,579         $82       $7,661        $6,874       $669      $7,543

- ------------
(1) Loan origination fees are considered adjustments to interest income.

The net interest margin, which is calculated by dividing fully taxable equivalent net interest income by average interest earning assets, declined to 3.07% in 2000 versus 3.33% in 1999 and 3.55% in 1998. The decrease in the net interest margin resulted from the cost of interest bearing liabilities increasing 28 basis points more than the yield on interest earning assets. Management has continued to use an investment leverage strategy (Investment Growth Strategy) which negatively impacts the margin. For the comparative periods, the net interest margin was negatively impacted by the Investment Growth Strategy by approximately 52 basis points in 2000, 59 basis points in 1999, and 69 basis points in 1998.

Management is anticipating continued net interest margin pressure in 2001. The decline of interest rates will have a negative impact on the levels of net interest income. At December 31, 2000, YNB had more rate sensitive assets repricing than liabilities. Management does, however, project that the net interest margin should stabilize and improve by the end of 2001 as higher cost CDs reprice at lower current market rates. The average maturity of YNB's CD portfolio is less than twelve months.

The Investment Growth Strategy is designed to increase net interest income by purchasing investments utilizing borrowed funds with a targeted spread of 75 basis points after tax. The primary goals of the strategy are to enhance ROE and earnings per share. Incrementally, any increase to net interest income by this strategy will improve ROE and earnings per share. The targeted spread on this strategy, however, will result in a negative impact to the net interest margin and ROA. For the period ended December 31, 2000, the Investment Growth Strategy averaged approximately $240 million. The positive impact to ROE and earnings per share was approximately 2.80% and $0.29, respectively. The negative impact to ROA and the net interest margin was approximately 0.01% and 0.52%, respectively. This strategy is proactively managed, analyzing risk and reward relationships in different interest rate environments based on the composition of investments in the strategy and YNB's overall interest rate risk position.

Nonaccrual loans totaled $5.8 million in 2000, an increase of $3.6 million from the $2.2 million reported in 1999. Had such nonaccrual loans been paid in the manner and at the rate and time contracted at the time the loans were made, YNB would have recognized additional interest income of approximately $640,000 in 2000, $257,000 in 1999, and $249,000 in 1998. Moreover, YNB's net interest margin would have been 0.06% higher in 2000, 0.03% higher in 1999, and 0.04% higher in 1998.

Average non-interest bearing demand deposits increased 17.3% to $96.0 million in 2000 from $81.8 million in 1999. Growth in business checking accounts and relationships have generated most of the increase. Throughout the comparative periods, increases in average non-interest bearing deposits contributed to the increase in net interest income.

NON-INTEREST INCOME
Non-interest income amounted to $3.4 million in 2000 compared to $2.8 million the prior year, an increase of $661,000 or 23.9%. The primary reasons for the improvement were an increase in service charges on deposit accounts and net securities gains of $46,000 compared to $301,000 in net securities losses in 1999. Non-interest income in 1999 decreased by $237,000, or 7.9% from 1998's posted total of $3.0 million.

Non-interest income represented 3.3% of total revenues in 2000. As discussed in last year's annual report, part of YNB's strategic plan is to improve non-interest income growth. In 2000, YNB formed a subsidiary, YNB Financial Services, Inc., designed to generate fee-based income. In December 2000, YNB announced a unique relationship with the retail brokerage firm of Salomon Smith Barney. Under this partnership, Salomon Smith Barney will initially open two Investment Centers in YNB branch locations that will provide alternative investment services to YNB's customers. The goal of YNB Financial Services, Inc. is to build strategic alliances and partnerships to provide alternative financial services, including insurance, to YNB's customer base.

The Product Development and Management Committee continued to expand YNB's product base in 2000 to meet the challenges of a competitive marketplace and changing customer needs. YNB OnLine - PC Banking, designed to serve YNB customers quickly and conveniently, was enhanced in 2000. This committee has continued to pursue other strategic initiatives to provide additional sources of fee income that complement YNB's established banking products and services. The major components of non-interest income are presented in the following table.

                                                   Year Ended December 31,

                                                2000        1999         1998
                                                       (in thousands)
Service charges on deposit accounts            $1,551      $1,374       $1,246
Other service fees                                822         687          611
Gains on sales of mortgages, net                   10          38           62
Securities gains (losses), net                     46        (301)         151
Earnings on bank owned life insurance             822         765          708
Other non-interest
 income                                           175         202          224

  Total                                        $3,426      $2,765       $3,002

Service charges on deposit accounts represented the largest single source of non-interest income. Service charge income in 2000 totaled $1.6 million, an increase of 12.9%, compared to $1.4 million in 1999. Service charge income totaled $1.2 million in 1998. This component of non-interest income represented 45.3%, 49.7%, and 41.5% of the total non-interest income in 2000, 1999, and 1998, respectively. Service charge income increased in 2000 due principally to an increase in income from overdraft fees. Management continues to utilize a strategy of requiring compensating balances from its commercial customers. Those who meet balance requirements are not service charged.

YNB also generates non-interest income from a variety of fee-based services. These include Second Check(R) fees, lockbox services and Automated Teller Machine fees on non-customers. Deposit and fee schedules are reviewed annually by the Product Development and Management Committee to reflect current costs and competitive factors. Other service fees increased 19.7% to $822,000 in 2000 from $687,000 in 1999. Other service fees totaled $611,000 in 1998. YNB recorded net securities gains of $46,000 in 2000, net losses of $301,000 in 1999 and net securities gains of $151,000 in 1998. The improvement in 2000 compared to 1999 is the result of gains on the sales of securities available for sale due to favorable shifts in the treasury yield curve. Securities are repositioned or portions of the portfolio are restructured, as was the case in 2000 and 1999, with the goal of enhancing future periods' earnings and the management of longer-term interest rate risk.

Income from Bank Owned Life Insurance (BOLI) totaled $822,000 in 2000, an increase of $57,000 or 7.5% compared to 1999. Income from BOLI totaled $708,000 in 1998. On December 29, 2000, an additional $15 million in tax-free BOLI assets was purchased to offset the costs of deferred compensation plans. These assets also have the secondary benefit of reducing YNB's overall effective tax rate.

Other non-interest income is composed of income derived from mortgage servicing and safe deposit box rentals. Other non-interest income totaled $175,000 in 2000, a decrease of $27,000, or 13.4%, when compared to $202,000 in 1999. Other non-interest income totaled $224,000 in 1998.

NON-INTEREST EXPENSE
Non-interest expense totaled $22.9 million in 2000, an increase of $4.4 million or 23.9%, compared to $18.5 million in 1999. Non-interest expense in 1999 increased 20.3% from $15.3 million in 1998. The largest increases in non-interest expense in 2000 compared to 1999 were in salaries and employee benefits and other non-interest expense. To a lesser extent, occupancy and equipment expense also increased for the comparable periods.

Salaries and employee benefits, which represent the largest portion of non-interest expense, increased $1.6 million in 2000 or 15.8% over 1999. These expenses increased $1.9 million or 23.7% over 1998. Full time equivalent employees increased to 260 at December 31, 2000 from 233 at December 31, 1999. Contributing to this increase was the addition of staff due to branching, as well as added administrative staff and lending professionals. In addition to annual merit increases, salaries rose approximately $1.4 million or 17.6%. Employee benefit expense totaled $2.1 million, an increase of $279,000, or 15.3% from 1999. Increases in benefits costs are primarily related to higher staffing levels, which translate to higher health benefits costs and various payroll taxes. 1999's increase from 1998 was primarily the result of staffing required with additional branching, further staffing due to YNB's growth and the related benefit expense. Contributing to the employee benefit costs increase of 41.5% in 1999 was the formation of an Employee Stock Ownership Plan. Salaries and employee benefits, as a percent of average assets was 0.9% in 2000, 1.0% in 1999, and 1.2% in 1998, respectively.

The following table presents the major components of non-interest expense for the years indicated.

                                                     Year ended December 31,

                                                  2000        1999         1998
                                                         (in thousands)
Salaries and
employee benefits                               $11,632     $10,041       $8,115
Occupancy expense, net                            2,404       1,516        1,070
Equipment expense                                 1,892       1,642        1,299
Audit and examination fees                          396         346          306
Attorneys' fees                                     257         296          379
O.R.E. expenses                                     893         571          573
Outside services
and processing                                      269         237          328
Stationery and supplies                             628         498          403
Communication and postage                           601         487          434
FDIC insurance premium                              161          67           53
Insurance (other)                                   156          97          101
Marketing                                         1,144         835          747
Amortization of trust preferred expenses            176         160          160
Other                                             2,252       1,664        1,369

Total                                           $22,861     $18,457      $15,337

Net occupancy expense increased $888,000 to $2.4 million in 2000 from $1.5 million reported in 1999. The increase in occupancy expense in 2000 compared to 1999 was due primarily to the operating expenses associated with YNB's new corporate headquarters building for the entire year. Occupancy related expense for the corporate center totaled approximately $1.1 million in 2000 compared to $275,000 in 1999. The corporate center opened in the last quarter of 1999. In addition, YNB began lease payments for its new branches in Flemington and Lawrence in the last quarter of 2000. The increase in occupancy expense in 1999 compared to 1998 was due primarily to the operating expense associated with YNB's new corporate headquarters building and branch facility. To a lesser extent, the full year's impact of lease payments and operating expenses associated with the Pennington office and the Newtown, Pennsylvania branch contributed to higher occupancy expenses. This component of non-interest expense has remained constant as a percentage of average assets at 0.2% in 2000, 1999, and 1998, respectively.

Equipment expense increased $250,000, or 15.2% to $1.9 million in 2000 from $1.6 million in 1999. The increase in equipment costs reflects the continuing efforts of YNB to maintain and upgrade technology to enhance productivity and efficiency while providing the highest quality products and services. Accounting primarily for the higher equipment costs were depreciation on furniture and equipment and equipment repairs and maintenance costs, which increased $164,000 and $58,000 or 17.2% and 14.4%, respectively, in 2000. YNB's enhanced technology has allowed management to further diversify business and consumer product lines. The increase in equipment expenses in 1999 compared to 1998 was due to increased depreciation costs on furniture and equipment as well as maintenance on that equipment. During 1999, management upgraded equipment in preparation for Year 2000 and increased processing capability to enhance productivity. Furniture and equipment depreciation and repairs and maintenance costs increased 35.9% and 11.1%, respectively, in 1999 compared to 1998. Other real estate (O.R.E.) expenses increased $322,000 to $893,000 in 2000 when compared to 1999. Management aggressively wrote down the carrying value of O.R.E. properties which resulted in increased expenses in 2000. O.R.E. expenses decreased $2,000 in 1999 to $571,000 from $573,000 in 1998.

Marketing expenses increased by $309,000, or 37.0% in 2000 to $1.1 million, compared to $835,000 in 1999. Marketing expenses totaled $747,000 in 1998. In 2000, marketing efforts were expanded to YNB's growing marketplace. During the year, YNB actively advertised CD rates to generate deposits to support business loan growth. In addition, targeted lower cost deposit products such as free checking were marketed to increase core deposits. YNB has continued its emphasis in community activities, which is also reflected in 2000 expenses.

Other expenses, which include various professional fees, loan-related expenses and other operating expenses, have increased primarily due to the increasing size of the organization. In 2000, other non-interest expenses were $2.3 million, an increase of $588,000 or 35.3% from $1.7 million in 1999. Other expenses totaled $1.4 million in 1998. The increase for the comparable periods are primarily attributable to commercial loan related expenses, and other operating expenses associated with a growing institution.

YNB's ratio of non-interest expense to average assets decreased to 1.7% for 2000 compared to 1.9% for 1999 and 2.2% for 1998.

YNB continuously assesses the efficiency of its operations seeking ways which will best serve its customers while reducing operating costs. An important industry productivity measure is the efficiency ratio. The efficiency ratio is calculated by dividing total operating expenses by net interest income and other income. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same or greater volume of income while a decrease would indicate a more efficient allocation of resources. YNB's efficiency ratio decreased in 2000 to 55.54% compared to 56.20% in 1999, and 60.07% in 1998.

INCOME TAXES
The provision for income taxes, which is comprised of Federal and state income taxes, was $4.3 million in 2000 compared to $3.2 million in 1999 and $2.6 million in 1998. The increase in tax expense resulted from higher taxable income partially offset by a lower effective tax rate. The provisions for income taxes for 2000, 1999, and 1998 were at effective tax rates of 29.2%, 28.4%, and 32.1%, respectively. Over the last several years, YNB has implemented tax planning strategies which have reduced the effective tax rate. Those savings are anticipated to continue into 2001.

Financial condition

Years ended December 31, 2000 and 1999

TOTAL ASSETS
YNB's assets were $1.6 billion at year-end 2000 versus $1.1 billion the previous year, an increase of $496 million, or 44.1%. The growth in YNB's asset base throughout 2000 was primarily due to an increase in loans and securities. Average loans and securities grew 28.2% and 44.9% respectively, in 2000. YNB has established its niche as the pre-eminent supercommunity bank in Mercer County specializing in commercial lending. The increase in commercial loans is the product of YNB's relationship banking philosophy, strong business loan demand in YNB's market area, and a healthy local economy.

Average interest earning assets in 2000 were $1.3 billion, a 36.0% increase from $924.4 million in 1999. Average earning asset yields increased 44 basis points in 2000, primarily as a result of a higher interest rate environment. The growth in interest earning assets was principally funded by the increase in interest bearing liabilities, and to a lesser extent, demand deposits and stockholders' equity. YNB's ratio of average interest earning assets to average assets increased to 96.1% at December 31, 2000 compared to 95.3% at December 31, 1999.

SECURITIES
YNB's securities portfolio represented $675.6 million, or 41.7% of assets at December 31, 2000 versus $417.5 million, or 37.2% of assets at December 31, 1999. The $258.1 million or 61.8% increase for the comparable period was primarily due to two factors. First, management utilized a balanced approach throughout 2000 in purchasing securities. Maintaining adequate liquidity, managing interest rate risk and reducing YNB's overall effective tax rate while at the same time generating net interest income is one strategic focus in securities portfolio management. The other strategic focus is the Investment Growth Strategy. On an average basis, the securities portfolio represented 39.3% of average interest earning assets for the year ended December 31, 2000 compared to 36.9% of average interest earning assets for the year ended December 31, 1999.

Securities included in the Investment Growth Strategy totaled approximately $340.1 million at December 31, 2000 compared to approximately $228.4 million at December 31, 1999. This represents an increase of $111.7 million or 48.9% in 2000. The Investment Growth Strategy is diversified and consists of fixed and floating rate U.S. agency mortgage-backed securities, as well as U.S. agency callable securities. Floating rate securities constitute approximately 34% of this strategy. The increase in the Investment Growth Strategy is primarily the result of increases in fixed rate mortgage-backed securities of $47.2 million and floating rate Collateralized Mortgage Obligations (CMOs) of $46.1 million. Management utilizes asset and liability simulation models to analyze risk and reward relationships and the degree of interest rate exposure associated with this strategy. Purchases, and the corresponding funding, were determined during 2000 based on these models and opportunities available in the marketplace. The purpose of this strategy since its inception in 1995 is to improve ROE and earnings per share. The income generated from this strategy has offset the costs associated with the growth of YNB's infrastructure and enhanced total net interest income.


The available for sale securities portfolio increased $255.6 million to $564.9 million at December 31, 2000 from $309.3 million at December 31, 1999. The available for sale portfolio principally consists of U.S. Treasury bonds, U.S. agency obligations and U.S. agency mortgage-backed securities. The primary areas of growth were in mortgage-backed securities, fixed and floating, of $170.6 million and U.S. agency obligations of $75.1 million. In addition, corporate obligations increased $21.6 million, primarily as a result of purchasing bank trust preferred securities to offset the interest expense associated with YNB's private trust preferred offering completed in June 2000. The yield on the available for sale portfolio increased 56 basis points to 7.07% in 2000. Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create more attractive returns on these investments. As of December 31, 2000, available for sale securities represented 83.6% of the entire portfolio. These securities are reported at fair value, with unrealized gains and losses, net of tax, included as a separate component of stockholders' equity.

Volatility in the bond market continued in 2000 with the yield curve inverting in the second half of the year with yields on the shorter end of the curve exceeding those on the longer end, specifically the 10 and 30 year notes. The yield on the 10 and 30 year Treasury bonds decreased 168 and 128 basis points, respectively, from December 31, 1999 to December 31, 2000. The result was an improvement in the market value of the securities portfolios, primarily the available for sale portfolio. At December 31, 2000, securities available for sale had net unrealized losses of $2.4 million compared to net unrealized losses of $9.6 million at December 31, 1999. The net unrealized loss, net of tax effect, was $1.6 million at December 31, 2000 compared to $6.3 million at December 31, 1999 reported in "Accumulated other comprehensive loss" in Stockholders' Equity.

Trading securities are purchased specifically for short-term appreciation with the intent of selling in the near future. Minimal net gains were realized on sales of trading securities for 2000. There were no trading securities outstanding at December 31, 2000 or 1999.

Investment securities classified as held to maturity totaled $110.7 million at December 31, 2000 compared to $108.2 million at December 31, 1999. Securities in this category are carried at amortized historical cost and for which there is the intent and the ability to hold to maturity. This portfolio is primarily comprised of U.S. agency callable securities and state and municipal securities. The municipal bond portfolio grew to $38.7 million at December 31, 2000 from $31.9 million at December 31, 1999. Municipal bonds were purchased to reduce YNB's effective tax rate. Growth in investment securities was primarily the result of the growth in the municipal portfolio offset by principal paydowns on mortgage-backed securities. At December 31, 2000, investment securities had net unrealized losses of $2.1 million compared to net unrealized losses of $8.0 million at December 31, 1999. The yield on this portfolio increased 9 basis points to 6.89% in 2000.

The following tables present the amortized cost and market values of YNB's securities portfolios as of December 31, 2000, 1999, and 1998.

SECURITIES AVAILABLE FOR SALE

   December 31,                                2000                   1999                   1998
                                     Amortized     Market    Amortized     Market     Amortized     Market
                                        Cost       Value        Cost       Value         Cost       Value
                                                                 (in thousands)
U.S. Treasury securities
and obligations of other
U.S. government agencies             $173,608    $172,374     $117,496    $112,731      $55,051     $55,039
Mortgage-backed securities            338,377     336,798      170,775     166,164      120,410     119,986
Corporate obligations                  26,713      27,091        5,783       5,522        2,867       2,867
Federal Reserve Bank Stock              2,036       2,036        1,397       1,397          812         812
Federal Home Loan Bank Stock           26,639      26,639       23,484      23,484        6,873       6,873

Total                                $567,373    $564,938     $318,935    $309,298     $186,013    $185,577


INVESTMENT SECURITIES

   December 31,                                2000                   1999                   1998
                                     Amortized     Market    Amortized     Market     Amortized     Market
                                        Cost       Value        Cost       Value         Cost       Value
                                                                 (in thousands)
Obligations of other
U.S. government agencies              $68,185     $66,439      $69,184     $63,992       $4,994      $4,935
Obligations of state and
political subdivisions                 38,660      38,336       31,892      29,281       20,773      20,982
Mortgage-backed securities              3,855       3,785        7,091       6,848       10,344      10,286

Total                                $110,700    $108,560     $108,167    $100,121      $36,111     $36,203


The expected maturities and average weighted yields for YNB's securities portfolio as of December 31, 2000 are shown below. Yields for tax-exempt securities are presented on a fully taxable equivalent basis assuming a 34% tax rate.

Expected maturities will differ from contractual maturities because issuers may have the right to call their obligations with or without call or prepayment penalties. Mortgage-backed securities experience principal cash flows based on the activity on the underlying mortgages.

Investments in mortgage-backed securities involve prepayment and interest rate risk. YNB attempts to minimize these risks by diversifying the coupons of the mortgage-backed securities, buying seasoned securities with consistent and predictable prepayment histories, average lives and yields. At December 31, 2000 and 1999, YNB had mortgage-backed securities totaling $342.2 million and $177.9 million, respectively. At December 31, 2000 and 1999, there were $153.2 million and $94.1 million in fixed-rate mortgage-backed securities outstanding, respectively. Certain of these securities can be purchased at premiums or discounts. The risk to fixed-rate mortgage-backed securities is similar to fixed-rate loans. In rising interest rate environments, the rate of prepayment on fixed-rate mortgage-backed securities tends to decrease because of lower prepayments on the underlying mortgages, and conversely, as interest rates fall, prepayments on such securities tend to rise. The yield and average lives of these securities will change based on prepayment speeds and how the premium or discount must be amortized or accreted. In 2000, YNB realized $25.1 million in principal cash flows from mortgage-backed securities, compared to $26.9 million in 1999. Even though outstandings increased during 2000 there were decreased cash flows as the result of a higher interest rate environment.

Included in mortgage-backed securities are U.S. agency named Collateralized Mortgage Obligations (CMOs) which totaled approximately $152.4 million at December 31, 2000 compared to $64.1 million at December 31, 1999. A CMO is a mortgage-backed security that is comprised of classes of bonds created by prioritizing the cash flows from the underlying mortgage pool in order to meet different objectives of investors. Floating rate CMOs make up over 90% of the total. In 2000, U.S. agency named floating rate CMOs were purchased as part of YNB's overall asset/liability management strategy. All CMOs at December 31, 2000 were held in the available for sale category.

SECURITY MATURITIES AND AVERAGE WEIGHTED YIELDS
Securities Available for Sale

   December 31, 2000
                                                                          After one   After five
                                                    After       Within    but within  but within
                                                  one year    five years   ten years   ten years     Total
                                                                        (in thousands)
U.S. Treasury securities and obligations
of other U.S. government agencies                  $62,042     $46,085      $32,638     $31,609     $172,374
Mortgage-backed securities                              --       1,511        8,867     326,420      336,798
Corporate obligations                                   --       1,299           --      25,792       27,091
Federal Reserve Bank Stock                              --          --           --       2,036        2,036
Federal Home Loan Bank Stock                            --          --           --      26,639       26,639

   Total                                           $62,042     $48,895      $41,505    $412,496     $564,938

Weighted average yield, computed
on a tax equivalent basis                             6.24%       6.86%        6.76%       7.25%        7.07%

Investment Securities
   December 31, 2000

                                                                          After one   After five
                                                    After       Within    but within  but within
                                                  one year    five years   ten years   ten years     Total
                                                                        (in thousands)
Obligations of other U.S.
government agencies                                    $--         $--      $19,998     $48,187      $68,185
Obligations of state and
political subdivisions                               2,000       5,064        5,213      26,383       38,660
Mortgage-backed securities                              --          --        2,643       1,212        3,855

   Total                                            $2,000      $5,064      $27,854     $75,782     $110,700

Weighted average yield, computed
on a tax equivalent basis                             6.54%       7.22%        6.60%       6.98%        6.89%

LOAN PORTFOLIO
The loan portfolio represents YNB's largest earning asset class and is a significant source of interest income. YNB's lending strategy stresses quality growth, portfolio diversification, and strong underwriting standards.

YNB's strength as a commercial real estate and business lender was again reflected in 2000 results. The continuing effect of consolidation in YNB's marketplace provided opportunities to acquire new lending relationships with established businesses, which is reflected in 2000 results as well. During 2000, total loans increased $171.6 million or 26.5% to $818.3 million at December 31, 2000 from $646.7 million at December 31, 1999.

There are several factors that may impact loan growth in 2001. They include competition from other banks and non-banks, borrowers' concerns over the economy, and future consolidation in YNB's markets. The principal areas of loan growth in dollar volume for 2000 were commercial mortgage real estate loans and commercial and industrial loans, which grew $51.3 million and $46.7 million, respectively. The average yield earned on the loan portfolio was 8.90% in 2000, compared to 8.42% in 1999, an increase of 48 basis points. YNB's loan portfolio represented 50.5% of assets at December 31, 2000 versus 57.6% the prior year end.

The following table sets forth the components of YNB's loan portfolio at the dates indicated.

LOAN PORTFOLIO COMPOSITION

                                                             December 31,
                                       2000                      1999                   1998

                                Amount       %           Amount         %         Amount       %
                                                           (in thousands)
Real estate - mortgage:
   Commercial                 $342,926      41.9%       $291,675      45.1%      $200,555     40.8%
   Residential                 161,238      19.7         123,281      19.1        107,640     21.9
   Home equity                  23,713       2.9          23,614       3.6         23,474      4.8
Commercial
and industrial                 161,062      19.7         114,405      17.7         93,510     19.0
Real estate -
construction                    96,522      11.8          59,387       9.2         34,064      6.9
Consumer                        26,629       3.2          22,915       3.5         19,536      4.0
Other                            6,199       0.8          11,460       1.8         12,870      2.6

   Total                      $818,289     100.0%       $646,737     100.0%      $491,649    100.0%



[RESTUB TABLE]

                                              December 31,
                                   1997                       1996

                                Amount       %          Amount        %
                                             (in thousands)
Real estate - mortgage:
   Commercial                  $141,622     36.7%      $115,023      34.7%
   Residential                   90,061     23.3         86,637      26.2
   Home equity                   23,799      6.2         23,457       7.1
Commercial
and industrial                   77,841     20.2         58,464      17.6
Real estate -
construction                     28,173      7.3         25,959       7.8
Consumer                         17,683      4.6         14,488       4.4
Other                             6,572      1.7          7,209       2.2

   Total                       $385,751    100.0%      $331,237     100.0%

The loan portfolio composition table categorizes loans based on the collateral supporting them as defined by bank regulatory authorities and is used in preparing various regulatory reports. Loans were classified for 2000 to reflect the collateral supporting each loan category. Prior years were reclassified to conform to this presentation.

YNB's primary lending focus continues to be commercial loans, owner-occupied commercial mortgage loans, and tenanted commercial real estate loans. In underwriting such loans, YNB first evaluates the cash flow capability of the borrower to repay the loan as well as the borrower's business experience. In addition, a substantial majority of commercial loans are also secured by real estate and business assets, and supported by personal guarantees. YNB makes commercial loans primarily to small- to medium-sized businesses and professionals. All major areas of commercial lending reflected strong growth in 2000.

Over the last several years, YNB has significantly increased its capital base through various equity offerings and retained earnings. As a result, in 2000 YNB had a larger legal lending limit and attracted larger loan relationships and increased business from existing customers.

Real estate -- commercial mortgage loans increased by $51.3 million, or 17.6% in 2000 to $342.9 million from $291.7 million at December 31, 1999. YNB's lending policies generally require an 80% or lower loan-to-value ratio for commercial real estate mortgages. Collateral values are established based upon independently prepared appraisals. Generally, these loans are secured by owner-occupied or cash flow tenanted properties and normally are part of a broader commercial lending relationship.

Real estate -- residential loans are primarily comprised of residential mortgage loans, fixed-rate home equity loans, and business loans secured by residential real estate. This portion of the portfolio totaled $161.2 million at December 31, 2000, up $38.0 million, or 30.8% from the prior year. Residential mortgage loans represented $71.2 million, or 44.2% of the total. YNB's residential mortgage loans are secured by first liens on the underlying real property. YNB is a participating seller/servicer with FNMA and FHLMC and generally underwrites its single family residential mortgage loans to conform with standards required by these agencies. At December 31, 2000, approximately 52% of the residential mortgage loan portfolio had fixed interest rates and 48% had adjustable interest rates. The home equity portfolio totaled $23.7 million or 2.9% of YNB's loan portfolio at December 31, 2000. This compares to $23.6 million, or 3.6% of the total loan portfolio at December 31, 1999. YNB's home equity lines of credit have interest rates that adjust or float based on the prime rate. The minimal growth illustrated above for 2000 is indicative of the aggressive competition for home equity loans in YNB's markets. The home equity portfolio has provided consistent operating income to YNB with controllable delinquencies and minimal losses.

Commercial and industrial loans increased $46.7 million, or 40.8%, at December 31, 2000 to $161.1 million from $114.4 million at December 31, 1999. Commercial and industrial loans are made to small- to middle-market businesses and are typically working capital loans, which are used to finance inventory, receivables, equipment needs, and other working capital needs of commercial borrowers as shown below. These loans are generally secured by business assets of the borrower. YNB diversifies risk within this portfolio by closely monitoring industry concentration. Diversification is intended to limit the risk of loss from any single unexpected event or trend.

Real estate -- construction loans increased 62.5%, or $37.1 million to $96.5 million at December 31, 2000, compared to $59.4 million at December 31, 1999. These loans represented 11.8% of the total loan portfolio at December 31, 2000. In 2000, YNB continued its participation in commercial and residential construction lending. These loans were typically made to experienced developers. Residential construction loans include single family, multi-family, and condominium projects. Commercial construction loans include office and professional development, retail development and other commercial related projects. Generally these loans are strictly underwritten and closely monitored with advances made only after work is completed and independently inspected and verified by qualified professionals.

YNB makes automobile, motorcycle, personal and other loans to consumers. YNB also participates in indirect automobile lending. Consumer loans increased to $26.6 million at December 31, 2000 compared to $22.9 million at December 31, 1999.

Other loans include loans to individuals and businesses for investment purposes, mortgage warehouse loans, and loans to non-profit organizations. These loans are generally secured. Other loans decreased to $6.2 million at December 31, 2000 compared to $11.5 million at December 31, 1999.

The majority of YNB's business is with customers located within Mercer County, New Jersey and contiguous counties. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of real estate are subject to changes in the region's economic environment and real estate market.



Total Loan Portfolio
(Dollars in millions)

1,000
800
600
400
200
0

818

647

492

386

331

1996
1997
1998
1999
2000


COMMERCIAL and industrial LOANS
(dollars in thousands)
   December 31, 2000

                                                   Percent      Number
Industry Classification             Balance      of balance   of loans

Services                            $61,579          38.2%       258
Retail trade                         19,854          12.3        538
Real estate-related                  31,854          19.8        121
Manufacturing                         8,913           5.5         50
Construction                         10,667           6.6         88
Wholesale trade                      13,823           8.6         72
Individuals                           8,375           5.2         60
Transportation and
public utilities                      3,932           2.5         42
Other                                 2,065           1.3         34

Total                              $161,062         100.0%     1,263

The following table provides information concerning the maturity and interest rate sensitivity of YNB's commercial and industrial and real estate -- construction loan portfolios at December 31, 2000.

                                                           After five
                                     After     Within      but within
                                   one year   five years    ten  years    Total
                                                  (in thousands)
Maturities:
Commercial and industrial           $86,998     $58,751      $15,313    $161,062
Real estate-- construction           50,884      45,638           --      96,522

Total                              $137,882    $104,389      $15,313    $257,584

Type:
Floating rate loans                $128,271     $65,079       $5,450    $198,800
Fixed rate loans                      9,611      39,310        9,863      58,784

Total                              $137,882    $104,389      $15,313    $257,584

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


The following table sets forth nonperforming assets and risk elements in YNB's loan portfolio by type for the years indicated.

NONPERFORMING ASSETS


                                                             December 31,
                                       2000        1999         1998        1997        1996
                                                           (in thousands)
Nonaccrual loans:
Commercial and industrial              $456      $1,148         $232        $515         $961
Real estate-- mortgage                5,051         717          570         384        1,451
Real estate-- construction               --          --          684       2,106        4,659
Consumer                                295          12           31          38           12
Other                                    --         312          529         312           --

   Total                              5,802       2,189        2,046       3,355        7,083

Restructured loans                      532         540          634         969           --

Loans 90 days or more past due:
Commercial and industrial                 6          46           --          --           --
Real estate-- mortgage                  662         277        1,093         886        1,014
Consumer                                 31          26          100         105           43

   Total                                699         349        1,193         991        1,057

Total nonperforming loans             7,033       3,078        3,873       5,315        8,140
Other real estate                     2,041       2,585        4,957       3,171          395

Total nonperforming assets           $9,074      $5,663       $8,830      $8,486       $8,535

Management believes that, based on its underwriting standards and credit policies, the overall quality of the loan portfolio remains strong. Nonperforming loans totaled $7.0 million at December 31, 2000, an increase of $3.9 million from the $3.1 million amount reported at December 31, 1999. This increase mainly represents five commercial loans to one borrower totaling approximately $2.1 million placed into nonaccrual in 2000.

Nonperforming assets increased $3.4 million, to $9.1 million at December 31, 2000 compared to $5.7 million at December 31, 1999. Over the last several years, nonperforming assets have averaged approximately $8 million. Due to the positive conclusion of a nonperforming real estate -- construction loan in December 1999, nonperforming asset levels fell below $6.0 million temporarily. At December 31, 2000, nonperforming assets returned to those levels historically experienced by YNB over the last several years. YNB continues to aggressively manage nonperforming assets with the goal of reducing these assets in relation to the entire portfolio. Nonperforming assets represented 0.56% of total assets at December 31, 2000 and 0.50% at December 31, 1999. Nonperforming assets as a percentage of total loans and other real estate were 1.11% at December 31, 2000, compared to 0.87% at December 31, 1999.

Nonaccrual loans were $5.8 million, or 0.71% of total loans, at December 31, 2000, an increase of $3.6 million from December 31, 1999.

Restructured loans totaled $532,000 at December 31, 2000 and $540,000 at December 31, 1999. Income on these loans is being recognized on a cash basis. At December 31, 2000, loans that were 90 days or more past due but still accruing interest income represented $699,000, or 0.09% of total loans compared to $349,000, or 0.05% of total loans at December 31, 1999. Management's decision to accrue income on these loans was based on the level of collateral and the status of collection efforts.

Other real estate (O.R.E.) totaled $2.0 million at December 31, 2000 and $2.6 million at December 31, 1999. The reduction in O.R.E. for 2000 was principally due to the writedown and sales of these assets. Management uses an active strategy to liquidate these assets and re-deploy the proceeds in YNB's loan portfolio.


Total Nonperforming Assets
As a Percent of Total Assets

2.0
1.5
1.0
0.5
0

1.74%

1.38%

1.17%

0.56%

0.50%

1996
1997
1998
1999
2000

ALLOWANCE FOR LOAN LOSSES
Management utilizes a systematic and documented allowance adequacy methodology for loan losses that requires a specific allowance assessment for all loans, including residential real estate mortgages and consumer loans. This methodology assigns reserves based upon credit risk ratings for specific loans and general reserves for all other loans. The general reserves are based on various factors, including historical performance and the current economic environment. Management closely monitors delinquencies and delinquency trends, and on a quarterly basis reviews all criticized assets. Management continually reviews the process utilized to determine the adequacy of the allowance for loan losses. The following table presents, for the years indicated, an analysis of the allowance for loan losses and other related data.

YNB provides for possible loan losses by a charge to current operations to maintain the allowance for loan losses at an adequate level determined according to management's documented allowance adequacy methodology. The provision for loan losses for 2000 was $3.7 million, reflective of the continued substantial growth in the commercial loan portfolio, and, to a lesser extent, higher net charge offs. This compares to a provision for loan losses of $3.2 million in 1999 and $2.0million in 1998. Management believes commercial and construction loan growth has the potential for higher loss severity, which is reflected in the provision as well.

At December 31, 2000, the allowance for loan losses totaled $10.9 million, an increase of $1.9 million or 22.0%, from $9.0 million at December 31, 1999, which compares to $6.8 million at December 31, 1998. The ratio of allowance for loan losses to total loans was 1.34%, 1.39%, and 1.38%, at December 31, 2000, 1999, and 1998, respectively. Another measure of the adequacy of the allowance for loan losses is the ratio of the allowance to total nonperforming loans. At December 31, 2000 this ratio was 155.47% versus 291.26% at December 31, 1999.

YNB's gross charge offs in 2000 totaled $1.9 million, compared with $1.1 million in 1999 and $843,000 in 1998. Losses on loans and loans which are determined to be uncollectible are charged against the allowance and subsequent recoveries, if any, are credited to it. YNB's gross recoveries totaled $136,000 in 2000 compared to $107,000 in 1999 and $66,000 in 1998. The balance of the allowance for loan losses is determined by an overall analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for potential loan losses.

ALLOWANCE FOR LOAN LOSSES

   At or for the year ended December 31,

                                                            2000        1999         1998        1997         1996
                                                                                (in thousands)
Allowance balance, beginning of year                       $8,965      $6,768       $5,570      $4,957       $3,677
Charge offs:
Commercial and industrial                                    (715)       (356)        (278)       (212)          --
Real estate-- mortgage                                       (717)        (56)        (269)       (161)         (72)
Real estate-- construction                                    (37)       (182)          --          --          (75)
Consumer                                                     (138)       (308)        (296)       (201)        (252)
Other                                                        (260)       (183)          --          --           --

   Total charge offs                                       (1,867)     (1,085)        (843)       (574)        (399)

Recoveries:
Commercial and industrial                                      43          23            7           7           --
Real estate-- mortgage                                          6           9            4          --           --
Consumer                                                       87          75           55          55           39

   Total recoveries                                           136         107           66          62           39

Net charge offs                                            (1,731)       (978)        (777)       (512)        (360)
Provision charged to operations                             3,700       3,175        1,975       1,125        1,640

Allowance balance, end of year                            $10,934      $8,965       $6,768      $5,570       $4,957

Loans, end of year                                       $818,289    $646,737     $491,649    $385,751     $331,237
Average loans outstanding                                $723,570    $564,552     $438,050    $355,526     $287,289
Allowance for loan losses to total loans                     1.34%       1.39%        1.38%       1.44%        1.50%
Net charge offs to average loans outstanding                 0.24        0.17         0.18        0.14         0.13
Nonperforming loans to total loans                           0.86        0.48         0.79        1.38         2.46
Nonperforming assets to total assets                         0.56        0.50         1.17        1.38         1.74
Nonperforming assets to total loans and other
real estate owned                                            1.11        0.87         1.78        2.18         2.57
Allowance for loan losses to nonperforming
assets                                                     120.50      158.31        76.65       65.64        58.08
Allowance for loan losses to nonperforming
loans                                                      155.47%     291.26%      174.75%     104.80%       60.90%

Management has taken the necessary steps to identify potential credit problems in its loan portfolio by strengthening lending policies and quality loan and credit administration. Allocations to the allowance for loan losses, both specific and general, are determined after this review. Loans are classified as "minimal, modest, better than average, average, acceptable, special mention, substandard, doubtful and loss." Loan classifications are based on internal reviews and evaluations performed by the lending staff. These evaluations are, in turn, examined by YNB's internal loan review staff. A formal loan review function, independent of loan origination, is used to identify and monitor risk classifications.

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


                                                                       December 31,
                                                     2000                                   1999
                                                                Percent of                               Percent of
                                     Reserve     Percent of      Loans to      Reserve      Percent of     Loans to
                                      Amount      Allowance    Total Loans      Amount      Allowance    Total Loans
                                                                      (in thousands)
Commercial and industrial             $1,856          17.0%        19.7%       $1,603           17.9%       17.7%
   Real estate-- mortgage              5,886          53.8         64.5         5,202           58.0        67.8
   Real estate-- construction          2,453          22.4         11.8         1,339           14.9         9.2
   Consumer                              612           5.6          3.2           385            4.3         3.5
   Other                                 127           1.2          0.8           436            4.9         1.8

   Total                             $10,934         100.0%       100.0%       $8,965          100.0%      100.0%



[RESTUB TABLE]


                                                December 31,
                                                   1998
                                                            Percent of
                                   Reserve     Percent of    Loans to
                                    Amount      Allowance   Total Loans
                                              (in thousands)
Commercial and industrial          $1,260          18.6%       19.0%
   Real estate-- mortgage           3,657          54.0        67.5
   Real estate-- construction       1,192          17.6         6.9
   Consumer                           304           4.5         4.0
   Other                              355           5.3         2.6

   Total                           $6,768         100.0%      100.0%


                                                                       December 31,
                                                       1997                                  1996
                                                                 Percent of                              Percent of
                                      Reserve      Percent of     Loans to    Reserve      Percent of     Loans to
                                       Amount       Allowance   Total Loans    Amount       Allowance    Total Loans
                                                                      (in thousands)
Commercial and industrial              $1,410          25.3%        20.2%     $1,670           33.7%       17.6%
   Real estate-- mortgage               1,958          35.2         66.2       2,100           42.4        68.0
   Real estate-- construction           1,774          31.8          7.3         938           18.9         7.8
   Consumer                               283           5.1          4.6         175            3.5         4.4
   Other                                  145           2.6          1.7          74            1.5         2.2

   Total                               $5,570         100.0%       100.0%     $4,957          100.0%      100.0%

DEPOSITS
YNB's principal funding source is deposits. Deposits, which include non-interest and interest bearing demand deposits and interest bearing savings and time deposits, support the growth of interest earning assets. YNB's overall philosophy of building long-term customer relationships is the key to further expanding lower cost core deposits as it enters new markets. Like larger institutions, YNB offers expanded services which include telephone banking and YNB OnLine, allowing customers to do their banking at their convenience from their personal computers.

Total deposits amounted to $950.3 million at year-end 2000 compared to $743.8 million at the end of 1999, an increase of 27.8%. Average total deposits during 2000 totaled $844.3 million compared to $639.4 million during 1999, an increase of 32.0%. The average rate paid on YNB's deposit balances in 2000 was 4.69%, a 19.6% increase from the 3.92% average rate for 1999. The growth in YNB's deposit base in 2000 was primarily the result of competitive pricing of certificates of deposit (CDs) to fund loan growth and improve liquidity. Time deposits were 59.8% of total deposits at the end of 2000 compared to 61.1% at the end of 1999. The competition for deposits in YNB's primary markets between commercial and savings banks as well as non-bank financial institutions continues. YNB's cost of deposits reflects a reliance on time deposits to fund loan growth. Growth in time deposits accounted for 55.1% of the total increase in deposits for 2000 compared to 82.2% at the end of 1999.

The following table provides information concerning average balances and rates of deposits for the years indicated:

AVERAGE DEPOSIT BALANCES AND RATES

                                            2000                                1999                            1998

                                           % of                                 % of                             % of
(in thousands)                Balance      Rate        Total    Balance         Rate       Total    Balance      Rate       Total
Non-interest bearing
  demand deposit              $96,024       --%        11.4%    $81,843          --%        12.8%    $66,857       --%       14.2%
Interest bearing
demand deposits                67,443      2.60         8.0      57,788         2.79         9.0      47,709      3.41       10.2
Money market deposits          89,232      4.85        10.6      47,986         2.89         7.5      42,585      3.20        9.1
Savings deposits               76,337      2.43         9.0      79,730         2.36        12.5      75,240      2.72       16.0
Time deposits of
  $100,000 or more            106,851      6.47        12.7      51,290         5.15         8.0      25,550      5.42        5.4
Other time deposits           408,414      6.07        48.3     320,809         5.46        50.2     211,790      5.74       45.1

Total                        $844,301      4.69%      100.0%   $639,446         3.92%      100.0%   $469,731      3.95%     100.0%

YNB utilizes a software program that allows it to market CDs nationwide and provide YNB access to a wider market to raise needed funding. Management anticipates that this market will continue to play an important role in funding future asset growth. During the course of 2000, these CDs peaked at approximately $155.0 million and declined to approximately $128.6 million at December 31, 2000. The growth in these CDs for 2000, however, was approximately $28.0 million. The average maturity of these CDs is approximately five months. Management has implemented strategies to reduce YNB's reliance on this higher cost funding source. Lower cost borrowed funds were utilized in the second half of 2000 to reduce outstandings. With YNB's continued branch expansion and entry into new markets, like Hunterdon County, management will continue its efforts to further expand lower cost core deposits and reduce the need for higher cost funding sources.

The average balance of non-interest bearing demand deposits was $96.0 million during 2000, an increase of $14.2 million, or 17.3% from $81.8 million during 1999.Non-interest bearing demand deposits represent a stable, interest free source of funds. The increase in demand deposits is primarily from the growth in business checking accounts. In 2000, YNB introduced and aggressively marketed a free personal checking account. This account has been well received by our depositors and provides YNB with increased opportunities to cross sell other products. The increase in business and personal checking accounts has contributed to the growth in net interest income.

Average interest bearing demand, money market, and time deposits increased 16.7%, 86.0%, and 38.5%, respectively, from 1999 to 2000. Average savings deposits decreased 4.3%. In early 2000, YNB increased the rates on its tiered Premier Money Market accounts for both business and personal depositors and launched a strong advertising and calling campaign to promote this enhanced product. This campaign resulted in strong growth in money market deposits with average money market deposits increasing $41.2 million or 86.0% in 2000. The average cost of these deposits increased from 2.89% to 4.85% in 2000.

Total average time deposits, which consist of certificates of deposit and individual retirement accounts, increased $143.2 million to $515.3 million from $372.1 million in 1999. The average months to maturity on the entire CD portfolio at December 31, 2000 was approximately nine months. The average cost of time deposits increased 73 basis points in 2000 as the result of a higher interest rate environment and the competitive pricing of this funding vehicle for loan growth. Certificates of deposit of $100,000 or more totaled $131.0 million, or 13.8% of deposits, at December 31, 2000 compared to $72.5 million, or 9.8% of deposits, at December 31, 1999.

YNB's strategy of expanding into the new markets of Hunterdon and Burlington counties in 2000 and 2001 will help build YNB's deposit base. YNB has targeted the rapidly growing Hunterdon County market as a prime focus for strategic expansion. YNB has already announced the formation of a Business Development Board for Hunterdon County, and expects to open additional offices, including a regional center. Management expects this strategy to increase lower cost deposits although the reliance will continue on higher costing CDs to fund loan growth in 2001.

BORROWED FUNDS YNB utilizes borrowed funds as a source of funds for its earning asset growth not supported by deposit generation and for asset/liability management. Borrowed funds consist primarily of securities sold under agreements to repurchase, Federal Home Loan Bank of New York (FHLB) advances, and other forms of borrowings. Management has available unsecured Federal funds lines of credit with four of its correspondent banks for daily funding needs. Borrowed funds totaled $545.2 million at December 31, 2000, an increase of $246.5 million or 82.5% when compared to $298.7 million at December 31, 1999. The increase is due to a $114.5 million increase in funding for the Investment Growth Strategy and $132.0 million in borrowings to fund other earning asset growth and manage interest rate risk. At December 31, 2000, borrowed funds represented 33.7% of YNB's assets compared to 26.6% at year end 1999. Approximately $369.5 million, or 67.8% of borrowed funds at December 31, 2000 are tied to the Investment Growth Strategy. Management evaluates several factors when determining funding for the Investment Growth Strategy. These factors include the future outlook for interest rates, the impact to interest rate risk and other relevant factors. Callable FHLB advances have terms of two to ten years and are callable after periods ranging from three months to five years. Callable borrowings totaled $525 million at year-end 2000 and were used as part of the Investment Growth Strategy funding, liquidity and interest rate risk management. At year-end 2000, there was $353.5 million in callable funding with call dates in 2001. Generally, when rates rise, some or all of these advances will be called and will then be replaced with higher costing borrowings. Conversely, when rates fall, advances will not be called and duration will be extended. Borrowed funds also include $1.2 million related to YNB's Employee Stock Ownership Plan (ESOP). Initiated in 1999, the ESOP purchased 155,340 shares of YNB's common stock with a loan from a nonaffiliated financial institution.

Borrowed funds averaged $367.0 million in 2000, an increase of $110.0 million from the average reported in 1999 of $257.0 million. The average cost of borrowed funds increased 52 basis points during the year to 5.78% compared with 5.26% in 1999. The use of callable FHLB advances allowed YNB to reduce its funding costs in relation to other funding alternatives in 2000. The increase in borrowing costs was the result of a higher interest rate environment, and to a lesser extent, the extension of lockout dates on new borrowings. At year-end 2000 there was $532.8 million in outstanding borrowings with the FHLB and no outstanding borrowings with YNB's correspondents.

The following table details amounts and maturities for certificates of deposit of $100,000 or more for the yearsindicated:

                                                December 31,

                                             2000        1999
                                              (in thousands)
Maturity range:
Within three months                        $34,472     $20,407
After three but within six months           31,512       7,420
After six but within twelve months          54,770      31,861
After twelve months                         10,257      12,840

Total                                     $131,011     $72,528



Total Deposits at Year End
(Dollars in millions)

1,000
800
600
400
200
0

950

744

520

423

364

1996
1997
1998
1999
2000

LIQUIDITY
Liquidity measures the ability to satisfy current and future cash flow needs as they become due. Liquidity management refers to YNB's ability to support asset growth while satisfying the borrowing needs and deposit withdrawal requirements of customers. In addition to maintaining liquid assets, factors such as capital position, profitability, asset quality and availability of funding affect a bank's ability to meet its liquidity needs. On the asset side, liquid funds are maintained in the form of cash and cash equivalents, Federal funds sold, investment securities held to maturity maturing within one year, securities available for sale and loans held for sale. Additional asset-based liquidity is derived from scheduled loan repayments as well as investment repayments of principal and interest from mortgage-backed securities. On the liability side, the primary source of liquidity is the ability to generate core deposits, which include in-market CDs less than $100,000 and which generally exclude CDs over $100,000 and CDs generated from the software program previously discussed. Borrowed funds and the marketing of CDs nationwide are used as supplemental funding sources when growth in the core deposit base does not keep pace with that of earning assets. Brokered CD facilities are also available as another source of liquidity. YNB's contingency funding plan is structured to manage potential liquidity concerns due to changes in interest rates, credit markets or other external risks.

YNB's liquidity profile was significantly enhanced in 1999. Liquidity was again actively managed in 2000 as strong earning asset growth continued. The unpledged or free securities position is designed to provide a pool of securities, with modest market value risk, for liquidity purposes. Total unpledged securities were approximately $153.0 million at December 31, 2000 and 1999.

At December 31, 2000, liquid assets (excluding securities purchased utilizing borrowed funds) amounted to $326.1 million, as compared to $143.5 million at December 31, 1999. This represents 26.9% and 16.8% of earning assets, and 25.4% and 15.9% of total adjusted assets at December 31, 2000 and 1999, respectively.

Liquidity can be further analyzed by utilizing the Consolidated Statements of Cash Flows. During 2000, net cash provided by financing activities was $472.5 million. This was primarily due to net increases in borrowed funds of $246.5 million and certificates of deposit of $113.8 million. Net cash used by investing activities was $440.6 million, consisting primarily of a $363.4 million increase in securities available for sale and $174.0 million net increase in loans partially offset by maturities, calls, paydowns, and sales of securities available for sale. Net cash provided by operating activities was $15.6 million. Overall, cash and cash equivalents increased $47.5 million at year-end 2000 compared to year-end 1999.

YNB is eligible to borrow funds from the FHLB subject to FHLB stock level requirements, collateral requirements and individual advance proposals based on FHLB credit standards. YNB also has the ability to borrow at the Federal Reserve discount window. YNB also maintains unsecured Federal funds lines with four correspondent banks totaling $25 million for daily funding needs.

Management believes YNB's liquidity profile was sound in 2000. This area will continue to be actively managed in 2001.

MARKET RISK
YNB's market risk is principally limited to interest rate risk, which is the impact that changes in interest rates would have on future earnings. The objective of interest rate risk management is to minimize, and, to the degree possible, control the effect of interest rate fluctuations on net interest income. Interest rate risk is derived from timing differences in the repricing of assets and liabilities, loan prepayments, deposit withdrawals, and differences in lending and funding rates. YNB's Asset/Liability Committee (ALCO) is responsible for monitoring policies established by the Board of Directors to limit exposure to interest rate risk and to ensure procedures are in place to monitor compliance with those policies. The guidelines are reviewed by ALCO and reported to the Board of Directors quarterly. Market risk is further defined as the potential loss in the value of financial instruments due to adverse changes in interest rates. This is different than accounting losses that may occur over the next one to two years due to maturity mismatches or spread changes between assets and liabilities, which are measured through simulation analysis.

As a financial intermediary, YNB assumes market risk by holding both financial assets (primarily loans, securities, and Federal funds sold) and financial liabilities (deposits and borrowings) on the balance sheet. Rising rates have a negative impact on the value of fixed rate assets and a positive impact on the value of fixed rate and non-maturity deposits, as well as fixed rate borrowings. Deposits or borrowings acquired at today's market rate levels are more valuable to YNB as interest rates rise, resulting in an economic gain. This occurs at the same time fixed rate asset values are declining.

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

The table sets forth certain information at December 31, 2000 relating to YNB's assets and liabilities by scheduled repricing for adjustable assets and liabilities, or by contractual maturity for fixed-rate assets and liabilities.

As indicated in the table above, YNB's one-year gap position at December 31, 2000 was a positive 10.0%. Generally, a financial institution with a positive gap position will most likely experience an increase in net interest income during periods of rising rates and decreases in net interest income during periods of lower interest rates.

Included in the analysis of YNB's gap position are certain savings deposits, money markets and interest checking accounts, which are less sensitive to fluctuations in interest rates than other interest-bearing sources of funds. In determining the sensitivity of such deposits, management reviews the movement of its deposit rates for the past five years relative to market rates. Using regression analysis, management's ALCO committee has estimated that these deposits are less sensitive to interest rate changes compared to time deposits.

The positive gap was brought about in late 2000, primarily as a function of lower interest rates and a downward shift in the yield curve of close to 100 basis points, which impacted numerous balance sheet options. On the asset side, callable agency duration dates shortened and prepayment speeds increased on mortgage-backed securities. On the liability side, convertible FHLB advances lengthened. The one year cumulative gap position policy guideline is measured as a percentage of assets within a +10/-25% range. At December 31, 2000, the gap position was within the policy guideline. While gap analysis represents a useful asset/liability management tool, it does not necessarily indicate the effect of general interest rate movements on YNB's net interest income due to discretionary repricing of some assets and liabilities, balance sheet options, and other competitive pressures.

RATE SENSITIVE ASSETS AND LIABILITIES

   December 31, 2000

                                                             More than    More than    More than   More than    More than
                                                             Six months    one year    two years  five years    ten years
                                                   Under      through      through     through      through      through
                                                six months    one year    two years   five years    ten years   repricing     Total
                                                                                (in thousands)
Assets
Cash and due from banks                              $--         $--          $--         $--          $--     $19,099      $19,099
Federal funds sold and interest
bearing deposits                                  54,606          --           --          --           --          --       54,606
Securities available for sale                    268,682      41,638       50,424      97,077       36,420      70,697      564,938
Investment securities                              3,356         334        7,198      53,070       19,968      26,774      110,700
Loans                                            349,169      41,360       51,000     304,280       39,713      32,767      818,289
Other assets, net                                     --      15,000           --          --           --      36,680       51,680

Total Assets                                    $675,813     $98,332     $108,622    $454,427      $96,101    $186,017   $1,619,312

Liabilities and Stockholders' Equity
Non-interest bearing demand                          $--         $--          $--         $--          $--    $102,718     $102,718
Savings and interest
bearing demand                                    56,556          --       16,000      78,142           --          --      150,698
Money markets                                    107,909          --           --      20,580           --          --      128,489
Certificates of deposit
of $100,000 or more                               65,984      54,770        9,546         711           --          --      131,011
Other time deposits                              113,311     198,162      114,787      11,142           --          --      437,402

Total deposits                                   343,760     252,932      140,333     110,575           --     102,718      950,318
Borrowed funds                                    14,676         330       19,017     448,200       63,000          --      545,223
Trust preferred securities                            --          --           --          --           --      26,500       26,500
Other liabilities                                     --          --           --          --           --      19,034       19,034
Stockholders' equity                                  --          --           --          --           --      78,237       78,237

Total Liabilities and
Stockholders' Equity                            $358,436    $253,262     $159,350    $558,775      $63,000    $226,489   $1,619,312

Gap                                              317,377    (154,930)     (50,728)   (104,348)      33,101     (40,472)
Cumulative gap                                   317,377     162,447      111,719       7,371       40,472          --
Cumulative gap to total assets                      19.6%       10.0%         6.9%        0.5%         2.5%         --

For interest rate risk modeling purposes, YNB reports its callable agency securities ($186 million at December 31, 2000) at their Option Adjusted Spread ("OAS") modified duration date, as opposed to the call or maturity date. In management's opinion, using modified duration dates on callable agency securities provides a more accurate estimate of the option exercise date at December 31, 2000. The OAS methodology is an approach whereby the likelihood of option exercise takes into account the coupon on the security, the distance to the call date, the maturity date and the current interest rate volatility. In addition, prepayment assumptions derived from historical data have been applied to mortgage-related securities, which are included in investments. Similarly, convertible advance borrowings and repurchase agreements ($525 million at December 31, 2000) have expected repricing dates between the option date and the final maturity date, based on the debt instrument's interest rate and current market rate levels for the same type of debt.

In addition to the utilization of gap for interest rate risk management, the ALCO utilizes simulation analysis whereby the model estimates the variance in net interest income with a change of interest rates of plus and minus 200 basis points over a 12 month period (base case sensitivity). The shorter asset structure and longer liability structure now presents a larger risk over the next two years for lower interest rates. The risk to higher rates has for the most part been muted over the next two years. The current yield curve level suggests that assets will rollover at lower yields while liability costs are locked in for an extended period of time. Approximately 75% of CDs less than $100,000 have repricing dates beyond six months. Much of the risk to lower rates is due to core deposit funding as rates can be reduced only marginally lower relative to a rapidly declining interest rate environment. If interest rates increase 2%, net interest income increases 5% or $2.1 million. If interest rates decrease 2%, net interest income decreases -8.3% or $3.5 million. The +/- 200 base case scenario is measured within a policy guideline of +/- 7%. Strategies have been initiated to bring the declining rate measurement within policy guidelines. Management is also analyzing the use of derivatives to manage interest rate risk, which it has not used to date.

In addition to the base case sensitivity measurement, management analyzes a number of different simulation scenarios to determine the impact to net interest income in various interest rate environments over 12 and 24 months. The impact to net interest income is also measured in a +/- 200 basis point instantaneous rate shock environment. YNB would presently benefit in gradually increasing interest rates over a 12-month period.

Lastly, YNB measures longer-term risks through the Economic Value of Equity ("EVE") model. The variance in the residual, or economic value of equity is measured as a percentage of total assets. The EVE model reflects certain estimates and assumptions regarding the impact on the market value of YNB's assets and liabilities given an immediate 200 basis point change in interest rates. This variance is managed within a negative 3% boundary. At December 31, 2000, the EVE changes by -2.20% for rate shifts of +200 and -5.35% for rate shifts of -200 basis points. The total change in the -200 basis point scenario is outside of policy guidelines. The convertible advance portfolio contributes to most of this decline. Lower rates also reduced the value of deposits. Asset values did not increase by a commensurate amount because durations shortened at the same times rates were falling. Management is assessing options to hedge the risk to lower interest rates and bring this measurement within policy guidelines.

YNB also assesses the impact of the Investment Growth Strategy on EVE results. Management measures the returns on this strategy in relationship to the impact on longer-term interest rate risk. Excluding the assets and liabilities of this strategy would bring EVE risk ratios within policy guidelines. The analysis of EVE and simulation results are based on YNB's current profile of assets, liabilities, and equity, and does not reflect any actions YNB might undertake in response to changes in market interest rates. YNB's actions would likely reduce the impact to net interest income and changes in the economic value of equity in various rate environments.

STOCKHOLDERS' EQUITY AND CAPITAL RESOURCES
The management of capital in a regulated environment requires a balance between earning the highest return to stockholders while maintaining sufficient capital levels for proper risk management, satisfying regulatory requirements, and for future expansion.

On June 23, 2000, YNB completed the private placement of 68,500 units, each unit consisting of 10 shares of common stock and 1 common stock purchase warrant. The units were sold to a limited number of accredited investors at a price of $10.00 per unit, which generated net proceeds after offering costs of $6.8 million.

Stockholders' equity at December 31, 2000 totaled $78.2 million compared to $58.8 million at December 31, 1999. This represents an increase of $19.4 million or 33.0%. This increase resulted from (i) earnings of $10.3 million, (ii) net proceeds of $6.8 million from the private equity offering, (iii) proceeds of $69,000 from exercised stock options, (iv) a positive adjustment to equity of $4.7 million related to the improvement in market value on securities available for sale, and (v) proceeds of $400,000 from allocated ESOP shares offset by (i) cash dividend payments of $2.8 million, and (ii) a decrease of $75,000 associated with the fair market value adjustment related to the allocation of shares from the ESOP.

On January 1, 1999, YNB adopted an Employee Stock Ownership Plan (ESOP) to permit eligible employees of YNB to share in the growth of YNB through stock ownership. In 1999, Yardville National Bancorp sold 155,340 shares to the ESOP for $2 million. The ESOP financed the stock purchase with a nonaffiliated financial institution. The financing is for a term of five years with an interest rate of 7.00%. The full balance of the loan will be repaid in equal installments over the term of the loan. The shares purchased by the ESOP were used as collateral for the loan. The annual expenses associated with the ESOP were $376,000 in 2000 and $463,000 in 1999. These expenses include compensation expense, debt service on the loan and any adjustment required due to changes in the fair value of the shares at time of allocation. The primary factor for the decline in cost was primarily a $75,000 adjustment related to the change in the fair value of the stock at the time of allocation.

The Board of Directors, as part of YNB's Capital Management Plan in October 1997, authorized a stock buy back program, providing for the repurchase of up to 172,000 shares of YNB's stock. In 1999, 1,700 shares were repurchased bringing the total shares repurchased to 172,000, in effect completing the program. The average repurchase price of the 172,000 shares was $17.62.

In the first quarter of 2000, the Board of Directors increased the regular quarterly dividend on common stock from $0.085 to $0.10. YNB also paid a special year-end dividend in the fourth quarter of 1999 of $0.01. Dividends declared on common stock totaled $0.40 per share for 2000 compared to $0.34 for 1999, an increase of 17.6%. The dividend payout ratio was 27.5% at December 31, 2000, compared to 25.4% at year-end 1999.

YNB trades on the NASDAQ National Market System under the symbol YANB. The quarterly market price ranges and dividends declared per common share for the last two years are shown below.

Yardville National Bancorp and its banking subsidiary are subject to minimum risk-based and leverage capital guidelines under Federal banking regulations. These banking regulations relate a company's capital to the risk profile of its assets, balance sheet and off-balance sheet items, and provide the basis for evaluating capital adequacy. Capital is measured using three ratios: Tier I leverage, Tier I risk-based, and total risk-based capital. These guidelines require minimum risk-based capital ratios of 4% and 8% of risk-weighted assets for Tier I and total risk-based capital measurements. Total capital is comprised of all of the components of Tier 1 capital plus qualifying subordinated debt instruments and the reserve for loan losses, subject to certain limits. In addition, the current minimum regulatory guideline for the Tier 1 leverage ratio is 4%.

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") established five capital level designations ranging from "well capitalized" to "critically undercapitalized." A bank is considered "well capitalized" if it has a minimum Tier 1 and total risk-based capital ratios of 6% and 10%, respectively, and a minimum Tier 1 leverage ratio of 5%. At December 31, 2000, the capital ratios for YNB exceeded the above ratios required by regulatory definition to be considered well capitalized. The table below summarizes YNB's capital ratios for the years indicated:

                                                                Cash
                                                              Dividend
   2000 Quarter                       High         Low        Declared

First                                $11.13       $8.81        $0.100
Second                                10.75        8.56         0.100
Third                                 12.19       10.31         0.100
Fourth                                12.25       10.88         0.100

Total                                                          $0.400

1999 Quarter

First                                $13.88      $12.31        $0.080
Second                                13.75       11.63         0.080
Third                                 13.75       10.63         0.085
Fourth                                12.63       10.31         0.095

Total                                                          $0.340

On June 23, 2000, Yardville Capital Trust II (the Trust II), a statutory business trust and a wholly owned subsidiary of Yardville National Bancorp, issued $15 million of 9.50% Trust Preferred Securities in a private placement transaction to one investor and $464,000 of 9.50% Common Securities to Yardville National Bancorp. Proceeds from the issuance of the Trust Preferred Securities were immediately used by the Trust II to purchase $15.0 million of 9.50% Subordinated Debentures maturing June 22, 2030 from Yardville National Bancorp. The Trust II exists for the sole purpose of issuing Trust Preferred Securities and investing the proceeds into Subordinated Debentures of Yardville National Bancorp. These Subordinated Debentures constitute the sole assets of the Trust
II. These Subordinated Debentures are redeemable in whole or part prior to maturity after June 23, 2010. The Trust II is obligated to distribute all proceeds of a redemption, whether voluntary or upon maturity, to holders of the Trust Preferred Securities. Yardville National Bancorp's obligation with respect to the Trust Preferred Securities and the Subordinated Debentures, when taken together, provides a full and unconditional guarantee on a subordinated basis by Yardville National Bancorp of the obligations of Trust II to pay amounts when due on the Trust Preferred Securities.

Of the total proceeds raised by the private trust preferred securities and equity offerings in 2000, approximately $21.3 million was contributed to the Bank to support future asset growth.

YEAR 2000 (Y2K) AND BEYOND
YNB's proactive approach to Y2K issues resulted in no significant disruptions as the calendar moved to January 1, 2000. YNB is not aware of any notable year 2000 related problems, and all internal systems have functioned properly throughout 2000. Key vendors have not reported any problems as well. YNB's technology committee, which includes board and executive management members, meets monthly to develop strategic initiatives regarding YNB's technology. As a result of YNB's investment and focus on improving technology, systems are more productive and efficient. In addition, YNB is able to provide a full line of state-of-the-art products and services, for both business and retail banking customers.

RECENT ACCOUNTING PRONOUNCEMENTS
Statement of Financial Accounting Standards No. 140 (SFAS 140), "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, an Amendment of FASB Statement No 125," provides guidance on the following topics: sales of financial assets such as receivables, loans and securities, servicing assets and extinguishments of liabilities. This statement becomes effective for transactions entered into after March 31, 2001. The adoption of SFAS No. 140 is not expected to have a material impact on the financial position or results of operations on YNB.

Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires recognition of all derivative instruments as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. SFAS No. 133 was amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS No. 138 amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000, on a prospective basis. The adoption of SFAS No. 133, as amended by SFAS No. 138, is not expected to have a material impact on the financial position or results of YNB.

                                           December 31,
                                   2000         1999       1998

Tier I leverage                     8.1%        7.9%         7.7%
Tier I risk-based                  10.6%       10.3%         9.9%
Total risk-based                   11.6%       11.5%        11.2%

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

Unaudited quarterly results are summarized as follows:


Quarterly Financial Data (unaudited)

                                                               Three Months Ended
                                              December 31   September 30   June 30    March 31
                                                  (in thousands, except per share data)
2000
Interest income                                 $28,502       $26,507      $23,778     $21,602
Interest expense                                 18,939        16,526       14,332      12,857

Net interest income                               9,563         9,981        9,446       8,745
Provision for loan losses                           800         1,200          900         800
Non-interest income                                 935           866          892         733
Non-interest expense                              5,985         5,845        5,709       5,322

Income before income tax expense                  3,713         3,802        3,729       3,356
Income tax expense                                1,089         1,110        1,100         960

Net income                                       $2,624        $2,692       $2,629      $2,396

Earnings per share-- basic                        $0.36         $0.37        $0.39       $0.36
Earnings per share-- diluted                       0.36          0.37         0.39        0.36

1999
Interest income                                 $20,178       $18,373      $16,570     $14,598
Interest expense                                 11,516        10,478        9,470       8,181

Net interest income                               8,662         7,895        7,100       6,417
Provision for loan losses                           775         1,000          750         650
Non-interest income                                 501           781          755         728
Non-interest expense                              5,190         4,594        4,328       4,345

Income before income tax expense                  3,198         3,082        2,777       2,150
Income tax expense                                  922           882          787         596

Net income                                       $2,276        $2,200       $1,990      $1,554

Earnings per share-- basic                        $0.34         $0.33        $0.34       $0.31
Earnings per share-- diluted                       0.34          0.33         0.34        0.31

Yardville national bancorp and subsidiaries

Consolidated Statements of Condition

                                                             December 31,

                                                           2000        1999
                                                             (in thousands,
                                                           except share data)
Assets:
Cash and due from banks                                   $19,099     $17,582
Federal funds sold                                         54,015       8,035

   Cash and Cash Equivalents                               73,114      25,617

Interest bearing deposits with banks                          591         955
Securities available for sale                             564,938     309,298
Investment securities (market value of
   $108,560 in 2000 and $100,121 in 1999)                 110,700     108,167
Loans                                                     818,289     646,737
   Less: Allowance for loan losses                        (10,934)     (8,965)

   Loans, net                                             807,355     637,772
Bank premises and equipment, net                            9,428       9,400
Other real estate                                           2,041       2,585
Other assets                                               51,145      29,804

   Total Assets                                        $1,619,312  $1,123,598

Liabilities and Stockholders' Equity:
Deposits
   Non-interest bearing                                  $102,718     $90,219
   Interest bearing                                       847,600     653,588

   Total Deposits                                         950,318     743,807

Borrowed funds
   Securities sold under agreements to repurchase          10,000      45,000
   Federal Home Loan Bank advances                        532,768     250,293
   Obligation for Employee Stock Ownership Plan (ESOP)      1,200       1,600
   Other                                                    1,255       1,796

   Total Borrowed Funds                                   545,223     298,689

Company - obligated Mandatorily Redeemable Trust
   Preferred Securities of Subsidiary Trust holding
   solely junior Subordinated Debentures of the Company    26,500      11,500
Other liabilities                                          19,034      10,777

   Total Liabilities                                   $1,541,075  $1,064,773

Commitments and Contingent Liabilities

Stockholders' equity
   Preferred stock: no par value
   Authorized 1,000,000 shares, none issued
   Common stock: no par value
   Authorized 12,000,000 shares
   Issued 7,617,214 shares in 2000
   and 6,917,794 shares in 1999                            46,881      40,052
   Surplus                                                  2,205       2,205
   Undivided profits                                       34,963      27,462
   Treasury stock, at cost: 172,000 shares                 (3,030)     (3,030)
   Unallocated ESOP shares                                 (1,200)     (1,600)
   Accumulated other comprehensive loss                    (1,582)     (6,264)

   Total Stockholders' Equity                              78,237      58,825

   Total Liabilities and Stockholders' Equity          $1,619,312  $1,123,598

See Accompanying Notes to Consolidated Financial Statements.

Yardville national bancorp and subsidiaries

Consolidated Statements of Income

                                                                  Year Ended December 31,
                                                               2000        1999         1998
                                                         (in thousands, except per share amounts)
Interest Income:
Interest and fees on loans                                    $64,418     $47,554      $38,218
Interest on deposits with banks                                    82          45          175
Interest on securities available for sale                      27,146      15,674       10,788
Interest on investment securities:
   Taxable                                                      4,647       4,236          783
   Exempt from Federal income tax                               1,642       1,306          626
Interest on Federal funds sold                                  2,454         904          333

   Total Interest Income                                      100,389      69,719       50,923

Interest Expense:
Interest on savings account deposits                            7,937       4,887        5,034
Interest on certificates of deposit of $100,000 or more         6,918       2,643        1,386
Interest on other time deposits                                24,772      17,528       12,152
Interest on borrowed funds                                     21,219      13,523        8,756
Interest on trust preferred securities                          1,808       1,064        1,064

   Total Interest Expense                                      62,654      39,645       28,392

   Net Interest Income                                         37,735      30,074       22,531
Less provision for loan losses                                  3,700       3,175        1,975

   Net Interest Income After Provision For Loan Losses         34,035      26,899       20,556

Non-Interest Income:
Service charges on deposit accounts                             1,551       1,374        1,246
Securities gains (losses), net                                     46        (301)         151
Other non-interest income                                       1,829       1,692        1,605

   Total Non-Interest Income                                    3,426       2,765        3,002

Non-Interest Expense:
Salaries and employee benefits                                 11,632      10,041        8,115
Occupancy expense, net                                          2,404       1,516        1,070
Equipment expense                                               1,892       1,642        1,299
Other non-interest expense                                      6,933       5,258        4,853

   Total Non-Interest Expense                                  22,861      18,457       15,337

Income before income tax expense                               14,600      11,207        8,221
Income tax expense                                              4,259       3,187        2,639

   Net Income                                                 $10,341      $8,020       $5,582

Earnings Per Share:
Basic                                                           $1.47       $1.33        $1.11
Diluted                                                         $1.47       $1.33        $1.10

See Accompanying Notes to Consolidated Financial Statements.

Yardville national bancorp and subsidiaries

   Consolidated Statements of CHANGES
   IN STOCKHOLDERS' EQUITY

   Year Ended December 31, 2000, 1999 and 1998


                                                     Common      Common               Undivided
(in thousands, except per share amounts)             shares       stock     Surplus     profits
BALANCE, December 31, 1997                         5,082,050     $17,703     $2,205     $19,713

Net income                                                                                5,582
Unrealized loss - securities available
   for sale, net of tax of $235

         Total comprehensive income

Cash dividends                                                                           (1,449)
Common stock issued:
   Exercise of stock options                          56,424         294                 (2,367)
   2.5% stock dividend                                             2,367
Treasury shares acquired                            (170,300)
                                                   ---------     -------     ------     -------
BALANCE, December 31, 1998                         4,968,174     $20,364     $2,205     $21,479

Net income                                                                                8,020
Unrealized loss - securities available
   for sale, net of tax of $3,221

         Total comprehensive income

Cash dividends                                                                           (2,037)
Common stock issued:
   Exercise of stock options                          13,980          68
   Common shares issued                            1,610,000      17,620
   ESOP shares issued                                155,340       2,000
   ESOP shares allocated
Treasury shares acquired                              (1,700)
                                                   ---------     -------     ------     -------
BALANCE, December 31, 1999                         6,745,794     $40,052     $2,205     $27,462
                                                   ---------     -------     ------     -------
Net income                                                                               10,341
Unrealized loss - securities available
   for sale, net of tax of $2,520

         Total comprehensive income

Cash dividends                                                                           (2,840)
ESOP fair value adjustment                                           (75)
Common stock issued:
   Exercise of stock options                          14,420          69
   Common shares issued                              685,000       6,835
   ESOP shares allocated
                                                   ---------     -------     ------     -------
BALANCE, December 31, 2000                         7,445,214     $46,881     $2,205     $34,963
                                                   =========     =======     ======     =======


Yardville national bancorp and subsidiaries

   Consolidated Statements of CHANGES
   IN STOCKHOLDERS' EQUITY

   Year Ended December 31, 2000, 1999 and 1998

                                                                               Accumulated
                                                               Unallocated           other
                                                     Treasury         ESOP   comprehensive
(in thousands, except per share amounts)                stock       shares   Income (loss)        Total
BALANCE, December 31, 1997                                                            $124      $39,745

Net income                                                                                        5,582
Unrealized loss - securities available
   for sale, net of tax of $235                                                       (408)        (408)
                                                                                                -------
   Total comprehensive income                                                                     5,174
                                                                                                -------
Cash dividends                                                                                   (1,449)
Common stock issued:
   Exercise of stock options                                                                        294
   2.5% stock dividend
Treasury shares acquired                                (3,008)                                  (3,008)
                                                       -------     -------         -------      -------
BALANCE, December 31, 1998                             $(3,008)                      $(284)     $40,756

Net income                                                                                        8,020
Unrealized loss - securities available
   for sale, net of tax of $3,221                                                   (5,980)      (5,980)
                                                                                                -------
   Total comprehensive income                                                                     2,040
                                                                                                -------
Cash dividends                                                                                   (2,037)
Common stock issued:
   Exercise of stock options                                                                         68
   Common shares issued                                                                          17,620
   ESOP shares issued                                               (2,000)
   ESOP shares allocated                                               400                          400
Treasury shares acquired                                   (22)                                     (22)
                                                       -------     -------         -------      -------
BALANCE, December 31, 1999                             $(3,030)    $(1,600)         $(6,264)    $58,825
                                                       -------     -------         -------      -------
Net income                                                                                       10,341
Unrealized loss - securities available
   for sale, net of tax of $2,520                                                    4,682        4,682
                                                                                                -------
   Total comprehensive income                                                                    15,023
                                                                                                -------
Cash dividends                                                                                   (2,840)
ESOP fair value adjustment                                                                          (75)
Common stock issued:
   Exercise of stock options                                                                         69
   Common shares issued                                                                           6,835
   ESOP shares allocated                                               400                          400
                                                       -------     -------         -------      -------
BALANCE, December 31, 2000                             $(3,030)    $(1,200)        $(1,582)     $78,237
                                                       =======     =======         =======      =======

See Accompanying Notes to Consolidated Financial Statements.

Yardville national bancorp and subsidiaries

Consolidated Statements of cash flows

                                                                                    Year Ended December 31,
                                                                               2000           1999           1998
                                                                                       (in thousands)
Cash Flows from Operating Activities:
Net Income                                                                   $10,341        $8,020         $5,582
Adjustments:
   Provision for loan losses                                                  3,700          3,175          1,975
   Depreciation                                                               1,521          1,286            942
   ESOP fair value adjustment                                                   (75)            --             --
   Amortization and accretion                                                   146            512            943
   (Gain) loss on sales of securities available for sale                        (46)           301           (151)
   Writedown of other real estate                                               599            587            463
   Loss on sale of other real estate                                             25              1              7
   Increase in other assets                                                  (8,862)        (3,953)        (1,748)
   Increase in other liabilities                                              8,257          2,898          1,698

   Net Cash Provided by Operating Activities                                 15,606         12,827          9,711

Cash Flows from Investing Activities:
   Net decrease (increase) in interest bearing deposits with banks              364           (222)         1,486
   Purchase of securities available for sale                               (363,424)      (196,574)      (168,202)
   Maturities, calls and paydowns of securities available for sale           65,692         31,225         93,346
   Proceeds from sales of securities available for sale                      49,240         31,694         47,725
   Proceeds from maturities and paydowns of investment securities             5,263          8,197         11,081
   Purchase of investment securities                                        (7,841)        (80,333)       (20,436)
   Purchase of Bank Owned Life Insurance                                    (15,000)            --         (3,784)
   Net increase in loans                                                   (173,989)      (157,047)      (109,188)
   Expenditures for bank premises and equipment                              (1,549)        (4,435)        (2,001)
   Proceeds from sale of other real estate                                      626          2,765            257

   Net Cash Used by Investing Activities                                   (440,618)      (364,730)      (149,716)

Cash Flows from Financing Activities:
   Net increase in non-interest bearing demand, money market,
   and savings deposits                                                      92,760         39,849         23,232
   Net increase in certificates of deposit                                  113,751        184,315         73,467
   Net increase in borrowed funds                                           246,534        120,801         43,572
   Proceeds from issuance of trust preferred securities                      15,000             --             --
   Proceeds from issuance of common stock                                     6,904         19,688            294
   Decrease (increase) in unallocated ESOP shares                               400         (1,600)            --
   Treasury shares acquired                                                      --            (22)        (3,008)
   Dividends paid                                                            (2,840)        (2,037)        (1,449)

   Net Cash Provided by Financing Activities                                472,509        360,994        136,108

   Net increase (decrease) in cash and cash equivalents                      47,497          9,091         (3,897)
   Cash and cash equivalents as of beginning of year                         25,617         16,526         20,423

Cash and Cash Equivalents as of End of Year                                 $73,114        $25,617        $16,526

Supplemental Disclosure of Cash Flow Information:
   Cash paid during the year for:
   Interest                                                                 $56,700        $36,403        $25,714
   Income taxes                                                               6,922          4,348          3,140

Supplemental Schedule of Non-cash Investing and Financing Activities:
   Transfers from loans to other real estate,
   net of charge offs                                                          $706           $981         $2,513

See Accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

A. Consolidation. The consolidated financial statements include the accounts of Yardville National Bancorp and its subsidiaries, Yardville Capital Trust, Yardville Capital Trust II, and the Bank and the Bank's wholly owned subsidiaries (collectively, the Corporation). All significant inter-company accounts and transactions have been eliminated.

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

E. Allowance for Loan Losses. The provision for loan losses charged to operating expense is determined by management and is based upon a periodic review of the loan portfolio, past experience, the economy, and other factors that may affect a borrower's ability to repay the loan. This provision is based on management's estimates, and actual losses may vary from these estimates. These estimates are reviewed and adjustments, as they become necessary, are reported in the periods in which they become known. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in New Jersey. In addition, various regulatory agencies, as an integral part of their examination process periodically review the Corporation's allowance for loan losses and the valuation of other real estate. Such agencies may require the Corporation to recognize additions to the allowance or adjustments to the carrying value of other real estate based on their judgments about information available to them at the time of their examination.

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

F. Bank Premises and Equipment. Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on straight-line and accelerated methods over the estimated useful lives of the assets (buildings 25 to 50 years, furniture and fixtures 7 to 10 years, equipment 5 to 8 years). Charges for maintenance and repairs are expensed as they are incurred.

G. Other Real Estate (O.R.E). O.R.E. comprises real properties acquired through foreclosure or deed in lieu of foreclosure in partial or total satisfaction of problem loans. The properties are recorded at the lower of cost or fair value less estimated disposal costs at the date acquired. When a property is acquired, the excess of the loan balance over the fair value is charged to the allowance for loan losses. Any subsequent writedowns that may be required to the carrying value of the property are included in other non-interest expense. Gains realized from the sale of other real estate are included in other non-interest income, while losses are included in non-interest expense.

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

I. Stock Based Compensation. The Corporation applies Accounting Principles Board
(APB) Opinion 25 in accounting for its plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Pro forma disclosures, as required by SFAS 123, "Accounting for Stock Based Compensation," have been included for awards granted after January 1, 1995 (see note 10).

J. Earnings Per Share. On March 25, 1998, the Board of Directors of the Corporation approved a 2.5% stock dividend. All share data has been adjusted to reflect this action.

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

Weighted average shares for the basic net income per share computation for the years ended December 31, 2000, 1999, and 1998 were 7,022,000, 6,015,000, and
5,017,000, respectively. For the diluted net income per share computation, common stock equivalents of 17,000, 26,000, and 42,000 are included for the years ended December 31, 2000, 1999, and 1998, respectively.

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

L. Reclassification. Certain reclassifications have been made in the consolidated financial statements for 1999 and 1998 to conform to the classification presented in 2000.

2. CASH AND DUE FROM BANKS
The Corporation maintains various deposits with other banks. As of December 31, 2000 and 1999, the Corporation maintained sufficient cash on hand to satisfy Federal regulatory requirements.

3. SECURITIES
The amortized cost and estimated market value of securities available for sale are as follows:

   December 31,

                                                        2000                                            1999
                                                  Gross        Gross    Estimated                    Gross       Gross     Estimated
                                   Amortized   Unrealized   Unrealized    Market    Amortized     Unrealized   Unrealized    Market
(in thousands)                        Cost        Gains       Losses       Value       Cost          Gains       Losses       Value
U.S. Treasury securities
   and obligations of
   other U.S. government
   agencies                         $173,608        $241      $(1,475)   $172,374     $117,496          $6      $(4,771)   $112,731
Mortgage-backed securities           338,377       1,587       (3,166)    336,798      170,775         208       (4,819)    166,164
Corporate obligations                 26,713         713         (335)     27,091        5,783          --         (261)      5,522
Federal Reserve Bank Stock             2,036          --           --       2,036        1,397          --           --       1,397
Federal Home Loan Bank Stock          26,639          --           --      26,639       23,484          --           --      23,484

Total                               $567,373      $2,541      $(4,976)   $564,938     $318,935        $214      $(9,851)   $309,298

The amortized cost and estimated market value of investment securities are as follows:

   December 31,

                                                        2000                                            1999
                                                  Gross        Gross    Estimated                    Gross       Gross     Estimated
                                   Amortized   Unrealized   Unrealized    Market    Amortized     Unrealized   Unrealized    Market
(in thousands)                        Cost        Gains       Losses       Value       Cost          Gains       Losses       Value
Obligations of other U.S.
   government agencies               $68,185          $2      $(1,748)    $66,439      $69,184          $--     $(5,192)    $63,992
Obligations of state and
   political subdivisions             38,660         364         (688)     38,336       31,892          29       (2,640)     29,281
Mortgage-backed securities             3,855          --          (70)      3,785        7,091          --         (243)      6,848

Total                               $110,700        $366      $(2,506)   $108,560     $108,167         $29      $(8,075)   $100,121



Investment securities
                                                               Estimated
                                                   Amortized     Market
                                                      Cost       Value
                                                       (in thousands)
Due in 1 year or less                                $2,000      $1,999
Due after 1 year through 5 years                      5,064       5,129
Due after 5 years through 10 years                   25,211      24,814
Due after 10 years                                   74,570      72,833

   Subtotal                                         106,845     104,775
Mortgage-backed securities                            3,855       3,785

Total                                              $110,700    $108,560

Proceeds from sale of securities available for sale during 2000, 1999, and 1998 were $49.2 million, $31.7 million, and $47.7 million, respectively. Gross gains of $162,000, $21,000, and $242,000 were realized on those sales in 2000, 1999, and 1998, respectively. Gross losses of $116,000, $322,000, and $91,000 were realized on those sales in 2000, 1999 and 1998, respectively.

The amortized cost and estimated market value of securities available for sale and investment securities as of December 31, 2000 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call their obligations with or without call or prepayment penalties.

Securities available for sale
                                                               Estimated
                                                   Amortized     Market
                                                      Cost       Value
                                                       (in thousands)
Due in 1 year or less                               $62,047     $62,042
Due after 1 year through 5 years                     47,244      47,384
Due after 5 years through 10 years                   33,000      32,638
Due after 10 years                                   86,705      86,076

   Subtotal                                         228,996     228,140
Mortgage-backed securities                          338,377     336,798

Total                                              $567,373    $564,938

Securities with a carrying value of approximately $522.8 million as of December 31, 2000 were pledged to secure public deposits and for other purposes as required or permitted by law. As of December 31, 2000, Federal Home Loan Bank
(FHLB) stock with a carrying value of $26.6 million was held by the Corporation as required by the FHLB.

4. LOANS AND ALLOWANCE FOR LOAN LOSSES
The following table shows comparative year-end detail of the loan portfolio:

                                                             December 31,
                                                           2000        1999
                                                            (in thousands)
Commercial and industrial loans                          $161,062    $114,405
Real estate loans - mortgage                              527,877     438,570
Real estate loans - construction                           96,522      59,387
Consumer loans                                             26,629      22,915
Other loans                                                 6,199      11,460

Total loans                                              $818,289    $646,737

During 2000, YNB classified loans to reflect the under-lying collateral. The 1999 and 1998 amounts have been reclassified to reflect the 2000 presentation. Residential mortgage loans held for sale amounted to $1.6 million and $2.0 million as of December 31, 2000 and 1999, respectively. These loans are accounted for at the lower of aggregate cost or market value and are included in the table above.

The Corporation originates and sells mortgage loans to FHLMC and FNMA. Generally, servicing on such loans is retained by the Corporation. As of December 31, 2000 and 1999, loans serviced for FHLMC were $22.8 million and $27.2 million, respectively; loans serviced for FNMA were $12.2 million and $12.5 million, respectively.

The Corporation has extended credit in the ordinary course of business to directors, officers, and their associates on substantially the same terms, including interest rates and collateral, as those prevailing, for comparable transactions with other customers of the Corporation.

The following table summarizes activity with respect to such loans:

                                             Year Ended December 31,

                                               2000        1999
                                                 (in thousands)
Balance as of beginning of year              $10,823      $5,705
Additions                                      6,234       6,379
Repayments                                     2,386       1,261

Balance as of end of year                    $14,671     $10,823

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


Changes in the allowance for loan losses are as follows:

                                                   Year Ended December 31,

                                                2000        1999         1998
                                                       (in thousands)
Balance as of beginning
   of year                                    $8,965      $6,768       $5,570
Loans charged off                             (1,867)     (1,085)        (843)
Recoveries of loans
   charged off                                   136         107           66

Net charge offs                               (1,731)       (978)        (777)
Provision charged
   to operations                               3,700       3,175        1,975

Balance as of
   end of year                               $10,934      $8,965       $6,768


The detail of loans charged off is as follows:

                                                   Year Ended December 31,

                                                2000        1999         1998
                                                       (in thousands)
Commercial and
   industrial loans                             $715        $356         $278
Real estate loans
  -- mortgage                                    717          56          269
Real estate loans
  -- construction                                 37         182           --
Consumer loans                                   138         308          296
Other loans                                      260         183           --

Total                                         $1,867      $1,085         $843

Nonperforming assets include nonperforming loans and other real estate. The nonperforming loan category includes loans on which accrual of interest has been discontinued with subsequent interest payments credited to income as received, only if collection of principal is not in doubt; loans 90 days past due or greater on which interest is still accruing; and restructured loans. Nonperforming loans as a percentage of total loans were 0.86% as of December 31, 2000 and 0.48% as of December 31, 1999.

A summary of nonperforming assets follows:

                                                               December 31,

                                                            2000        1999
                                                             (in thousands)
Nonaccrual loans:
   Commercial and industrial loans                           $456      $1,148
   Real estate loans -- mortgage                            5,051         717
   Consumer loans                                             295          12
   Other loans                                                 --         312

Total nonaccrual loans                                     $5,802      $2,189

Restructured loans                                           $532        $540

Past due 90 days or more:
   Commercial and industrial loans                             $6         $46
   Real estate loans -- mortgage                              662         277
   Consumer loans                                              31          26

Total past due 90 days or more                                699         349

Total nonperforming loans                                   7,033       3,078
Other real estate                                           2,041       2,585

Total nonperforming assets                                 $9,074      $5,663

The Corporation has defined the population of impaired loans to be all nonaccrual commercial loans. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, including residential mortgage and consumer loans, are specifically excluded from the impaired loan portfolio. The recorded investment in loans receivable for which an impairment has been recognized as of December 31, 2000 and 1999 was $5.1 million and $2.2 million, respectively. The related allowance for loan losses on these loans as of December 31, 2000 and 1999 was $786,000 and $618,000, respectively. The average recorded investment in impaired loans during 2000 and 1999 was $4.7 million and $2.1 million, respectively. There was no interest income recognized on impaired loans in 2000, 1999, and 1998.

Additional income before income taxes amounting to approximately $640,000 in 2000, $257,000 in 1999 and $249,000 in 1998 would have been recognized if interest on all loans had been recorded based upon original contract terms.

5. BANK PREMISES AND EQUIPMENT
The  following  table  represents  comparative   information  for  premises  and
equipment:

                                                              December 31,

                                                           2000        1999
                                                            (in thousands)
Land and improvements                                      $1,249      $1,249
Buildings and improvements                                  6,910       6,591
Furniture and equipment                                    10,378       9,154

Total                                                      18,537      16,994
Less accumulated depreciation                               9,109       7,594

Bank premises and equipment, net                           $9,428      $9,400

6. DEPOSITS
Total deposits consist of the following:

                                                               December 31,

                                                            2000        1999
                                                             (in thousands)
Non-interest bearing
   demand deposits                                       $102,718     $90,219
Interest bearing
   demand deposits                                         77,110      61,483
Money market deposits                                     128,489      57,143
Savings deposits                                           73,588      80,300
Certificates of deposit
   of $100,000 and over                                   131,011      72,528
Other time deposits                                       437,402     382,134

Total                                                    $950,318    $743,807

A summary of certificates of deposit by maturity is as follows:

                                                               December 31,

                                                             2000        1999
                                                            (in thousands)
Within one year                                          $432,227    $324,478
One to two years                                          124,333      92,320
Two to three years                                          5,035      29,925
Three to four years                                         3,791       5,276
Four to five years                                          3,027       2,663

Total                                                    $568,413    $454,662

7. BORROWED FUNDS
Borrowed funds include securities sold under agreements to repurchase, Federal Home Loan Bank (FHLB) advances, and obligation for ESOP. Other borrowed funds consist of Federal funds purchased and Treasury tax and loan deposits.

The following table presents comparative data related to borrowed funds of the Corporation as of and for the years ended December 31, 2000, 1999, and 1998.

                                                      December 31,

                                              2000        1999         1998
                                                     (in thousands)
Securities sold
   under agreements
   to repurchase                             $10,000     $45,000      $87,120
FHLB advances                                532,768     250,293       89,316
Obligation for ESOP                            1,200       1,600           --
Other                                          1,255       1,796        1,452

Total                                       $545,223    $298,689     $177,888

Maximum amount
   outstanding at
   any month end                            $545,223    $304,473     $182,354
Average interest rate
   on year end balance                          5.79%       5.49%        5.25%
Average amount
   outstanding
   during the year                          $367,021    $256,957     $158,106
Average interest rate
   for the year                                 5.78%       5.26%        5.54%

There are $10.0 million in securities sold under agreements to repurchase with an expected maturity over 90 days as of December 31, 2000. The outstanding amount is a callable repurchase agreement with a maturity of ten years and a call date of one year. Due to the call provision, the expected maturity could differ from the contractual maturity.

The FHLB advances as of December 31, 2000 mature as follows:

(in thousands)

Within one year                                              $751
Over one to two years                                      22,017
Over five years                                           510,000

Total                                                    $532,768

The outstanding amount includes $515.0 million in callable advances with two to ten year maturities and call dates of three months to five years. Due to the call provisions, expected maturities could differ from contractual maturities.

Interest expense on borrowed funds is comprised of the following:

                                                Year Ended December 31,

                                            2000        1999         1998
                                                  (in thousands)
Securities sold under
   agreements to
   repurchase                             $1,281      $5,507       $5,851
FHLB advances                             19,785       7,854        2,816
Obligation for ESOP                          100         115           --
Other                                         53          47           89

Total                                    $21,219     $13,523       $8,756

8. COMPANY-OBLIGATED MANDATORILY REDEEMABLE TRUST PREFERRED SECURITIES OF SUBSIDIARY TRUSTHOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES OF THE COMPANY (Trust Preferred Securities)

On June 23, 2000, Yardville Capital Trust II (the Trust II), a statutory business trust, and a wholly owned subsidiary of Yardville National Bancorp, issued $15.0 million of 9.50% Trust Preferred Securities in a private placement transaction to one investor and $464,000 of 9.50% Common Securities to Yardville National Bancorp. Proceeds from the issuance of the Trust Preferred Securities were immediately used by the Trust II to purchase $15.0 million of 9.50% Subordinated Debentures maturing June 22, 2030 from Yardville National Bancorp. The Trust II exists for the sole purpose of issuing Trust Preferred Securities and investing the proceeds into Subordinated Debentures of Yardville National Bancorp. These Subordinated Debentures constitute the sole assets of the Trust
II. These Subordinated Debentures are redeemable in whole or part prior to maturity after June 23, 2010. The Trust II is obligated to distribute all proceeds of a redemption, whether voluntary or upon maturity, to holders of the Trust Preferred Securities. Yardville National Bancorp's obligation with respect to the Trust Preferred Securities and the Subordinated Debentures, when taken together, provides a full and unconditional guarantee on a subordinated basis by Yardville National Bancorp of the obligations of Trust II to pay amounts when due on the Trust Preferred Securities.

In 1997, Yardville Capital Trust (the Trust) issued $11.5 million of 9.25% Trust Preferred Securities and $356,000 of 9.25% Common Securities to Yardville National Bancorp. Proceeds were used by the Trust to purchase $11.9 million of 9.25% Subordinated Debentures maturing November 1, 2027. Those debentures are redeemable in whole or in part prior to maturity after November 1, 2002.

9. INCOME TAXES
Income taxes reflected in the consolidated financial statements for 2000, 1999, and 1998 are as follows:

                                                Year Ended December 31,

                                             2000        1999         1998
                                                    (in thousands)
Statements of Income:
Federal:
   Current                                  $5,162      $4,153       $2,625
   Deferred                                 (1,011)     (1,005)        (358)
State:
   Current                                     108          39          512
   Deferred                                     --          --         (140)

Total tax expense                           $4,259      $3,187       $2,639

Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities for 2000 and 1999 are as follows:

                                                                December 31,

                                                             2000        1999
                                                              (in thousands)
Deferred tax assets:
Allowance for loan losses                                  $4,465      $3,339
Writedown of basis of O.R.E. properties                       106         167
Deferred income                                                 5           2
Net state operating loss carryforwards                         22          48
Accumulated other comprehensive loss                          853       3,373
Deferred compensation                                         660         567

Total deferred tax assets                                  $6,111      $7,496

Valuation allowance                                           (78)        (78)

Deferred tax liabilities:
Deferred income                                              (274)       (274)
Unamortized discount accretion                               (160)        (37)
Depreciation                                                  (26)       (140)
Other                                                          28          91

Net deferred tax assets                                    $5,601      $7,058

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

                                                     Year Ended December 31,

                                                 2000        1999         1998
                                                       (in thousands)
Income tax expense
   at statutory rate                           $4,964      $3,810       $2,795
State income taxes, net of Federal benefit         71          26          245
Changes in taxes resulting from:
   Tax exempt interest                           (591)       (471)        (239)
   Tax exempt income                             (279)       (260)        (227)
   Non-deductible expenses                         94          82           65

Total                                          $4,259      $3,187       $2,639

10. BENEFIT PLANS
Retirement Savings Plan. The Corporation has a 401(K) plan which covers substantially all employees with one or more years of service. The plan permits all eligible employees to make basic contributions to the plan up to 12% of base compensation. Under the plan, the Corporation provided a matching contribution of 50% in 2000, 1999 and 1998 up to 6% of base compensation. Employer contributions to the plan amounted to $151,000 in 2000, $128,000 in 1999, and $107,000 in 1998.

Postretirement Benefits. The Corporation provides additional postretirement benefits, namely life and health insurance, to retired employees over the age of 62 who have completed 15 years of service. The plan calls for retirees to contribute a portion of the cost of providing these benefits in relation to years of service. The cost of retiree health and life insurance benefits is recognized over the employees' period of service. There were no periodic postretirement benefit costs under SFAS 106 in 2000, 1999 and 1998. The actuarial present value of benefit obligations was $755,000 in 2000 and 1999.

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

                                                             Weighted Average
                                                   Shares     Exercise Price

Balance,
   December 31, 1997                               130,307          $5.52

Shares:
   Granted                                         419,288          17.20
   Exercised                                        57,575           5.03
   Expired                                           1,597           8.43

Balance,
   December 31, 1998                               490,423         $15.55

Shares:
   Granted                                          19,680          12.08
   Exercised                                        13,980           4.78
   Expired                                           3,732          12.10

Balance,
   December 31, 1999                               492,391         $15.76

Shares:
   Granted                                         509,500          10.94
   Exercised                                        14,420           4.91
   Expired                                           5,472          11.64

Balance,
   December 31, 2000                               981,999         $15.75

Shares exercisable as of
   December 31, 2000                               209,175         $15.10

The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2000, 1999, and 1998, respectively: (1) an expected annual dividend rate of $0.44, $0.40, and $0.32 (2) risk free rate of 5.0%, 6.3%, and 5.6% (3) expected life of approximately 5 years in 2000, 1999 and 1998.

The Corporation applies APB Opinion No. 25 in accounting for its plans and, accordingly, no compensation cost has been recognized for stock options in the consolidated financial statements.

Had the Corporation determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Corporation's 2000, 1999, and 1998 net income would have been reduced to the pro forma amounts indicated below:

                                         2000        1999         1998
                                                (in thousands)
Net income:
   As reported                         $10,341      $8,020       $5,582
   Pro forma                             8,482       7,952        3,567

Earnings per share:
Basic:
   As reported                          $1.47       $1.33        $1.11
   Pro forma                             1.21        1.32         0.71
Diluted:
   As reported                          $1.47       $1.33        $1.10
   Pro forma                             1.21        1.32         0.71

Benefit Plans. The Corporation has a salary continuation plan for key executives, a director deferred compensation plan for its board members, and an officer group term replacement plan for divisional officers. The plans provide for yearly retirement benefits to be paid over a specified period. The present value of the benefits accrued under these plans as of December 31, 2000 and 1999 is approximately $845,000 and $669,000, respectively, and is included in other liabilities in the accompanying consolidated statements of condition. Compensation expense of approximately $140,000, $142,000, and $138,000 is included in the accompanying consolidated statements of income for the years ended December 31, 2000, 1999, and 1998, respectively.

In connection with the benefit plans, the Corporation has purchased life insurance policies on the lives of the executives, directors, and divisional officers. The Corporation is the owner and beneficiary of the policies. The cash surrender values of the policies are approximately $30.1 million and $14.4 million as of December 31, 2000 and 1999, respectively, and are included in other assets in the accompanying consolidated statements of condition.

11. COMMON STOCK
In 1997, the Corporation's Board of Directors authorized the repurchase of up to 172,000 shares in aggregate of the Corporation's common stock. At various times in 1998, the Corporation repurchased shares totaling 170,300 at an average price of $17.67. In 1999, the Corporation repurchased 1,700 shares at an average price of $12.94 completing the stock repurchase program.

In 1999, the Bank established an Employee Stock Ownership Plan and related trust ("ESOP") for eligible employees. The ESOP is a tax-qualified plan subject to the requirements of the Employee Retirement Income Security Act of 1974 (ERISA). Employees with twelve months of employment with the Bank and who have worked at least 1,000 hours are eligible to participate. The ESOP borrowed $2 million from an unaffiliated financial institution and purchased 155,340 shares of common shares, no par value, of the Corporation. Shares purchased by the ESOP are held in a suspense account pending allocation among participants as the loan is repaid.

Compensation expense is recognized based on the fair value of the stock when it is committed to be released. Compensation expense amounted to $275,000 and $347,000 for the years ended December 31, 2000 and 1999, respectively. The fair value of unearned shares at December 31, 2000 is $1.1 million.

Unallocated shares are deducted from common shares outstanding for earnings per share purposes with shares which are committed to be released during the year added back into weighted average shares outstanding.

On May 18, 1999, the Corporation completed the sale of 1,610,000 shares of its common stock in an underwritten public offering. The common stock was offered at a price of $12.00 per share and generated gross proceeds of $19.3 million. Net proceeds after the underwriting discount and other offering costs were approximately $17.6 million. Of the net proceeds, $17.5 million were contributed to the Bank to support future asset growth.

On June 23, 2000, the Corporation completed the private placement of 68,500 units, each unit consisting of 10 shares of common stock and 1 common stock purchase warrant. The warrants have an expiration date of June 23, 2010 and a purchase price of $12.00 per share. The units were sold to a limited number of accredited investors and generated gross proceeds of $6.9 million. Net proceeds after offering costs were $6.8 million. Nearly all the net proceeds were contributed to the bank to support future asset growth.

12. OTHER NON-INTEREST EXPENSE
Other non-interest expense included the following:

                                                    Year Ended December 31,

                                                2000        1999         1998
                                                       (in thousands)
Audit and examination fees                      $396        $346         $306
Attorneys' fees                                  257         296          379
O.R.E. expenses                                  893         571          573
Outside services and processing                  269         237          328
Stationery and supplies                          628         498          403
Communication and postage                        601         487          434
FDIC insurance premium                           161          67           53
Insurance (other)                                156          97          101
Marketing                                      1,144         835          747
Amortization of trust preferred expenses         176         160          160
Other                                          2,252       1,664        1,369

   Total                                      $6,933      $5,258       $4,853

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

The contract amounts of off-balance sheet financial instruments as of December 31, 2000 and 1999 for commitments to extend credit were $153.9 million and $162.0 million, respectively. For letters of credit, the contract amounts were $14.1 million and $9.2 million, respectively. Many such commitments to extend credit may expire without being drawn upon, and therefore, the total commitment amounts do not necessarily represent future cash flow requirements.

The Corporation maintains lines of credit with theFHLB and four of its correspondent banks. There were approximately $35 million in lines of credit available as of December 31, 2000. The Corporation maintains repurchase agreement lines of credit with three brokerage firms. There were approximately $200 million in lines available at December 31, 2000.

The Corporation leases various banking offices and its corporate headquarters. Total lease rental expense was $1.0 million, $531,080, and $298,234 for the years ended December 31, 2000, 1999, and 1998, respectively. Minimum rentals under the terms of the leases are approximately $1.1 million in 2001, and approximately $1.2 million per year in 2002, 2003, 2004 and 2005.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets (as defined in the regulations). Management believes, as of December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2000, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

Permission from the Comptroller of the Currency is required if the total of dividends declared in a calendar year exceeds the total of the Bank's net profits, as defined by the Comptroller, for that year, combined with its retained net profits of the two preceding years. The retained net profits of the Bank available for dividends are approximately $12.9 million as of December 31, 2000.

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

The following table presents the Corporation's and Bank's actual capital amounts and ratios:

Regulatory Matters
   Per Regulatory Guidelines

                                                                 Actual Minimum "Well Capitalized"

                                                     Amount       Ratio       Amount     Ratio     Amount       Ratio
                                                                      (amounts in thousands)
As of December 31, 2000:
Corporation
   Total capital (to risk-weighted assets)          $117,244      11.6%      $80,536      8.0%    $100,671      10.0%
   Tier I capital (to risk-weighted assets)          106,310      10.6        40,268      4.0       60,402       6.0
   Tier I capital (to average assets)                106,310       8.1        52,322      4.0       65,402       5.0
Bank
   Total capital (to risk-weighted assets)          $115,567      11.5%      $80,325      8.0%    $100,406      10.0%
   Tier I capital (to risk-weighted assets)          104,633      10.4        40,162      4.0       60,244       6.0
   Tier I capital (to average assets)                104,633       8.0        52,596      4.0       65,745       5.0

As of December 31, 1999:
Corporation
   Total capital (to risk-weighted assets)           $85,544      11.5%      $59,717      8.0%     $74,646      10.0%
   Tier I capital (to risk-weighted assets)           76,579      10.3        29,858      4.0       44,788       6.0
   Tier I capital (to average assets)                 76,579       7.9        38,781      4.0       48,476       5.0
Bank
   Total capital (to risk-weighted assets)           $85,244      11.4%      $59,672      8.0%     $74,590      10.0%
   Tier I capital (to risk-weighted assets)           76,279      10.2        29,836      4.0       44,754       6.0
   Tier I capital (to average assets)                 76,279       7.8        38,910      4.0       48,637       5.0

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

Securities and Mortgage-backed Securities. The fair value of investments and mortgage-backed securities is based on bid prices published in financial newspapers or bid quotations received from securities dealers.

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

The estimated fair values of the Corporation's financial instruments are as follows:

                                                          December 31, 2000

                                                         Carrying      Fair
                                                           Value       Value
                                                            (in thousands)
Financial Assets:
   Cash and cash equivalents                              $73,114     $73,114
   Interest bearing
   deposits with banks                                        591         591
   Securities available
   for sale                                               564,938     564,938
   Investment securities                                  110,700     108,560
   Loans, net                                             807,355     807,619
Financial Liabilities:
   Deposits                                               950,318     953,640
   Borrowed funds                                         545,223     561,719
   Trust preferred securities                              26,500      26,213


                                                          December 31, 1999

                                                          Carrying     Fair
                                                            Value      Value
                                                            (in thousands)
Financial Assets:
   Cash and cash equivalents                              $25,617     $25,617
   Interest bearing
   deposits with banks                                        955         955
   Securities available
   for sale                                               309,298     309,298
   Investment securities                                  108,167     100,121
   Loans, net                                             637,772     633,088
Financial Liabilities:
   Deposits                                               743,807     742,822
   Borrowed funds                                         298,689     298,349
   Trust preferred securities                              11,500      11,069

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, and as the fair value for these financial instruments was not material, these disclosures are not included above.

Limitations. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include the deferred tax assets and bank premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

16. PARENT CORPORATION INFORMATION
The condensed financial statements of the parent company only are presented below:


Condensed Statements of Income

                                                     Year Ended December 31,

                                                  2000        1999         1998
                                                         (in thousands)
Operating Income:
   Dividends from subsidiary                    $4,648      $3,099       $1,982
   Interest income                                  14          12           42
   Other income                                    501         514           63

   Total Operating Income                        5,163       3,625        2,087

Operating Expense:
   Interest expense                              1,909       1,179        1,064
   Other expense                                   668         728          340

   Total Operating Expense                       2,577       1,907        1,404

Income before income
   taxes and equity in
   undistributed income
   of subsidiaries                               2,586       1,718          683
Federal income tax benefit                        (701)       (470)        (441)

Income before equity in
   undistributed income
   of subsidiaries                               3,287       2,188        1,124
Equity in undistributed
   income of subsidiaries                        7,054       5,832        4,458

   Net Income                                  $10,341      $8,020       $5,582

Condensed Statements of Cash Flows

                                                      Year Ended December 31,

                                                  2000        1999         1998
                                                         (in thousands)
Cash Flows from
   Operating Activities:
Net Income                                     $10,341      $8,020       $5,582
Adjustments:
   Increase in other assets                       (196)       (320)        (769)
   Equity in undistributed
   income of subsidiaries                       (7,054)     (5,832)      (4,458)
   Increase in other liabilities                    98          21           --

Net Cash Provided by
   Operating Activities                          3,189       1,889          355

Cash Flows from
   Investing Activities:
   Proceeds from sales of
   securities available
   for sale                                         --          --        3,192
   Investing in subsidiaries                   (22,626)    (19,499)           1

Net Cash (Used) Provided by
   Investing Activities                        (22,626)    (19,499)       3,193

Cash Flows from
   Financing Activities:
   (Decrease) increase in
   obligation for ESOP                            (400)      1,600           --
   Proceeds from issuance of
   subordinated debentures                      15,464           --          --
   Proceeds from shares issued                   7,304      18,088          294
   Purchase of treasury shares                      --         (22)      (3,008)
   Dividends paid                               (2,840)     (2,037)      (1,449)

Net Cash Provided (Used) by
   Financing Activities                         19,528      17,629       (4,163)

Net increase (decrease) in cash                     91          19         (615)
Cash as of beginning of year                       219         200          815

Cash as of end of year                            $310        $219         $200


Yardville National Bancorp (Parent Corporation)

Condensed Statements of Condition

                                                               December 31,

                                                             2000        1999
                                                               (in thousands)
Assets:
   Cash                                                      $310        $219
   Securities available for sale                              105         105
   Investment in subsidiaries                             104,658      70,371
   Other assets                                             1,812       1,616

   Total Assets                                          $106,885     $72,311

Liabilities and
Stockholders' Equity:
   Other liabilities                                         $128         $30
   Obligation for ESOP                                      1,200       1,600
   Subordinated debentures                                 27,320      11,856
   Stockholders' equity                                    78,237      58,825

   Total Liabilities and
   Stockholders' Equity                                  $106,885     $72,311

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Yardville National Bancorp:

We have audited the accompanying consolidated statements of condition of Yardville National Bancorp and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yardville National Bancorp and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with generally accepted accounting principles.


Princeton, New Jersey
January 25, 2001