Form 10-K, Exhibit 13
period 2001-12-31
YARDVILLE NATIONAL BANCORP
filed 2002-04-01
CIK 787849

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


                                                                     At or for the year ended December 31,
-------------------------------------------------------------------------------------------------------------------
                                                          2001        2000         1999         1998        1997
-------------------------------------------------------------------------------------------------------------------
Statement of Income
(in thousands)

Interest income                                        $  118,948  $  100,389   $   69,719   $  50,923    $  40,768
Interest expense                                           82,813      62,654       39,645      28,392       21,100
-------------------------------------------------------------------------------------------------------------------
Net interest income                                        36,135      37,735       30,074      22,531       19,668
Provision for loan losses                                   3,925       3,700        3,175       1,975        1,125
Securities gains (losses), net                              3,182          46         (301)        151           24
Other non-interest income                                   4,855       3,380        3,066       2,851        2,520
Non-interest expense                                       26,835      22,861       18,457      15,337       13,341
-------------------------------------------------------------------------------------------------------------------
Income before income tax expense
   and extraordinary item                              $   13,412  $   14,600   $   11,207    $  8,221    $   7,746
Income tax expense                                          3,395       4,259        3,187       2,639        2,740
-------------------------------------------------------------------------------------------------------------------
Income before extraordinary item                       $   10,017  $   10,341   $    8,020    $  5,582     $  5,006
Extraordinary loss on early retirement
   of debt, net of tax benefit                             (1,464)         --           --          --           --
-------------------------------------------------------------------------------------------------------------------
Net income                                             $    8,553  $   10,341   $    8,020    $  5,582     $  5,006
-------------------------------------------------------------------------------------------------------------------
 Balance Sheet
(in thousands, except per share data)

Assets                                                 $1,943,389  $1,619,312   $1,123,598    $757,666     $614,686
Loans                                                   1,007,973     818,289      646,737     491,649      385,751
Securities                                                812,236     675,638      417,465     221,688      186,636
Deposits                                                1,092,690     950,318      743,807     519,643      422,944
Borrowed funds                                            707,113     545,223      298,689     177,888      134,316
Stockholders' equity                                       93,245      78,237       58,825      40,756       39,745
Allowance for loan losses                                  13,542      10,934        8,965       6,768        5,570

Per Share Data
Basic earnings per share
   Income before extraordinary item                    $     1.32  $     1.47   $     1.33    $   1.11     $   0.99
   Extraordinary loss, net of tax benefit                   (0.19)      --           --         --           --
-------------------------------------------------------------------------------------------------------------------
Net income                                                   1.13        1.47         1.33        1.11         0.98
-------------------------------------------------------------------------------------------------------------------
 Diluted earnings per share
   Income before extraordinary item                          1.30        1.47         1.33        1.10       --
   Extraordinary loss, net of tax benefit                   (0.19)         --           --         --           --
-------------------------------------------------------------------------------------------------------------------
Net income                                                   1.11        1.47         1.33        1.10         0.98
-------------------------------------------------------------------------------------------------------------------
Cash dividends                                               0.44        0.40         0.34        0.29         0.24
Stockholders' equity (book value)                           11.68       10.64         8.88        8.20         7.82

Other Data
Average shares outstanding - basic                          7,601       7,022        6,015       5,017        5,052
Average shares outstanding - diluted                        7,678       7,039        6,041       5,059        5,117
===================================================================================================================

Selected Historical
Consolidated Financial Data (cont'd)

                                                                        At or for the year ended December 31,
-------------------------------------------------------------------------------------------------------------------
                                                            2001       2000         1999        1998        1997
-------------------------------------------------------------------------------------------------------------------
Financial Ratios
Return on average assets                                     0.48%       0.79%        0.83%       0.82%        0.93%
Return on average stockholders' equity                       9.86       15.64        15.34       13.96        13.32
Net interest margin                                          2.17        3.07         3.33        3.55         3.95
Efficiency ratio                                            60.75       55.54        56.20       60.07        60.06
Average stockholders' equity
   to average assets                                         4.85        5.05         5.39        5.84         7.00
Dividend payout ratio                                       39.06       27.46        25.40       25.96        24.63
Tier I leverage ratio                                        6.92        8.13         7.90        7.68         9.53
Tier I capital as a percent of
   risk-weighted assets                                     10.03       10.56        10.26        9.91        12.24
Total capital as a percent of
   risk-weighted assets                                     11.25       11.65        11.46       11.17        13.49
Allowance for loan losses to total loans                     1.34        1.34         1.39        1.38         1.44
Net loan charge offs to average total loans                  0.15        0.24         0.17        0.18         0.14
Nonperforming loans to total loans                           0.51        0.86         0.48        0.79         1.38
Nonperforming assets to total loans
    and other real estate owned                              0.74        1.11         0.87        1.78         2.18
Allowance for loan losses to nonperforming
   assets                                                  181.67      120.50       158.31       76.65        65.64
Allowance for loan losses to nonperforming
   loans                                                   264.23%     155.47%      291.26%     174.75%      104.80%
===================================================================================================================

                                                     Management's Discussion and
                                                     Analysis of Consolidated
                                                     Financial Condition and
                                                     Results of Operations

This discussion should be read in conjunction with the consolidated financial statements, notes and tables included elsewhere in this report. Throughout the following sections, the "Corporation" is defined as Yardville National Bancorp and its wholly owned subsidiaries Yardville National Bank (the "Bank"), Yardville Capital Trust, Yardville Capital Trust II, and Yardville Capital Trust III, collectively referred to as "YNB." The purpose of this discussion and analysis is to assist in the understanding and the evaluation of the financial condition, changes in financial condition and results of operations of YNB.

2001 OVERVIEW
The significant reduction in short-term interest rates by the Federal Reserve negatively impacted YNB's net interest margin and financial performance in 2001. In 2001, net income decreased 17.3%, primarily as the result of the extraordinary loss on the early retirement of debt and the lower interest rate environment.
     YNB continued to experience strong loan and deposit growth in 2001. Loans and deposits grew 23.2% and 15.0%, respectively, this past year. At December 31, 2001, YNB had total assets exceeding $1.9 billion.
     YNB continued its strategic retail expansion in 2001 with the opening of its first branch in Burlington County. YNB's core Mercer County market was further solidified with the addition of its Lawrence branch in early 2001. Management anticipates that the recent opening of YNB's Hunterdon Regional Headquarters and third branch office in Hunterdon will provide positive results in 2002 as YNB continues its targeted expansion into this rapidly developing county.
     The strong growth YNB achieved was supported by the raising of additional capital in 2001. YNB successfully completed a private equity placement and trust preferred securities offering that provided new capital to support YNB's ongoing expansion.

Summary of Financial Performance
YNB's strategic expansion into new and existing markets and strength as a business lender resulted in strong growth in loans and deposits in 2001. YNB's net income, however, was negatively impacted by lower interest rates.
     Net income amounted to $8.6 million, a 17.3% decrease, compared to $10.3 million earned in 2000. The decrease in net income is primarily the result of two factors: (1) $50.0 million in Federal Home Loan Bank (FHLB) advances were retired, which resulted in a pre-tax loss of $2.2 million and (2) the compression of YNB's net interest margin. Conversely, larger volumes of loan and security assets as well as net securities gains of $3.2 million enhanced net income levels in 2001. Driven by commercial loan growth, YNB's loan portfolio increased 23.2% in 2001 compared to 2000. At December 31, 2001, total loan outstandings reached $1.0 billion compared to $818.3 million at year-end 2000. Overall loan quality remains strong as nonperforming assets decreased 17.9% in 2001. YNB continues to actively monitor and manage loan quality. YNB's deposit base increased 15.0% to total $1.1 billion at December 31, 2001. Money market and interest bearing demand deposits were the primary types of deposit growth in 2001. YNB's relationship banking philosophy resulted in an 11.4% increase in non-interest bearing demand deposits in 2001.
     Return on average assets (ROA) decreased to 0.48% in 2001 from 0.79% in 2000. For 2001, YNB's return on average stockholders' equity (ROE) was 9.86% compared to 15.64% in 2000. The efficiency ratio increased to 60.75% in 2001 from 55.54% in 2000. Lower net interest income levels negatively impacted these measurements.

RESULTS OF OPERATIONS
YNB earned $8.6 million or $1.11 per diluted share for the year ended December 31, 2001, compared to $10.3 million or $1.47 for the year ended December 31, 2000. Net income and earnings per share decreased 17.3% and 24.5%, respectively, in 2001. Earnings per share, on a diluted basis, excluding the extraordinary loss on the retirement of debt, were $1.30 or 11.6% lower than 2000 results. YNB posted net income of $8.0 million or $1.33 per diluted share in 1999. The decrease in net income and earnings per share in 2001 is principally attributed to decreased earnings as a result of the extraordinary loss on the retirement of debt and net interest margin compression. Earnings per share were also negatively impacted by higher average shares outstanding due to the full impact of the private common stock placement completed in June 2000, and, to a lesser extent, the private equity placement completed in August 2001.

NET INTEREST INCOME
Net interest income is YNB's largest and most significant component of operating income. Net interest income is the difference between interest and fees on loans and other earning assets, and interest paid on interest bearing liabilities. This component represented 81.8% of YNB's net revenues in 2001. Net interest income also depends upon the relative amount and mix of interest earning assets, interest bearing liabilities, and the interest rate earned or paid on them. YNB's goal is to optimize net interest income performance in varying interest rate environments.
     The following tables set forth YNB's consolidated average balances of assets, liabilities and stockholders' equity as well as the amount of interest income and expense on related items, and YNB's average yield or rate for each of the five years ended December 31, 2001. The yields and costs are derived by dividing income and expense by the average balance of assets or liabilities.

Financial Summary

Average Balances, Rates Paid and Yields

------------------------------------------------------------------------------------------------------------------------------
                                                             December 31, 2001                        December 31, 2000
------------------------------------------------------------------------------------------------------------------------------
                                                                                Average                                Average
                                                      Average                    Yield/     Average                    Yield/
(in thousands)                                        Balance    Interest         Rate      Balance     Interest        Rate
------------------------------------------------------------------------------------------------------------------------------
Interest Earning Assets:
Deposits with other banks                          $    3,816    $    171        4.48%   $    1,322     $     82         6.20%
Federal funds sold                                     74,624       2,765        3.71        37,961        2,454         6.46
Securities                                            747,172      45,604        6.10       494,439       33,435         6.76
Loans (1)                                             891,957      70,408        7.89       723,570       64,418         8.90
------------------------------------------------------------------------------------------------------------------------------
   Total interest earning assets                   $1,717,569    $118,948        6.93%   $1,257,292     $100,389         7.98%
------------------------------------------------------------------------------------------------------------------------------
Non-Interest Earning Assets:
Cash and due from banks                              $ 21,026                            $   18,307
Allowance for loan losses                             (11,583)                               (9,798)
Premises and equipment, net                            10,081                                 9,303
Other assets                                           52,288                                32,944
------------------------------------------------------------------------------------------------------------------------------
   Total non-interest earning assets                   71,812                                50,756
------------------------------------------------------------------------------------------------------------------------------
Total assets                                       $1,789,381                             1,308,048
------------------------------------------------------------------------------------------------------------------------------
Interest Bearing Liabilities:
Deposits:
   Savings, money markets,
       and interest bearing demand                 $  318,595    $  9,931        3.12%   $  233,012     $  7,937         3.41%
   Certificates of deposit of
       $100,000 or more                               129,340       7,581        5.86       106,851        6,918         6.47
   Other time deposits                                453,747      27,085        5.97       408,414       24,772         6.07
------------------------------------------------------------------------------------------------------------------------------
      Total interest bearing deposits                 901,682      44,597        4.95       748,277       39,627         5.30
   Borrowed funds                                     644,690      35,264        5.47       367,021       21,219         5.78
   Trust preferred securities                          31,048       2,952        9.51        19,333        1,808         9.35
------------------------------------------------------------------------------------------------------------------------------
      Total interest bearing liabilities           $1,577,420    $ 82,813        5.25%   $1,134,631     $ 62,654         5.52%
------------------------------------------------------------------------------------------------------------------------------
Non-Interest Bearing Liabilities:
Demand deposits                                    $  104,577                            $   96,024
Other liabilities                                      20,617                                11,284
Stockholders' equity                                   86,767                                66,109
------------------------------------------------------------------------------------------------------------------------------
   Total non-interest bearing
   liabilities and stockholders' equity            $  211,961                            $  173,417
------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity         $1,789,381                            $1,308,048
------------------------------------------------------------------------------------------------------------------------------
Interest rate spread (2)                                                         1.68%                                   2.46%
------------------------------------------------------------------------------------------------------------------------------
Net interest income and margin (3)                               $ 36,135        2.10%                  $ 37,735         3.00%
------------------------------------------------------------------------------------------------------------------------------
Net interest income and margin
   (tax equivalent basis) (4)                                    $ 37,197        2.17%                  $ 38,656         3.07%
==============================================================================================================================

(1) Loan origination fees are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include nonaccrual loans with no related interest income.
(2) The interest rate spread is the difference between the average yield on interest earning assets and the average rate paid on interest bearing liabilities.
(3) The net interest margin is equal to net interest income divided by average interest earning assets.
(4) In order to make pre-tax income and resultant yields on tax exempt investments and loans comparable to those on taxable investments and loans, a tax equivalent adjustment is made equally to interest income and interest expense with no effect on after tax income. The tax equivalent adjustment has been computed using a Federal income tax rate of 34% and has increased interest income by $1,062,000, $921,000, $712,000, $419,000, and $325,000
    for the years ended December 31, 2001, 2000, 1999, 1998, and 1997, respectively.

    ------------------------------------------------------------------------------------------------------------------------
              December 31, 1999                           December 31, 1998                    December 31, 1997
    ------------------------------------------------------------------------------------------------------------------------
                                 Average                                   Average                                   Average
     Average                      Yield/          Average                   Yield/         Average                    Yield/
     Balance       Interest       Rate            Balance    Interest       Rate           Balance     Interest       Rate
    ------------------------------------------------------------------------------------------------------------------------
   $     734      $     45         6.13%        $   3,365    $    175        5.20%       $   2,533     $    107        4.22%
      17,932           904         5.04             6,180         333        5.39            7,121          380        5.34
     341,135        21,216         6.22           198,890      12,197        6.13          140,655        8,770        6.24
     564,552        47,554         8.42           438,050      38,218        8.72          355,526       31,511        8.86
    ------------------------------------------------------------------------------------------------------------------------
   $ 924,353      $ 69,719         7.54%        $ 646,485    $ 50,923        7.88%       $ 505,835     $ 40,768        8.06%
    ------------------------------------------------------------------------------------------------------------------------
   $  16,208                                    $  15,398                                $  15,425
      (7,638)                                      (6,102)                                  (5,254)
       7,493                                        5,786                                    5,288
      29,109                                       22,599                                   15,337
    ------------------------------------------------------------------------------------------------------------------------
      45,172                                       37,681                                   30,796
    ------------------------------------------------------------------------------------------------------------------------
   $ 969,525                                    $ 684,166                                $ 536,631
    ------------------------------------------------------------------------------------------------------------------------

   $ 185,504      $  4,887         2.63%        $ 165,534     $ 5,034        3.04%       $ 159,720     $  5,083        3.18%

      51,290         2,643         5.15            25,550       1,386        5.42           23,357        1,273        5.45
     320,809        17,528         5.46           211,790      12,152        5.74          168,962        9,759        5.78
    ------------------------------------------------------------------------------------------------------------------------
     557,603        25,058         4.49           402,874      18,572        4.61          352,039       16,115        4.58
     256,957        13,523         5.26           158,106       8,756        5.54           84,492        4,761        5.63
      11,500         1,064         9.25            11,500       1,064        9.25            2,422          224        9.25
    ------------------------------------------------------------------------------------------------------------------------
   $ 826,060      $ 39,645         4.80%        $ 572,480    $ 28,392        4.96%       $ 438,953     $ 21,100        4.81%
    ------------------------------------------------------------------------------------------------------------------------

   $  81,843                                    $  66,857                                $  56,700
       9,351                                        4,857                                    3,404
      52,271                                       39,972                                   37,574
    ------------------------------------------------------------------------------------------------------------------------

   $ 143,465                                    $ 111,686                                $  97,678
    ------------------------------------------------------------------------------------------------------------------------
   $ 969,525                                    $ 684,166                                $ 536,631
    ------------------------------------------------------------------------------------------------------------------------
                                   2.74%                                     2.92%                                     3.25%
    ------------------------------------------------------------------------------------------------------------------------
                  $ 30,074         3.25%                     $ 22,531        3.49%                     $ 19,668        3.89%
    ------------------------------------------------------------------------------------------------------------------------

                  $ 30,786         3.33%                     $ 22,950        3.55%                     $ 19,993        3.95%
    ========================================================================================================================

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


-------------------------------------------------------------------------------------------------------------------------------
Rate/Volume Analysis
                                                        2001 vs. 2000                                 2000 vs. 1999
                                                      Increase (Decrease)                         Increase (Decrease)
                                                       Due to changes in:                          Due to changes in:
-------------------------------------------------------------------------------------------------------------------------------
(in thousands)                                     Volume        Rate        Total             Volume         Rate       Total
-------------------------------------------------------------------------------------------------------------------------------
Interest Earning Assets:
Deposits with other banks                         $   117    $    (28)    $     89            $    36       $    1     $    37
Federal funds sold                                  1,665      (1,354)         311                313        1,237       1,550
Securities                                         15,600      (3,431)      12,169             10,231        1,988      12,219
Loans (1)                                          13,852      (7,862)       5,990             14,029        2,835      16,864
-------------------------------------------------------------------------------------------------------------------------------
      Total interest income                        31,234     (12,675)      18,559             24,609        6,061      30,670
-------------------------------------------------------------------------------------------------------------------------------
Interest Bearing Liabilities:
Deposits:
Savings, money markets, and interest
   bearing demand                                   2,738        (744)       1,994              1,423        1,627       3,050
Certificates of deposit of
   $100,000 or more                                 1,358        (695)         663              3,457          818       4,275
Other time deposits                                 2,725        (412)       2,313              5,162        2,082       7,244
-------------------------------------------------------------------------------------------------------------------------------
      Total deposits                                6,821      (1,851)       4,970             10,042        4,527      14,569
Borrowed funds                                     15,240      (1,195)      14,045              6,256        1,440       7,696
Trust preferred securities                          1,113          31        1,144                732           12         744
-------------------------------------------------------------------------------------------------------------------------------
      Total interest expense                       23,174      (3,015)      20,159             17,030        5,979      23,009
-------------------------------------------------------------------------------------------------------------------------------
      Change in net interest income               $ 8,060    $ (9,660)    $ (1,600)           $ 7,579       $   82     $ 7,661
===============================================================================================================================

(1) Loan origination fees are considered adjustments to interest income.

YNB's net interest income totaled $36.1 million in 2001, a decrease of 4.2% from the $37.7 million reported in 2000. The prior year's increase was 25.5% from 1999's net interest income of $30.1 million. The principal factor contributing to the decrease in net interest income in 2001 was an increase in interest expense of $20.2 million resulting from increased borrowed funds and time deposit volumes. In addition, the average rate paid on interest bearing liabilities did not decline in the same relation to earning asset yields in the lower interest rate environment of 2001. This was partially offset by increased volumes of loans and securities and the related interest income.
     Average interest earning assets increased by $460.3 million or 36.6% for 2001, with increases of $168.4 million in loans and $252.7 million in securities. Interest rates started to decline in January 2001 and that trend continued throughout 2001. The result was a decrease on the yield of earning assets of 105 basis points to 6.93% from 7.98% in 2000. Led by commercial loans, YNB's average loan portfolio grew by 23.2% to $892.0 million, with loan yields averaging 7.89% in 2001 or 101 basis points lower than 2000. The decrease was due to the aggressive lowering of short-term interest rates by the Federal Reserve in 2001, which lowered the targeted Federal funds rate eleven times for a total of 475 basis points. The prime interest rate also declined 475 basis points, which significantly reduced the yield on YNB's prime related assets. YNB's commercial, commercial mortgage, and real estate-construction loans with floating rates tied to the prime rate totaled approximately 42% of total commercial loans at year-end 2001. The average prime rate decreased from 9.23% in 2000 to 6.91% in 2001. YNB's average securities portfolio grew by 51.1% to $747.2 million, and the yield on that portfolio decreased 66 basis points when comparing 2001 to 2000. The growth in interest earning assets was primarily funded by increases in borrowed funds and interest bearing deposits.
     Interest expense was $82.8 million for 2001, an increase of $20.2 million, or 32.2% from $62.6 million a year ago. The increase in interest expense for the comparable time period is principally attributable to higher levels of interest bearing liabilities, partially offset by modestly lower rates paid on borrowed funds and interest bearing deposits. During 2001, management acquired additional borrowed funds to fund loan growth and meet strategic asset and liability objectives. Average interest bearing liabilities rose $442.8 million in 2001 compared to 2000. The cost of total interest bearing liabilities decreased 27 basis points to 5.25% in 2001 from 5.52% in 2000.
     Net interest income was $37.7 million in 2000, an increase of 25.5% from the $30.1 million reported in 1999. The principal factor contributing to the increase in net interest income was an increase in interest income due to greater loan and security volumes. This was partially offset by increased volumes of time deposits and borrowed funds and the related interest expense.
     The net interest margin, which is calculated by dividing fully taxable equivalent net interest income by average interest earning assets, declined to 2.17% in 2001 versus 3.07% in 2000 and 3.33% in 1999. The principal factor causing the narrowing of the net interest margin was the sharp decline in interest rates throughout 2001. The yields on interest earning assets decreased 105 basis points while the cost of interest bearing liabilities only declined 27 basis points. The yields on floating rate loans tied to the prime rate and floating rate investments tied to the London Interbank Offer Rate (LIBOR) declined more quickly than YNB's time deposits. Certificates of deposit (CDs) do not reprice until their maturity date, and due to the longer average maturity of CDs, these funding costs declined only modestly until late in 2001. Management has continued to use an investment leverage strategy (Investment Growth Strategy) which has also negatively impacted the margin. For the comparative periods, the net interest margin was negatively impacted by the Investment Growth Strategy by approximately 35 basis points in 2001, 52 basis points in 2000, and 59 basis points in 1999.
     Management expects continued improvement in YNB's net interest margin in 2002. The margin started its improvement in the 4th quarter of 2001. As CDs mature or reprice to current market levels in 2002, interest expense on these deposits will decline. With interest rates not expected to decline further, yields on earning assets should stabilize. The combination of these two factors should translate to an improving net interest margin throughout 2002.
     The Investment Growth Strategy is designed to increase net interest income by purchasing investments utilizing borrowed funds with a targeted spread of 75 basis points after tax. The primary goals of the strategy are to enhance ROE and earnings per share. Incrementally, any increase to net interest income by this strategy will improve ROE and earnings per share. The targeted spread on this strategy, however, will result in a negative impact to the net interest margin and ROA. For the period ended December 31, 2001, the Investment Growth Strategy averaged approximately $361.8 million. The primary goals of this strategy continue to be met. This strategy is proactively managed, analyzing risk and reward relationships in different interest rate environments based on the composition of investments in the strategy and YNB's overall interest rate risk position.
     Nonaccrual loans totaled $3.6 million in 2001, a decrease of $2.2 million from the $5.8 million reported in 2000. Had such nonaccrual loans been paid in the manner and at the rate and time contracted at the time the loans were made, YNB would have recognized additional interest income of approximately $163,000 in 2001, $640,000 in 2000, and $257,000 in 1999. Moreover, YNB's net interest margin would have been 0.01% higher in 2001, 0.06% higher in 2000, and 0.03% higher in 1999.
     Average non-interest bearing demand deposits increased 8.9% to $104.6 million in 2001 from $96.0 million in 2000. Growth in business checking accounts and relationships has generated most of the increase. Throughout the comparative periods, increases in average non-interest bearing demand deposits made a positive contribution to net interest income.

NON-INTEREST INCOME
Non-interest income amounted to $8.0 million in 2001 compared to $3.4 million the prior year, an increase of $4.6 million or 134.6%. The primary reasons for the improvement were net securities gains of $3.2 million compared to $46,000 in net securities gains in 2000 and an increase in earnings on bank owned life insurance. Non-interest income in 2000 increased by $661,000, or 23.9% from 1999's posted total of $2.8 million.
     Non-interest income represents only a small percentage of YNB's total revenues. YNB's longer-term strategic objective is to increase fee-based income. YNB Financial Services, Inc. generates investment and insurance fees by offering a comprehensive array of financial planning, investment, and insurance products to individual and business customers. Management anticipates that the continued development of YNB Financial Services, Inc. will lead to higher non-interest income levels.
     In 2002, YNB will introduce Internet banking and enhanced cash management services to its customer base. The Retail Incentive and Technology Planning Committees have been instrumental in marketing and expanding YNB's product base. While these initiatives will take time to generate the desired revenue, management believes these actions will lead to achieving longer-term strategic objectives in this area.
     The major components of non-interest income are presented in the following table.

                                             Year Ended December 31,
-------------------------------------------------------------------------
(in thousands)                             2001        2000         1999
-------------------------------------------------------------------------
Service charges
   on deposit accounts                  $ 1,857     $ 1,551      $ 1,374
Other service fees                          990         822          687
Gains on sales of
   mortgages, net                            14          10           38
Securities gains
   (losses), net                          3,182          46         (301)
Investment
   and insurance fees                        29          --           --
Earnings on bank owned
   life insurance                         1,784         822          765
Other non-interest
   income                                   181         175          202
-------------------------------------------------------------------------
   Total                               $  8,037     $ 3,426      $ 2,765
=========================================================================

     Service charges on deposit accounts have historically represented the largest single source of non-interest income. Service charge income in 2001 totaled $1.9 million, an increase of $300,000, compared to $1.6 million in 2000. Service charge income totaled $1.4 million in 1999. This component of non-interest income represented only 23.1% of total non-interest income in 2001 due to greater net securities gains and income derived from life insurance assets. Service charge income in 2000 and 1999 totaled 45.3% and 49.7% of non-interest income, respectively. Service charge income increased in 2001 due principally to an increase in income from overdraft fees. Targeted marketing campaigns designed to increase lower- cost fee generating deposit accounts were successful in 2001. Commercial customers typically carry compensating depository balances as part of their overall relationship. Those who meet balance requirements are not service charged.
     YNB also generates non-interest income from a variety of fee-based services. These include Second Check(R) fees, check fees and Automated Teller Machine fees on non-customers. Deposit and fee schedules are reviewed annually by the Product Development and Management Committee to reflect current costs and competitive factors. Other service fees increased 20.4% to $990,000 in 2001 from $822,000 in 2000. Other service fees totaled $687,000 in 1999.
     YNB recorded net securities gains of $3.2 million in 2001, net securities gains of $46,000 in 2000 and net securities losses of $301,000 in 1999. The increase in net securities gains in 2001 resulted primarily from the sale of higher coupon fixed rate mortgage-backed securities, callable bonds and agency debentures due to favorable shifts in the treasury yield curve. In addition, securities were repositioned during the year as part of the management of longer-term interest rate risk.
     Investment and insurance fees resulting from YNB Financial Services, Inc. activities totaled $29,000 in 2001. The development of this revenue source is ongoing.
     Income from Bank Owned Life Insurance (BOLI) totaled $1.8 million in 2001, an increase of $962,000 or 117.0% compared to 2000. Income from BOLI totaled $765,000 in 1999. 2001 results reflect the purchase of an additional $15.0 million in tax-free BOLI assets in December of 2000. BOLI assets offset the cost of deferred compensation plans and reduce YNB's overall effective tax rate. BOLI assets have both fixed and floating rates of interest. Their income levels will fluctuate based on the interest rate environment.
     Other non-interest income is primarily composed of income derived from mortgage servicing and safe deposit box rentals. Other non-interest income totaled $181,000 in 2001, an increase of $6,000, or 3.4% when compared to $175,000 in 2000. Other non-interest income totaled $202,000 in 1999.

NON-INTEREST EXPENSE
Non-interest expense totaled $26.8 million in 2001, an increase of $3.9 million or 17.4%, compared to $22.9 million in 2000. Non-interest expense in 2000 increased 23.9% from $18.5 million in 1999. The largest increases in non-interest expense in 2001 compared to 2000 were in salaries and employee benefits and occupancy expense.
     The following table presents the major components of non-interest expense for the years indicated.


                                           Year ended December 31,
----------------------------------------------------------------------
(in thousands)                         2001        2000         1999
----------------------------------------------------------------------
Salaries and
   employee benefits                $ 14,923    $ 11,632     $ 10,041
Occupancy expense, net                 2,817       2,404        1,516
Equipment expense                      2,021       1,892        1,642
Marketing                                957       1,144          835
O.R.E. expenses                          831         893          571
Communication and
   postage                               694         601          487
Stationery and supplies                  633         628          498
Audit and
   examination fees                      501         396          346
Outside services
   and processing                        400         269          237
Attorneys' fees                          238         257          296
Amortization of trust
   preferred expenses                    210         176          160
FDIC insurance premium                   180         161           67
Insurance (other)                        152         156           97
Other                                  2,278       2,252        1,664
----------------------------------------------------------------------
 Total                              $ 26,835    $ 22,861     $ 18,457
======================================================================

     Salaries and employee benefits, which represent the largest portion of non-interest expense, increased $3.3 million in 2001 or 28.3% over 2000. These expenses increased $1.6 million or 15.8% over 1999. Full time equivalent employees increased to 293 at December 31, 2001 from 260 at December 31, 2000. Contributing to this increase was the addition of staff due to branching, as well as added administrative staff and lending professionals. In addition to annual merit increases, salaries rose approximately $2.1 million or 22.6%. Employee benefit expense totaled $3.6 million, an increase of $1.2 million, or 50.5% from 2000. Increases in benefits costs are primarily related to higher costs associated with executive deferred compensation plans in addition to increased staffing levels, which translate to higher health benefits costs and various payroll taxes.

     The increase in salaries and employee benefits accounted for 82.8% of the total increase in non-interest expense in 2001. 2000's increase from 1999 was primarily the result of staffing required with additional branching, as well as added administrative staff and lending professionals. Higher staffing levels resulted in increased health benefit costs and payroll taxes. Salaries and employee benefits, as a percent of average assets, were 0.8% in 2001, 0.9% in 2000, and 1.0% in 1999, respectively.
     Net occupancy expense increased $413,000 to $2.8 million in 2001 from $2.4 million reported in 2000. The increase in occupancy expense in 2001 compared to 2000 was due primarily to higher rent expense from the leases on the new branches in Flemington, Lawrence and Bordentown and normal rent increases on other leased branch properties. In addition, in the last quarter of 2001, YNB relocated its Operations Center into a new leased facility. The full impact of that facility will be reflected in 2002 results. The increase in occupancy expense in 2000 compared to 1999 was due primarily to the operating expenses associated with YNB's new corporate headquarters building and branch facility for the entire year. In addition, YNB began lease payments for its new branches in Flemington and Lawrence in the last quarter of 2000. This component of non-interest expense has remained constant as a percentage of average assets at 0.2% in 2001, 2000, and 1999, respectively.
     Equipment expense increased $129,000, or 6.8% to $2.0 million in 2001 from $1.9 million in 2000. The increase in equipment costs reflects the continuing efforts of YNB to maintain and upgrade technology to enhance productivity and efficiency while providing the highest quality products and services. Equipment costs were greater in 2001 as the result of depreciation on furniture and equipment, equipment repairs and maintenance costs, as well as expenses associated with our ATM machines and services. YNB's enhanced technology has allowed management to further diversify business and consumer product lines. The increase in equipment expenses in 2000 compared to 1999 was due to the same factors discussed above.
     Marketing expenses decreased by $187,000, or 16.3% in 2001 to $957,000, compared to $1.1 million in 2000. Marketing expenses totaled $835,000 in 1999. In 2001, marketing efforts were targeted to specific lower-costing funding products to attract core deposits. There was, comparatively, less marketing geared toward raising higher costing CDs in 2001. YNB has continued its emphasis in community activities, which is also reflected in 2001 expenses.
     Other real estate (O.R.E.) expenses decreased $62,000 to $831,000 in 2001 when compared to 2000. Management continued to aggressively manage O.R.E. properties in 2001. O.R.E. expenses increased $322,000 in 2000 to $893,000 from $571,000 in 1999.
     Other expenses include various professional fees, loan-related expenses and other operating expenses. In 2001 and 2000, other non-interest expenses were $2.3 million. Other expenses totaled $1.7 million in 1999. The increase in expenses for 2000 compared to 1999 is primarily attributable to commercial loan related expenses and other operating expenses associated with a growing institution.
     YNB's ratio of non-interest expense to average assets decreased to 1.5% for 2001 compared to 1.7% for 2000 and 1.9% for 1999.
     YNB continuously assesses the efficiency of its operations, seeking ways which will best serve its customers while reducing operating costs. An important industry productivity measure is the efficiency ratio. The efficiency ratio is calculated by dividing total operating expenses by net interest income and other income. An increase in the efficiency ratio can indicate that more resources are being utilized to generate the same or greater volume of income while a decrease would indicate a more efficient allocation of resources. In 2001, YNB's efficiency ratio was primarily impacted by the reduced level of net interest income. YNB's efficiency ratio increased in 2001 to 60.75% compared to 55.54% in 2000, and 56.20% in 1999. Management anticipates that as the net interest margin improves, the efficiency ratio should return to its historical level.

INCOME TAXES
The provision for income taxes (excluding extraordinary items), which is comprised of Federal and state income taxes, was $3.4 million in 2001 compared to $4.3 million in 2000 and $3.2 million in 1999. The decrease in tax expense resulted from lower taxable income and, to a lesser extent, higher levels of tax-exempt income. The provisions for income taxes for 2001, 2000, and 1999 were at effective tax rates of 25.3%, 29.2%, and 28.4%, respectively. Several tax planning strategies are in place, which have reduced the effective tax rate for the reported periods. Those savings are anticipated to continue into 2002.

Financial Condition

Years ended December 31, 2001 and 2000

TOTAL ASSETS
YNB's assets were $1.9 billion at year-end 2001 versus $1.6 billion the previous year, an increase of $324.0 million, or 20.0%. The growth in YNB's asset base throughout 2001 was primarily due to an increase in loans and securities. Average loans and securities grew 23.2% and 51.1% respectively in 2001. YNB's strength as a business-focused, independent supercommunity bank is reflected in the institution's outstanding commercial loan growth. Commercial loans are the cornerstone of YNB's progress, and their ongoing expansion is attributable both to the bank's relationship banking philosophy and strong business loan demand in YNB's markets. Headquartered in Mercer County, and now concentrating its expansion efforts into rapidly growing Hunterdon County, YNB is committed to increasing the value of its core banking franchise by expanding into new markets.
     Average interest earning assets in 2001 were $1.7 billion, a 36.6% increase from $1.3 billion in 2000. The growth in interest earning assets was principally funded by the increase in interest bearing liabilities, and, to a lesser extent, stockholders' equity and demand deposits. YNB's ratio of average interest earning assets to average assets decreased slightly to 96.0% at December 31, 2001, compared to 96.1% at December 31, 2000.

SECURITIES
YNB's securities portfolio totaled $812.2 million, or 41.8% of assets at December 31, 2001 versus $675.6 million, or 41.7% of assets at December 31, 2000. The $136.6 million or 20.2% increase for the comparable period was primarily due to meeting a number of strategic objectives. Maintaining adequate liquidity, managing interest rate risk and reducing YNB's overall effective tax rate while at the same time generating net interest income is the strategic focus in YNB's securities portfolio management. On an average basis, the securities portfolio represented 43.5% of average interest earning assets for the year ended December 31, 2001, compared to 39.3% of average interest earning assets for the year ended December 31, 2000.
     Securities included in the Investment Growth Strategy totaled approximately $372.8 million at December 31, 2001 compared to approximately $340.1 million at December 31, 2000. This represents an increase of $32.7 million or 9.6% in 2001. The Investment Growth Strategy is diversified and consists of U.S. government and U.S. agency securities, indicative of the limited credit risk in the strategy. Floating rate securities, which constituted approximately 34% of this strategy at the end of 2000, declined to approximately 5% at year-end 2001. The increase in the Investment Growth Strategy is primarily the result of increases in fixed rate mortgage-backed securities of $142.7 million and fixed rate Collateralized Mortgage Obligations (CMOs) of $66.0 million. Offsetting the increase were calls and sales of U.S. agency securities, in addition to sales and principal paydowns on mortgage-backed security products, of approximately $181.0 million. Management utilizes asset and liability simulation models to analyze risk and reward relationships and the degree of interest rate exposure associated with this strategy. Purchases and the corresponding funding were determined during 2001 based on these models and opportunities available in the marketplace. The income generated from this strategy has offset the costs associated with the growth of YNB's infrastructure and enhanced total net interest income. The strategy, which continues to positively contribute to earnings per share and return on average equity, has been capped at $380.0 million for 2002.
     The available for sale (AFS) securities portfolio increased $181.6 million to $746.5 million at December 31, 2001 from $564.9 million at December 31, 2000. The available for sale portfolio principally consists of U.S. agency mortgage-backed securities and U.S Agency bonds, callable and non-callable. A lower interest rate environment, in addition to strategies implemented to reduce longer-term interest rate risk exposures, resulted in a change in the composition of the AFS portfolio in 2001. Lower interest rates led to a decrease in U.S. Agency callable securities of $58.5 million. There was a reduced need for adjustable or floating rate investments as determined through YNB's interest rate risk management process. The primary area of growth was in fixed rate mortgage-backed securities, including CMOs. Offsetting this increase were sales, calls and maturities of fixed and floating rate mortgage-backed securities, including CMOs and U.S. agency obligations. The net increase in mortgage-backed securities in 2001 was $186.4 million. In addition, corporate obligations increased $45.2 million, primarily as a result of an investment in a money market fund and purchasing investment grade bank trust preferred securities to enhance portfolio yield. The yield on the available for sale portfolio decreased 139 basis points to 5.68% in 2001. Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create more attractive returns on these investments. As of December 31, 2001, available for sale securities represented 91.9% of the entire portfolio. These securities are reported at fair value, with unrealized gains and losses, net of tax, included as a separate component of stockholders' equity.

     Volatility in the bond market continued throughout 2001 with the yield curve fluctuating often. Indicative of this volatility was the change in the market value of the AFS portfolio, which increased in value by $12.0 million in the third quarter and then decreased in value $9.4 million in the fourth quarter. Management took advantage of this volatile yield curve to reposition securities throughout 2001, which resulted in net securities gains of $3.2 million. At December 31, 2001, securities available for sale had net unrealized gains of $555,000 compared to net unrealized losses of $2.4 million at December 31, 2000. The net unrealized gain, net of tax effect, was $361,000 at December 31, 2001 compared to a net unrealized loss of $1.6 million at December 31, 2000 reported in "Accumulated Other Comprehensive Income" in Stockholders' Equity.
     Trading securities are purchased specifically for short-term appreciation with the intent of selling in the near future. Minimal net losses of $22,000 were realized on sales of trading securities for 2001. There were no trading securities outstanding at December 31, 2001.
     Investment securities classified as held to maturity totaled $65.8 million at December 31, 2001 compared to $110.7 million at December 31, 2000. Securities in this category, for which there is the intent and the ability to hold to maturity, are carried at amortized historical cost. This portfolio is primarily comprised of state and municipal and U.S. agency callable securities. Callable U.S. Agency securities declined $55.2 million in 2001 due to increased call activity in a much lower interest rate environment. Offsetting this decline was net growth of $10.0 million in the municipal bond portfolio. The municipal bond portfolio grew to $48.7 million at December 31, 2001 from $38.7 million at December 31, 2000. Municipal bonds were purchased to reduce YNB's effective tax rate and enhance the tax equivalent yield of the portfolio. At December 31, 2001, investment securities had net unrealized losses of $867,000 compared to net unrealized losses of $2.1 million at December 31, 2000. The yield on this portfolio increased six basis points to 6.95% in 2001.


The following tables present the amortized cost and market values of YNB's securities portfolios as of December 31, 2001, 2000, and 1999.

-------------------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE
                                                                                     December 31,
-------------------------------------------------------------------------------------------------------------------------------
                                                                 2001                   2000                      1999
-------------------------------------------------------------------------------------------------------------------------------
                                                        Amortized      Market    Amortized      Market   Amortized       Market
(in thousands)                                               Cost       Value         Cost       Value         Cost       Value
-------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
   and obligations of other
   U.S. government agencies                             $ 113,862   $ 113,861    $ 173,608   $ 172,374    $ 117,496   $ 112,731
Mortgage-backed securities                                521,988     523,179      338,377     336,798      170,775     166,164
Corporate obligations                                      72,946      72,311       26,713      27,091        5,783       5,522
Federal Reserve Bank Stock                                  2,381       2,381        2,036       2,036        1,397       1,397
Federal Home Loan Bank Stock                               34,751      34,751       26,639      26,639       23,484      23,484
-------------------------------------------------------------------------------------------------------------------------------
   Total                                                $ 745,928   $ 746,483    $ 567,373   $ 564,938    $ 318,935   $ 309,298
===============================================================================================================================

-------------------------------------------------------------------------------------------------------------------------------
INVESTMENT SECURITIES
                                                                                     December 31,
-------------------------------------------------------------------------------------------------------------------------------
                                                                 2001                    2000                      1999
-------------------------------------------------------------------------------------------------------------------------------
                                                        Amortized      Market    Amortized      Market    Amortized      Market
(in thousands)                                               Cost       Value         Cost       Value         Cost       Value
-------------------------------------------------------------------------------------------------------------------------------
Obligations of other
   U.S. government agencies                              $ 13,000    $ 13,066     $ 68,185    $ 66,439     $ 69,184    $ 63,992
Obligations of state and
   political subdivisions                                  48,694      47,729       38,660      38,336       31,892      29,281
Mortgage-backed securities                                  4,059       4,092        3,855       3,785        7,091       6,848
-------------------------------------------------------------------------------------------------------------------------------
   Total                                                 $ 65,753    $ 64,887    $ 110,700   $ 108,560    $ 108,167   $ 100,121
===============================================================================================================================

The expected maturities and average weighted yields for YNB's securities portfolio as of December 31, 2001 are shown below. Yields for tax-exempt securities are presented on a fully taxable equivalent basis assuming a 34% tax rate.

---------------------------------------------------------------------------------------------------------------------
SECURITY MATURITIES AND AVERAGE WEIGHTED YIELDS
Securities Available for Sale

                                                                          December 31, 2001
---------------------------------------------------------------------------------------------------------------------
                                                                    After one   After five
                                                          Within   but within   but within       After
(in thousands)                                           one year  five years    ten years   ten years        Total
---------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and obligations
   of other U.S. government agencies                     $     --    $ 75,825     $ 31,728    $  6,308     $113,861
Mortgage-backed securities                                    108       2,046       34,587     486,438      523,179
Corporate obligations                                      25,000       6,402        6,766      34,143       72,311
Federal Reserve Bank Stock                                    --          --           --        2,381        2,381
Federal Home Loan Bank Stock                                  --          --           --       34,751       34,751
---------------------------------------------------------------------------------------------------------------------
      Total                                              $ 25,108    $ 84,273     $ 73,081    $564,021     $746,483
---------------------------------------------------------------------------------------------------------------------
Weighted average yield, computed
   on a tax equivalent basis                                 1.96%       5.04%        5.62%       5.95%        5.68%
=====================================================================================================================

---------------------------------------------------------------------------------------------------------------------
Investment Securities
                                                                         December 31, 2001
---------------------------------------------------------------------------------------------------------------------
                                                                    After one  After five
                                                           Within  but within  but within        After
(in thousands)                                           one year  five years    ten years   ten years        Total
---------------------------------------------------------------------------------------------------------------------
Obligations of other U.S.
   government agencies                                    $    --     $    --      $   --     $ 13,000     $ 13,000
Obligations of state and
   political subdivisions                                   1,586       4,366        5,011      37,731       48,694
Mortgage-backed securities                                     --         --         1,971       2,088        4,059
---------------------------------------------------------------------------------------------------------------------
      Total                                               $ 1,586     $ 4,366      $ 6,982    $ 52,819     $ 65,753
---------------------------------------------------------------------------------------------------------------------
Weighted average yield, computed
   on a tax equivalent basis                                 6.69%       7.37%        6.87%       6.94%        6.95%
=====================================================================================================================

     Expected maturities will differ from contractual maturities because issuers may have the right to call their obligations with or without call or prepayment penalties. Mortgage-backed securities experience principal cash flows based on the activity on the underlying mortgages.
     Investments in mortgage-backed securities involve prepayment and interest rate risk. YNB attempts to minimize these risks by diversifying the coupons and final maturity dates of the mortgage-backed securities, buying seasoned securities with consistent and predictable prepayment histories, average lives and yields. At December 31, 2001 and 2000, YNB had mortgage-backed securities totaling $527.2 million and $340.7 million, respectively. At December 31, 2001 and 2000, there were $506.1 million and $153.2 million in fixed-rate mortgage-backed securities outstanding, respectively. Certain of these securities can be purchased at premiums or discounts. The risk to fixed-rate mortgage-backed securities is similar to fixed-rate loans. In rising interest rate environments, the rate of prepayment on fixed-rate mortgage-backed securities tends to decrease because of lower prepayments on the underlying mortgages, and conversely, as interest rates fall, prepayments on such securities tend to rise. The yield and average lives of these securities will change based on prepayment speeds and how the premium or discount must be amortized or accreted. Significantly lower interest rates and larger balances of mortgage-backed securities led to $188.3 million in principal cash flows from mortgage-backed securities, compared to $25.1 million in 2000.
     Included in mortgage-backed securities are U.S. agency named CMOs, which totaled approximately $126.8 million at December 31, 2001, compared to $152.4 million at December 31, 2000. A CMO is a mortgage-backed security that is comprised of classes of bonds created by prioritizing the cash flows from the underlying mortgage pool in order to meet different objectives of investors. Floating rate CMOs were sold or repositioned as part of YNB's interest rate reduction plan in 2001. All CMOs at December 31, 2001 were held in the available for sale category.

LOAN PORTFOLIO
The loan portfolio represents YNB's largest earning asset class and is a significant source of interest income. While YNB's strength has been in commercial lending, YNB's lending strategy stresses quality growth, product and industry diversification while maintaining strong underwriting standards.
     YNB's strength as a commercial real estate and business lender was again reflected in 2001 results. By establishing its niche as a strong commercial lender while expanding geographically, YNB has continued to experience solid growth. During 2001, total loans increased $189.7 million or 23.2%, reaching $1.0 billion for the first time in YNB's history at December 31, 2001 from $818.3 million at December 31, 2000.
     There are several factors that may impact loan growth in 2002. They include competition from other banks and non-banks, borrowers' concerns over the economy, interest rates, and future consolidation in YNB's markets. The principal areas of loan growth in dollar volume for 2001 were commercial and industrial lines of credit and investor-occupied commercial real estate loans, which grew $91.9 million and $57.3 million, respectively. YNB's loan portfolio represented 51.9% of assets at December 31, 2001 versus 50.5% at the prior year-end.

The following table sets forth the components of YNB's loan portfolio at the dates indicated.

--------------------------------------------------------------------------------------------------------------------------------
LOAN PORTFOLIO COMPOSITION

                                                                         December 31,

--------------------------------------------------------------------------------------------------------------------------------
                                         2001              2000                 1999                1998              1997
--------------------------------------------------------------------------------------------------------------------------------

(in thousands)                    Amount      %       Amount      %       Amount    %        Amount     %         Amount      %
--------------------------------------------------------------------------------------------------------------------------------
Commercial real estate
      Owner occupied           $ 143,767     14.3%  $135,234     16.5%  $118,068    18.3%  $ 85,856     17.5%   $ 83,190   21.6%
      Investor occupied          255,471     25.3    198,184     24.2    173,645    26.8    109,316     22.2      61,987   16.1
      Construction
         and development          99,978      9.9     93,432     11.4     48,535     7.5     36,150      7.4      29,430    7.6
Residential
      Multi-family                33,970      3.4     27,800      3.4     18,678     2.9     14,858      3.0      12,943    3.4
      1-4 family                 107,840     10.7     92,876     11.4     74,639    11.5     63,632     12.9      57,238   14.8
Commercial and
   industrial
      Term                       117,005     11.6    116,995     14.3     63,066     9.7     49,714     10.1      38,977   10.1
      Lines of Credit            164,075     16.3     72,217      8.8     77,152    11.9     62,156     12.6      40,866   10.6
      Demand                       1,055      0.1      1,389      0.2        959     0.2        741      0.2         714    0.2
Consumer
      Home Equity                 58,084      5.8     50,809      6.2     45,469     7.0     45,396      9.2      39,683   10.3
      Installment                 19,266      1.9     22,428      2.7     20,375     3.2     18,093      3.7      15,507    4.0
      Other                        7,462      0.7      6,925      0.9      6,151     1.0      5,737      1.2       5,216    1.3
--------------------------------------------------------------------------------------------------------------------------------
      Total                   $1,007,973    100.0%  $818,289    100.0%  $646,737   100.0%  $491,649    100.0%   $385,751  100.0%
================================================================================================================================

     YNB's primary lending focus continues to be commercial real estate as well as commercial and industrial loans. In underwriting such loans, YNB first evaluates the cash flow capability of the borrower to repay the loan as well as the borrower's business experience. In addition, a substantial majority of commercial loans are also secured by real estate and business assets, and supported by the personal guarantees of the principals. YNB makes commercial loans primarily to small- to medium-sized businesses and professionals. Management diligently monitors the composition and quality of the overall commercial loan portfolio to limit significant credit concentrations by borrower or industry.
     YNB has significantly increased its capital base through various equity offerings and retained earnings since 1995. In 2001, YNB successfully completed both a private trust preferred securities offering and private equity placement. YNB's larger capital base has resulted in a higher legal lending limit and attracted larger loan relationships and increased business from existing customers.
     Commercial real estate loans increased by $72.4 million, or 17.0% in 2001 to $499.2 million from $426.8 million at December 31, 2000. Commercial real estate loans consist of owner occupied, investor occupied, and construction and land development loans. Construction and land development loans include residential and commercial projects.

Loans are typically made to experienced residential or commercial construction developers. Residential construction loans include single family, multi-family, and condominium projects. Commercial construction loans include office and professional development, retail development and other commercial related projects. YNB's lending policies generally require an 80% or lower loan-to-value ratio for commercial real estate mortgages. Collateral values are established based upon independently prepared appraisals. Growth in commercial real estate loans accounted for 38.2% of the total loan growth in 2001.
     Residential loans are comprised of multi-family and 1-4 family loans. This portion of the portfolio totaled $141.8 million at December 31, 2001, up $21.1 million, or 17.5% from the prior year. Falling interest rates stimulated refinancing and growth in this portfolio during 2001. Residential 1-4 family loans represented $107.8 million, or 76.0% of the total. YNB's residential mortgage loans are secured by first liens on the underlying real property. YNB is a participating seller/servicer with FNMA and FHLMC and generally underwrites its single family residential mortgage loans to conform with standards required by these agencies. Multi-family loans, which represented $34.0 million of the total, include 1-4 family loans that either are not secured by first liens or do not meet the underwriting standards of FNMA or FHLMC.
     Commercial and industrial loans include term loans, lines of credit, and demand loans. Commercial and industrial loans increased $91.5 million, or 48.0%, at December 31, 2001 to $282.1 million from $190.6 million at December 31, 2000. Higher balances on business lines of credit from both new and existing relationships account for the increase in commercial and industrial loans. These loans accounted for 48.3% of the total loan growth in 2001. Commercial and industrial loans are typically loans made to small- to middle-market businesses and consist of working capital loans, which are used to finance inventory, receivables, and other working capital needs of commercial borrowers as shown below. In addition, term loans are provided for equipment needs. YNB closely monitors diversification of risk within industry classification concentrations with the goal of limiting the risk of loss from any single unexpected event or trend.

--------------------------------------------------------------------------------
COMMERCIAL and industrial LOANS
(dollars in thousands)
                                                      December 31, 2001
--------------------------------------------------------------------------------
                                                             Percent     Number
Industry Classification                       Balance     of balance   of loans
--------------------------------------------------------------------------------
Services                                     $ 79,154          28.1%        236
Retail trade                                   27,160           9.6          96
Real estate-related                            41,859          14.9         123
Manufacturing                                  13,607           4.8          65
Construction                                   50,232          17.8         105
Wholesale trade                                11,082           3.9          50
Individuals                                    25,767           9.1         127
Transportation and
   public utilities                             5,018           1.8          29
Other                                          28,256          10.0          58
--------------------------------------------------------------------------------
Total                                       $ 282,135         100.0%        889
================================================================================

     Consumer loans increased to $84.8 million at December 31, 2001 compared to $80.2 million at December 31, 2000. Consumer loans include fixed rate home equity loans, floating rate home equity lines, indirect auto loans and other types of installment loans. Home equity loans and lines represent 68.5% of total consumer loans. In 2001, YNB experienced modest growth in its home equity portfolio. Competition in YNB's markets for consumer loans remains strong.
     The majority of YNB's business is with customers located within Mercer County, New Jersey and contiguous counties. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of real estate are subject to changes in the region's economic environment and real estate market.

The following table provides information concerning the maturity and interest rate sensitivity of YNB's commercial and industrial and commercial real estate -- construction and development loan portfolios at December 31, 2001.

-------------------------------------------------------------------------------------------------------
                                                                    After one        After
                                                         Within    but within         five
(in thousands)                                         one year    five years        years       Total
-------------------------------------------------------------------------------------------------------
Maturities:
   Commercial and industrial                           $150,128      $109,590      $22,417    $282,135
   Commercial real estate--
     construction and development                        65,166        34,456          356      99,978
-------------------------------------------------------------------------------------------------------
       Total                                           $215,294      $144,046      $22,773    $382,113
-------------------------------------------------------------------------------------------------------
Type:
   Floating rate loans                                 $204,842      $ 76,194      $11,305    $292,341
   Fixed rate loans                                      10,452        67,852       11,468      89,772
-------------------------------------------------------------------------------------------------------
       Total                                           $215,294      $144,046      $22,773    $382,113
=======================================================================================================

ASSET QUALITY
One of management's chief objectives is to maintain a high quality loan portfolio regardless of the economic climate. This objective is achieved by setting high underwriting standards. Additionally, management regularly evaluates borrower's credit worthiness and risk exposure. Management actively seeks to reduce the level of nonperforming assets in relation to the entire portfolio.
     Nonperforming assets decreased $1.6 million to $7.5 million at December 31, 2001 compared to $9.1 million at December 31, 2000. For the five-year trend presented, YNB's nonperforming assets have averaged approximately $7.9 million. Credit quality has remained strong during periods of robust loan growth. Nonperforming assets represented 0.38% of total assets at December 31, 2001 and 0.56% at December 31, 2000. The improvement in this ratio is due to both the growth in YNB's asset base and the reduction in nonperforming loans.
     Nonperforming assets as a percentage of total loans and other real estate were 0.74% at December 31, 2001, compared to 1.11% at December 31, 2000. Nonperforming assets consist of nonperforming loans and other real estate owned. Nonperforming loans are composed of (1) loans on a nonaccrual basis, (2) loans which are contractually past due 90 days or more as to interest and principal payments but have not been classified as nonaccrual and (3) loans whose terms have been restructured to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower.
     YNB's policy with regard to nonaccrual loans varies by the type of loan involved. Generally, commercial loans are placed on a nonaccrual status when they are 90 days past due, unless these loans are well secured and in the process of collection or, regardless of the past due status of the loan, when management determines that the complete recovery of principal or interest is in doubt. Consumer loans are generally charged off after they become 120 days past due. Residential mortgage loans are not generally placed on a nonaccrual status unless the value of the real estate has deteriorated to the point that a potential loss of principal or interest exists. Subsequent payments are credited to income only if collection of principal is not in doubt. If principal and interest payments are brought contractually current, and future collectibility is reasonably assured, loans are returned to accrual status.

The following table sets forth nonperforming assets and risk elements in YNB's loan portfolio by type for the years indicated.

--------------------------------------------------------------------------------------------------------------------
NONPERFORMING ASSETS

                                                                                   December 31,
--------------------------------------------------------------------------------------------------------------------
(in thousands)                                               2001        2000         1999        1998         1997
--------------------------------------------------------------------------------------------------------------------
Nonaccrual loans:
   Commercial real estate                                  $  888     $ 2,075       $  733     $ 1,035      $ 2,663
   Residential                                              1,133       2,423          740         175          175
   Commercial and industrial                                1,494         851          441         594          406
   Consumer                                                    98         453          275         242          111
--------------------------------------------------------------------------------------------------------------------
      Total                                                 3,613       5,802        2,189       2,046        3,355
--------------------------------------------------------------------------------------------------------------------
Restructured loans                                            770         532          540         634          969
--------------------------------------------------------------------------------------------------------------------
Loans 90 days or more past due:
   Residential                                                514         526          206         771          618
   Commercial and industrial                                   --          --           47          --           --
   Consumer                                                   228         173           96         422          373
--------------------------------------------------------------------------------------------------------------------
      Total                                                   742         699          349       1,193          991
--------------------------------------------------------------------------------------------------------------------
Total nonperforming loans                                   5,125       7,033        3,078       3,873        5,315
Other real estate                                           2,329       2,041        2,585       4,957        3,171
--------------------------------------------------------------------------------------------------------------------

Total nonperforming assets                                $ 7,454     $ 9,074      $ 5,663     $ 8,830      $ 8,486
====================================================================================================================

Management believes that, based on its underwriting standards and credit policies, the overall quality of the loan portfolio remains strong. Nonperforming loans totaled $5.1 million at December 31, 2001, a decrease of $1.9 million from the $7.0 million amount reported at December 31, 2000. The decline in nonperforming loans resulted principally from a decline in nonaccrual loans.
     Nonaccrual loans were $3.6 million, or 0.36% of total loans, at December 31, 2001, a decrease of $2.2 million from December 31, 2000. The decrease is primarily the result of a reduction in commercial real estate and residential nonaccrual loans.
     Restructured loans totaled $770,000 at December 31, 2001 compared to $532,000 at December 31, 2000. Income on these loans is being recognized on a cash basis.
     At December 31, 2001, loans that were 90 days or more past due but still accruing interest income represented $742,000, or 0.07% of total loans, compared to $699,000, or 0.09% of total loans at December 31, 2000. Management's decision to accrue income on these loans is based on the level of collateral and the status of collection efforts.
     Other real estate (O.R.E.) totaled $2.3 million at December 31, 2001 and $2.0 million at December 31, 2000. The increase in O.R.E. for 2001 was principally due to the reclassification of one residential mortgage loan as other real estate. O.R.E. properties have been written down to the lower of cost or fair value less disposition expense.

ALLOWANCE FOR LOAN LOSSES
Management utilizes a system to rate substantially all of its loans based on their respective risks. Under this methodology, reserves are assigned based upon credit risk ratings for specific loans and general reserves for all other loans. The general reserves are based on historical performance, migration analysis and the current economic environment, among other factors. Management closely monitors delinquencies and delinquency trends. All criticized assets are reviewed on a quarterly basis. Allocations to the allowance for loan losses, both specific and general, are determined after this review. Loans are classified as either "minimal, modest, better than average, average, acceptable, special mention, substandard, doubtful and loss" based on internal reviews and valuations performed by the lending staff. These evaluations are, in turn, examined by YNB's internal loan review staff. A formal loan review function is in place, independent of loan origination, to identify and monitor risk classifications. Management continues to review, update and enhance the process utilized to determine the adequacy of the allowance for loan losses. The following table presents, for the years indicated, an analysis of the allowance for loan losses and other related data.
     YNB provides for possible loan losses by a charge to current operations to maintain the allowance for loan losses at an adequate level determined according to management's documented allowance adequacy methodology. The provision for loan losses for 2001 was $3.9 million, reflective of the continued strong growth in the commercial loan portfolio. This compares to a provision for loan losses of $3.7 million in 2000 and $3.2 million in 1999. Management believes commercial and construction loan growth has the potential for higher loss severity, which is reflected in the provision as well.
     At December 31, 2001, the allowance for loan losses totaled $13.5 million, an increase of $2.6 million or 23.9% from $10.9 million at December 31, 2000, which compares to $9.0 million at December 31, 1999. The ratio of allowance for loan losses to total loans was 1.34%, 1.34%, and 1.39%, at December 31, 2001, 2000, and 1999, respectively. Another measure of the adequacy of the allowance for loan losses is the ratio of the allowance to total nonperforming loans. At December 31, 2001 this ratio was 264.23% versus 155.47% at December 31, 2000.

--------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES

                                                                  At or for the year ended December 31,
--------------------------------------------------------------------------------------------------------------------
(in thousands)                                               2001        2000         1999        1998         1997
--------------------------------------------------------------------------------------------------------------------
Allowance balance, beginning of year                   $   10,934    $  8,965     $  6,768    $  5,570     $  4,957
Charge offs:
   Commercial real estate                                    (696)       (356)        (233)       (453)         (75)
   Residential                                                 --        (288)         --           --          (40)
   Commercial and industrial                                 (591)       (896)        (278)        (94)        (202)
   Consumer                                                  (412)       (327)        (574)       (296)        (257)
--------------------------------------------------------------------------------------------------------------------
     Total charge offs                                     (1,699)     (1,867)      (1,085)       (843)        (574)
--------------------------------------------------------------------------------------------------------------------
Recoveries:
   Commercial real estate                                      --          --           20           4           --
   Commercial and industrial                                   31          --           --           3            9
   Consumer                                                   351         136           87          59           53

     Total recoveries                                         382         136          107          66           62
--------------------------------------------------------------------------------------------------------------------
Net charge offs                                            (1,317)     (1,731)        (978)       (777)        (512)
Provision charged to operations                             3,925       3,700        3,175       1,975        1,125
--------------------------------------------------------------------------------------------------------------------
Allowance balance, end of year                         $   13,542    $ 10,934     $  8,965    $  6,768     $  5,570
--------------------------------------------------------------------------------------------------------------------
Loans, end of year                                     $1,007,973    $818,289     $646,737    $491,649     $385,751
Average loans outstanding                              $  891,957    $723,570     $564,552    $438,050     $355,526
Allowance for loan losses to total loans                     1.34%       1.34%        1.39%       1.38%        1.44%
Net loan charge offs to average total loans                  0.15        0.24         0.17        0.18         0.14
Nonperforming loans to total loans                           0.51        0.86         0.48        0.79         1.38
Nonperforming assets to total assets                         0.38        0.56         0.50        1.17         1.38
Nonperforming assets to total loans and other
   real estate owned                                         0.74        1.11         0.87        1.78         2.18
Allowance for loan losses to nonperforming assets          181.67      120.50       158.31       76.65        65.64
Allowance for loan losses to nonperforming loans           264.23%     155.47%      291.26%     174.75%      104.80%
====================================================================================================================

     YNB's gross charge offs in 2001 totaled $1.7 million, compared with $1.9 million in 2000 and $1.1 million in 1999. Losses on loans and loans which are determined to be uncollectible are charged against the allowance and subsequent recoveries, if any, are credited to it. YNB's gross recoveries totaled $382,000 in 2001, compared to $136,000 in 2000 and $107,000 in 1999. The balance of the allowance for loan losses is determined by an overall analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for potential loan losses.
     YNB recognizes that despite its best efforts to minimize risk through its strong credit review process, losses will occur. In times of economic slowdown, either within its markets or nationally, the risk inherent in YNB's loan portfolio will increase. The timing and amount of loan losses that may occur is dependent upon several factors, most notably current and expected economic conditions and the financial condition of YNB's borrowers. Although management uses the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short term change.

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

                                                                                      December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                          2001                               2000                              1999
------------------------------------------------------------------------------------------------------------------------------------
                                                   Percent of                          Percent of                        Percent of
                             Reserve   Percent of    Loans to   Reserve   Percent of     Loans to  Reserve   Percent of    Loans to
(in thousands)                Amount    Allowance  Total Loans   Amount    Allowance   Total Loans   Amount   Allowance  Total Loans
------------------------------------------------------------------------------------------------------------------------------------
Commercial real estate       $ 6,843        50.5%        49.5%  $ 6,303         57.6%       52.2%   $ 5,229        58.3%       52.6%
Residential                    1,106         8.2         14.1     1,118         10.2        14.7        840         9.4        14.4
Commercial and industrial      4,974        36.7         28.0     2,739         25.1        23.3      2,303        25.7        21.8
Consumer                         619         4.6          8.4       774          7.1         9.8        593         6.6        11.2
------------------------------------------------------------------------------------------------------------------------------------
  Total                      $13,542      100.0%       100.0%   $10,934        100.0%      100.0%    $8,965        100.0%     100.0%
====================================================================================================================================

                                                                          December 31,
-------------------------------------------------------------------------------------------------------------------
                                                        1998                                      1997
-------------------------------------------------------------------------------------------------------------------
                                                                  Percent of                             Percent of
                                         Reserve    Percent of      Loans to    Reserve     Percent of     Loans to
(in thousands)                            Amount     Allowance   Total Loans     Amount      Allowance  Total Loans
-------------------------------------------------------------------------------------------------------------------
Commercial real estate                    $3,594          53.1%        47.1%     $3,201           57.5%       45.3%
Residential                                  598           8.8         15.9         476            8.5        18.2
Commercial and industrial                  1,994          29.5         22.9       1,385           24.9        20.9
Consumer                                     582           8.6         14.1         508            9.1        15.6
-------------------------------------------------------------------------------------------------------------------
    Total                                 $6,768         100.0%       100.0%     $5,570          100.0%      100.0%
===================================================================================================================

DEPOSITS
YNB's primary funding source is deposits. YNB's deposit base consists of non-interest and interest bearing demand deposits, savings and money market accounts, and time deposits. These deposits support earning asset growth. YNB's strategic focus is to generate lower-cost deposits in new and existing markets. Management believes that YNB's relationship banking philosophy and entry into Hunterdon County will contribute to building lower-cost core deposits. YNB also continues to offer expanded products and services to its customer base. In 2002, Internet banking and enhanced corporate cash management services will be added to YNB's established product line.

     Total deposits amounted to $1.1 billion at year-end 2001 compared to $950.3 million at the end of 2000, an increase of 15.0%. Average total deposits during 2001 totaled $1.0 billion compared to $844.3 million during 2000, an increase of 19.2%. The average rate paid on YNB's deposit balances in 2001 was 4.43%, a 26 basis point decrease from the 4.69% average rate for 2000. The growth in YNB's deposit base in 2001 was primarily in Premier Money Market accounts, and, to a lesser extent, interest bearing demand deposits. CDs were competitively priced in the first nine months to promote new branches, fund loan growth and enhance liquidity. As higher rate CDs matured and repriced throughout the year in a much lower interest rate environment, depositors shifted their funds from CDs into YNB's competitively priced Premier Money Market account. Time deposits were 54.2% of total deposits at the end of 2001 compared to 59.8% at the end of 2000. The competition for deposits in YNB's primary markets between commercial and savings banks as well as non-bank financial institutions continues. In 2001, YNB's cost of deposits declined only modestly due to the longer average maturity of other time deposits, which declined only 10 basis points. Growth in money market accounts accounted for 52.9% of the total increase in deposits for 2001 compared to 34.5% at the end of 2000.

The following table provides information concerning average balances and rates of deposits for the years indicated:

---------------------------------------------------------------------------------------------------------------------------------
AVERAGE DEPOSIT BALANCES AND RATES

                                               2001                            2000                            1999
---------------------------------------------------------------------------------------------------------------------------------
                                                          % of                            % of                              % of
(in thousands)                 Balance        Rate       Total     Balance     Rate      Total      Balance     Rate       Total
---------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing
   demand deposits          $  104,577         --%       10.4%   $ 96,024        --%      11.4%     $ 81,843       --%      12.8%
Interest bearing
   demand deposits              88,765       2.70         8.8      67,443      2.60        8.0        57,788     2.79        9.0
Money market deposits          154,901       4.02        15.4      89,232      4.85       10.6        47,986     2.89        7.5
Savings deposits                74,929       1.75         7.4      76,337      2.43        9.0        79,730     2.36       12.5
Time deposits of
   $100,000 or more            129,340       5.86        12.9     106,581      6.47       12.7        51,290     5.15        8.0
Other time deposits            453,747       5.97        45.1     408,414      6.07       48.3       320,809     5.46       50.2
---------------------------------------------------------------------------------------------------------------------------------
   Total                    $1,006,259       4.43%      100.0%   $844,301      4.69%     100.0%     $639,446     3.92%     100.0%
=================================================================================================================================

     YNB also markets its CDs through a nationwide computer-based service. During 2001, management pursued a strategy of reducing the higher costing certificates of deposit generated through this service without negatively impacting liquidity. These CDs, which totaled $128.6 million at December 31, 2000, declined to $107.0 million at year-end 2001. The average maturity of these CDs is approximately eight months. This funding source tends to fluctuate depending on funding needs and cost. Although this service has enabled YNB to reach a greater number of potential depositors, these CDs generally tend to be higher costing. With YNB's continued geographic expansion into new markets like Hunterdon and Burlington Counties, management will continue its efforts to further expand lower cost core deposits and reduce the need for higher cost funding sources.
     The average balance of non-interest bearing demand deposits was $104.6 million during 2001, an increase of $8.6 million, or 8.9% from $96.0 million during 2000. Non-interest bearing demand deposits represent a stable, interest-free source of funds. The increase in demand deposits is primarily from the growth in business checking accounts. YNB's free checking product was again actively and consistently marketed in 2001. The increase in business and personal checking accounts has contributed positively to net interest income.
     Average interest bearing demand and money market deposits increased 31.6% and 73.6%, respectively, from 2000 to 2001. Average savings deposits decreased 1.8%. YNB's primary deposit gathering strategy emphasizes growth in non-interest bearing demand deposits and other low cost deposits, such as interest bearing demand and money market accounts. The increase in lower cost deposits is attributed to YNB's sales focus and incentives instituted throughout the branch network to cross-sell YNB's products and services. In 2001, YNB actively marketed its Premier Money Market accounts to both business and personal depositors. This campaign resulted in strong growth in money market deposits with average money market deposits increasing $65.7 million or 73.6% in 2001. The average cost of these deposits decreased from 4.85% to 4.02% in 2001.
     Total average time deposits, which consist of certificates of deposit and individual retirement accounts, increased 13.2% or $68.1 million to $583.1 million from $515.0 million in 2000. The average months to maturity on the entire CD portfolio at December 31, 2001 was approximately five months. Short-term interest rates declined 475 basis points in 2001, however, the average cost of time deposits declined only 20 basis points. The average cost of time deposits will continue to decline into 2002 as time deposits mature or reprice lower. The result should be an improving net interest margin in 2002.
     The following table details amounts and maturities for certificates of deposit of $100,000 or more for the years indicated:

                                                             December 31,
--------------------------------------------------------------------------------
(in thousands)                                               2001        2000
--------------------------------------------------------------------------------
Maturity range:
Within three months                                      $ 60,878    $ 34,472
After three months
   but within six months                                   28,096      31,512
After six months
  but within twelve months                                 44,017      54,770
After twelve months                                         4,693      10,257
--------------------------------------------------------------------------------
Total                                                   $ 137,684   $ 131,011
================================================================================

Certificates of deposit of $100,000 or more totaled $137.7 million, or 12.6% of deposits, at December 31, 2001 compared to $131.1 million, or 13.8% of deposits, at December 31, 2000.

YNB expects to open its regional headquarters in Flemington, which will include a full service branch, by the end of April 2002. A third branch in Flemington will be added in the second quarter of 2002. Management will continue to analyze and assess new branch opportunities in existing and new markets with the goal of broadening YNB's customer base geographically and attracting additional lower-cost core deposits.

BORROWED FUNDS
YNB utilizes borrowed funds for its earning asset growth not supported by deposit generation and for asset/liability management purposes. Borrowed funds consist primarily of securities sold under agreements to repurchase, FHLB advances, and other forms of borrowings. Management has available unsecured Federal funds lines of credit with four of its correspondent banks for daily funding needs.

     Borrowed funds totaled $707.1 million at December 31, 2001, an increase of $161.9 million or 29.7% when compared to $545.2 million at December 31, 2000. The increase in borrowed funds is primarily due to an increase in FHLB advances. FHLB advances were used to fund earning asset growth, enhance liquidity, manage interest rate risk and, to a lesser extent, funding for the Investment Growth Strategy. At December 31, 2001, borrowed funds represented 36.4% of YNB's assets compared to 33.7% at year end 2000. YNB's borrowed funds position includes callable FHLB advances that have terms of two to ten years and are callable after periods ranging from three months to five years. Callable borrowings totaled $565.0 million at December 31, 2001, of which $433.5 million have call dates in 2002. Generally, when rates rise, some or all of these advances could be called and would then be replaced with higher costing borrowings. Conversely, when rates fall, advances will not be called and the duration of these liabilities would be extended.
     In April 2001, management curtailed the use of 10-year callable advances for purposes of the Investment Growth Strategy. Much of the longer-term interest rate risk in YNB's balance sheet is embedded in the FHLB callable advances used to fund investment purchases in this strategy. With the capping of the Investment Growth Strategy, advances will not be used for this purpose in 2002.
     Borrowed funds also include $800,000 related to YNB's Employee Stock Ownership Plan (ESOP). Initiated in 1999, the ESOP purchased 155,340 shares of YNB's common stock with a loan from a nonaffiliated financial institution.
     Borrowed funds averaged $644.7 million in 2001, an increase of $277.7 million from the average reported in 2000 of $367.0 million. The average cost of borrowed funds decreased 31 basis points during the year to 5.47% compared with 5.78% in 2000. The use of callable FHLB advances allowed YNB to reduce its funding costs in relation to other funding alternatives in 2001. At year-end 2001, there were $695.0 million in outstanding borrowings with the FHLB and no outstanding borrowings with YNB's correspondents.
     In December 2001, $50.0 million in FHLB advances were retired, which resulted in an extraordinary pre-tax loss of $2.2 million. The purpose of this transaction was to strategically reposition a portion of our borrowed funds portfolio to meet asset and liability objectives designed to reduce longer-term interest rate risk. Interest expense reduction on these liabilities will be realized in the first quarter of 2002 and management expects this restructuring to have a positive impact to the net interest margin throughout 2002.

     Within approved policy guidelines, management will continue to use borrowed funds as an alternative funding source to manage its cost of funds and as a tool for interest rate risk management and liquidity in 2002.

ASSET AND LIABILITY MANAGEMENT
The objective of asset and liability management is the prudent control of liquidity risk, market risk and the appropriate use of capital. Asset and liability management is governed by policies reviewed and approved annually by YNB's Board of Directors. The Board of Directors delegates responsibility for asset and liability management to YNB's Asset and Liability Committee (ALCO). ALCO sets strategic goals that establish the daily market risk management actions for YNB.

LIQUIDITY
Liquidity measures the ability to generate sufficient cash flows to satisfy all of YNB's current and future financial obligations and commitments. Liquidity management refers to YNB's ability to support asset growth while satisfying the borrowing needs and deposit withdrawal requirements of customers. In addition to maintaining liquid assets, factors such as capital position, profitability, asset quality and availability of funding affect a bank's ability to meet its liquidity needs.
     Traditional sources of liquidity include deposit growth, asset maturities and asset prepayments. Management continues its focus on generating core deposits to strengthen liquidity. In addition, YNB uses borrowed funds, which further support and enhance liquidity. As previously discussed, YNB strategically utilizes a nationwide computer-based service to generate CDs to bolster liquidity and fund loan growth as well. Asset prepayments include proceeds from principal and interest on loans and mortgage-backed securities
(MBS). While maturities and scheduled amortization of loans and MBS are generally a predictable source of funds, deposit flows and investment prepayments are greatly influenced by interest rates and competition. Brokered CD facilities are also available as another source of liquidity. As part of its liquidity management, YNB has a contingency funding plan in place. YNB's contingency funding plan is structured to manage potential liquidity concerns due to changes in interest rates, credit markets or other external risks.
     Liquidity was again actively managed in 2001, as strong earning asset growth continued. The unpledged or free securities position is designed to provide a pool of securities, with modest market value risk, for liquidity purposes. Total unpledged securities were approximately $246.8 million at December 31, 2001 and $153.0 million at December 31, 2000. The unpledged security position will fluctuate due to several factors. Management's goal is to build the unpledged security position by purchasing short-term high quality securities with comparatively minimal market value risk. A higher level of Federal funds sold may be experienced from time to time instead of building the unpledged security position. This may be due to projected loan growth or investment opportunities in the marketplace.
     At December 31, 2001, liquid assets, (excluding securities purchased utilizing borrowed funds), amounted to $419.3 million, as compared to $326.1 million at December 31, 2000. This represents 28.2% and 26.9% of earning assets, and 26.7% and 25.4% of total adjusted assets at December 31, 2001 and 2000, respectively.
     Liquidity can be further analyzed by utilizing the Consolidated Statements of Cash Flows. During 2001, net cash provided by financing activities was $315.6 million. This was primarily due to net increases in borrowed funds of $162.7 million and non-interest bearing demand, money market, and savings deposits of $118.9 million. Net cash used by investing activities was $328.2 million, consisting primarily of a $864.8 million purchase of securities available for sale and $192.5 million net increase in loans, partially offset by maturities, calls, paydowns, and sales of securities available for sale of $688.5 million. Net cash provided by operating activities was $6.2 million. Overall, cash and cash equivalents decreased $6.4 million at year-end 2001 compared to year-end 2000.
     YNB is eligible to borrow funds from the FHLB subject to FHLB stock level requirements, collateral requirements and individual advance proposals based on FHLB credit standards. FHLB advances are collateralized by securities as well as residential and commercial mortgage loans. YNB also has the ability to borrow at the Federal Reserve discount window. YNB also maintains unsecured Federal funds lines totaling $25 million with four correspondent banks for daily funding needs.
     Active liquidity management remains a strategic focus, due to the strong asset growth YNB has experienced over the last several years. Management continues to develop additional funding opportunities to ensure YNB's ability to continue to grow while maintaining sufficient liquidity. YNB's entry into new markets, such as Hunterdon County, and targeted branch expansion in its primary market, Mercer County, should build YNB's deposit base and further enhance its already sound liquidity profile.

MARKET RISK
Market risk is the risk of loss from adverse changes in market prices and rates. YNB's market risk arises principally from interest rate risk inherent in its lending, investment, deposit and borrowing activities. YNB's profitability is affected by fluctuations in interest rates. A sudden and significant change in interest rates may adversely impact YNB's earnings to the extent that the interest rates of those assets and liabilities do not change at the same speed, to the same extent or on the same basis. Accordingly, management actively analyzes and manages its interest rate risk exposure.
     The primary goal of YNB's interest rate risk management is to control exposure to interest rate risk inherent in the balance sheet, determine the level of risk appropriate given YNB's strategic objectives and manage the risk consistent with the Board of Director's approved limits and guidelines. These limits and guidelines reflect YNB's tolerance for interest rate risk over both short- and long-term time horizons. The Board of Directors reviews YNB's interest rate risk position quarterly.

     YNB's interest rate risk and subsequent risk to net interest income is derived from the difference in the maturity and repricing characteristics between YNB's assets and liabilities. Most notably, assets and liabilities are mismatched with respect to repricing frequency, maturity and/or index. As was the case in 2001, time deposits, which represented over 50% of YNB's deposit base, repriced slower in response to the 475 basis point short-term interest rate reduction experienced during the year compared to the repricing of earning assets. The asset sensitive position of the balance sheet in a falling interest rate environment resulted in reduced net interest income levels in 2001. YNB currently does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to mitigate interest rate risk.
     Management controls interest rate risk by identifying and quantifying interest rate risk exposures using simulation and economic value risk models, as well as a simpler gap analysis described below.
     One measure of interest rate risk is the gap ratio, which is defined as the difference between the dollar volume of interest earning assets and interest bearing liabilities maturing or repricing within a specified period of time as a percentage of total assets. A positive gap results when the volume of interest rate-sensitive assets exceeds that of interest rate-sensitive liabilities within comparable time periods. A negative gap results when the volume of interest rate-sensitive liabilities exceeds that of interest rate-sensitive assets within comparable time periods.

The following table sets forth certain information at December 31, 2001 relating to YNB's assets and liabilities by scheduled repricing for adjustable assets and liabilities, or by contractual maturity for fixed-rate assets and liabilities.

-----------------------------------------------------------------------------------------------------------------------------
RATE SENSITIVE ASSETS AND LIABILITIES

                                                                               December 31, 2001
-----------------------------------------------------------------------------------------------------------------------------
                                                           Six    More than   More than   More than    More than
                                             Under      months     one year   two years   five years   ten years
                                               six     through      through     through      through     and not
(in thousands)                              months    one year    two years  five years    ten years   repricing       Total
-----------------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                  $      --   $      --     $     --   $      --    $      --   $  27,771   $   27,771
Federal funds sold and
   interest bearing deposits                41,280          --           --          --           --          --       41,280
Available for sale securities               95,461      69,027      132,492     193,903      140,939     114,661      746,483
Investment securities                        1,287         841        3,413      16,663        5,677      37,872       65,753
Loans                                      347,950      63,020      131,664     345,396       73,304      46,639    1,007,973
Other assets, net                               --      15,911           --          --           --      38,218       54,129
-----------------------------------------------------------------------------------------------------------------------------
   Total Assets                          $ 485,978   $ 148,799     $267,569   $ 555,962    $ 219,920   $ 265,161   $1,943,389
==============================================================================================================================
Liabilities and
Stockholders' Equity
Non-interest
   bearing demand                        $     --    $      --     $     --   $      --         $--    $ 114,405   $  114,405
Savings and interest
   bearing demand                           25,715      15,689           --     141,118          --           --      182,522
Money markets                              107,922         --            --      95,950          --           --      203,872
Certificates of deposit
   of $100,000 or more                      88,974      44,017        3,519       1,174          --           --      137,684
Other time deposits                        278,914     131,061       31,026      13,206          --           --      454,207
-----------------------------------------------------------------------------------------------------------------------------
Total deposits                           $ 501,525   $ 190,767     $ 34,545   $ 251,448          $--   $ 114,405   $1,092,690
Borrowed funds                             157,305       9,008       60,800     352,000      128,000         --       707,113
Trust preferred securities                      --          --           --          --           --      32,500       32,500
Other liabilities                               --          --           --          --           --      17,841       17,841
Stockholders' equity                            --          --           --          --           --      93,245       93,245
-----------------------------------------------------------------------------------------------------------------------------
  Total Liabilities and
   Stockholders' Equity                  $ 658,830   $ 199,775     $ 95,345   $ 603,448    $ 128,000   $ 257,991   $1,943,389
=============================================================================================================================
Gap                                       (172,852)    (50,976)     172,224     (47,487)      91,920       7,170
Cumulative gap                            (172,852)   (223,828)     (51,604)    (99,090)      (7,170)         --
Cumulative gap to total asset                 -8.9%      -11.5%        -2.7%       -5.1%        -0.4%         --
==============================================================================================================================

32

As indicated in the table on the preceeding page, YNB's one-year gap position at December 31, 2001 was a negative 11.5%. Generally, a financial institution with a negative gap position will most likely experience a decrease in net interest income during periods of rising rates and increases in net interest income during periods of lower interest rates.
     Included in the analysis of YNB's gap position are certain savings deposits, money markets and interest checking accounts, which are less sensitive to fluctuations in interest rates than other interest-bearing sources of funds. In determining the sensitivity of such deposits, management reviews the recent movement (last 12 months) of its deposit rates relative to market rates. Historically, management has used regression analysis to determine deposit sensitivity, but due to the sudden and significant drop in interest rates in 2001, recent patterns are considered a more accurate tool. The ALCO committee has estimated that these deposits are less sensitive to interest rate changes compared to time deposits.
     The negative gap in the one-year timeframe, which was brought about in the second half of 2001, was a result primarily of the increase in investment cash flows over one year and the reduction in fixed rate borrowings over one year. Both contributed to the level of the negative gap by the end of 2001. The one-year cumulative gap position policy guideline is measured as a percentage of assets within a +10/-25% range. At December 31, 2001, the gap position was within the policy guideline. While gap analysis represents a useful asset/liability management tool, it does not necessarily indicate the effect of general interest rate movements on YNB's net interest income due to discretionary repricing of some assets and liabilities, balance sheet options, and other competitive pressures.
     Simulation analysis involves dynamically modeling YNB's interest income and expenses over a specified time period under various interest rate scenarios and balance sheet structures. YNB uses simulation analysis primarily to measure the sensitivity of net interest income over 12- and 24-month time horizons. In YNB's base case sensitivity scenario, the model estimates the variance in net interest income with a change in interest rates of plus and minus 200 basis points over a 12-month period. Management utilized a minus 150 basis point scenario due to the low interest rate environment that existed at year end. The plus and minus base case scenario is measured within a policy guideline of -7%. The following table reflects the estimated exposure of YNB's net interest income in the base case scenario at December 31, 2001 and 2000:

                                                       Percentage Change
Changes in Interest                                    In Net Interest Income
Rate in Basis Points                                   -----------------------
Over 12 months                                               2001        2000
------------------------------------------------------------------------------
+200                                                          0.4         5.0
-150/-200                                                    -4.6        -8.3
==============================================================================

The longer asset structure and shorter liability structure now presents a more balanced interest rate risk profile over the next 12 to 24 months. The current yield curve level and projected interest rate environment suggests that assets will roll over at modestly higher yields in 2002, while liability costs will decline, stabilize and then rise by the end of 2002. YNB's net interest income will benefit most from a flat to modestly higher interest rate environment in 2002. If interest rates increase 2%, net interest income will improve by approximately 0.4% in 2002. If interest rates decrease 1.5%, net interest income decreases by approximately 4.6% in 2002. There are several factors that management addresses when constructing short-term and longer-term interest rate risk models.

     There is fundamental uncertainty regarding the maturity, repricing and/or runoff characteristics of some of YNB's assets and liabilities. Money market deposits, for example, have no contractual maturity, meaning customers have the ability to withdraw funds from these deposit accounts freely. These deposits may run off unexpectedly due to changes in market rates or even competitive factors. Accordingly, rates on money market deposits may have to be increased more or reduced less than expected. Given the uncertainties of deposit runoff or repricing the interest rate sensitivity of bank liabilities cannot be calculated precisely. The uncertainty also reflects options embedded in financial instruments, which include mortgage-backed securities and FHLB advances. To deal with the many uncertainties when constructing either short or longer-term interest rate risk measurements, management has developed a number of assumptions. Depending on the product or behavior in question, each assumption will reflect some combination of market data, research analysis and business judgment.

     YNB also measures longer-term interest rate risk through the Economic Value of Equity ("EVE") model. This model involves projecting future cash flows from YNB's current assets and liabilities over a very long time horizon, discounting those cash flows at appropriate interest rates, and then aggregating the discounted cash flows. YNB's EVE is the estimated net present value of these discounted cash flows. The variance in the economic value of equity is measured as a percentage of the present value of equity. The sensitivity of EVE to changes in the level of interest rates is a measure of the sensitivity of long-term earnings to changes in interest rates. YNB uses the sensitivity of EVE principally to measure the exposure of equity to changes in interest rates over a relatively long time horizon. The following table lists YNB's percentage change in EVE in a plus or minus 200 basis point rate shock at December 31, 2001 and 2000. Due to the low interest rate environment not all interest rates could be shocked 200 basis points. Based on the underlying assumptions used:

                                                            Percentage Change
Changes in Interest                                               in EVE
Rate in Basis Points                                        -----------------
(Rate Shock)                                                 2001        2000
------------------------------------------------------------------------------
+200                                                          -45         -34
-200                                                           -1         -83
==============================================================================

     Certain shortcomings are inherent in the methodology used in the previously discussed interest rate risk measurements. Modeling changes in EVE analysis require the making of certain assumptions, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. Accordingly, although the EVE model provides an indication of YNB's interest rate risk exposure at a particular point in time,
                                                                              33
such measurements are not intended to and do not provide a precise forecast of the effect of change in market interest rates on YNB's net interest income and will differ from actual results.

STOCKHOLDERS' EQUITY AND CAPITAL RESOURCES
The management of capital in a regulated environment requires a balance between earning the highest return for stockholders while maintaining sufficient capital levels for proper risk management, satisfying regulatory requirements, and for future expansion. YNB's proactive capital management is designed to ensure that YNB is always well capitalized as defined by regulatory authorities.
     On August 22, 2001, YNB completed the private placement of 596,654 shares of Common Stock. The shares were sold to a limited number of accredited investors at an aggregate purchase price of approximately $7.8 million.
     Stockholders' equity at December 31, 2001 totaled $93.2 million compared to $78.2 million at December 31, 2000. This represents an increase of $15.0 million or 19.2%. This increase resulted from (i) earnings of $8.6 million, (ii) net proceeds of $7.4 million from the private equity offering, (iii) proceeds of $6,000 from exercised stock options, (iv) a positive adjustment to equity of $1.9 million related to the improvement in market value on securities available for sale, (v) proceeds of $400,000 from allocated ESOP shares, and (vi) an increase of $8,000 associated with the fair market value adjustment related to the allocation of shares from the ESOP offset by cash dividend payments of $3.3 million.
     In 1999, YNB adopted an Employee Stock Ownership Plan (ESOP) to permit eligible employees of YNB to share in the growth of YNB through stock ownership. At that time, Yardville National Bancorp sold 155,340 shares to the ESOP for $2 million. The ESOP financed the stock purchase with a nonaffiliated financial institution. The financing is for a term of five years with an interest rate of 7.00%. The full balance of the loan will be repaid in equal installments over the term of the loan. The shares purchased by the ESOP were used as collateral for the loan. The balance of unallocated ESOP shares at December 31, 2001 is $800,000. The annual expenses associated with the ESOP were $439,000 in 2001, $376,000 in 2000 and $463,000 in 1999. These expenses include compensation expense, debt service on the loan and any adjustment required due to changes in the fair value of the shares at time of allocation. The reason for the increase in cost was primarily the result of adjustments related to the change in the fair value of the stock.
     In the first quarter of 2001, the Board of Directors increased the regular quarterly dividend on common stock from $0.10 to $0.11. Dividends declared on common stock totaled $0.44 per share for 2001 compared to $0.40 for 2000, an increase of 10.0%. The dividend payout ratio was 39.1% for 2001, compared to 27.5% at year-end 2000.
     YNB trades on the NASDAQ National Market System under the symbol YANB. The quarterly market price ranges and dividends declared per common share for the last two years are shown below.

                                                               Cash
                                                           Dividend
2001 Quarter                         High          Low     Declared
-------------------------------------------------------------------
First                              $ 14.25     $ 12.06       $ 0.11
Second                               14.45       13.56         0.11
Third                                14.10       11.00         0.11
Fourth                               12.80       10.96         0.11
-------------------------------------------------------------------
   Total                                                     $ 0.44
===================================================================

2000 Quarter
-------------------------------------------------------------------
First                              $ 11.13      $ 8.81       $ 0.10
Second                               10.75        8.56         0.10
Third                                12.19       10.31         0.10
Fourth                               12.25       10.88         0.10
-------------------------------------------------------------------
   Total                                                     $ 0.40
===================================================================

     Yardville National Bancorp and its banking subsidiary are subject to minimum risk-based and leverage capital guidelines under Federal banking regulations. These banking regulations relate a company's capital to the risk profile of its assets, balance sheet and off-balance sheet items, and provide the basis for evaluating capital adequacy. Capital is measured using three ratios: Tier I leverage, Tier I risk-based, and total risk-based capital. These guidelines require minimum risk-based capital ratios of 4% and 8% of risk-weighted assets for Tier I and total risk-based capital measurements. Total capital is comprised of all of the components of Tier 1 capital plus qualifying subordinated debt instruments and the reserve for loan losses, subject to certain limits. In addition, the current minimum regulatory guideline for the Tier 1 leverage ratio is 4%.
     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") established five capital level designations ranging from "well capitalized" to "critically undercapitalized." A bank is considered "well capitalized" if it has minimum Tier 1 and total risk-based capital ratios of 6% and 10%, respectively, and a minimum Tier 1 leverage ratio of 5%. At December 31, 2001, the capital ratios for YNB exceeded the above ratios required by regulatory definition to be considered well capitalized. The table below summarizes YNB's capital ratios for the years indicated:

                                                December 31,
--------------------------------------------------------------------
                                      2001        2000         1999
--------------------------------------------------------------------
Tier I leverage                       6.9%        8.1%         7.9%
Tier I risk-based                    10.0%       10.6%        10.3%
Total risk-based                     11.3%       11.6%        11.5%
====================================================================

     On March 28, 2001, Yardville Capital Trust III (the Trust III), a statutory business trust and a wholly owned subsidiary of Yardville National Bancorp, issued $6.0 million of 10.18% Trust Preferred Securities in a private placement and $190,000 of 10.18% Common Securities to Yardville National Bancorp. Proceeds from the issuance of the Trust Preferred Securities were immediately used by the Trust III to purchase $6.2 million of 10.18% Subordinated Debentures maturing June 8, 2031 from Yardville National Bancorp. The Trust III exists for the sole purpose of issuing Trust Preferred Securities and investing the proceeds in Subordinated Debentures of Yardville National Bancorp. These Subordinated Debentures constitute the sole assets of the Trust III. These Subordinated Debentures are redeemable in whole or part prior to maturity after June 8, 2011. The Trust III is obligated to distribute all proceeds of a redemption, whether voluntary or upon maturity, to holders of the Trust Preferred Securities. Yardville National Bancorp's obligation with respect to the Trust Preferred Securities and the Subordinated Debentures, when taken together, provides a full and unconditional guarantee on a subordinated basis by Yardville National Bancorp of the obligations of the Trust III to pay amounts when due on the Trust Preferred Securities.
     Of the total proceeds raised by the private trust preferred securities and equity offerings in 2001, approximately $11.5 million was contributed to the Bank to support future asset growth.
     In June of 2000, YNB completed a private equity placement and a private trust preferred securities offering. The private equity offering consisted of 68,500 units, each unit consisting of ten shares of common stock and one common stock warrant. The units, sold to a limited number of accredited investors, generated net proceeds of $6.8 million after offering costs. In addition, YNB, through Yardville Capital Trust II, completed the sale of $15.0 million of 9.50% Trust Preferred Securities to a nonaffiliated financial institution. Of the total proceeds raised by both offerings in 2000, approximately $21.3 million was contributed to the Bank to support asset growth.

RECENT ACCOUNTING PRONOUNCEMENTS
On January 1, 2001, YNB adopted Statement of Financial Accounting Standards No. 133 (SFAS 133) "Accounting for Derivative Instruments and Hedging Activities." The adoption of this statement had no material impact on the financial position or results of YNB.
     On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets." Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement 141 also specifies the criteria that acquired intangible assets must meet to be recognized and reported apart from goodwill. Statement 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement 142. Statement 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and subsequently Statement No. 144 after its adoption.
     Statement 142 requires that goodwill and any intangible asset determined to have an indefinite useful life acquired after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-Statement 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of Statement 142.
     The Company was required to adopt the provisions of Statement 141 immediately. The initial adoption of Statement 141 had no impact on the Company's consolidated financial statements. The Company is required to adopt Statement 142 effective January 1, 2002. The Company currently has no recorded goodwill or intangible assets and does not anticipate that the initial adoption of Statement 142 will have a significant impact on the Company's consolidated financial statements.
     In August, 2001, the FASB issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Statement No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Statement No. 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The Company adopted Statement No. 144 on January 1, 2002. The Company does not anticipate that the initial adoption of Statement No. 144 will have a significant impact on the Company's consolidated financial statements.

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

Unaudited quarterly results are summarized as follows:

------------------------------------------------------------------------------------------------------
QUARTERLY FINANCIAL DATA (UNAUDITED)
                                                                      Three Months Ended
------------------------------------------------------------------------------------------------------
(in thousands, except per share data)              December 31   September 30      June 30    March 31
------------------------------------------------------------------------------------------------------
2001
   Interest income                                    $ 29,295       $ 30,295     $ 29,494    $ 29,864
   Interest expense                                     20,052         21,388       20,991      20,382
------------------------------------------------------------------------------------------------------
   Net interest income                                   9,243          8,907        8,503       9,482
   Provision for loan losses                             1,525            825          650         925
   Non-interest income                                   2,294          2,263        1,914       1,566
   Non-interest expense                                  6,865          7,023        6,543       6,404
------------------------------------------------------------------------------------------------------
   Income before income tax expense                      3,147          3,322        3,224       3,719
   Income tax expense                                      749            831          823         992
------------------------------------------------------------------------------------------------------
   Income before extraordinary item                      2,398          2,491        2,401       2,727
   Extraordinary loss net of tax benefit                (1,464)            --           --          --
------------------------------------------------------------------------------------------------------
   Net income                                         $    934       $  2,491     $  2,401    $  2,727
======================================================================================================
   Earnings per share-- basic                         $   0.12       $   0.33     $   0.33    $   0.37
   Earnings per share-- diluted                           0.12           0.32         0.32        0.37
======================================================================================================
2000
   Interest income                                    $ 28,502       $ 26,507     $ 23,778    $ 21,602
   Interest expense                                     18,939         16,526       14,332      12,857
------------------------------------------------------------------------------------------------------

   Net interest income                                   9,563          9,981        9,446       8,745
   Provision for loan losses                               800          1,200          900         800
   Non-interest income                                     935            866          892         733
   Non-interest expense                                  5,985          5,845        5,709       5,322
------------------------------------------------------------------------------------------------------


   Income before income tax expense                      3,713          3,802        3,729       3,356
   Income tax expense                                    1,089          1,110        1,100         960
------------------------------------------------------------------------------------------------------
   Net income                                          $ 2,624       $  2,692     $  2,629    $  2,396
======================================================================================================
   Earnings per share-- basic                          $  0.36       $   0.37     $   0.39    $   0.36
   Earnings per share-- diluted                           0.36           0.37         0.39        0.36
======================================================================================================

                                     Yardville National Bancorp and Subsidiaries

                                            Consolidated Statements of Condition

                                                                      December 31,
-------------------------------------------------------------------------------------
(in thousands, except share data)                                   2001        2000
-------------------------------------------------------------------------------------
Assets:
Cash and due from banks                                         $ 27,771    $ 19,099
Federal funds sold                                                38,960      54,015
-------------------------------------------------------------------------------------
   Cash and Cash Equivalents                                      66,731      73,114
-------------------------------------------------------------------------------------
Interest bearing deposits with banks                               2,320         591
Securities available for sale                                    746,483     564,938
Investment securities (market value of $64,887 in 2001
   and $108,560 in 2000)                                          65,753     110,700
Loans                                                          1,007,973     818,289
   Less: Allowance for loan losses                               (13,542)    (10,934)
-------------------------------------------------------------------------------------
   Loans, net                                                    994,431     807,355
Bank premises and equipment, net                                  10,910       9,428
Other real estate                                                  2,329       2,041
Other assets                                                      54,432      51,145
-------------------------------------------------------------------------------------
   Total Assets                                               $1,943,389  $1,619,312
-------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
Deposits
   Non-interest bearing                                       $  114,405  $  102,718
   Interest bearing                                              978,285     847,600
-------------------------------------------------------------------------------------
   Total Deposits                                              1,092,690     950,318
-------------------------------------------------------------------------------------
Borrowed funds
   Securities sold under agreements to repurchase                 10,000      10,000
   Federal Home Loan Bank advances                               695,008     532,768
   Obligation for Employee Stock Ownership Plan (ESOP)               800       1,200
   Other                                                           1,305       1,255
-------------------------------------------------------------------------------------
   Total Borrowed Funds                                          707,113     545,223
-------------------------------------------------------------------------------------
Company - obligated Mandatorily Redeemable Trust
   Preferred Securities of Subsidiary Trust holding solely
   junior Subordinated Debentures of the Company                  32,500      26,500
Other liabilities                                                 17,841      19,034
-------------------------------------------------------------------------------------
   Total Liabilities                                          $1,850,144  $1,541,075
-------------------------------------------------------------------------------------
Commitments and Contingent Liabilities

Stockholders' equity
   Preferred stock: no par value
   Authorized 1,000,000 shares, none issued
   Common stock: no par value
     Authorized 12,000,000 shares
     Issued 8,214,568 shares in 2001
     and 7,617,214 shares in 2000                                 54,334      46,881
   Surplus                                                         2,205       2,205
   Undivided profits                                              40,175      34,963
   Treasury stock, at cost: 172,000 shares                        (3,030)     (3,030)
   Unallocated ESOP shares                                          (800)     (1,200)
   Accumulated other comprehensive income (loss)                     361      (1,582)
-------------------------------------------------------------------------------------
   Total Stockholders' Equity                                     93,245      78,237
-------------------------------------------------------------------------------------
   Total Liabilities and Stockholders' Equity                 $1,943,389  $1,619,312
=====================================================================================

See Accompanying Notes to Consolidated Financial Statements.

Yardville National Bancorp and Subsidiaries

Consolidated Statements of Income

                                                                Year Ended December 31,
-------------------------------------------------------------------------------------------
(in thousands, except per share amounts)                     2001        2000         1999
-------------------------------------------------------------------------------------------
Interest Income:
Interest and fees on loans                               $ 70,408    $ 64,418     $ 47,554
Interest on deposits with banks                               171          82           45
Interest on securities available for sale                  39,866      27,146       15,674
Interest on investment securities:
   Taxable                                                  3,722       4,647        4,236
   Exempt from Federal income tax                           2,016       1,642        1,306
   Interest on Federal funds sold                           2,765       2,454          904
-------------------------------------------------------------------------------------------
   Total Interest Income                                  118,948     100,389       69,719
-------------------------------------------------------------------------------------------
Interest Expense:
Interest on savings account deposits                        9,931       7,937        4,887
Interest on certificates of deposit of $100,000 or more     7,581       6,918        2,643
Interest on other time deposits                            27,085      24,772       17,528
Interest on borrowed funds                                 35,264      21,219       13,523
Interest on trust preferred securities                      2,952       1,808        1,064
-------------------------------------------------------------------------------------------
   Total Interest Expense                                  82,813      62,654       39,645
-------------------------------------------------------------------------------------------
   Net Interest Income                                     36,135      37,735       30,074
   Less provision for loan losses                           3,925       3,700        3,175
-------------------------------------------------------------------------------------------
   Net Interest Income After Provision For Loan Losses     32,210      34,035       26,899
-------------------------------------------------------------------------------------------
Non-Interest Income:
Service charges on deposit accounts                         1,857       1,551        1,374
Securities gains (losses), net                              3,182          46         (301)
Bank owned life insurance                                   1,784         822          765
Other non-interest income                                   1,214       1,007          927
-------------------------------------------------------------------------------------------
   Total Non-Interest Income                                8,037       3,426        2,765
-------------------------------------------------------------------------------------------
Non-Interest Expense:
Salaries and employee benefits                             14,923      11,632       10,041
Occupancy expense, net                                      2,817       2,404        1,516
Equipment expense                                           2,021       1,892        1,642
Other non-interest expense                                  7,074       6,933        5,258
-------------------------------------------------------------------------------------------
   Total Non-Interest Expense                              26,835      22,861       18,457
-------------------------------------------------------------------------------------------
Income before income tax expense
   and extraordinary item                                  13,412      14,600       11,207
Income tax expense                                          3,395       4,259        3,187
-------------------------------------------------------------------------------------------
   Income before extraordinary item                      $ 10,017    $ 10,341     $  8,020
Extraordinary loss on early retirement of debt,
   net of tax benefit of $753,000                          (1,464)         --          --
-------------------------------------------------------------------------------------------
   Net Income                                            $  8,553    $ 10,341     $  8,020
===========================================================================================
Earnings Per Share:
Basic
   Income before extraordinary item                      $  1.32     $  1.47      $  1.33
   Extraordinary loss                                      (0.19)         --           --
-------------------------------------------------------------------------------------------
   Net Income                                            $  1.13     $  1.47      $  1.33
===========================================================================================
Diluted
   Income before extraordinary item                      $  1.30     $  1.47      $  1.33
   Extraordinary loss                                      (0.19)         --           --
-------------------------------------------------------------------------------------------
   Net Income                                            $  1.11     $  1.47      $  1.33
===========================================================================================

See Accompanying Notes to Consolidated Financial Statements.

Yardville National Bancorp and Subsidiaries

Consolidated Statements
of Changes in Stockholders' Equity

                                                                   Year Ended December 31, 2001, 2000 and 1999
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                              Accumulated
                                                                                              Unallocated           other
                                            Common    Common             Undivided  Treasury         ESOP   comprehensive
(in thousands, except share amounts)        shares     stock   Surplus     profits     stock       shares    (loss) income     Total
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1998               4,968,174   $20,364    $2,205     $21,479   $(3,008)                     $ (284)   $40,756

Net income                                                                   8,020                                            8,020
Unrealized loss - securities available
     for sale, net of tax of $3,221                                                                               (5,980)    (5,980)
                                                                                                                             ------
       Total comprehensive income                                                                                             2,040
                                                                                                                             ------
Cash dividends                                                              (2,037)                                          (2,037)
Common stock issued:
     Exercise of stock options              13,980        68                                                                     68
     Common shares issued                1,610,000    17,620                                                                 17,620
     ESOP shares issued                    155,340     2,000                                      (2,000)
     ESOP shares allocated                                                                           400                        400
Treasury shares acquired                    (1,700)                                     (22)                                    (22)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1999               6,745,794   $40,052    $2,205     $27,462   $(3,030)    $(1,600)       $ (6,264)   $58,825

Net income                                                                  10,341                                           10,341
Unrealized loss - securities available
     for sale, net of tax of $2,520                                                                                 4,682     4,682
                                                                                                                             ------
       Total comprehensive income                                                                                            15,023
                                                                                                                             ------
Cash dividends                                                              (2,840)                                          (2,840)
ESOP fair value adjustment                               (75)                                                                   (75)
Common stock issued:
     Exercise of stock options              14,420        69                                                                     69
     Common shares issued                  685,000     6,835                                                                  6,835
     ESOP shares allocated                                                                           400                        400
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 2000               7,445,214   $46,881    $2,205     $34,963   $(3,030)    $(1,200)        $ (1,582)  $78,237

Net income                                                                   8,553                                            8,553
Unrealized gain - securities available
     for sale, net of tax of $1,047                                                                                 1,943     1,943
                                                                                                                             ------
       Total comprehensive income                                                                                            10,496
                                                                                                                             ------
Cash dividends                                                              (3,341)                                          (3,341)
ESOP fair value adjustment                                 8                                                                      8
Common stock issued:
     Exercise of stock options                 700         6                                                                      6
     Common shares issued                  596,654     7,439                                                                  7,439
     ESOP shares allocated                                                                           400                        400
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 2001               8,042,568   $54,334    $2,205     $40,175   $(3,030)    $  (800)           $ 361   $93,245
===================================================================================================================================

See Accompanying Notes to Consolidated Financial Statements.

Yardville National Bancorp and Subsidiaries

Consolidated Statements of Cash Flows

                                                                            Year Ended December 31,
--------------------------------------------------------------------------------------------------------
(in thousands)                                                            2001        2000         1999
--------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
Net Income                                                            $  8,553    $ 10,341     $  8,020
Adjustments:
   Provision for loan losses                                             3,925       3,700        3,175
   Depreciation                                                          1,608       1,521        1,286
   ESOP fair value adjustment                                                8         (75)          --
   Amortization and accretion                                            1,040         146          512
   (Gain) loss on sales of securities available for sale                (3,182)        (46)         301
   Writedown of other real estate                                          569         599          587
   Loss on sale of other real estate                                        38          25            1
   Increase in other assets                                             (4,344)     (8,862)      (3,953)
   (Decrease) increase in other liabilities                             (1,993)      8,257        2,898
--------------------------------------------------------------------------------------------------------
      Net Cash Provided by Operating Activities                          6,222      15,606       12,827
--------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
   Net (increase) decrease in interest bearing deposits with banks      (1,729)        364         (222)
   Purchase of securities available for sale                          (864,841)   (363,424)    (196,574)
   Maturities, calls and paydowns of securities available for sale     360,152      65,692       31,225
   Proceeds from sales of securities available for sale                328,301      49,240       31,694
   Proceeds from maturities and paydowns of investment securities       63,352       5,263        8,197
   Purchase of investment securities                                   (18,429)     (7,841)     (80,333)
   Purchase of Bank Owned Life Insurance                                    --     (15,000)          --
   Net increase in loans                                              (192,469)   (173,989)    (157,047)
   Expenditures for bank premises and equipment                         (3,090)     (1,549)      (4,435)
   Proceeds from sale of other real estate                                 572         626        2,765
--------------------------------------------------------------------------------------------------------
      Net Cash Used by Investing Activities                           (328,181)   (440,618)    (364,730)
--------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
   Net increase in non-interest bearing demand, money market,
   and savings deposits                                                118,904      92,760       39,849
   Net increase in certificates of deposit                              23,478     113,751      184,315
   Net increase in borrowed funds                                      162,690     246,534      120,801
   Proceeds from issuance of trust preferred securities                  6,000      15,000           --
   Proceeds from issuance of common stock                                7,445       6,904       19,688
   Decrease (increase) in unallocated ESOP shares                          400         400       (1,600)
   Treasury shares acquired                                                 --          --          (22)
   Dividends paid                                                       (3,341)     (2,840)      (2,037)
--------------------------------------------------------------------------------------------------------
      Net Cash Provided by Financing Activities                        315,576     472,509      360,994
--------------------------------------------------------------------------------------------------------
      Net (decrease) increase in cash and cash equivalents              (6,383)     47,497        9,091
      Cash and cash equivalents as of beginning of year                 73,114      25,617       16,526
--------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents as of End of Year                           $ 66,731    $ 73,114     $ 25,617
--------------------------------------------------------------------------------------------------------
Supplemental Disclosure of Cash Flow Information:
   Cash paid during the year for:
   Interest                                                           $ 85,140    $ 56,700     $ 36,403
   Income taxes                                                          3,745       6,922        4,348
--------------------------------------------------------------------------------------------------------
Supplemental Schedule of Non-cash Investing and Financing Activities:
   Transfers from loans to other real estate,
      net of charge offs                                              $ 1,466     $   706      $   981
========================================================================================================

See Accompanying Notes to Consolidated Financial Statements.

                                   Years ended December 31, 2001, 2000, and 1999

                                   Notes to Consolidated
                                   Financial Statements
                                   ---------------------------------------------

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

Basis of Financial Statement Presentation
The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.
     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

A. Consolidation. The consolidated financial statements include the accounts of Yardville National Bancorp and its subsidiaries, Yardville Capital Trust, Yardville Capital Trust II, Yardville Capital Trust III, and the Bank and the Bank's wholly owned subsidiaries (collectively, the Corporation). All significant inter-company accounts and transactions have been eliminated.

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

D. Loans. Interest on loans is recognized based upon the principal amount outstanding. Loans are stated at face value, less unearned income and net deferred fees. Generally, commercial loans are placed on a nonaccrual status when they are 90 days past due unless they are well secured and in the process of collection or, regardless of the past due status of the loan, when management determines that the complete recovery of principal and interest is in doubt. Consumer loans are generally charged off after they become 120 days past due. Mortgage loans are not generally placed on a nonaccrual status unless the value of the real estate has deteriorated to the point that a potential loss of principal or interest exists. Subsequent payments are credited to income only if collection of principal is not in doubt. If principal and interest payments are brought contractually current and future collectibility is reasonably assured, loans are returned to accrual status. Loan origination and commitment fees less certain costs are deferred and the net amount amortized as an adjustment to the related loan's yield. Loans held for sale are recorded at the lower of aggregate cost or market.

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

F. Bank Premises and Equipment. Bank premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation. Depreciation is computed on straight-line and accelerated methods over the estimated useful lives of the assets ranging from three years to forty years depending on the asset or lease. Charges for maintenance and repairs are expensed as they are incurred.

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

J. Earnings Per Share. Basic net income per common share is calculated by dividing net income, less the dividends on preferred stock, if any, by the weighted average common shares outstanding during the period.
     Diluted net income per common share is computed similar to that of basic net income per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, principally stock options, were issued during the reporting period.
     Weighted average shares for the basic net income per share computation for the years ended December 31, 2001, 2000, and 1999 were 7,601,000, 7,022,000, and
6,015,000, respectively. For the diluted net income per share computation, common stock equivalents of 77,000, 17,000, and 26,000 are included for the years ended December 31, 2001, 2000, and 1999, respectively.

K. Comprehensive Income. Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes items recorded directly to equity, such as unrealized gains and losses on securities available for sale.

     Comprehensive income is presented in the consolidated statements of changes in stockholders' equity.

L. Reclassification. Certain reclassifications have been made in the consolidated financial statements for 2000 and 1999 to conform to the classification presented in 2001.

2.  CASH AND DUE FROM BANKS
The Corporation maintains various deposits with other banks. As of December 31, 2001 and 2000, the Corporation maintained sufficient cash on hand to satisfy Federal regulatory requirements.

3.  SECURITIES
The amortized cost and estimated market value of securities available for sale are as follows:

                                                                                 December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                      2001                                             2000

                                                    Gross        Gross   Estimated                    Gross        Gross   Estimated
                                  Amortized    Unrealized   Unrealized      Market    Amortized  Unrealized   Unrealized      Market
(in thousands)                        Cost          Gains       Losses       Value         Cost       Gains       Losses      Value
------------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
   and obligations of
   other U.S. government
   agencies                       $ 113,862         $ 914      $ (915)   $ 113,861     $ 173,608      $ 241      $ (1,475)  $172,374
Mortgage-backed securities          521,988         3,204      (2,013)     523,179       338,377      1,587        (3,166)   336,798
Corporate obligations                72,946           779      (1,414)      72,311        26,713        713          (335)    27,091
Federal Reserve Bank Stock            2,381            --          --        2,381         2,036         --            --      2,036
Federal Home Loan Bank Stock         34,751            --          --       34,751        26,639         --            --     26,639
------------------------------------------------------------------------------------------------------------------------------------
Total                             $ 745,928       $ 4,897    $ (4,342)   $ 746,483     $ 567,373     $ 2,541     $ (4,976)  $564,938
====================================================================================================================================

The amortized cost and estimated market value of investment securities are as follows:


                                                                                 December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                      2001                                             2000

                                                    Gross        Gross   Estimated                    Gross        Gross   Estimated
                                  Amortized    Unrealized   Unrealized      Market    Amortized  Unrealized   Unrealized      Market
(in thousands)                        Cost          Gains       Losses       Value         Cost       Gains       Losses      Value
------------------------------------------------------------------------------------------------------------------------------------
Obligations of other U.S.
  government agencies              $ 13,000         $ 67          $ (1)   $ 13,066      $ 68,185       $  2       $(1,748)  $ 66,439
Obligations of state and
  political subdivisions             48,694          367         (1,332)    47,729        38,660        364          (688)    38,336
Mortgage-backed securities            4,059           48            (15)     4,092         3,855         --           (70)     3,785
------------------------------------------------------------------------------------------------------------------------------------
Total                              $ 65,753        $ 482       $ (1,348)  $ 64,887      $110,700       $366      $(2,506) $108,560
====================================================================================================================================

The amortized cost and estimated market value of securities available for sale and investment securities as of December 31, 2001 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call their obligations with or without call or prepayment penalties.

--------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE
                                                                    Estimated
                                                        Amortized      Market
(in thousands)                                               Cost       Value
--------------------------------------------------------------------------------
Due in 1 year or less                                    $ 25,000    $ 25,000
Due after 1 year
   through 5 years                                         81,530      82,227
Due after 5 years
   through 10 years                                        39,219      38,494
Due after 10 years                                         78,191      77,583
--------------------------------------------------------------------------------
   Subtotal                                               223,940     223,304
Mortgage-backed securities                                521,988     523,179
--------------------------------------------------------------------------------
Total                                                   $ 745,928   $ 746,483
================================================================================

--------------------------------------------------------------------------------
INVESTMENT SECURITIES
                                                                    Estimated
                                                        Amortized      Market
(in thousands)                                               Cost       Value
--------------------------------------------------------------------------------
Due in 1 year or less                                     $ 1,586     $ 1,607
Due after 1 year
   through 5 years                                          4,366       4,500
Due after 5 years
   through 10 years                                         5,011       5,091
Due after 10 years                                         50,731      49,597
--------------------------------------------------------------------------------
   Subtotal                                                61,694      60,795
Mortgage-backed securities                                  4,059       4,092
--------------------------------------------------------------------------------
Total                                                    $ 65,753    $ 64,887
================================================================================

     Proceeds from sale of securities available for sale during 2001, 2000, and 1999 were $328.3 million, $49.2 million, and $31.7 million, respectively. Gross gains of $3,575,000, $162,000, and $21,000 were realized on those sales in 2001, 2000, and 1999, respectively. Gross losses of $393,000, $116,000, and $322,000 were realized on those sales in 2001, 2000 and 1999, respectively.

     Securities with a carrying value of approximately $565.4 million as of December 31, 2001 were pledged to secure public deposits and for other purposes as required or permitted by law. As of December 31, 2001, Federal Home Loan Bank
(FHLB) stock with a carrying value of $34.8 million was held by the Corporation as required by the FHLB.

4.  LOANS AND ALLOWANCE FOR LOAN LOSSES
The following table shows comparative year-end detail of the loan portfolio:

                                                              December 31,
--------------------------------------------------------------------------------
(in thousands)                                               2001        2000
--------------------------------------------------------------------------------
Commercial real estate                                 $  499,216    $ 426,850
Residential                                               141,810      120,676
Commercial and industrial                                 282,135      190,601
Consumer                                                   84,812       80,162
--------------------------------------------------------------------------------
Total loans                                            $1,007,973    $ 818,289
================================================================================

     Residential mortgage loans held for sale amounted to $1.4 million and $1.6 million as of December 31, 2001 and 2000, respectively. These loans are accounted for at the lower of aggregate cost or market value and are included in the table above.
     The Corporation originates and sells mortgage loans to FHLMC and FNMA. Generally, servicing on such loans is retained by the Corporation. As of December 31, 2001 and 2000, loans serviced for FNMA and FHLMC were $29.4 million and $35.0 million, respectively.
     The Corporation has extended credit in the ordinary course of business to directors, officers, and their associates on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other customers of the Corporation.
     The following table summarizes activity with respect to such loans:

                                                       Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                                               2001        2000
--------------------------------------------------------------------------------
Balance as of beginning of year                          $ 14,671    $ 10,823
Additions                                                   7,146       6,234
Repayments                                                  5,362       2,386
--------------------------------------------------------------------------------
Balance as of end of year                                $ 16,455    $ 14,671
================================================================================

     None of these loans are past due or on nonaccrual status as of December 31, 2001 and 2000.
     The majority of the Corporation's business is with customers located within Mercer County, New Jersey and contiguous counties. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of real estate are subject to changes in the region's economic environment and real estate market. A portion of the total portfolio is secured by real estate. The principal areas of exposure are construction and development loans, which are primarily commercial and residential projects, and commercial mortgage loans. Commercial mortgage loans are completed projects and are generally owner-occupied or tenanted investment projects, creating cash flow.
     Changes in the allowance for loan losses are as follows:

                                              Year Ended December 31,
---------------------------------------------------------------------------
(in thousands)                              2001        2000         1999
---------------------------------------------------------------------------
Balance as of beginning
   of year                              $ 10,934     $ 8,965      $ 6,768
Loans charged off                         (1,699)     (1,867)      (1,085)
Recoveries of loans
   charged off                               382         136          107
---------------------------------------------------------------------------
Net charge offs                           (1,317)     (1,731)        (978)
Provision charged
   to operations                           3,925       3,700        3,175
---------------------------------------------------------------------------
Balance as of
   end of year                          $ 13,542    $ 10,934      $ 8,965
===========================================================================

     The detail of loans charged off is as follows:

                                                    Year Ended December 31,
------------------------------------------------------------------------------
(in thousands)                                   2001        2000         1999
------------------------------------------------------------------------------
Commercial real estate                         $ (696)     $ (356)      $ (233)
Residential                                        --        (288)          --
Commercial and industrial                        (591)       (896)        (278)
Consumer                                         (412)       (327)        (574)
------------------------------------------------------------------------------
Total                                        $ (1,699)   $ (1,867)    $ (1,085)
==============================================================================

     Nonperforming assets include nonperforming loans and other real estate. The nonperforming loan category includes loans on which accrual of interest has been discontinued with subsequent interest payments credited to income as received, only if collection of principal is not in doubt; loans 90 days past due or greater on which interest is still accruing; and restructured loans. Nonperforming loans as a percentage of total loans were 0.51% as of December 31, 2001 and 0.86% as of December 31, 2000.

A summary of nonperforming assets follows:

                                                               December 31,
-------------------------------------------------------------------------------
(in thousands)                                               2001        2000
-------------------------------------------------------------------------------
Nonaccrual loans:
   Commercial real estate                                  $  888      $2,075
   Residential                                              1,133       2,423
   Commercial and industrial                                1,494         851
   Consumer                                                    98         453
-------------------------------------------------------------------------------
Total nonaccrual loans                                     $3,613      $5,802
-------------------------------------------------------------------------------
Restructured loans                                         $  770      $  532
-------------------------------------------------------------------------------
Loans past due 90 days or more:
   Residential                                             $  514      $  526
   Consumer                                                   228         173
-------------------------------------------------------------------------------
Total loans past due 90 days
   or more                                                    742         699
-------------------------------------------------------------------------------
Total nonperforming loans                                   5,125       7,033
Other real estate                                           2,329       2,041
-------------------------------------------------------------------------------
Total nonperforming assets                                 $7,454      $9,074
===============================================================================

     The Corporation has defined the population of impaired loans to be all nonaccrual commercial loans. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, including residential mortgage and consumer loans, are specifically excluded from the impaired loan portfolio.
     The recorded investment in loans receivable for which an impairment has been recognized as of December 31, 2001 and 2000 was $4.2 million and $5.1 million, respectively. The related allowance for loan losses on these loans as of December 31, 2001 and 2000 was $982,000 and $786,000, respectively. The average recorded investment in impaired loans during 2001 and 2000 was $4.3 million and $4.7 million, respectively. There was no interest income recognized on impaired loans in 2001, 2000, and 1999. There are no commitments to lend additional funds to debtors whose loans are nonperforming.
     Additional income before income taxes amounting to approximately $163,000 in 2001, $640,000 in 2000 and $257,000 in 1999 would have been recognized if interest on all loans had been recorded based upon original contract terms.

5.  BANK PREMISES AND EQUIPMENT
The following table represents comparative information for premises and equipment:

                                                               December 31,
------------------------------------------------------------------------------
(in thousands)                                               2001        2000
------------------------------------------------------------------------------
Land and improvements                                     $   854     $ 1,249
Buildings and improvements                                  7,507       6,910
Furniture and equipment                                    13,266      10,378
-------------------------------------------------------------------------------
Total                                                      21,627      18,537
Less accumulated depreciation                              10,717       9,109
-------------------------------------------------------------------------------
Bank premises
   and equipment, net                                     $10,910     $ 9,428
===============================================================================

6.  DEPOSITS
Total deposits consist of the following:

                                                             December 31,
--------------------------------------------------------------------------------
(in thousands)                                               2001        2000
--------------------------------------------------------------------------------
Non-interest bearing
   demand deposits                                     $  114,405    $102,718
Interest bearing
   demand deposits                                        105,354      77,110
Money market deposits                                     203,872     128,489
Savings deposits                                           77,168      73,588
Certificates of deposit
   of $100,000 and over                                   137,684     131,011
Other time deposits                                       454,207     437,402
--------------------------------------------------------------------------------
Total                                                  $1,092,690    $950,318
================================================================================

     A summary of certificates of deposit by maturity is as follows:

                                                              December 31,
--------------------------------------------------------------------------------
(in thousands)                                               2001        2000
--------------------------------------------------------------------------------
Within one year                                          $542,966    $432,227
One to two years                                           34,545     124,333
Two to three years                                          6,551       5,035
Three to four years                                         4,605       3,791
Four to five years                                          3,224       3,027
--------------------------------------------------------------------------------
Total                                                    $591,891    $568,413
================================================================================

7.  BORROWED FUNDS
Borrowed funds include securities sold under agreements to repurchase, FHLB advances, and obligation for ESOP. Other borrowed funds consist of Federal funds purchased and Treasury tax and loan deposits.

     The following table presents comparative data related to borrowed funds of the Corporation as of and for the years ended December 31, 2001, 2000, and 1999.

                                                     December 31,
--------------------------------------------------------------------------------
(in thousands)                               2001        2000         1999
--------------------------------------------------------------------------------
Securities sold
   under agreements
   to repurchase                         $ 10,000    $ 10,000     $ 45,000
FHLB advances                             695,008     532,768      250,293
Obligation for ESOP                           800       1,200        1,600
Other                                       1,305       1,255        1,796
--------------------------------------------------------------------------------
Total                                    $707,113    $545,223     $298,689
--------------------------------------------------------------------------------
Maximum amount
   outstanding at
   any month end                         $707,113    $545,223     $304,473
Average interest rate
   on year-end balance                       4.97%       5.79%        5.49%
Average amount
   outstanding
   during the year                       $644,690    $367,021     $256,957
Average interest rate
   for the year                              5.47%       5.78%        5.26%
--------------------------------------------------------------------------------

     There are $10.0 million in securities sold under agreements to repurchase with an expected maturity over 90 days as of December 31, 2001. The outstanding amount is a callable repurchase agreement with a maturity of ten years and a call date of one year. Due to the call provision, the expected maturity could differ from the contractual maturity.
     The FHLB advances as of December 31, 2001 mature as follows:

-----------------------------------------------------------------
(in thousands)                                               2001
-----------------------------------------------------------------
Within one year                                          $ 22,008
Over one to two years                                      56,000
Over two to three years                                    87,000
Over five years                                           530,000
-----------------------------------------------------------------
Total                                                    $695,008
=================================================================

     The outstanding amount includes $555.0 million in callable advances with two to ten year maturities and call dates of three months to five years. Due to the call provisions, expected maturities could differ from contractual maturities.
     In December 2001, YNB retired $50.0 million in convertible FHLB advances early. The $50.0 million consisted of ten year original maturity borrowings with lockout dates ranging from three months to two years. The borrowings had an average rate of 4.38% and an average maturity of 8.8 years. As a result of the transaction, YNB recognized an extraordinary loss on the early retirement of the debt of $2.2 million ($1.5 million net of tax benefit of $753,000). The retirement was funded through short term floating rate FHLB advances. The transaction was undertaken to improve the interest rate risk profile of YNB.

     Interest expense on borrowed funds is comprised of the following:

                                               Year Ended December 31,
----------------------------------------------------------------------------
(in thousands)                                2001        2000         1999
----------------------------------------------------------------------------
Securities sold under
   agreements to
   repurchase                              $   624     $ 1,281      $ 5,507
FHLB advances                               34,535      19,785        7,854
Obligation for ESOP                             72         100          115
Other                                           33          53           47
----------------------------------------------------------------------------
Total                                      $35,264     $21,219      $13,523
============================================================================

8. COMPANY-OBLIGATED MANDATORILY REDEEMABLE TRUST PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES OF THE COMPANY (Trust Preferred Securities)

On March 28, 2001, Yardville Capital Trust III (the Trust III), a statutory business trust, and a wholly owned subsidiary of Yardville National Bancorp, issued $6.0 million of 10.18% Trust Preferred Securities in a private placement transaction to one investor and $190,000 of 10.18% Common Securities to Yardville National Bancorp. Proceeds from the issuance of the Trust Preferred Securities were immediately used by the Trust III to purchase $6.2 million of 10.18% Subordinated Debentures maturing June 8, 2031 from Yardville National Bancorp. The Trust III exists for the sole purpose of issuing Trust Preferred Securities and investing the proceeds into Subordinated Debentures of Yardville National Bancorp. These Subordinated Debentures constitute the sole assets of the Trust III. These Subordinated Debentures are redeemable in whole or part prior to maturity after June 8, 2011. The Trust III is obligated to distribute all proceeds of a redemption, whether voluntary or upon maturity, to holders of the Trust Preferred Securities. Yardville National Bancorp's obligation with respect to the Trust Preferred Securities and the Subordinated Debentures, when taken together, provides a full and unconditional guarantee on a subordinated basis by Yardville National Bancorp of the obligations of the Trust III to pay amounts when due on the Trust Preferred Securities.
     On June 23, 2000, Yardville Capital Trust II (the Trust II), a statutory business trust and a wholly owned subsidiary of Yardville National Bancorp, issued $15.0 million of 9.50% Trust Preferred Securities in a private placement transaction to one investor and $464,000 of 9.50% Common Securities to Yardville National Bancorp. Proceeds from the issuance of the Trust Preferred Securities were immediately used by the Trust II to purchase $15.0 million of 9.50% Subordinated Debentures maturing June 22, 2030 from Yardville National Bancorp. The Trust II exists for the sole purpose of issuing Trust Preferred Securities and investing the proceeds into Subordinated Debentures of Yardville National Bancorp. These Subordinated Debentures constitute the sole assets of the Trust
II. These Subordinated Debentures are redeemable in whole or part prior to maturity after June 23, 2010. The Trust II is obligated to distribute all proceeds of a redemption, whether voluntary or upon maturity, to holders of the Trust Preferred Securities. Yardville National Bancorp's obligation with respect to the Trust Preferred Securities and the Subordinated Debentures, when taken together, provides a full and unconditional guarantee on a subordinated basis by Yardville National Bancorp of the obligations of the Trust II to pay amounts when due on the Trust Preferred Securities. In 1997, Yardville Capital Trust (the Trust) issued $11.5 million of 9.25% Trust Preferred Securities and $356,000 of 9.25% Common Securities to Yardville National Bancorp. Proceeds were used by the Trust to purchase $11.9 million of 9.25% Subordinated Debentures maturing November 1, 2027. Those debentures are redeemable in whole or in part prior to maturity after November 1, 2002.

9.  INCOME TAXES
Income taxes reflected in the consolidated financial statements for 2001, 2000, and 1999 are as follows:

                                            Year Ended December 31,
------------------------------------------------------------------------
(in thousands)                            2001        2000         1999
------------------------------------------------------------------------
Federal:
   Current                              $4,000      $5,162       $4,153
   Deferred                               (685)     (1,011)      (1,005)
State:
   Current                                  80         108           39
------------------------------------------------------------------------
Total tax expense                       $3,395      $4,259       $3,187
========================================================================

     Deferred income taxes reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities for 2001 and 2000 are as follows:

                                                                December 31,
-------------------------------------------------------------------------------
(in thousands)                                               2001        2000
-------------------------------------------------------------------------------
Deferred tax assets:
Allowance for
   loan losses                                           $  5,409      $4,465
Writedown of basis
   of O.R.E. properties                                       149         106
Deferred income                                                14           5
Net state operating
   loss carryforwards                                          46          22
Accumulated other
   comprehensive loss                                          --         853
Deferred compensation                                       1,022         660
-------------------------------------------------------------------------------
Total deferred tax assets                                 $ 6,640      $6,111
-------------------------------------------------------------------------------
Valuation allowance                                           (78)        (78)
-------------------------------------------------------------------------------
Deferred tax liabilities:
Accumulated other
   comprehensive income                                      (194)         --
Deferred income                                            (1,065)       (274)
Unamortized discount
   accretion                                                  (77)       (160)
Depreciation                                                   40         (26)
Other                                                         (27)         28
-------------------------------------------------------------------------------
Total deferred tax liabilities                            $(1,323)     $ (432)
-------------------------------------------------------------------------------
Net deferred tax assets                                   $ 5,239      $5,601
===============================================================================

     The Corporation has established the valuation allowance against certain temporary differences. The Corporation is not aware of any factors which would generate significant differences between taxable income and pre-tax accounting income in future years, except for the effects of the reversal of current or future net deductible temporary differences. Management believes, based upon current information, that it is more likely than not that there will be sufficient taxable income through carryback to prior years to realize the net deferred tax asset. However, there can be no assurance regarding the level of earnings in the future.
     A reconciliation of the tax expense computed by multiplying pre-tax accounting income by the statutory Federal income tax rate of 34% is as follows:

                                                    Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                                    2001        2000         1999
--------------------------------------------------------------------------------
Income tax expense
   at statutory rate                            $4,560      $4,964       $3,810
State income taxes, net
   of Federal benefit                               53          71           26
Changes in taxes
   resulting from:
     Tax exempt interest                          (701)       (591)        (471)
     Tax exempt income                            (606)       (279)        (260)
     Non-deductible
     expenses                                       89          94           82
--------------------------------------------------------------------------------
Total                                           $3,395      $4,259       $3,187
================================================================================

10.  BENEFIT PLANS
Retirement Savings Plan. The Corporation has a 401(K) plan which covers substantially all employees with one or more years of service. The plan permits all eligible employees to make basic contributions to the plan up to 12% of base compensation. Under the plan, the Corporation provided a matching contribution of 50% in 2001, 2000 and 1999 up to 6% of base compensation. Employer contributions to the plan amounted to $178,000 in 2001, $151,000 in 2000, and $128,000 in 1999.

Postretirement Benefits. The Corporation provides additional postretirement benefits, namely life and health insurance, to retired employees over the age of 62 who have completed 15 years of service. The plan calls for retirees to contribute a portion of the cost of providing these benefits in relation to years of service.
     The cost of retiree health and life insurance benefits is recognized over the employees' period of service. There were $84,000 in periodic postretirement benefit costs under SFAS 106 in 2001, and none for 2000 and 1999. The actuarial present value of benefit obligations was $839,000 in 2001 and $755,000 in 2000.

Stock Option Plans. The Corporation maintains stock option plans for both officers and directors. In April 1997, the stockholders approved the 1997 stock option plan for key employees (The 1997 Plan). The 1997 Plan allows for the granting of 1,070,000 shares of the Corporation's common stock at an option price to be no less than the market value of the stock on the date such options are granted. Options typically have a ten-year term and vest ratably over a five-year period. At December 31, 2001 there were 225,078 shares available for grant under the 1997 Plan.

     In April 1994, the Board of Directors approved a non-qualified stock option plan for non-employee directors (Director Plan). The Director Plan allows for the granting of 228,820 shares of the Corporation's common stock at an option price to be no less than the market value of the stock on the date such options are granted. Options typically have a ten-year term and vest ratably over a five-year period. At December 31, 2001 there were 7,500 shares available for grant under the Director Plan.

                                                      Weighted Average
                                          Shares        Exercise Price
-----------------------------------------------------------------------
Balance,
   December 31, 1998                     490,491                $15.55
-----------------------------------------------------------------------
Shares:
   Granted                                19,680                 12.08
   Exercised                              13,980                  4.78
   Expired                                 3,252                 12.10
-----------------------------------------------------------------------
Balance,
   December 31, 1999                     492,939                $15.76
-----------------------------------------------------------------------
Shares:
   Granted                               509,500                 10.94
   Exercised                              14,420                  4.91
   Expired                                 5,472                 11.64
-----------------------------------------------------------------------
Balance,
   December 31, 2000                     982,547                $15.75
-----------------------------------------------------------------------
Shares:
   Granted                                39,200                 12.74
   Exercised                                 700                  9.55
   Expired                                 7,740                 16.44
-----------------------------------------------------------------------
Balance,
   December 31, 2001                   1,013,307                $13.40
-----------------------------------------------------------------------
Shares exercisable as of
   December 31, 2001                     392,143                $14.46
=======================================================================

     The fair value of options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2001, 2000, and 1999, respectively: (1) an expected annual dividend rate of $0.44, $0.44, and $0.40 (2) risk free rate of 4.3%, 5.0%, and 6.3% (3) expected life of approximately five years in 2001, 2000 and 1999 (4) expected volatility of 38% in 2001 and 40% in 2000 and 1999.
     The Corporation applies APB Opinion No. 25 in accounting for its plans and, accordingly, no compensation cost has been recognized for stock options in the consolidated financial statements. Had the Corporation determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Corporation's 2001, 2000, and 1999 net income would have been reduced to the pro forma amounts indicated below:


---------------------------------------------------------------------------
(in thousands)                               2001        2000         1999
---------------------------------------------------------------------------
Net income:
   As reported                            $ 8,553    $ 10,341      $ 8,020
   Pro forma                                8,395       8,482        7,952
---------------------------------------------------------------------------
Earnings per share:
Basic:
   As reported                             $ 1.13      $ 1.47       $ 1.33
   Pro forma                                 1.10        1.21         1.32
Diluted:
   As reported                             $ 1.11      $ 1.47       $ 1.33
   Pro forma                                 1.09        1.21         1.32
============================================================================

Benefit Plans. The Corporation has a salary continuation plan for key executives and a director deferred compensation plan for its board members. The plans provide for yearly retirement benefits to be paid over a specified period. In addition, there is an officer group term replacement plan for divisional officers. The present value of the benefits accrued under these plans as of December 31, 2001 and 2000 is approximately $1.7 million and $845,000, respectively, and is included in other liabilities in the accompanying consolidated statements of condition. Compensation expense of approximately $780,000, $140,000, and $142,000 is included in the accompanying consolidated statements of income for the years ended December 31, 2001, 2000, and 1999, respectively.

     In connection with the benefit plans, the Corporation has purchased life insurance policies on the lives of the executives, directors, and divisional officers. The Corporation is the owner and beneficiary of the policies. The cash surrender values of the policies are approximately $31.8 million and $30.1 million as of December 31, 2001 and 2000, respectively, and are included in other assets in the accompanying consolidated statements of condition.

The following table summarizes information about YNB's stock options:

                                 Options Outstanding                                  Options Exercisable
----------------------------------------------------------------------------------------------------------
                                                   Weighted
                                                    Average     Weighted         Number of        Weighted
          Range of                 Number         Remaining      Average            Shares         Average
          Exercise              Of Shares       Contractual     Exercise       Exercisable        Exercise
           Prices              Outstanding    Life in Years        Price     at Period End           Price
----------------------------------------------------------------------------------------------------------
   $3.90 -  $ 5.85                 25,785              1.03       $ 3.90            25,785          $ 3.90
   $10.50 - $15.75                575,122              8.89        11.10           118,930           11.03
   $16.63 - $18.25                412,400              6.10        17.20           247,428           17.20
----------------------------------------------------------------------------------------------------------
   $3.90 - $18.25               1,013,307              7.56      $ 13.40           392,143         $ 14.46
==========================================================================================================

11.  COMMON STOCK
In 1997, the Corporation's Board of Directors authorized the repurchase of up to 172,000 shares in aggregate of the Corporation's common stock. At various times in 1998, the Corporation repurchased shares totaling 170,300 at an average price of $17.67. In 1999, the Corporation repurchased 1,700 shares at an average price of $12.94, completing the stock repurchase program.
     In 1999, the Bank established an Employee Stock Ownership Plan and related trust ("ESOP") for eligible employees. The ESOP is a tax-qualified plan subject to the requirements of the Employee Retirement Income Security Act of 1974 (ERISA). Employees with twelve months of employment with the Bank and who have worked at least 1,000 hours are eligible to participate. The ESOP borrowed $2 million from an unaffiliated financial institution and purchased 155,340 shares of common shares, no par value, of the Corporation. Shares purchased by the ESOP are held in a suspense account pending allocation among participants as the loan is repaid.
     Compensation expense is recognized based on the fair value of the stock when it is committed to be released. Compensation expense amounted to $367,000, $275,000 and $347,000 for the years ended December 31, 2001, 2000, and 1999, respectively. The fair value of unearned shares at December 31, 2001 is $777,000.
     Unallocated shares are deducted from common shares outstanding for earnings per share purposes with shares which are committed to be released during the year added back into weighted average shares outstanding.
     On May 18, 1999, the Corporation completed the sale of 1,610,000 shares of its common stock in an underwritten public offering. The common stock was offered at a price of $12.00 per share and generated gross proceeds of $19.3 million. Net proceeds after the underwriting discount and other offering costs were approximately $17.6 million. Of the net proceeds, $17.5 million was contributed to the Bank to support future asset growth.
     On June 23, 2000, the Corporation completed the private placement of 68,500 units, each unit consisting of 10 shares of common stock and 1 common stock purchase warrant. The warrants have an expiration date of June 23, 2010 and a purchase price of $12.00 per share. The units were sold to a limited number of accredited investors and generated gross proceeds of $6.9 million. Net proceeds after offering costs were $6.8 million. Nearly all the net proceeds were contributed to the bank to support future asset growth.
     On August 22, 2001, the Corporation completed the private placement of 596,654 shares of common stock for an aggregate purchase price of $7.8 million. Net proceeds after offering costs was $7.4 million. Of the net proceeds, $6.0 million was contributed to the Bank to support future asset growth.

12.  OTHER NON-INTEREST EXPENSE
Other non-interest expense included the following:

                                                     Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                                    2001        2000         1999
--------------------------------------------------------------------------------
Marketing                                       $  957      $1,144       $  835
O.R.E. expenses                                    831         893          571
Communication and postage                          694         601          487
Stationery and supplies                            633         628          498
Audit and examination fees                         501         396          346
Outside services and
   processing                                      400         269          237
Attorneys' fees                                    238         257          296
Amortization of trust preferred
   expenses                                        210         176          160
FDIC insurance premium                             180         161           67
Insurance (other)                                  152         156           97
Other                                            2,278       2,252        1,664
--------------------------------------------------------------------------------
   Total                                        $7,074      $6,933       $5,258
================================================================================

13.  OTHER COMMITMENTS AND CONTINGENT LIABILITIES
The Corporation enters into a variety of financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include commitments to extend credit and letters of credit, both of which involve to varying degrees, elements of risk in excess of the amount recognized in the consolidated financial statements.
     Credit risk, the risk that a counterparty of a particular financial instrument will fail to perform, is the contract amount of the commitments to extend credit and letters of credit. The credit risk associated with these financial instruments is essentially the same as that involved in extending loans to customers. Credit risk is managed by limiting the total amount of arrangements outstanding and by applying normal credit policies to all activities with credit risk. Collateral is obtained based on management's credit assessment of the customer.
     The contract amounts of off-balance sheet financial instruments as of December 31, 2001 and 2000 for commitments to extend credit were $191.8 million and $153.9 million, respectively. For letters of credit, the contract amounts were $13.4 million and $14.1 million, respectively.
     Many such commitments to extend credit may expire without being drawn upon, and therefore, the total commitment amounts do not necessarily represent future cash flow requirements.
     The Corporation maintains lines of credit with four of its correspondent banks. There were $25.0 million in lines of credit available as of December 31, 2001. Subject to collateral requirements, the Corporation also maintains lines of credit with the FHLB and three brokerage firms. There were approximately $300 million in lines available at December 31, 2001.

     The Corporation leases various banking offices, its corporate headquarters and operations center. Total lease rental expense was $1.3 million, $1.0 million, and $531,080 for the years ended December 31, 2001, 2000, and 1999, respectively. Minimum rentals under the terms of the leases are approximately $2.0 million per year in 2002, 2003, and 2004, approximately $2.2 million in 2005 and $2.3 million in 2006.
     The Corporation and the Bank are party, in the ordinary course of business, to litigation involving collection matters, contract claims and other miscellaneous causes of action arising from their business. Management does not consider that any such proceedings depart from usual routine litigation, and in its judgment, the Corporation's consolidated financial position or results of operations will not be affected materially by the final outcome of any pending legal proceedings.

14.  REGULATORY MATTERS
The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets (as defined in the regulations). Management believes, as of December 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject.
     As of December 31, 2001, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.
     Permission from the Comptroller of the Currency is required if the total of dividends declared in a calendar year exceeds the total of the Bank's net profits, as defined by the Comptroller, for that year, combined with its retained net profits of the two preceding years. The retained net profits of the Bank available for dividends are approximately $11.5 million as of December 31, 2001.
     On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDIC Improvement Act") became law. While the FDIC Improvement Act primarily addresses additional sources of funding for the Bank Insurance Fund, which insures the deposits of commercial banks and saving banks, it also imposes a number of new mandatory supervisory measures on savings associations and banks.

The following table presents the Corporation's and Bank's actual capital amounts and ratios:

----------------------------------------------------------------------------------------------------------------------------------
REGULATORY MATTERS
                                                                           Per Regulatory Guidelines
----------------------------------------------------------------------------------------------------------------------------------
                                                             Actual                   Minimum                  "Well Capitalized"
----------------------------------------------------------------------------------------------------------------------------------
(amounts in thousands)                                  Amount       Ratio          Amount     Ratio            Amount      Ratio
----------------------------------------------------------------------------------------------------------------------------------
As of December 31, 2001:
Corporation
   Total capital (to risk-weighted assets)           $ 138,919       11.3%        $ 98,752       8.0%        $ 123,441       10.0%
   Tier I capital (to risk-weighted assets)            123,838       10.0           49,376       4.0            74,064        6.0
   Tier I capital (to average assets)                  123,838        6.9           71,575       4.0            89,469        5.0
Bank
   Total capital (to risk-weighted assets)           $ 134,163       10.9%        $ 98,476       8.0%        $ 123,095       10.0%
   Tier I capital (to risk-weighted assets)            120,621        9.8           49,238       4.0            73,857        6.0
   Tier I capital (to average assets)                  120,621        6.8           71,309       4.0            89,136        5.0

As of December 31, 2000:
Corporation
   Total capital (to risk-weighted assets)           $ 117,244       11.6%        $ 80,536       8.0%        $ 100,671       10.0%
   Tier I capital (to risk-weighted assets)            106,310       10.6           40,268       4.0            60,402        6.0
   Tier I capital (to average assets)                  106,310        8.1           52,322       4.0            65,402        5.0
Bank
   Total capital (to risk-weighted assets)           $ 115,567       11.5%        $ 80,325       8.0%        $ 100,406       10.0%
   Tier I capital (to risk-weighted assets)            104,633       10.4           40,162       4.0            60,244        6.0
   Tier I capital (to average assets)                  104,633        8.0           52,596       4.0            65,745        5.0
===================================================================================================================================

50

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

Borrowed Funds. For securities sold under agreements to repurchase and FHLB advances, fair value was based on rates currently available to the Corporation for agreements with similar terms and remaining maturities. For convertible securities sold under agreements to repurchase and FHLB advances, option adjusted spread pricing (OAS) was obtained from sources believed to be reliable. For other borrowed funds, the carrying amount was considered to be a reasonable estimate of fair values.

     The estimated fair values of the Corporation's financial instruments are as follows:

                                                            December 31, 2001
-------------------------------------------------------------------------------
                                                         Carrying        Fair
(in thousands)                                              Value       Value
-------------------------------------------------------------------------------
Financial Assets:
   Cash and cash equivalents                             $ 66,731    $ 66,731
   Interest bearing
     deposits with banks                                    2,320       2,320
   Securities available
     for sale                                             746,483     746,483
   Investment securities                                   65,753      64,887
   Loans, net                                             994,431   1,003,888
Financial Liabilities:
   Deposits                                             1,092,690   1,099,097
   Borrowed funds                                         707,113     748,604
   Trust preferred securities                              32,500      34,223
===============================================================================


                                                            December 31, 2000
-------------------------------------------------------------------------------
                                                         Carrying        Fair
(in thousands)                                              Value       Value
-------------------------------------------------------------------------------
Financial Assets:
   Cash and cash equivalents                             $ 73,114    $ 73,114
   Interest bearing
     deposits with banks                                      591         591
   Securities available
     for sale                                             564,938     564,938
   Investment securities                                  110,700     108,560
   Loans, net                                             807,355     807,619
Financial Liabilities:
   Deposits                                               950,318     953,640
   Borrowed funds                                         545,223     561,719
   Trust preferred securities                              26,500      26,213
===============================================================================

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

16.  PARENT CORPORATION INFORMATION
The condensed financial statements of the parent company only are presented below:

YARDVILLE NATIONAL BANCORP (Parent Corporation)

Condensed Statements of Condition

                                                               December 31,
-------------------------------------------------------------------------------
(in thousands)                                               2001        2000
-------------------------------------------------------------------------------
Assets:
   Cash                                                  $  2,224    $    310
   Securities available for sale                              105         105
   Investment in subsidiaries                             121,992     104,658
   Other assets                                             3,418       1,812
-------------------------------------------------------------------------------
   Total Assets                                          $127,739    $106,885
-------------------------------------------------------------------------------
Liabilities and
Stockholders' Equity:
   Other liabilities                                     $    184    $   128
   Obligation for ESOP                                        800       1,200
   Subordinated debentures                                 33,510      27,320
   Stockholders' equity                                    93,245      78,237
-------------------------------------------------------------------------------
   Total Liabilities and
   Stockholders' Equity                                  $127,739    $106,885
===============================================================================

Condensed Statements of Income

                                                   Year Ended December 31,
------------------------------------------------------------------------------
(in thousands)                                  2001        2000         1999
------------------------------------------------------------------------------
Operating Income:
   Dividends from subsidiary                 $ 6,294     $ 4,648      $ 3,099
   Interest income                                12          14           12
   Other income                                  472         501          514
-----------------------------------------------------------------------------
   Total Operating Income                      6,778       5,163        3,625
-----------------------------------------------------------------------------
Operating Expense:
   Interest expense                            3,024       1,909        1,179
   Other expense                                 833         668          728
-----------------------------------------------------------------------------
   Total Operating Expense                     3,857       2,577        1,907
-----------------------------------------------------------------------------
Income before income
   taxes and equity in
   undistributed income
   of subsidiaries                             2,921       2,586        1,718
Federal income tax benefit                    (1,144)       (701)        (470)
------------------------------------------------------------------------------
Income before equity in
   undistributed income
   of subsidiaries                             4,065       3,287        2,188
Equity in undistributed
   income of subsidiaries                      4,488       7,054        5,832
-----------------------------------------------------------------------------
   Net Income                                $ 8,553    $ 10,341      $ 8,020
==============================================================================

Condensed Statements of Cash Flows

                                                     Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                                    2001        2000         1999
--------------------------------------------------------------------------------
Cash Flows from
   Operating Activities:
Net Income                                     $ 8,553    $ 10,341      $ 8,020
Adjustments:
   Increase in other assets                     (1,606)       (196)        (320)
   Equity in undistributed
     income of subsidiaries                     (4,488)     (7,054)      (5,832)
   Increase in other liabilities                    56          98           21
--------------------------------------------------------------------------------
Net Cash Provided by
   Operating Activities                          2,515       3,189        1,889
--------------------------------------------------------------------------------
Cash Flows from
   Investing Activities:
     Investing in subsidiaries                 (10,895)    (22,626)     (19,499)
--------------------------------------------------------------------------------
Net Cash Used by
   Investing Activities                        (10,895)    (22,626)     (19,499)
--------------------------------------------------------------------------------
Cash Flows from
   Financing Activities:
   (Decrease) increase in
     obligation for ESOP                         (400)        (400)       1,600
   Proceeds from issuance of
     subordinated debentures                     6,190      15,464          --
   Proceeds from shares issued                   7,845       7,304       18,088
   Purchase of treasury shares                      --          --          (22)
   Dividends paid                               (3,341)     (2,840)      (2,037)
--------------------------------------------------------------------------------
Net Cash Provided by
   Financing Activities                         10,294      19,528       17,629
--------------------------------------------------------------------------------
Net increase in cash                             1,914          91           19
Cash as of beginning of year                       310         219          200
--------------------------------------------------------------------------------
Cash as of end of year                         $ 2,224       $ 310        $ 219
================================================================================

                                                    Independent Auditors' Report
                                                    ----------------------------
The Board of Directors and Stockholders
Yardville National Bancorp:
We have audited the accompanying consolidated statements of condition of Yardville National Bancorp and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yardville National Bancorp and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.




/s/ KPMG LLP
-----------------------
Short Hills, New Jersey
January 29, 2002

Officers
---------

YARDVILLE NATIONAL BANCORP                        John P. Samborski                    Susan M. Valentino
                                                  Commercial Lending/Hunterdon         Retail Administration
President/Chief Executive Officer
Patrick M. Ryan                                   Sarah J. Strout                      Assistant Vice Presidents
                                                  Chief Credit Officer
Secretary/Treasurer                                                                    Dennis Andersen
Stephen F. Carman                                 Vice Presidents                      Retail Administration

Assistant Secretary and Treasurer                 James T. Brotherton                  Dawn L. Antinoro
Diane H. Polyak                                   Lending Business Development         Retail Administration

YARDVILLE NATIONAL BANK                           Carol A. Budd                        Sharon L. Bokma
                                                  Commercial Lending                   Community Banking
President/Chief Executive Officer
Patrick M. Ryan                                   Shawn Chase-Merritt                  Devon C. Callan
                                                  Retail Administration                Cash Management
Executive Vice Presidents
Stephen F. Carman                                 James L. Christie                    Nancy J. Collar
Cashier/Chief Financial Officer                   Retail Administration/Hunterdon      Operations

Timothy J. Losch                                  Scott W. Civil                       Valerie Dromboski
Chief Operating Officer                           Commercial Lending                   Residential Mortgage

First Senior Vice Presidents                      Barbara A. Cromwell                  Robert S. Eastham
James F. Doran                                    Retail Manager/Hunterdon             Retail Administration
Senior Lending Officer
                                                  Vincent P. Ditta                     Frank Fischer
Frank Durand III                                  Commercial Lending                   Community Banking
Bank Administrator
                                                  Sandra A. Gray                       Doreen A. Goch
Howard N. Hall                                    Commercial Mortgage                  Community Banking
Controller
                                                  Peggy A. Iucolino                    Fay Horrocks
Eugene C. McCarthy                                Purchasing                           Human Resources
Hunterdon Market Manager
                                                  Linda M. Kelly                       Dale K. Inman
Mary C. O'Donnell                                 Computer Operations                  Consumer Lending
Risk Management Officer
                                                  Frank J. Kenny, Jr.                  Barbara A. Kaminsky
Senior Vice Presidents                            Commercial Lending                   Operations
Kathleen A. Fone
Human Resources                                   William B. McDowell                  Kathleen M. Kirkham
                                                  Small Business Lending               Retail Administration
Nancy C. German
Operations                                        Debra L. Mincarelli                  Gabriella Kovacs
                                                  Retail Operations                    Retail Administration
Brian K. Gray
Strategic Plan Administrator                      Richard Occhiogrosso                 Denise B. Kreig
                                                  Commercial Mortgage                  Consumer Operations
Richard A. Kauffman
Chief Technology Officer                          Joanne O'Donnell                     Ian H. MacLaren
                                                  Credit Administration                Loan Review
Thomas A. McBain
Audit                                             Tina H. Orben                        Janet Manfredi-Flannery
                                                  YNB Financial Services, Inc.         Retail Administration
Nina D. Melker
Community Banking                                 Diane H. Polyak                      Frances C. Marshall
                                                  Assistant Controller                 Application Administration
Thomas L. Nash
Commercial Mortgage                               William V. Radlinsky                 Anne S. Marsilio
                                                  Loan Review                          Residential Mortgage
Daniel J. O'Donnell
General Counsel                                   Leslie Rita                          Julia C. Moriarty
                                                  Technology Project Leader            Retail Administration

                                                  Joseph H. Robotin                    H. Lana Tremblay
                                                  Residential Mortgage                 Credit Administration

                                                  Christine A. Secrist                 Michelle L. Warnke
                                                  Retail Administration                Commercial Lending/Hunterdon

                                                  Roger R. Vadenais
                                                  Consumer Lending


                                                              Board of Directors
                                                              ------------------

 YARDVILLE NATIONAL BANCORP                   YARDVILLE NATIONAL BANK

 Jay G. Destribats,                           Jay G. Destribats,
 Chairman of the Board                        Chairman of the Board

*Elbert G. Basolis, Jr.,                     *Elbert G. Basolis, Jr.,
 Vice Chairman                                Vice Chairman

 Patrick M. Ryan,                             Patrick M. Ryan,
 President and C.E.O.                         President and C.E.O.

 C. West Ayres                                C. West Ayres
 Lorraine Buklad                              Lorraine Buklad
 Anthony M. Giampetro, M.D.                   Anthony M. Giampetro,  M.D.
 Sidney L. Hofing                             Sidney L. Hofing
 James J. Kelly                               James J. Kelly
 Gilbert W. Lugossy                           Gilbert W. Lugossy
 Louis R. Matlack, Ph.D.                      Louis R. Matlack, Ph.D.
 Martin Tuchman                               Martin Tuchman
 F. Kevin Tylus                               F. Kevin Tylus
 Christopher S. Vernon                       *Christopher S. Vernon

                                                      Business Development Board
                                                      --------------------------

 Kevin Alliotts                               William J. Matisa, Jr.
 David West Ayres                             Thomas McElrath
 Gregory S. Blair                             Mary Melfi
 Robert C. Bogart                             Robert E. Mule
 Joseph Boniakowski                           George Muller
 William Braddock                             Terry Owens
 Vincent Civale                               Jeffrey F. Perlman
 Rein P. Clabbers                             Robert J. Rahl
 Fred Daniel                                  Joyce H. Rainear
 Rosalie A. Daniels                           Armand L. Ruderman
 Erica L. Edwards                             G. Jeremiah Ryan
 Nancy S. Ellis                               David A. Saltman
 William G. Engel                             John Seramba
 Samuel A. Fruscione                          Evelyn Shallo
 Gary Dean Gray                               Craig Shelton
 Daniel J. Graziano                           Joseph S. Taylor
 Vernon H. Hammond                            Ronald K. Vernon
 Robert K. Hornby                             Peter V. Walsh
 Jerry Jaremenko                              Robert P. Wise
 Patrick D. Kennedy                           Lawrence H. Wissner
 John J. Klein III                            Robert L. Workman
 Richard J. Klockner                          Leo R. Zamparelli
 Nancy J. Knight                              Leonardo Zangani
 Paul R. Kramer                               Brenda Zanoni
 Samuel D. Marrazzo                           Harold N. Zeltt
 George S. Martin                             Joseph E. Ziegler
                                              Louis Zuegner


*As of February 27, 2002

Shareholder Information
-----------------------

Corporate Headquarters                        Registrar and Stock
Yardville National Bancorp                    Transfer Agent
2465 Kuser Road                               First City Transfer Company
Hamilton Square, NJ 08690                     P.O. Box 170
(609) 585-5100                                Iselin, NJ 08830-0170
                                              (732) 906-9227

Annual Meeting                                Financial Information
Shareholders are invited                      Investors, security analysts and others
to attend the Annual Meeting                  desiring financial information should contact:
of Shareholders at:                           Stephen F. Carman,
La Villa Ristorante                           Secretary/Treasurer
2275 Kuser Road                               (609) 631-6222
Hamilton, NJ 08690
Tuesday, April 30, 2002                       Form 10-K Availability
Doors open 9:00 a.m.                          Copies of Yardville National Bancorp's Form
Meeting begins                                10-K filed with the Securities and Exchange Commission
at 10:00 a.m.                                 are available without charge
                                              upon written request to the Company:
                                              Yardville National Bancorp
Dividend Reinvestment and Stock               Attn: Stephen F. Carman
Purchase Plan                                 2465 Kuser Road
Yardville National Bancorp offers             Hamilton Square, NJ 08690
its shareholders a plan to increase
their investment in the Corporation.          Mailing Address
Through the Dividend Reinvestment             The Yardville National Bank
and Stock Purchase Plan, registered           P.O. Box 8487
holders of common stock may have              Trenton, New Jersey 08650
their quarterly dividends reinvested
in additional common shares at a 3%
discount from the market price.
They may also purchase additional
shares with cash payments of up to
$5,000 per month without brokerage
fees, commissions, or service
charges. Registered shareholders
not enrolled in this plan may
receive a plan prospectus and
enrollment card by contacting
Howard N. Hall at (609) 631-6223.

Yardville National Bank is a Member of the FDIC, an Equal Opportunity Employer, and an Equal Housing Lender.

56